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P R O S P E C T U S  S U P P L E M E N T
(To Prospectus dated February 9, 2007)

Filed Pursuant to Rule 424(B)(5)
Registration No: 333-140537
The filing fee of $107,000.00 related to
the securities offered from the registration statement (333-140537)
by means of this prospectus supplement is calculated in accordance with Rule 457(r). $90,899.71 of the filing fee has been applied against $90,899.71 in fees relating to unsold securities registered in a previous registration statement that are being carried over pursuant to Rule 457(p) and the remaining $16,100.29 has
been transmitted herewith.

$1,000,000,000

Rite Aid Corporation

$500,000,000 7.5% Senior Secured Notes due 2017
$500,000,000 8.625% Senior Notes due 2015

        The 7.5% Senior Secured Notes (the "secured notes") and the 8.625% Senior Notes (the "unsecured notes" and together with the secured notes, the "notes") will bear interest at the rate of 7.5% and 8.625% per year, respectively. Interest on the notes is payable on March 1 and September 1 of each year, beginning on September 1, 2007. The secured notes will mature on March 1, 2017; and the unsecured notes will mature on March 1, 2015. Prior to March 1, 2012 we may redeem some or all of the secured notes at any time at specified "make-whole" premiums. Prior to March 1, 2011, we may redeem some or all of the unsecured notes at specified "make-whole" premiums. Beginning on March 1, 2012, we may redeem some or all of the secured notes at specified redemption prices. Beginning on March 1, 2011 we may redeem some or all of the unsecured notes at specified redemption prices. In addition, prior to March 1, 2010 we may redeem up to 35% of the secured notes or the unsecured notes with the net proceeds of certain equity offerings. Under certain circumstances, holders of the notes will have the right to require us to repurchase the notes. The redemption prices are discussed under the heading "Description of Secured Notes—Optional Redemption" and "Description of Unsecured Notes—Optional Redemption."

        The secured notes will be unsecured, unsubordinated obligations of Rite Aid Corporation and will rank equally in right of payment with all of our other unsecured, unsubordinated indebtedness. We currently do not have any subordinated indebtedness. On August 23, 2006, we entered into a stock purchase agreement with The Jean Coutu Group (PJC) Inc., a Québec corporation ("Jean Coutu Group"), to acquire all of the membership interests of JCG (PJC) USA, LLC, a Delaware limited liability company ("Jean Coutu USA"), a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains, for cash, possible assumption of debt, and stock consideration (the "proposed acquisition"). If we assume Jean Coutu Group's 8.5% Senior Subordinated Notes due 2014 (the "Jean Coutu Notes") in the proposed acquisition, such notes will be subordinated indebtedness of Rite Aid Corporation. Our obligations under the secured notes will be guaranteed, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our existing senior secured credit facility and our outstanding senior secured notes (the "Rite Aid Subsidiary Guarantors") or, following the closing of the proposed acquisition, Jean Coutu USA and each of its domestic subsidiaries that does not solely engage in the pharmacy benefits management business (the "Jean Coutu Subsidiary Guarantors"), to the extent permitted under our credit facilities. The guarantees by the Rite Aid Subsidiary Guarantors of the secured notes will be secured, subject to permitted liens, by second priority liens granted by the Rite Aid Subsidiary Guarantors on all of their assets that secure our obligations under our existing senior secured credit facility. The second priority liens will be shared with the holders of certain existing and future indebtedness. The guarantees of our existing senior secured credit facility are currently secured by a first priority lien, and the guarantees of the secured notes will, upon issuance, be secured, subject to permitted liens, by a second priority lien, on the accounts receivable and chattel paper, deposit accounts, cash management accounts, contracts, documents, general intangibles, instruments, intellectual property, inventory and prescription files of the Rite Aid Subsidiary Guarantors (the "Rite Aid Collateral"). Any guarantee by the Jean Coutu Subsidiary Guarantors of the secured notes will be unsecured until after our filing with the Securities and Exchange Commission of our first balance sheet following the proposed acquisition and the satisfaction of certain other conditions (the "Post-Closing Filing"). Following the Post-Closing Filing, the guarantees by the Jean Coutu Subsidiary Guarantors of the secured notes will be secured by second priority liens on the cash, cash equivalents, deposit accounts, securities accounts, accounts receivable, instruments, chattel paper, investment property, intellectual property, cash management accounts, documents in respect of inventory in transit, inventory and script lists of the Jean Coutu Subsidiary Guarantors (the "Jean Coutu Collateral" and, together with the Rite Aid Collateral, the "Collateral"). Pursuant to the security agreements and a collateral trust and intercreditor agreement, the holders of the first priority liens will, at all times, control all rights and remedies with respect to the Collateral while our existing senior secured credit facility or, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, is outstanding. The second priority liens will not entitle holders of the secured notes to take any action whatsoever with respect to the Collateral at any time when the first priority liens are outstanding. The holders of the first priority liens will receive all proceeds from any realization on the Collateral until the obligations secured by the first priority liens are paid in full. Our direct obligations under the secured notes will not be secured. Our subsidiaries own substantially all of our operating assets. If the subsidiary guarantees are invalid or are limited by fraudulent conveyance or other laws, the secured notes would be structurally subordinated to the substantial liabilities of our subsidiaries and the liens on the Collateral would be invalid, unenforceable or limited, as the case may be.

        The unsecured notes will be unsecured, unsubordinated obligations of Rite Aid Corporation and will rank equally in right of payment with all of our other unsecured, unsubordinated indebtedness. Our obligations under the unsecured notes will not be guaranteed and, therefore, the unsecured notes will be effectively subordinated to all indebtedness of our subsidiaries. Following the proposed acquisition, we will be required to provide unsecured guarantees of our obligations under the unsecured notes by the same Rite Aid Subsidiary Guarantors and Jean Coutu Subsidiary Guarantors that will guarantee the secured notes, to the extent permitted by our credit facilities. Such guarantees, if granted, will be unsecured, unsubordinated obligations of the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors and will rank equally in right of payment with all of the Rite Aid Subsidiary Guarantors' and the Jean Coutu Subsidiary Guarantors' other unsecured, unsubordinated indebtedness. See "Description of Unsecured Notes—Ranking."

        Except as otherwise indicated, this prospectus supplement does not give pro forma effect to the proposed acquisition. This offering is not contingent upon consummation of the proposed acquisition and following their issuance, the notes offered hereby will remain outstanding whether or not the proposed acquisition is consummated.

        Investing in the notes involves risks. See "Risk Factors" beginning on page S-22 of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Secured Note	Total	Per Senior Unsecured Note	Total
Public offering price	100.00%	$500,000,000	100.00%	$500,000,000
Underwriting discounts	2.00%	$10,000,000	2.25%	$11,250,000
Proceeds to Rite Aid before expenses	98.00%	$490,000,000	97.75%	$488,750,000

        Interest on the notes will accrue from February 21, 2007.

        The underwriters expect to deliver the notes to purchasers on or about February 21, 2007.

Sole Book-Running Manager
Citigroup

Co-Managers
Wachovia Securities	Barclays Capital

February 15, 2007

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any dates on their respective covers.

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Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes and the related guarantees offered hereby with respect to the secured notes. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information."

        References to "Rite Aid," the "Company," "we," "our" and "us" and similar terms mean Rite Aid Corporation and its subsidiaries, unless the context otherwise requires.

        References to "Jean Coutu Group" mean The Jean Coutu Group (PJC) Inc. and its subsidiaries and references to "Jean Coutu USA" mean JCG (PJC) USA, LLC and its subsidiaries, unless the context otherwise requires. References to Jean Coutu USA herein assume the consummation of a reorganization by Jean Coutu Group whereby JCG (PJC) USA, LLC, a Delaware limited liability company and wholly-owned subsidiary of Jean Coutu Group, will become the record owner of all of the capital stock of The Jean Coutu Group (PJC) USA, Inc., the current owner of all of the Brooks and Eckerd drugstore chains.

        References to the "secured notes" and the "unsecured notes" mean the 7.5% Senior Secured Notes due 2017 and the 8.625% Senior Notes due 2015 offered hereby, respectively. References to the "notes" mean the unsecured notes and the secured notes and the related guarantees, collectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, and the documents incorporated by reference herein, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

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  our high level of indebtedness;

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  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our existing senior secured credit facility and other debt agreements, including the indentures governing the notes offered hereby;

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  our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

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  our ability to hire and retain pharmacists and other store personnel;

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  our ability to open or relocate stores according to our real estate development program;

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  the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

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  competitive pricing pressures and continued consolidation of the drugstore industry;

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  changes in state or federal legislation or regulations;

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  the outcome of lawsuits and governmental investigations;

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  general economic conditions and inflation, interest rate movements and access to capital;

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  our ability to consummate the proposed acquisition of Jean Coutu USA and the related transactions and realize the benefits of the proposed acquisition;

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  our ability to assume Jean Coutu Group's 8.5% Senior Subordinated Notes due 2014 (the "Jean Coutu Notes") in connection with the proposed acquisition; and

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  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the "SEC").

        We undertake no obligation to update or revise the forward-looking statements included or incorporated by reference in this prospectus supplement, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" included in this prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended March 4, 2006, which we filed with the SEC on April 28, 2006, and our most recent Quarterly Report on Form 10-Q which we filed with the SEC on January 10, 2007.

SUMMARY

        This summary does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement carefully, including the matters discussed under the caption "Risk Factors" and the detailed information and financial statements included or incorporated by reference in this prospectus supplement. Except as otherwise indicated, this prospectus supplement does not give pro forma effect to our proposed acquisition of Jean Coutu USA and the related transactions (the "proposed acquisition"). This offering is not contingent upon consummation of the proposed acquisition and following their issuance, the notes offered hereby will remain outstanding whether or not the proposed acquisition is consummated. Where the pro forma effect of the proposed acquisition is presented herein, such pro forma information does not take into account any divestitures that may be required by federal or state regulatory authorities as a condition to such authorities' approval of the proposed acquisition. Unless otherwise indicated, references to fiscal year refer to the fiscal year of Rite Aid, which ends on the Saturday closest to February 29 or March 1 of that year. The fiscal year ended March 4, 2006 included 53 weeks. The fiscal years ended February 26, 2005, February 28, 2004, March 1, 2003 and March 2, 2002 included 52 weeks. Jean Coutu USA's fiscal years end on the last Saturday in May of each year. The fiscal years ended May 27, 2006, May 28, 2005, May 29, 2004 and May 25, 2002 included 52 weeks. The fiscal year ended May 31, 2003 included 53 weeks. For an explanation of the fiscal year ended March 4, 2006 and the thirty-nine weeks ended December 2, 2006 on a pro forma basis for the proposed acquisition, see "Unaudited Pro Forma Combined Financial Statements."

Our Business

        We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 27 states across the country and in the District of Columbia. As of December 2, 2006, we operated 3,322 stores and, upon consummation of the proposed acquisition, the combined company will operate over 5,000 stores nationally, making us the largest drug store retail chain in the eastern United States. We expect to obtain leading positions in various major metropolitan markets, including New York City, Washington DC, Philadelphia, Boston and Atlanta upon consummation of the proposed acquisition. We expect to realize significant cost savings as we integrate and re-brand to the Rite Aid banner all of the Brooks and Eckerd stores that we acquire pursuant to the proposed acquisition. During fiscal 2006 and the thirty-nine week period ended December 2, 2006, we generated $17.3 billion and $12.9 billion in revenue, respectively, and, after giving pro forma effect to the proposed acquisition, the combined company would have generated $26.8 billion and $20.1 billion in revenue, respectively.

        In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2006, prescription drug sales accounted for 63.2% of our total sales and approximately 67% of our total sales, giving pro forma effect to the proposed acquisition. We believe that our pharmacy operations, which will be strengthened by our proposed acquisition of the Brooks and Eckerd stores, will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, the federal government's adoption of a federally funded prescription drug benefit that began in January 2006 (Medicare Part D), which is part of the Medicare Prescription Drug Improvement and Modernization Act of 2003, the discovery of new and better drug therapies and our on-going program of purchasing prescription files from independent pharmacies. We currently offer approximately 25,000 front-end products, which in fiscal 2006 accounted for the remaining 36.8% of our total sales and the remaining approximately 33% of our total sales, giving pro forma effect to the proposed acquisition. Front-end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We currently offer approximately 2,700 products under the Rite Aid private brand, which contributed approximately 11.8% of our front-end sales in the categories where private brand products were offered in fiscal 2006.

        The overall average size of each store in our chain is approximately 12,800 square feet and, after giving pro forma effect to the proposed acquisition, will be approximately 12,000 square feet. The average size of our stores is larger in the Western United States. As of March 4, 2006, approximately 54% of our stores were freestanding, approximately 41% included a drive-thru pharmacy, approximately 78% included one-hour photo shops, and approximately 34% included a GNC store-within-Rite Aid-store. Upon consummation of the proposed acquisition, approximately 54% of our stores will be freestanding, approximately 43% of our stores will include a drive-thru pharmacy and approximately 70% will include one-hour photo shops. In addition, we intend to incorporate the GNC store-within-Rite Aid-store concept into certain Brooks and Eckerd drugstores.

Proposed Acquisition of Jean Coutu USA

        On August 23, 2006, we entered into a stock purchase agreement (the "stock purchase agreement") with Jean Coutu Group to acquire all of the membership interests of Jean Coutu USA, a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains. Following the completion of the proposed acquisition, Jean Coutu Group will be our largest stockholder, owning approximately 32.0% of our common stock, which will represent approximately 30.2% of the voting power of our voting securities then-outstanding. As consideration for the proposed acquisition of Jean Coutu USA, we will issue 250 million shares of our common stock to Jean Coutu Group in accordance with the terms of the stock purchase agreement, pay Jean Coutu Group $1.45 billion in cash (subject to a working capital adjustment), and intend to assume $850 million of the Jean Coutu Notes (with the cash component increasing to $2.3 billion if the Jean Coutu Notes are not assumed).

        On December 8, 2006, the Jean Coutu Group filed against the trustee under the Jean Coutu Notes a complaint for declaratory judgment in the United States District Court for the Southern District of New York (the "Action"). Among other things, the complaint seeks a declaratory judgment that the indenture permits Rite Aid's assumption of the Jean Coutu Notes. On December 20, 2006, the holders of the Jean Coutu Notes sought and subsequently were granted permission to intervene in the Action. The holders of the Jean Coutu Notes answered the complaint and filed counterclaims which seek, among other things, a judgment declaring (i) that the proposed acquisition is not a sale of all or substantially all of the Jean Coutu Group's assets and that the substitution of Rite Aid for the Jean Coutu Group as obligor on the Jean Coutu Notes would be a breach of the indenture and an event of default under it; or (ii) a judgment declaring a violation of Section 801 of the indenture for the Jean Coutu Notes if, in connection with the sale of "all or substantially all" of its assets the Jean Coutu Group dissolves guaranteeing subsidiaries that it is not selling rather than requiring those subsidiaries to reaffirm their guarantees. This Action is currently in discovery and briefing for summary judgment is scheduled to close on March 2, 2007 with a hearing on the motion for summary judgment scheduled for March 9, 2007. While we believe that Jean Coutu Group's position has merit, if it is determined that we cannot assume the Jean Coutu Notes, we believe we will be able to fund the remaining cash component of the purchase price via the issuance of new debt, which may be secured and/or unsecured.

        Jean Coutu Group is the fourth largest drugstore chain in North America and the second largest in both the Eastern United States and Canada. Jean Coutu Group and its combined network of 2,186 corporate-owned and franchised drugstores (under the banners of Brooks and Eckerd Pharmacy, PJC Jean Coutu, PJC Clinique and PJC Sante Beaute) employed more than 61,000 people, as of November 25, 2006. Jean Coutu Group's U.S. operations, as of November 25, 2006, employed approximately 46,000 people and comprised 1,859 corporate owned stores located in 18 states of the Northeastern, mid-Atlantic and Southeastern United States. Jean Coutu Group acquired the stores operating under the Eckerd banner from J.C. Penney in 2004. See "Jean Coutu USA Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed discussion.

        On September 18, 2006, each of Rite Aid and Jean Coutu Group filed a Pre-Merger Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"). On October 18, 2006, each of Rite Aid and Jean Coutu Group received a request for additional information from the FTC regarding the proposed acquisition. We and Jean Coutu Group intend to cooperate fully with the FTC in its review of the proposed acquisition under the HSR Act. The proposed acquisition is also subject to similar review by various state regulatory authorities. We expect the FTC and other governmental authorities may require us to divest of some stores in overlapping geographic areas as a condition of approval of the proposed acquisition under antitrust laws. Notwithstanding anything to the contrary in the stock purchase agreement, neither we nor Jean Coutu USA will be required in order to resolve any objections asserted under antitrust laws by any governmental authority with respect to the proposed acquisition to divest any of its businesses or assets representing, or the imposition of conditions affecting, store-level Adjusted EBITDA (as defined in the stock purchase agreement) of in excess of an aggregate of $60 million before advertising and corporate administration expenses, for the most recently completed fiscal year. In addition, in connection with our plan to integrate the Brooks and Eckerd drugstore chains with our existing stores, following consummation of the proposed acquisition, we expect to close additional Brooks and Eckerd stores and Rite Aid stores, with the goal of maximizing efficiency in markets where we will, on a combined company basis, have multiple stores in close proximity. Because the majority of store closures required by the FTC or other governmental authorities or that we choose to make will be in markets where we already had a presence, it is unclear what the impact of such closures will be on our overall sales and revenues. As stated above, the pro forma information provided herein, including the number of stores as well as revenue and income figures, do not account for these dispositions.

        See "The Proposed Acquisition" for a more detailed description of the proposed acquisition.

Strategic Rationale

        We believe that our proposed acquisition of Jean Coutu USA provides several strategic benefits, including the following:

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  a significant increase in the footprint and operating scale of our business, with increased presence in key strategic markets;

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  the creation of the leading drugstore retailer in the Eastern United States, which we believe will allow us to achieve the scale necessary to remain competitive with our major competitors;

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  long-term value creation through net reductions in costs and expenses, achievement of meaningful synergies, including additional operational efficiencies, greater economies of scale and revenue enhancements resulting in higher operating cash flow and a decrease in our leverage ratio;

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  better positioning to capture additional growth in a sector where growth is projected over the next 5 years;

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  an opportunity to apply our scaleable infrastructure, including our programs, best practices and management capabilities, across a larger store network, which we believe will improve profitability through cost savings and sales growth; and

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  the operating experience of certain members of our management in implementing previous retail mergers and leading the turnaround of Rite Aid, and the expectation that the combined company would continue to be managed by our experienced senior executives.

Our Strategy

        Our strategy is to continue to focus on improving the productivity of our existing stores and developing new and relocated stores in our strongest existing markets as well as integrating the stores we acquire from Jean Coutu Group under the Rite Aid banner. We believe that improving the sales of existing stores and growing our existing markets is critical to improving our profitability and cash flow. We believe the consummation of the proposed acquisition will broaden and accelerate the implementation of our strategy, however, our strategy will remain the same even if the proposed acquisition is not consummated.

        The following paragraphs describe in more detail the components of our strategy:

        Integrate Brooks and Eckerd Stores Under Rite Aid Banner and Develop Stores in Existing Markets.    We intend to convert all Brooks and Eckerd stores to the Rite Aid banner within 12 months following the completion of the proposed acquisition. We have assigned senior managers focused exclusively on and fully dedicated to ensuring the successful integration of the Brooks and Eckerd stores, with oversight by our senior executives including our Chief Executive Officer and Chief Operating Officer. Initially, as part of the integration and conversion process, the banners and signs of the Brooks and Eckerd stores will be changed to Rite Aid and all Brooks and Eckerd store systems will be converted to the Rite Aid store systems, including our pharmacy management and dispensing system, Nexgen. Following the store system conversion, the stores will be re-set, re-merchandised and upgraded to the Rite Aid décor package. To ensure successful integration and conversion with minimal disruption to our customers, we intend to launch a pilot store conversion program to test our integration and conversion process, and then convert all Brooks and Eckerd stores gradually over a 12 month period. We also expect to continue our new and relocated store and store remodeling program and intend to incorporate the Brooks and Eckerd stores into the program. We expect that some of the Brooks and Eckerd stores will also be remodeled within the first 12 months following the completion of the proposed acquisition. We expect that almost all Brooks and Eckerd stores will be remodeled over the next several years. As part of the new and relocated store and store remodeling program, some of the Brooks or Eckerd and Rite Aid stores that are in close proximity to one another may be combined to improve overall productivity.

        Our new and relocated store program is focused on our strongest existing markets. Our goal, whether or not the proposed acquisition is consummated, is to open or relocate approximately 800 to 1,000 stores over the next five years, of which we expect that at least 50% will be relocated stores. As part of this program, we plan to continue remodeling stores, even if the proposed acquisition is not consummated. An integral part of the program is a new prototype store. Approximately 101 new or relocated stores have been constructed and opened utilizing the new prototype. We expect that almost all of the planned new and relocated stores will be the new prototype store. We believe that this program, over the longer term, along with the execution of our near term strategy of improving store productivity, will increase our sales and customer satisfaction.

        Grow our Pharmacy Sales and Attract More Customers.    We believe that customer service and convenience are key factors to growing pharmacy sales. To improve customer service, we are focused on our "With Us, It's Personal" program that is aimed at delivering more personalized service along with timely delivery to our customers. To help our pharmacists do this, we developed and implemented a new pharmacy management and dispensing system and expect to implement this system in the Brooks and Eckerd stores that we acquire in the proposed acquisition. This system, which we call "Nexgen," provides our pharmacists with better tools and information to meet our customers' needs. In addition,

Nexgen provides management with important information about the performance of each pharmacy in critical operating areas that drive customer service. We provide our customers with an easy and convenient way to order refills over the telephone or the internet using our automatic refill program. To provide better value to our customers we recommend, when appropriate, the utilization of generic drugs. Generic drugs, which often cost our customers significantly less than a branded drug, are also more profitable for us. Our generic penetration continues to increase every year, and we are setting our goals even higher in future years to take advantage of the substantial number of new generics expected to come to market in the next couple of years.

        The implementation of the Medicare Part D Act in January of 2006 provides prescription drug coverage to numerous senior citizens who previously were not covered. We partnered with several third party health plans in programs that communicated information on the Medicare Part D Act to senior citizens. We also offer senior citizens newsletters and prescription discounts through our Living More program, a customer loyalty program. We have also expanded our home health category to target senior citizens with products like wheelchairs, canes, electric scooters and products that enhance bath safety. We believe that programs like these will help us to grow prescription sales in this important market.

        To help grow sales and script count, we acquire pharmacy files from other drug stores and have initiatives designed to attract and retain those customers. Other initiatives put in place in fiscal 2006 that we expect to grow our pharmacy sales include the opening of in-store health clinics in the Los Angeles, California and Sacramento, California areas, and the launch of a medication therapy management program, a fee for service arrangement, in conjunction with physicians and the University of Pittsburgh. We believe these initiatives have been effective at growing sales in their target markets and have scalable, replicable potential for future expansion.

        We also have the capability to provide pharmacy benefit management ("PBM") services to employers, health plans and insurance companies. We intend to offer, through our PBM capabilities, a 90 day at retail alternative to mail order. We believe that providing PBM services will create opportunities to direct customers to our stores.

        Grow Front-End Sales.    We intend to grow front-end sales through continued emphasis on core drugstore categories, a commitment to health and wellness products to enhance our pharmacy position, a focus on seasonal and cross-merchandising, offering a wider selection of products and services to our customers and effective promotions in our weekly advertising circulars. Our focus for expanding our products and services includes several fully integrated health condition marketing programs, e.g., diabetes, allergy, vitamins, heart health, skincare and weight management, a continued strengthening of our collaborative relationship with our suppliers, an emphasis on our Rite Aid private brand products, which provide better value for our customers and higher margins for us, offering ethnic products targeted to selected markets, expansion of the number of GNC store-within-Rite Aid-store, and utilizing digital technology in our one-hour photo development. We believe that the new store and relocation program described earlier will also contribute to an increase in our front-end sales.

        The average front-end sales per store for the Rite Aid stores are approximately 35% more than the average front-end sales per store for the Brooks and Eckerd stores located in the same markets, even though the average square footage of such Rite Aid stores is slightly less than the average square footage of such Brooks and Eckerd stores. We believe that following the consummation of the proposed acquisition, the implementation of the Rite Aid "best practices" described in the previous paragraph will increase the average Brooks and Eckerd front-end sales per store to a level similar to the average Rite Aid front-end sales per store. Our goal is to increase the average Brooks and Eckerd front-end sales per store to the level of the average Rite Aid front-end sales per store.

        Focus on Customers and Associates.    Our "With Us, It's Personal" commitment encourages associates to provide customers with a superior customer service experience. We obtain feedback on our customer service performance by utilizing an automated survey system that collects store specific information from customers shortly after the point of sale and from independent third party customer surveys. We also have several programs in place that are designed to enhance customer satisfaction, examples of which are the maintenance of a customer support center that centrally receives and processes all customer calls and our "never out of stock" program. We continue to develop and implement associate training programs to improve customer satisfaction and educate our associates about the products we offer. We have implemented programs that create compensatory and other incentives for associates to provide customers with excellent service. We believe that these steps further enable and motivate our associates to deliver superior customer service.

        Expense Control and Cost Savings Through Synergies.    In our existing stores, and in the combined company upon completion of the proposed acquisition, our goal is to either reduce costs, lower expense or contain expense in order to leverage the pharmacy and front end sales growth strategies described earlier, which will allow for more investment in the strategies important for our future. We budget and monitor all areas of expense and have also targeted areas of spending for improvement. Our targeted expense areas are subject to analysis of the processes involved, with an emphasis on collaboration between areas in the company and vendors, utilization of competition between vendors and consolidation of spending volumes to achieve economies of scale. Examples of targeted expense areas include: (i) inventory returns, (ii) utility expense and (iii) temporary labor. We plan to implement strategies to reduce the volume of merchandise returns and thereby reduce the labor expense and inventory valuation losses related to returns. We also intend to better control utility expense by focusing on improving the energy management practices and replacing certain equipment to lower consumption and accessing alternative energy sources for a lower cost. We plan to collaborate and consolidate the various temporary labor arrangements throughout our business to achieve economies of scale.

        In addition to the focus and activities described in the previous paragraph, following consummation of the proposed acquisition, we estimate that net reductions in costs and expenses of approximately $150 million (which is net of an assumed loss of $60 million of store-level Adjusted EBITDA (as defined in the stock purchase agreement) and $40 million of additional labor and benefit expense) will be realized after a one-year integration period. The general categories of anticipated cost and expense reduction opportunities are cost of product, corporate administrative expenses, advertising expenses and other expense reduction opportunities. We estimate cost of product reductions of approximately $115 million, primarily from purchasing certain products for all stores under the current vendor contract with the best price and reduction in shrink. We also estimate corporate administrative expense reductions of approximately $55 million, related to the consolidation of the Brooks and Eckerd headquarter functions into the Rite Aid headquarter functions. We estimate advertising expense reductions of approximately $45 million, from eliminating advertising expense that is duplicated in common markets. We also expect other expense reduction opportunities of approximately $35 million in areas such as energy management, physical inventory processes and supply procurement processes. We also expect other benefits and synergies to result from additional operational efficiencies, greater economies of scale and revenue enhancement opportunities. However, the timing and size of these other benefits and synergies cannot be currently determined. We can provide no assurance that the anticipated benefits and synergies from the proposed acquisition described herein will be realized upon consummation of the proposed acquisition.

The Offering

Issuer	Rite Aid Corporation, a Delaware corporation.
Notes Offered	$500,000,000 aggregate principal amount of 7.5% Senior Secured Notes due 2017 (which we refer to in this prospectus supplement as the secured notes).
$500,000,000 aggregate principal amount of 8.625% Senior Notes due 2015 (which we refer to in this prospectus supplement as the unsecured notes).
Maturity Date	For the secured notes: March 1, 2017.
For the unsecured notes: March 1, 2015.
Interest	We will pay interest on the secured notes at the rate of 7.5% per year, payable in cash, on March 1 and September 1 of each year, beginning on September 1, 2007.
We will pay interest on the unsecured notes at the rate of 8.625% per year, payable in cash, on March 1 and September 1 of each year, beginning on September 1, 2007.
Subsidiary Guarantees
Our obligations under the secured notes will be guaranteed, subject to certain limitations, by all of our subsidiaries that guarantee our obligations under our existing senior secured credit facility and our outstanding senior secured notes (the "Rite Aid Subsidiary Guarantors") and will rank pari passu in right of payment with our other senior secured notes and subordinate in right of payment to our existing senior secured credit facility and, following our filing with the SEC of our first balance sheet following the proposed acquisition and satisfaction of certain other conditions (the "Post-Closing Filing"), our new $1.105 billion senior secured credit facility (the "Tranche 2 Term Loan Facility") (which may be reduced depending on our financing structure following the proposed acquisition).

Following the closing of the proposed acquisition, our obligations under the secured notes will be guaranteed on a subordinated basis to our senior secured credit facility by the Rite Aid Subsidiary Guarantors and if we are able to amend our credit facilities, Jean Coutu USA and each of its domestic subsidiaries that does not solely engage in the pharmacy benefits management business (the "Jean Coutu Subsidiary Guarantors"). If we are unable to obtain the necessary amendments from our lenders under our credit facilities, the secured notes will not be guaranteed by the Jean Coutu Subsidiary Guarantors until after the Post-Closing Filing. If we are unable to obtain the requisite amendments to our credit facilities, the secured notes will be structurally subordinated to all obligations of the Jean Coutu Subsidiary Guarantors until the Post-Closing Filing.

Following the Post-Closing Filing, the secured notes will be guaranteed by the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors and such guarantees will rank pari passu in right of payment with the guarantees of our outstanding senior secured notes and the senior secured notes we expect to issue to finance a portion of the proposed acquisition (the "Acquisition Notes") and subordinate in right of payment to the guarantees of our existing senior secured credit facility and the Tranche 2 Term Loan Facility.
Under certain circumstances, subsidiaries may be released from their guarantees of the secured notes without the consent of the holders of the secured notes.

Our obligations under the unsecured notes will not be guaranteed. Following the proposed acquisition, we will be required to provide guarantees of our obligations under the unsecured notes by the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors, to the extent the issuance of such guarantees is permitted by our credit facilities. Such guarantees, if granted, will be unsecured, unsubordinated obligations of the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors.
If we consummate the proposed acquisition, the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors will guarantee our 9.25% notes due 2013.

The unsecured notes will be structurally subordinated to the substantial liabilities of our subsidiaries, which include guarantees of our secured debt (including the secured notes). In addition, the unsecured notes will be effectively subordinated to any secured debt we issue in the future. Any guarantees of the unsecured notes granted following the proposed acquisition would be effectively subordinated to the substantial secured debt of the Rite Aid Subsidiary Guarantors and, following the proposed acquisition, the Jean Coutu Subsidiary Guarantors, which includes guarantees of our secured debt (including the secured notes).

Our subsidiaries conduct substantially all of our operations and have significant liabilities, including trade payables. If the subsidiary guarantees of the notes are invalid or unenforceable or are limited by fraudulent conveyance or other laws, the notes will be structurally subordinated to the substantial secured debt of our subsidiaries and the liens on the collateral in respect of the guarantees of the secured notes would be invalid, unenforceable or limited, as the case may be.

Security
The guarantees by the Rite Aid Subsidiary Guarantors of the secured notes will be secured, subject to permitted liens, by second priority liens granted by the Rite Aid Subsidiary Guarantors on all of their assets that secure our obligations under our existing senior secured credit facility, which includes the accounts receivable and chattel paper, deposit accounts, cash management accounts, contracts, documents, general intangibles, instruments, intellectual property, inventory and prescription files of the Rite Aid Subsidiary Guarantors (the "Rite Aid Collateral"). The second priority liens will be shared with the holders of certain existing and future indebtedness. The guarantees of our existing senior secured credit facility are currently secured by a first priority lien, and the guarantees of the secured notes will, upon issuance, be secured, subject to permitted liens, by a second priority lien, on the Rite Aid Collateral.

Following the proposed acquisition but prior to the Post-Closing Filing, the secured notes will be secured by second priority liens on the Rite Aid Collateral and guaranteed by the Jean Coutu Subsidiary Guarantors, to the extent permitted, on an unsecured basis until after the Post-Closing Filing.

Following the Post-Closing Filing, the guarantees of the secured notes by the Rite Aid Subsidiary Guarantors of the secured notes will continue to be secured by second priority liens on the Rite Aid Collateral. In addition, following the Post-Closing Filing, the guarantees of the secured notes by the Jean Coutu Subsidiary Guarantors will be secured by accounts receivable and chattel paper, deposit accounts, cash management accounts, contracts, documents, general intangibles, instruments, intellectual properties, inventory and prescription files of the Jean Coutu Subsidiary Guarantors (the "Jean Coutu Collateral" and, together with the Rite Aid Collateral, the "Collateral"). Under certain circumstances, collateral may be released without the consent of the holders of the secured notes.

The guarantees of the secured notes will share the Collateral on a second priority basis with the guarantees of our outstanding 8.125% senior secured notes due 2010 (the "8.125% Notes"), the 9.5% senior secured notes due 2011 (the "9.5% Notes") and 7.5% senior secured notes due 2015 (the "7.5% Notes"). We intend to use a portion of the net proceeds of this offering to redeem the 9.5% Notes in accordance with their terms at a price equal to 104.750% of their outstanding principal amount plus any interest to, but not including, the date of redemption.

Our direct obligations under the secured notes will not be secured. Our subsidiaries own substantially all of our operating assets. If the subsidiary guarantees are invalid or unenforceable or limited by fraudulent conveyance or other laws, the secured notes will be structurally subordinated to the substantial liabilities of our subsidiaries and the liens on the Collateral would be invalid, unenforceable or limited, as the case may be.

The unsecured notes will not be secured. Any guarantees of the unsecured notes granted following our proposed acquisition of Jean Coutu USA would not be secured.
Ranking	As of December 2, 2006, after giving effect to this offering and the application of the net proceeds from this offering (but not giving effect to the proposed acquisition or the financing thereof):
•
the total outstanding debt of us and the Rite Aid Subsidiary Guarantors (including current maturities and capital lease obligations, but excluding unused commitments, undrawn letters of credit and off balance sheet obligations under our accounts receivable securitization program) would have been approximately $3.2 billion;
	•	none of our or any Rite Aid Subsidiary Guarantors' debt would have been subordinated to the notes or the subsidiary guarantees of the secured notes;
•
the total outstanding debt of us and the Rite Aid Subsidiary Guarantors that would be senior to the guarantees of the secured notes by the Rite Aid Subsidiary Guarantors and have the benefit of first priority liens on the Rite Aid Collateral would have been approximately $541.1 million (not including $117.1 million of outstanding letters of credit);
•
the total outstanding debt of us and the Rite Aid Subsidiary Guarantors that would have the benefit of pari passu subordinated guarantees from the Rite Aid Subsidiary Guarantors of the secured notes and share pari passu, subject to permitted liens, second priority liens on the Rite Aid Collateral would have been approximately $1.06 billion (including the secured notes offered hereby); and
	•	the total outstanding secured debt of us and our subsidiaries that would be effectively senior to the unsecured notes would have been approximately $1.6 billion.

As of December 2, 2006, after giving effect to this offering and the application of the net proceeds of this offering and the proposed acquisition, we and our subsidiaries would have had approximately $5.64 billion of outstanding indebtedness.

Our existing senior secured credit facility is secured by first priority liens on the Rite Aid Collateral. Following the proposed acquisition but prior to the Post-Closing Filing, the Tranche 2 Term Loan Facility will be secured by first priority liens on the equity interests in the Jean Coutu Subsidiary Guarantors. Following the Post-Closing Filing, our existing senior secured credit facility and our Tranche 2 Term Loan Facility will be secured by a first priority lien on the Collateral and these liens will be prior in right to the liens securing the secured notes. Pursuant to the indenture governing the secured notes, the security agreements and a collateral trust and intercreditor agreement, additional debt secured by first priority liens and additional debt secured by second priority liens may be incurred without the consent of the holders of the secured notes. Pursuant to the security agreements and a collateral trust and intercreditor agreement, the holders of the first priority liens will, at all times, control all rights and remedies with respect to the Collateral while our existing senior secured credit facility and, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, are outstanding. The second priority liens will not entitle holders of the secured notes to take any action whatsoever with respect to the Collateral at any time when the first priority liens are outstanding. The holders of the first priority liens will receive all proceeds from any realization on the Collateral until the obligations secured by the first priority liens are paid in full.

The indenture for the secured notes provides that the holders of secured notes are deemed to have consented to various releases of Collateral and subsidiary guarantees as well as various amendments to the second priority collateral documents that could be adverse to holders of secured notes.

Following the issuance of the guarantees of the secured notes by the Jean Coutu Subsidiary Guarantors, the secured notes (and the related guarantees) will rank pari passu in all respects with our existing second priority notes, which consist of the 8.125% Notes, the 9.5% Notes (while they remain outstanding) and the 7.5% Notes, including, in each case the related guarantees.

Prior to the proposed acquisition, the unsecured notes will rank pari passu in all respects with the 9.25% Notes. Following the proposed acquisition, assuming the requisite amendments to our debt documents are obtained, the unsecured notes (and the related guarantees) will rank pari passu in all respects with the 9.25% Notes (and the related guarantees).
See "Description of Secured Notes," "Description of Unsecured Notes" and "Description of Collateral and Intercreditor Agreements."

Form and Denomination
The notes will be issued only in registered form. The notes will initially be issued in minimum denominations of $2,000. The secured notes and the unsecured notes initially sold by the underwriters will each be represented by a single permanent global note in fully registered form, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, notes in certificated form will not be issued in exchange for the global notes or interests therein.
Optional Redemption
Prior to March 1, 2012, we may redeem some or all of the secured notes by paying a "make-whole" premium based on U.S. Treasury rates. Prior to March 1, 2011, we may redeem some or all of the unsecured notes by paying a "make-whole" premium based on U.S. Treasury rates. On or after March 1, 2012 we may redeem some or all of the secured notes at the redemption prices listed under the headings "Description of Secured Notes—Optional Redemption," plus accrued and unpaid interest to, but not including, the date of redemption. On or after March 1, 2011, we may redeem some or all of the unsecured notes at the redemption prices listed under the headings "Description of Unsecured Notes—Optional Redemption," plus accrued and unpaid interest to, but not including, the date of redemption.

In addition, at any time and from time to time, prior to March 1, 2010, we may redeem up to 35% of the original aggregate principal amounts of the secured notes or the unsecured notes, respectively, with the net proceeds of one or more of our equity offerings at a redemption price of 107.500% and 108.625% of the principal amount, respectively, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate amount of the applicable series of notes remain issued and outstanding.
Repurchase at Option of Holders Upon a Change in Control
In the event of a change in control (as defined under the headings "Description of Secured Notes—Definitions," and "Description of Unsecured Notes—Definitions," respectively), each holder of notes may require us to repurchase its secured notes or unsecured notes, as applicable, in whole or in part, at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of Secured Notes—Repurchase at the Option of Holders Upon a Change of Control," "Description of Unsecured Notes—Repurchase at the Option of Holders Upon a Change of Control," and "Risk Factors—Risks Related to the Notes—We may be unable to purchase the notes upon a change of control."
Certain Covenants	The indentures governing the notes will contain covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:
• incur additional debt;

	•	pay dividends or make other restricted payments;
	•	purchase, redeem or retire capital stock or subordinated debt;
	•	make asset sales;
	•	enter into transactions with affiliates;
	•	incur liens;
	•	enter into sale-leaseback transactions;
	•	provide subsidiary guarantees;
	•	make investments; and
	•	merge or consolidate with any other person.
Use of Proceeds
We will use the net proceeds of this offering to redeem our 9.5% senior secured notes due 2011 in accordance with their terms at a price equal to 104.750% of their outstanding principal amount plus any interest to, but not including, the date of redemption, to repay amounts outstanding under our existing senior secured credit facility and for general corporate purposes. See "Use of Proceeds."
Proposed Acquisition Financing
We intend to use the net proceeds of an offering of $870 million aggregate principal amount of the Acquisition Notes, together with borrowings of approximately $680 million under the Tranche 2 Term Loan Facility, the issuance of 250 million shares of our common stock, and possible assumption of the Jean Coutu Notes to fund the proposed acquisition (with the cash component increasing to $2.3 billion through additional debt incurred if the Jean Coutu Notes are not assumed). The Acquisition Notes will be guaranteed by the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors and initially will be secured by a second priority lien on all the equity interests in the Jean Coutu Subsidiary Guarantors. Following the Post-Closing Filing, the Acquisition Notes will be secured by a first priority lien in all the equity interests in the Jean Coutu Subsidiary Guarantors. We are not offering the Acquisition Notes pursuant to this prospectus supplement.
Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement and, in particular, you should evaluate the specific factors under "Risk Factors."

***

        Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. Our common stock is listed on the New York Stock Exchange (the "NYSE") under the trading symbol "RAD." We were incorporated in 1968 and are a Delaware corporation.

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        We prepared the following summary unaudited pro forma combined financial statements for the thirty-nine weeks ended December 2, 2006 and the fiscal year ended March 4, 2006 using the historical consolidated financial statements of Rite Aid and Jean Coutu USA. This information is only a summary. The data set forth in the table below should be read in conjunction with, and is qualified in its entirety by, "The Proposed Acquisition," "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Consolidated Financial Data of Rite Aid," "Selected Historical Financial Data of Jean Coutu USA," "Rite Aid Management's Discussion and Analysis of Financial Condition and Results of Operations," "Jean Coutu USA Management's Discussion and Analysis of Financial Condition and Results of Operation," our audited and unaudited consolidated financial statements and the accompanying notes that we incorporated by reference in this prospectus supplement, Jean Coutu USA's audited consolidated financial statements and the accompanying notes contained in our Definitive Proxy Statement, which we filed with the SEC on November 30, 2006 and have incorporated by reference in this prospectus supplement, and the unaudited consolidated condensed financial statements and the accompanying notes contained herein.

	39 weeks ended December 2, 2006			Fiscal Year Ended March 4, 2006
	Rite Aid Corporation	Pro Forma for this Offering	Pro Forma for Proposed Acquisition	Rite Aid Corporation	Pro Forma for this Offering	Pro Forma for Proposed Acquisition
	(Dollar and share information in millions)
Summary of Operations:
Revenues	$12,945.7	$12,945.7	$20,074.1	$17,271.0	$17,271.0	$26,766.9
Costs and expenses:
Cost of goods sold	9,456.6	9,456.6	14,872.3	12,571.9	12,571.9	19,757.6
Selling, general and administrative expenses	3,247.2	3,247.2	4,931.6	4,307.4	4,307.4	6,555.9
Store closing and impairment charges	24.2	24.2	47.0	68.7	68.7	96.9
Interest expense	205.7	212.8	369.2	277.0	285.0	493.8
Loss on debt modifications and retirements, net	—	—	—	9.2	9.2	9.2
Loss (gain) on sale of assets and investments, net	(1.4)	(1.4)	(3.0)	(6.5)	(6.5)	(14.5)

Total costs and expenses	12,932.3	12,939.4	20,217.1	17,227.7	17,235.7	26,898.9

Income (loss) before income taxes	13.4	6.3	(143.0)	43.3	35.3	(132.0)
Income tax (benefit) expense	1.7	(1.8)	(57.7)	(1,229.8)	(1,233.8)	(1,296.8)

Net income (loss)	$11.7	$8.1	$(85.3)	$1,273.1	$1,269.1	$1,164.8

Financial Position:
Property, plant and equipment, net	$1,697.3	$1,697.3	$2,819.3
Total assets	7,132.2	7,160.4	12,005.0
Total liabilities	5,506.9	5,544.0	9,306.7
Total debt	3,147.3	3,184.2	5,641.6
Stockholders' equity (deficit)	1,625.3	1,616.4	2,698.3

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF RITE AID

        We derived our following summary financial data from audited financial statements for fiscal years 2002 through 2006 and from unaudited financial statements for the thirty-nine weeks ended December 2, 2006 and November 26, 2005 which are incorporated by reference in this prospectus supplement. In the opinion of our management, this unaudited interim period information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the thirty-nine weeks ended December 2, 2006 and November 26, 2005. Results for interim periods should not be considered indicative of results for any other periods or for the year.

        This information is only a summary. You should read the data set forth in the table below in conjunction with "Selected Historical Consolidated Financial Data of Rite Aid," "Rite Aid Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	Thirty-Nine Weeks Ended		Fiscal Year Ended
	Dec. 2, 2006	Nov. 26, 2005	Mar. 4, 2006 (53 weeks)	Feb. 26, 2005 (52 weeks)	Feb. 28, 2004 (52 weeks)	Mar. 1, 2003 (52 weeks)	Mar. 2, 2002 (52 weeks)
	(Dollars and share information in thousands)
Summary of Operations:
Revenues	$12,945,650	$12,499,642	$17,270,968	$16,816,439	$16,600,449	$15,791,278	$15,166,170
Costs and expenses:
Cost of goods sold(1)	9,456,572	9,075,083	12,571,860	12,202,894	12,163,735	11,611,829	11,252,229
Selling, general and administrative expenses(1) (2)	3,247,208	3,150,392	4,307,421	4,127,536	4,029,220	3,900,553	3,850,134
Goodwill amortization(3)	—	—	—	—	—	—	21,007
Store closing and impairment charges	24,153	26,305	68,692	35,655	22,074	135,328	251,617
Interest expense	205,703	205,273	277,017	294,871	313,498	330,020	396,064
Interest rate swap contracts	—	—	—	—	—	278	41,894
Loss (gain) on debt modifications and retirements, net	—	9,186	9,186	19,229	35,315	(13,628)	221,054
Share of loss from equity investments	—	—	—	—	—	—	12,092
Loss (gain) on sale of assets and investments, net	(1,403)	(3,865)	(6,462)	2,247	2,023	(18,620)	(42,536)

Total costs and expenses	12,932,233	12,462,374	17,227,714	16,682,432	16,565,865	15,945,760	16,003,555

Income (loss) before income taxes	13,417	37,268	43,254	134,007	34,584	(154,482)	(837,385)
Income tax expense (benefit)	1,688	10,635	(1,229,752)	(168,471)	(48,795)	(41,940)	(11,745)

Net income (loss)	$11,729	$26,633	$1,273,006	$302,478	$83,379	$(112,542)	$(825,640)

Financial Position:
Working capital	$1,214,993	$1,188,149	$741,488	$1,335,017	$1,894,247	$1,676,889	$1,580,218
Property, plant and equipment, net	1,697,347	1,678,357	1,717,022	1,733,694	1,882,763	1,867,830	2,095,552
Total assets	7,132,217	5,836,251	6,988,371	5,932,583	6,245,634	6,132,766	6,491,281
Total debt(4)	3,147,210	3,081,189	3,051,446	3,311,336	3,891,666	3,862,628	4,056,468
Redeemable preferred stock(5)	20,047	19,944	19,970	19,868	19,766	19,663	19,561
Stockholders' equity (deficit)	1,625,275	352,318	1,606,921	322,934	(8,277)	(129,938)	(7,527)
Other Data:
Cash flows from operations provided by (used in):
Operating activities	$182,745	$336,758	$417,165	$518,446	$227,515	$305,383	$16,343
Investing activities	(208,425)	(132,182)	(231,084)	(118,985)	(242,150)	(72,214)	342,531
Financing activities	98,010	(262,267)	(272,835)	(571,395)	(15,931)	(211,903)	(107,109)
Capital expenditures	247,821	225,783	341,349	222,417	267,373	116,154	187,383
Number of retail drug stores	3,322	3,333	3,323	3,356	3,382	3,404	3,497
Number of associates	70,100	71,200	70,200	71,200	72,500	72,000	75,000

(1)
Costs of goods sold and selling, general and administrative expenses for the fiscal years ended February 26, 2005, February 28, 2004, March 1, 2003, March 2, 2002 and for the thirty-nine week period ended November 26, 2005 have been reclassified to conform to current presentation of occupancy costs in selling, general and administrative expenses and warehousing and outbound freight costs in cost of goods sold.

(2)
Includes stock-based compensation expense (benefit). Stock-based compensation expense for the fiscal years ended March 4, 2006, February 26, 2005 and February 28, 2004 and for the thirty-nine week period ended November 26, 2005 was determined using the fair value method set forth in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Stock-based compensation expense (benefit) for the fiscal years ended March 1, 2003 and March 2, 2002 was determined using the intrinsic method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Effective March 5, 2006, Rite Aid adopted the provisions of SFAS No. 123(R) "Share Based Payment." Stock-based compensation expense for the thirty-nine week period ended December 2, 2006 was determined using the fair value method set forth in SFAS 123(R).

(3)
Effective March 3, 2002 we adopted SFAS No. 142, "Goodwill and Intangible Assets", which specifies that goodwill and indefinite life intangibles shall no longer be amortized. Accordingly, no goodwill amortization expense was recorded for the fiscal years ended March 4, 2006, February 26, 2005, February 28, 2004, and March 1, 2003 and for the thirty-nine week periods ended December 2, 2006 and November 26, 2005.

(4)
Total debt included capital lease obligations of $178.2 million, $168.3 million, $183.2 million, $176.2 million, $182.6 million, $177.5 million and $174.7 million as of March 4, 2006, February 26, 2005, February 28, 2004, March 1, 2003, March 2, 2002, December 2, 2006 and November 26, 2005, respectively.

(5)
Redeemable preferred stock was included in "Other non-current liabilities" as of March 4, 2006, February 26, 2005, February 28, 2004, December 2, 2006 and November 26, 2005, respectively.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF JEAN COUTU USA

        We derived the following financial data of Jean Coutu USA from audited consolidated financial statements of Jean Coutu USA for fiscal years 2002 through 2006 and from unaudited consolidated condensed financial statements for the twenty-six weeks ended November 25, 2006 and November 26, 2005. In the opinion of Jean Coutu USA's management, this unaudited interim period information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the twenty-six weeks ended November 25, 2006 and November 26, 2005. Results for the interim periods should not be considered indicative of results for any other periods or for the year.

        This information is only a summary. You should read the data set forth in the table below in conjunction with "Jean Coutu USA Management's Discussion and Analysis of Financial Condition and Results of Operation," Jean Coutu USA's audited consolidated financial statements as of May 27, 2006 and May 28, 2005 and for each of the three fiscal years in the period ended May 27, 2006, and the accompanying notes that are contained in our Definitive Proxy Statement, which we filed with the SEC on November 30, 2006 and have incorporated by reference in this prospectus supplement, and unaudited consolidated condensed financial statements and the accompanying notes contained herein.

	Twenty-Six Weeks Ended		Fiscal Year Ended
	Nov. 25, 2006	Nov. 26, 2005	May 27, 2006 (52 weeks)(5)	May 28, 2005 (52 weeks)(5)	May 29, 2004 (52 weeks)	May 31, 2003 (53 weeks)	May 25, 2002 (52 weeks)(6)
	(Dollars in thousands)
Summary of Operations:
Revenues	$4,700,311	$4,608,402	$9,495,858	$8,200,445	$1,802,585	$1,757,035	$1,301,720
Costs and expenses:
Cost of goods sold(1) & (2)	3,559,086	3,468,619	7,172,366	6,227,045	1,371,271	1,339,263	993,221
Selling, general and administration expenses(1)	1,029,187	1,002,314	2,030,766	1,686,458	318,726	311,736	233,489
Depreciation and amortization	104,118	116,084	215,804	184,854	31,148	29,892	22,241
Interest expense	141,416	133,104	274,692	208,648	31,926	34,341	22,614
Foreign currency losses (gains)	(5,440)	1,989	12,670	(18,208)	—	—	—
Interest income	(4,113)	(2,792)	(5,964)	(1,310)	(85)	(29)	(105)

Total costs and expenses	4,824,254	4,719,318	9,700,334	8,287,487	1,752,986	1,715,203	1,271,460

Income (loss) before income taxes	(123,943)	(110,916)	(204,476)	(87,042)	49,599	41,832	30,260
Income tax expense (benefit)	(49,342)	(42,535)	(76,893)	(32,616)	19,151	16,683	12,558

Net income (loss)	$(74,601)	$(68,381)	$(127,583)	$(54,426)	$30,448	$25,149	$17,702

Quarter and Year-End Financial Position:
Working capital(3)	$922,106	$1,145,179	$1,009,563	$986,418	$209,515	$201,759	$233,624
Property and equipment, net	1,111,122	1,127,995	1,113,898	1,179,248	307,652	289,396	254,925
Total assets	5,075,123	5,232,983	5,105,925	5,084,895	878,518	812,019	752,387
Total debt(4)	3,128,337	3,063,033	3,118,912	2,803,392	554,022	522,463	509,220
Stockholders' equity	462,153	596,239	536,920	664,671	179,656	149,243	123,910
Other Data:
Cash flows from operations provided by (used in):
Operating activities	$(65,856)	$(132,822)	$(15,665)	$97,599	$24,281	$43,879	$2,131
Investing activities	(73,859)	(57,170)	(94,868)	(2,650,696)	(47,464)	(57,944)	(280,112)
Financing activities	62,559	179,730	130,586	2,625,972	31,901	15,871	280,738
Capital expenditures	72,636	58,698	124,064	162,272	42,931	56,176	37,444
Number of retail drugstores	1,859	1,853	1,858	1,922	336	332	331
Number of associates	46,000	49,400	46,266	48,745	8,508	8,297	8,699

(1)
Costs of goods sold and SG&A for the fiscal years ended May 31, 2003 and May 25, 2002 have been reclassified to conform to the 2006 fiscal year's presentation of co-op advertising income and advertising expense in SG&A and distribution center costs (excluding depreciation) in costs of goods sold.

(2)
Includes last-in, first-out ("LIFO") charges of $38,747 in 2006, $18,456 in 2005, $17,861 in the twenty-six weeks ended November 25, 2006 and $11,147 in the twenty-six weeks ended November 26, 2005. Jean Coutu USA changed from first-in, first-out ("FIFO") to LIFO in fiscal 2005.

(3)
Working capital is defined as total current assets less total current liabilities.

(4)
Total debt included capital lease obligations of $14,302 as of May 27, 2006, $16,335 as of May 28, 2005, $23,351 as of November 25, 2006 and $11,975 as of November 26, 2005.

(5)
Fiscal year ended May 27, 2006 included the operating results of the Eckerd stores for the full 52 week period. Fiscal year ended May 28, 2005 included the operating results of the 1,549 Eckerd stores for the 43 weeks beginning from the date of the acquisition of the Eckerd stores.

(6)
Fiscal year ended May 25, 2002 included the acquisition of 80 OSCO stores.

THE PROPOSED ACQUISITION

        On August 23, 2006, we entered into the stock purchase agreement with Jean Coutu Group to acquire all of the membership interests of Jean Coutu USA, a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains. Jean Coutu Group will become our largest stockholder, owning approximately 32.0% of our common stock, which will represent approximately 30.2% of the voting power of our outstanding voting securities upon completion of the proposed acquisition. As consideration for the proposed acquisition, we have agreed to issue 250 million shares of our common stock to Jean Coutu Group, pay Jean Coutu Group $1.45 billion in cash (subject to a working capital adjustment) and intend to assume $850 million of the Jean Coutu Notes (with the cash component increasing to $2.3 billion if the Jean Coutu Notes are not assumed).

        On December 8, 2006, the Jean Coutu Group filed against the trustee under the Jean Coutu Notes a complaint for declaratory judgment in the United States District Court for the Southern District of New York. Among other things, the complaint seeks a declaratory judgment that the indenture permits Rite Aid's assumption of the Jean Coutu Notes. On December 20, 2006, the holders of the Jean Coutu Notes sought and subsequently were granted permission to intervene in the Action. The holders of the Jean Coutu Notes answered the complaint and filed counterclaims which seek, among other things, a judgment declaring (i) that the proposed acquisition is not a sale of all or substantially all of the Jean Coutu Group's assets and that the substitution of Rite Aid for the Jean Coutu Group as obligor on the Jean Coutu Notes would be a breach of the indenture and an event of default under it; or (ii) a judgment declaring a violation of Section 801 of the indenture for the Jean Coutu Notes if, in connection with the sale of "all or substantially all" of its assets the Jean Coutu Group dissolves guaranteeing subsidiaries that it is not selling rather than requiring those subsidiaries to reaffirm their guarantees. This Action is currently in discovery and briefing for summary judgment is scheduled to close on March 2, 2007 with a hearing on the motion for summary judgment scheduled for March 9, 2007. While we believe that Jean Coutu Group's position has merit, if it is determined that we cannot assume the Jean Coutu Notes, we believe we will be able to fund the remaining cash component of the purchase price via the issuance of new debt, which may be secured and/or unsecured.

        We and Jean Coutu Group have each made customary representations, warranties and covenants in the stock purchase agreement, including, among others, Jean Coutu Group's covenant to cause Jean Coutu USA and its subsidiaries to conduct their business in the ordinary course between the execution of the agreement and the closing of the proposed acquisition and to refrain from certain types of transactions during that period. Consummation of the proposed acquisition is subject to customary conditions, including, among others, (i) stockholder approval of the issuance of our common stock to Jean Coutu Group (which occurred on January 18, 2007), (ii) expiration or termination of the applicable antitrust waiting period, (iii) receipt of NYSE listing approval with respect to the shares of our common stock to be issued to Jean Coutu Group, (iv) absence of any law or order prohibiting the consummation of the proposed acquisition, (v) no threatened or pending litigation seeking to limit Rite Aid's ownership or operation of Rite Aid's or Jean Coutu USA's assets and (vi) subject to certain exceptions, the accuracy of the representations and warranties of the parties. Timing of the consummation of the proposed acquisition is dependent upon the timing of the above items.

        On September 18, 2006, each of Rite Aid and Jean Coutu Group filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC. On October 18, 2006, each of Rite Aid and Jean Coutu Group received a request for additional information from the FTC regarding the proposed acquisition. We and Jean Coutu Group are and intend to continue to cooperate fully with the FTC in its review of the proposed acquisition under the HSR Act. The proposed acquisition is also subject to similar review by various state regulatory authorities. On January 18, 2007, our stockholders voted to approve the issuance of 250 million shares of our common stock to Jean Coutu Group in connection with the proposed acquisition. Stockholders also approved an amendment to our Restated

Certificate of Incorporation to increase the authorized number of shares of common stock to 1.5 billion, which amendment will be filed and made effective only upon the closing of the proposed acquisition.

        In connection with entering into the stock purchase agreement, we, Jean Coutu Group and certain Coutu family members have entered into a stockholder agreement that will become effective upon completion of the proposed acquisition and will govern Jean Coutu Group's ownership interest in us. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Under the stockholder agreement, our board of directors will be expanded to 14 directors, of which, subject to maintenance of ownership thresholds, Jean Coutu Group will designate four director nominees. Robert G. Miller will remain a Rite Aid director but will step down as Chairman of the board and Mary F. Sammons will become Chairman in addition to continuing in her roles as President and CEO. One of Jean Coutu Group's designees to our board, Michel Coutu, will become the Non-Executive Co-Chairman of the board and will serve on the board's executive committee. The terms of both the Chairman and the Non-Executive Co-Chairman will be two years from completion of the proposed acquisition. Our audit, compensation and nominating and governance committees each will be expanded by one member and one of the Jean Coutu Group nominees who qualifies as an independent director will be added to each of the committees. Pierre Legault, currently Executive Vice President of Jean Coutu Group, will become our Senior Executive Vice President and Chief Administrative Officer.

        For so long as Jean Coutu Group owns 5% or more of the voting power of Rite Aid securities and for nine months thereafter, Jean Coutu Group may not acquire any additional voting securities of Rite Aid, subject to certain exceptions to allow Jean Coutu Group to maintain its percentage of voting power. For so long as Jean Coutu Group owns 20% or more of the voting power of Rite Aid securities, subject to certain limitations, Jean Coutu Group will have rights to purchase our securities in future Rite Aid issuances or on the open market in order to maintain its percentage of voting power. For so long as Jean Coutu Group owns 5% or more of the voting power of Rite Aid securities and for nine months thereafter, Jean Coutu Group is limited in the manner in which it may sell or transfer its shares of Rite Aid common stock and, subject to certain exceptions, may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of Rite Aid common stock. For so long as Jean Coutu Group owns more than 25% of the voting power of Rite Aid securities, certain matters, such as increases in the number of authorized shares, significant equity issuances, mergers, significant asset sales and voluntary bankruptcy filings, will require the approval of two-thirds of all of the Rite Aid directors then in office. For five years after completion of the proposed acquisition, Jean Coutu Group is required to vote its shares for each Rite Aid director nominee recommended by the board. Thereafter, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designates and, in its discretion, either for each other Rite Aid director nominee recommended by the board or for each other Rite Aid director nominee recommended by the board and for nominees recommended by other persons in the same proportion as votes cast by all other Rite Aid stockholders for those nominees.

        We and Jean Coutu Group also entered into a registration rights agreement giving Jean Coutu Group certain rights with respect to the registration under the Securities Act, of the shares of our common stock to be issued to Jean Coutu Group pursuant to the stock purchase agreement or acquired by Jean Coutu Group pursuant to certain stock purchase rights or open market purchase rights under the stockholder agreement. We and Jean Coutu Group also agreed to enter into a transition services agreement at the closing of the proposed acquisition pursuant to which Jean Coutu Group will provide certain services for a period of time after the closing, including information technology, network and support services.

        In connection with the proposed acquisition, we have adopted amended and restated by-laws, subject to and effective upon completion of the proposed acquisition. The amendments provide for the new position of Non-Executive Co-Chairman of the board of directors, update certain provisions to provide for changes in technology and applicable law, address certain administrative matters and amend the provisions relating to notice of stockholder proposals and nominations for election to the board of directors.

        Our board of directors has adopted, and our stockholders have approved, subject to the completion of the proposed acquisition and the issuance of our common stock in connection with the proposed acquisition, a resolution recommending that our restated certificate of incorporation be amended to increase the number of authorized shares of our common stock to 1.5 billion shares from 1 billion shares. If the proposed acquisition is not completed, the amendment to the restated certificate of incorporation to increase the authorized number of shares of our common stock will be abandoned and will not become effective.

Sources and Uses of Funds for the Proposed Acquisition

        The following table sets forth the estimated sources and uses of funds upon completion of the proposed acquisition, assuming a closing date in the first quarter of fiscal 2008.

Sources	Amount (in thousands)		Uses	Amount (in thousands)
Tranche 2 Term Loan Facility	$680,000	(1)	Cash Portion of Purchase Price	$1,450,000
			Equity Portion of Purchase Price	1,090,000	(4)
Assumption of the Jean Coutu Notes	850,000	(2)	Assumption of Debt	850,000
Acquisition Notes	870,000	(3)	Estimated fees and expenses	100,000
Equity Consideration	1,090,000	(4)
Total	$3,490,000		Total	$3,490,000

(1)
Does not include approximately $228 million of the amount remaining under the Tranche 2 Term Loan Facility that we may draw on or after the Post-Closing Filing.
(2)
If we do not assume the Jean Coutu Notes, the cash component of our funding for the proposed acquisition will increase by $850 million.
(3)
Pursuant to a commitment letter we entered into with Citigroup Global Markets Inc. ("Citigroup") and Citicorp North America, Inc. ("CNAI"), CNAI agreed to provide us up to a $1.720 billion senior secured bridge facility. The bridge facility is available if we are unable to sell the full amount of notes contemplated by the commitment letter and/or to assume all of the Jean Coutu Notes.
(4)
Based on the issuance of 250 million shares of our common stock with a market value of $1.09 billion based on a stock price of $4.36 per share, representing the average closing price of our common stock beginning two days prior to the announcement of the Jean Coutu Acquisition on August 24, 2006 and ending two days after the announcement. The closing price of our common stock on February 8, 2007 was $6.33.

        Closing of this transactions is not conditioned upon closing of the proposed acquisition. Closing of an offering of Acquisition Notes is expected to occur concurrently with, and to be conditioned upon, the proposed acquisition. We can provide no assurance that we will not alter the financing structure of the proposed acquisition described herein. See "Description of Other Indebtedness—Financing Related to the Proposed Acquisition" for a more detailed discussion of the financing for the proposed acquisition. We are not offering the Acquisition Notes pursuant to this prospectus supplement.

RISK FACTORS

        An investment in the notes involves a number of risks. You should consider carefully the following information about these risks, together with the other information included and incorporated by reference in this prospectus supplement, before buying the notes and related guarantees offered hereby. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Related to Our Financial Condition

We are highly leveraged. Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

        We had, as of December 2, 2006, approximately $3.15 billion of outstanding indebtedness and stockholders' equity of approximately $1.63 billion. We also had additional borrowing capacity under our existing $1.75 billion senior secured revolving credit facility of approximately $757.9 million at that time, net of outstanding letters of credit of $117.1 million. As of December 2, 2006, we would have approximately $3.18 billion of outstanding indebtedness and approximately $1.62 billion of stockholders' equity, giving pro forma effect to this offering and the application of the proceeds thereof. As of December 2, 2006, we would have approximately $5.64 billion of outstanding indebtedness and $2.70 billion of stockholders' equity, giving pro forma effect to the proposed acquisition (taking into account this offering and the application of the proceeds thereof). Our debt obligations adversely affect our operations in a number of ways and while we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service and capital expenditures through fiscal year 2007, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt. Our earnings were insufficient to cover fixed charges for fiscal 2006 and fiscal 2004 by $23.1 million and $2.6 million, respectively. Our ratio of earnings to fixed charges for fiscal 2005 was 1.15.

        Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

  •
  limit our ability to obtain additional financing;

  •
  limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

  •
  place us at a competitive disadvantage relative to our competitors with less indebtedness;

  •
  render us more vulnerable to general adverse economic, regulatory and industry conditions; and

  •
  require us to dedicate a substantial portion of our cash flow to service our debt.

        Following the completion of this offering as well as after the proposed acquisition, our ability to meet our cash requirements, including our debt service obligations, will be dependent upon our ability to substantially improve our operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are or may be beyond our control. In addition, some of our debt service obligations, as well as some of the debt that we intend to incur to finance the proposed acquisition, have interest payments that are subject to variable interest rates and are therefore dependent upon future interest rates which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flows from operations to fund our cash requirements and debt service obligations. If our operating results, cash flow or capital resources prove inadequate, or if interest rates increase significantly, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Borrowings under our existing and new credit facilities and expenses related to the sale of our accounts receivable under our receivables securitization agreements are based upon variable rates of interest, which could result in higher expense in the event of increases in interest rates.

        Approximately $1.02 billion of our outstanding indebtedness as of December 2, 2006 bears an interest rate that varies depending upon the London Interbank Offered Rate ("LIBOR"). Approximately $541.1 million of our indebtedness (not including amounts under our receivables program or amounts intended to be drawn on our existing senior secured credit facility on or after the Post-Closing Filing) would bear interest at a rate that varies depending on LIBOR, giving pro forma effect to this offering and the application of the proceeds thereof and the proposed acquisition (taking into account this offering and the application of the proceeds thereof). Further, we pay ongoing program fees under our receivables securitization agreements that vary depending upon LIBOR. If LIBOR rises, the interest rates on outstanding debt and the program fees under our receivables securitization program will increase. Therefore an increase in LIBOR would increase our interest payment obligations under these loans, increase our receivables securitization program fee payments and have a negative effect on our cash flow and financial condition. We currently do not maintain any hedging contracts that would limit our exposure to variable rates of interest.

The covenants in our current indebtedness and the indebtedness to be incurred in this offering and in connection with the proposed acquisition impose restrictions that may limit our operating and financial flexibility.

        The covenants in the instruments that govern our current indebtedness and the indebtedness to be incurred in this offering and in connection with the proposed acquisition limit our ability to:

  •
  incur liens and debt;

  •
  pay dividends;

  •
  make redemptions and repurchases of capital stock;

  •
  make loans and investments;

  •
  prepay, redeem or repurchase debt;

  •
  engage in acquisitions, consolidations, assets dispositions, sale-leaseback transactions and affiliate transactions;

  •
  change our business;

  •
  amend some of our debt and other material agreements;

  •
  issue and sell capital stock of subsidiaries;

  •
  restrict distributions from subsidiaries; and

  •
  grant negative pledges to other creditors.

        In addition, if we have less than $100.0 million of revolver availability under our senior secured credit facility, we will be subject to a fixed charge coverage ratio maintenance test. If we are unable to meet the terms of this financial covenant or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us. If we obtain modifications of our agreements, or are required to obtain waivers of defaults, we may incur significant fees and transaction costs.

Risks Related to Our Operations

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if our strategy is negatively affected by general economic conditions.

        We and Jean Coutu USA have not yet achieved the sales productivity level of our major competitors. We believe that improving the sales of existing stores is important to improving profitability and operating cash flow. If we are not successful in implementing our strategy, or if our strategy is not effective, we may not be able to improve our operations. In addition, any adverse change in general economic conditions or major industries can adversely affect drug benefit plans and reduce our pharmacy sales or can adversely affect consumer buying practices and reduce our sales of front-end products and cause a decrease in our profitability. Failure to continue to improve operations, or a decline in major industries or general economic conditions, would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

Our new store and store relocation development program requires entering construction and development commitments and occasionally purchasing land that will not be utilized for several years which may limit our financial flexibility.

        We will enter into significant construction and development commitments as part of our new store and store relocation development program. Also, we will occasionally make capital expenditures to acquire land that may not be used for several years. Even if there are significant negative economic or competitive developments in our industry, financial condition or the regions where we have made these commitments, we are obligated to fulfill these commitments. Further, if we subsequently dispose of the property that we acquire, we may receive less than our purchase price or the net book value of such property, which may result in financial loss.

We are dependent on our management team, and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

        The success of our business is materially dependent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on the results of our operations, financial condition or cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

We are substantially dependent on a single supplier of pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship may have a negative effect on our results of operations, financial condition and cash flow.

        During fiscal 2006, we obtained approximately 94% of the dollar value of our prescription drugs from a single supplier, McKesson Corporation ("McKesson"), pursuant to a contract that runs through March 2009. Pharmacy sales represented approximately 63.2% of our total sales during fiscal 2006, or approximately 67% pro forma for the completion of the proposed acquisition, and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson would make it difficult for us to continue to operate our business until we executed a replacement strategy. There can be no assurance that we would be able to find a replacement supplier on a timely basis or that such supplier would be able to fulfill our demands on similar terms, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Risks Related to Our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

        We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores and mail order pharmacies. Our industry also faces growing competition from companies who import drugs directly from other countries, such as Canada, as well as from large-scale retailers that offer generic drugs at a substantial discount. The partnership of some of our competitors with pharmaceutical services companies further increases competition. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of customers. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. As competition increases, a significant increase in general pricing pressures could occur, which would require us to increase our sales volume and to sell higher margin products and services in order to remain competitive. We cannot assure you that we will be able to continue effectively to compete in our markets or increase our sales volume in response to further increased competition.

Drug benefit plan sponsors and third party payors could change their plan eligibility criteria and further encourage or require the use of mail-order prescriptions which could decrease our sales and reduce our margins and have a material adverse effect on our business.

        An adverse trend for drugstore retailing has been initiatives to contain rising healthcare costs leading to the rapid growth in mail-order prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years and are predicted to continue to rise. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being encouraged, and, in some cases, required, by third party pharmacy benefit managers, employers and unions that administer benefits. As a result, some labor unions and employers are requiring, and others may encourage or require, that their members or employees obtain medications from mail-order pharmacies which offer drug prescriptions at prices lower than we are able to offer.

        Another adverse trend for drugstore retailing has been for drug benefit plan sponsors and third party payors to change their plan eligibility requirements resulting in fewer beneficiaries covered and a reduction in the number of prescriptions allowed.

        Mail-order prescription distribution and drug benefit plan eligibility changes have negatively affected sales for traditional chain drug retailers, including us, in the last few years and we expect such negative effect to continue in the future. There can be no assurance that our efforts to offset the effects of mail order and eligibility changes will be successful.

The availability of pharmacy drugs is subject to governmental regulations.

        The continued conversion of various prescription drugs to over-the-counter medications may reduce our pharmacy sales and customers may seek to purchase such medications at non-pharmacy stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy or front-end product mix. For example, growth in late 2004 and 2005 was slowed by the negative publicity surrounding certain arthritis medications and other high-volume drugs, which adversely affected pharmacy sales.

Changes in third party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.

        Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties, have been increasing and we expect them to continue to increase. In fiscal 2006, sales of prescription drugs represented 63.2% of our sales, and pro forma for the proposed acquisition, approximately 67% of our sales as a combined company. In fiscal 2006, 93.9% of all of the prescription drugs that we sold were with third party payors, and pro forma for the proposed acquisition, 94.6% of all of the prescription drugs that we sold on a combined company basis were with third party payors. During fiscal 2006, the top five third-party payors accounted for approximately 31.0% of our total sales, the largest of which represented 8.9% of our total sales. Pro forma for the proposed acquisition, in fiscal 2006, the top five third-party payors accounted for approximately 29.6% of our total sales as a combined company, the largest of which represented 9.5% of our total sales as a combined company. In fiscal 2006, approximately 11.4% of our revenues were from state sponsored Medicaid agencies, the largest of which was less than 3% of our total sales, and pro forma for the proposed acquisition, approximately 10.8% of our revenues as a combined company were from state sponsored Medicaid agencies, the largest of which was less than 3% of our total sales as a combined company. Beginning January 2006, a significant amount of our Medicaid related prescriptions moved to coverage under the new Medicare Part D plans. After considering this shift in payor, we expect Medicaid related sales to represent approximately 8% of total sales in fiscal 2007. Any significant loss of third-party payor business could have a material adverse effect on our business and results of operations.

        Third party payors could reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members. Furthermore, the Medicare Part D program, which went into effect January 1, 2006, has reimbursement levels that are lower than the previous level of reimbursement. There have been a number of recent proposals and enactments by the Federal government and various states to reduce Medicaid reimbursement levels in response to budget problems, some of which propose to reduce reimbursement levels in the applicable states significantly, and we expect other similar proposals in the future. If third party payors reduce their reimbursement levels or if Medicare or state Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition or cash flows could be adversely affected.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

        Our pharmacy business is subject to federal, state and local government laws and regulation. These include local registrations of pharmacies in the states where our pharmacies are located, applicable Medicare and Medicaid regulations and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements and could adversely affect the continued operation of our business.

        Our pharmacy business is subject to the patient privacy and other obligations including corporate, pharmacy and associate responsibility, imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted use and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy health customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

        Federal and state reform programs, such as healthcare reform and enforcement initiatives of federal and state governments may also affect our pharmacy business. These initiatives include:

  •
  proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs;

  •
  changes in programs providing for reimbursement for the cost of prescription drugs by third party plans;

  •
  the Medicare Modernization Act;

  •
  increased scrutiny of, and litigation relating to, prescription drug manufacturers' pricing and marketing practices; and

  •
  regulatory changes relating to the approval process for prescription drugs.

        These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations that could adversely impact our prescription drug sales and, accordingly, our results of operations, financial condition or cash flows. It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. Future healthcare or budget legislation or other changes, including those referenced above, may materially adversely impact our pharmacy sales.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

        Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings and unintentional distribution of counterfeit drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

        There is a nationwide shortage of qualified pharmacists. However, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

        Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private brand products. A product liability judgment against us or a product recall could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to the Proposed Acquisition

The proposed acquisition is subject to certain closing conditions that may not be satisfied or waived, as well as the receipt of consents and approvals from government entities that may not be received or that may impose conditions that could have an adverse effect on us following the completion of the proposed acquisition. Failure to consummate the proposed acquisition could have a material adverse effect on us.

        To the extent that the parties fail to consummate the proposed acquisition, the costs and expenses of the failed acquisition, together with the failure to achieve the anticipated benefits and the distraction of our management's efforts, could materially and adversely affect our business, results of operations and financial condition. The stock purchase agreement we entered into with Jean Coutu Group contains numerous conditions to closing, the satisfaction or waiver of which are required to consummate the proposed acquisition. These conditions include, among others, the accuracy of our and Jean Coutu Group's respective representations and warranties in the stock purchase agreement as of the date of the stock purchase agreement and as of the closing date of the proposed acquisition, other than those failures to be accurate that have not had or would not reasonably be expected to have, in the aggregate, a material adverse effect on us or Jean Coutu USA, respectively, as well as the performance in all material respects by us and Jean Coutu Group of our and its respective obligations under the stock purchase agreement required to be performed by us or it at or prior to the closing date of the proposed acquisition. There can be no assurance that the conditions required to consummate the proposed acquisition will be satisfied or waived. Further, as described elsewhere herein, we may not be able to assume the Jean Coutu Notes, which we intend to assume as part of the consideration for the proposed acquisition, and therefore it may be necessary to obtain additional financing to fund the proposed acquisition. Such additional financing may not be available at interest rates or on terms as favorable as the interest rates or terms of the Jean Coutu Notes.

        In addition, we cannot complete the proposed acquisition unless we receive various consents, orders, approvals and clearances from antitrust and other authorities in the United States. While we believe that we will receive the requisite regulatory approvals from these authorities, there can be no assurance of this. These authorities may also impose conditions on the completion of the proposed acquisition or require changes to the terms of the proposed acquisition. For example, the authorities may require divestiture of certain assets as a condition to the closing of the proposed acquisition. We are not obligated to agree to divest assets in order to obtain regulatory approval of the proposed acquisition if such divestiture would be materially adverse to Rite Aid and its subsidiaries taken as a whole or would materially impair the overall benefits expected, as of the date the stock purchase agreement was executed, to be realized from the proposed acquisition. However, pursuant to the stock purchase agreement, we have agreed that any proposed divestiture or release of assets representing, or the imposition of conditions affecting, store-level Adjusted EBITDA (as defined in the stock purchase agreement) of up to an aggregate of $60 million before advertising and corporate administration expenses, for the most recently completed fiscal year, is not materially adverse to Rite Aid and its subsidiaries taken as a whole and would not materially impair the overall benefits expected to be realized from the proposed acquisition. There can be no assurance that any such conditions or changes will not be imposed, and such conditions or changes could have the effect of delaying completion of the proposed acquisition or imposing additional costs on or limiting our revenues following the proposed acquisition, any of which may have an adverse effect on us following the proposed acquisition.

        If the proposed acquisition is not consummated for any reason, we will have incurred substantial expenses without realizing the anticipated benefits of the proposed acquisition, including anticipated net reductions in costs and expenses as well as other benefits and synergies. We have incurred substantial legal, accounting and financial advisory fees and our management has devoted considerable time and effort in connection with the proposed acquisition. The failure to realize the expected benefits of the proposed acquisition may result in a material adverse effect on our business, results of operations, and financial condition.

Although we expect that the proposed acquisition will result in benefits to us, we may not realize those benefits because of integration difficulties.

        Integrating the operations of the Brooks and Eckerd drugstore chains successfully or otherwise realizing any of the anticipated benefits of the proposed acquisition, including anticipated cost savings and additional revenue opportunities, involve a number of potential challenges. The failure to meet these integration challenges could seriously harm our results of operations.

        Realizing the benefits of the proposed acquisition will depend in part on the integration of information technology, operations and personnel. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

  •
  diversion of management attention from ongoing business concerns to integration matters;

  •
  difficulties in consolidating and rationalizing information technology platforms and administrative infrastructures;

  •
  difficulties in integrating the Brooks and Eckerd store operations to serve the combined customer base of Rite Aid and the Brooks and Eckerd drugstore chains;

  •
  difficulties in combining corporate cultures, maintaining employee morale and retaining key employees; and

  •
  challenges in demonstrating to customers of Rite Aid and to customers of the Brooks and Eckerd drugstore chains that the proposed acquisition will not result in adverse changes in customer service standards or business focus.

Moreover, the Brooks and Eckerd chains are not fully integrated with one another and in many instances operate using different systems. As a result, following the proposed acquisition, we will be undertaking to integrate not one but two drugstore chains into our operations. Complications in integrating these two drugstore chains could increase our integration costs and make it more difficult to achieve a successful integration following the proposed acquisition.

        We may not successfully integrate the operations of the Brooks and Eckerd drugstore chains in a timely manner, and we may not realize the anticipated net reductions in costs and expenses and other benefits and synergies of the proposed acquisition to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, our ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine operations.

Following the completion of the proposed acquisition, for so long as Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) maintain certain levels of Rite Aid stock ownership, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) will exercise significant influence over us.

        When the proposed acquisition is completed, Jean Coutu Group will own approximately 30.2% of the voting power of Rite Aid. As a result, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) generally will have the ability to significantly influence the outcome of any matter submitted for the vote of our stockholders. The stockholder agreement provides that Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) will designate four director nominees of the fourteen members of our board of directors, subject to adjustment based on its ownership position in us. Accordingly, Jean Coutu Group generally will be able to significantly influence the outcome of all matters that come before our board of directors. As a result of its significant interest in us, Jean Coutu Group may have the power, subject to applicable law (including the fiduciary duties of the directors designated by Jean Coutu Group), to significantly influence actions that might be favorable to Jean Coutu Group, but not necessarily favorable to our results of operations, business or financial condition.

The announcement and pendency of the proposed acquisition may cause disruptions in the business of the Brooks and Eckerd drugstore chains, which could have an adverse effect on their business, financial condition or results of operations and, post-closing, our business, financial condition or results of operations.

        The announcement and pendency of the proposed acquisition could cause disruptions of the business of the Brooks and Eckerd drugstore chains. Specifically:

  •
  current and prospective employees of the Brooks and Eckerd drugstore chains may experience uncertainty about their future roles with Rite Aid, which might adversely affect the ability of the Brooks and Eckerd drugstore chains to attract and retain key personnel;

  •
  current and prospective customers of the Brooks and Eckerd drugstore chains may experience uncertainty about the ability of the Brooks and Eckerd stores to meet their needs, which might cause customers to make purchases or fill their prescriptions elsewhere.

        These disruptions could be exacerbated by a delay in the completion of the proposed acquisition and could have an adverse effect on the business, financial condition or results of operations of the Brooks and Eckerd drugstore chains prior to the completion of the proposed acquisition and on us following the completion of the proposed acquisition.

Conflicts of interest may arise between us and Jean Coutu Group, which may be resolved in a manner that adversely affects our business, financial condition or results of operations.

        After the completion of the proposed acquisition, Jean Coutu Group will continue its Canadian operations but will no longer have any operations in the United States; we currently have no operations in Canada. Despite the lack of geographic overlap after the proposed acquisition, conflicts of interest may arise between us and Jean Coutu Group in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by Jean Coutu Group of its interests in us and the exercise by Jean Coutu Group of its influence over our management and affairs.

        After the completion of the proposed acquisition, a number of the directors on our board of directors will be persons who are also officers or directors of Jean Coutu Group or its subsidiaries. Service as a director or officer of both Rite Aid and Jean Coutu Group or its other subsidiaries could create conflicts of interest if such directors or officers are faced with decisions that could have materially different implications for Rite Aid and for Jean Coutu Group. Apart from a conflicts of interest policy contained in our Code of Ethics and Business Conduct and applicable to our directors, we and Jean Coutu Group have not established any formal procedures to resolve potential or actual conflicts of interest between us. There can be no assurance that any of the foregoing conflicts will be resolved in a manner that does not adversely affect our business, financial condition or results of operations.

Following the completion of the proposed acquisition, we will be dependent on Jean Coutu Group for certain transitional services pursuant to a transition services agreement. The failure of Jean Coutu Group to perform its obligations under the transition services agreement could adversely affect our business, financial condition or results of operations.

        Our ability to effectively monitor and control the operations of the Brooks and Eckerd drugstore chains we acquire in the proposed acquisition depends to a large extent on the proper functioning of our information technology and business support systems. Following the completion of the proposed acquisition, we will be initially dependent upon Jean Coutu Group to continue to provide certain information technology, network and support services to Jean Coutu USA for a period of time after the completion of the proposed acquisition to facilitate the transition of the Brooks and Eckerd drugstore chains. The terms of these arrangements will be governed by a transition services agreement to be entered into as of the closing of the proposed acquisition. We and Jean Coutu Group are obligated to negotiate in good faith the transition services agreement. If, however, we fail to reach a satisfactory agreement with respect to certain services or Jean Coutu Group fails to perform its obligations under the transition services agreement, we may not be able to perform such services ourselves or obtain such services from third parties at all or on terms favorable to us. In addition, upon termination of the transition services agreement, if we are unable to develop the necessary systems, resources and controls necessary to allow us to provide the services currently being provided by Jean Coutu Group or to obtain such services from third parties, it could adversely affect our business, financial condition or results of operations.

Risks Related to the Notes

The guarantees of the secured notes will be subordinated to the guarantees of our first priority debt, including our existing senior secured credit facility and, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, and the guarantees of the secured notes will be secured only to the extent that the first priority debt is oversecured; the terms of the secured notes permit, without the consent of holders of secured notes, various releases of the collateral securing the secured notes and subsidiary guarantees as well as various amendments to the priority collateral documents that could be adverse to holders of secured notes.

        Subject to some limitations, our obligations under the secured notes will be guaranteed, subject to certain limitations, by all the Rite Aid Subsidiary Guarantors and, following the closing of the proposed acquisition, to the extent permitted by our secured credit facility, the Jean Coutu Guarantors. These guarantees will, however, be subordinated to the guarantees of our first priority debt, including our existing senior secured credit facility and, following the Post-Closing Filing, the Tranche 2 Term Loan Facility. The collateral that secures the guarantees of the secured notes on a second priority basis will also secure the guarantees of certain existing and future indebtedness, including our existing senior secured credit facility and, upon completion of the proposed acquisition and following the Post-Closing Filing, the Tranche 2 Term Loan Facility, on a first priority basis, and the guarantees of the 8.125% Notes, the 9.5% Notes (until redeemed), the 7.5% Notes and possible additional future indebtedness on a second priority basis. Any rights to payment and claims by the holders of the secured notes will therefore be fully subordinated to any rights to payment or claims by our creditors under our existing senior secured credit facility and, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, with respect to distributions of collateral. In addition, other second priority debt will be pari passu in right of payment and entitled to share equally and ratably in the collateral securing the secured notes. Further, such other second priority debt may require the proceeds of collateral dispositions to be allocated to prepay, repurchase or provide for the prepayment or repurchase of other second priority debt when no such prepayment, repurchase or provision is required with respect to the secured notes.

        Only when our obligations under our existing senior secured credit facility and, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, and any other first priority debt are satisfied in full will the proceeds of such collateral be available, subject to other permitted liens, to satisfy obligations under guarantees of the secured notes and the other debt secured by the shared second priority lien. Even if the proceeds from the sale or liquidation of such collateral are sufficient to satisfy our obligations under our existing senior secured credit facility and, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, and any additional first priority debt, if the amount of such remaining proceeds is less than the aggregate outstanding principal amount of debt secured by the shared second priority liens, we may be unable to fully satisfy our obligations under the guarantees of the secured notes. As a result, our obligations that are secured, subject to permitted liens, by the shared second priority liens on the Rite Aid Collateral and, to the extent permitted by our credit facilities, following the proposed acquisition or, if not permitted earlier, following the Post-Closing Filing, the Jean Coutu Collateral are secured only to the extent that (i) our existing senior secured credit facility and, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, and other first priority debt is oversecured, and (ii) the oversecured amount is sufficient, subject to other permitted liens, to secure the secured notes, the 8.125% Notes, the 9.5% Notes (until redeemed), the 7.5% Notes and any other second priority debt. Pursuant to the indentures governing the senior secured notes, the 9.5% Notes (until redeemed), the 8.125% Notes, and the 7.5% Notes and the second priority collateral documents, substantial additional debt may share the second priority liens securing the subsidiary guarantees of the secured notes without the consent of holders of secured notes. Additionally, the guarantees of the Tranche 2 Term Loan Facility issued by the subsidiaries we acquire in the proposed acquisition will initially be secured by, and the guarantees of the acquired subsidiaries of the Acquisition Notes will be secured by, pledges of the stock of the subsidiaries we acquire. If we are unable to obtain amendments to our credit facilities, the secured notes will be structurally subordinated to all obligations of the Jean Coutu Subsidiary Guarantors until the Post-Closing Filing. The secured notes will have no security interest in the collateral securing the Tranche 2 Term Loan Facility (prior to the Post-Closing Filing) or the Acquisition Notes.

        The lenders under the first priority debt, including our existing senior secured credit facility and, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, will, at all times, control all remedies or other actions related to the Collateral. In addition, if the lenders under the first priority debt release the liens securing the obligations under the first priority debt, then, under the terms of the indenture governing the secured notes, the holders of the secured notes will be deemed to have given approval for the release of the liens securing the secured notes, subject to certain limitations. All Collateral used, sold, transferred or otherwise disposed of in accordance with the terms of the second priority debt will automatically be released from the lien securing the subsidiary guarantees of the secured notes. Accordingly, any such sale, transfer or disposition in a transaction that does not violate the asset disposition covenant in the indenture governing the secured notes may result in a release of Collateral. Because the asset disposition covenant of the indenture governing the secured notes does not restrict transfers of assets by our subsidiaries to us, any transfer of Collateral to us could result in such assets ceasing to constitute Collateral. The liens securing guarantees of the secured notes may also be released pursuant to instructions by representatives of a majority of the second priority debt obligations, unless the release involves all or substantially all the Collateral, in which case release shall require the consent of the holders of secured notes. The secured notes offered hereby do not and in the future may not represent a majority of the second priority debt obligations. Accordingly, substantial collateral may be released automatically without consent of the holders of the secured notes or the trustee under the indenture governing the secured notes. In addition, if the lenders under the first priority debt release any of the subsidiary guarantors securing the obligations under the first priority debt, then the holders of the secured notes will be deemed to have given approval for such release of any such subsidiary guarantor from its obligations under the subsidiary guarantee, subject to certain limitations. The second priority collateral documents may be amended with the consent of holders representing a majority of the second priority debt obligations. In addition, the terms of the secured notes permit various other releases of collateral and subsidiary guarantees as well as various amendments to the second priority collateral documents that could be adverse to holders of secured notes without the consent of holders of secured notes. See "Description of Secured Notes" and "Description of Collateral and Intercreditor Arrangements."

If the guarantees of the secured notes and the liens that secure these guarantees are held to be invalid or unenforceable or are limited by fraudulent conveyance or other laws, the secured notes would be unsecured and structurally subordinated to the debt of our subsidiaries.

        We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Accordingly, our debt that is not guaranteed by our subsidiaries is structurally subordinated to the debt and other liabilities of our subsidiaries.

        Our creditors or the creditors of the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors could challenge the guarantees of the secured notes and the liens securing the notes as fraudulent conveyances or on other grounds. The delivery of these guarantees or the grant of these liens could be found to be a fraudulent conveyance and declared void if a court determined that: the subsidiary delivered the guarantee or granted a lien with the intent to hinder, delay or defraud its existing or future creditors; the Rite Aid Subsidiary Guarantor or Jean Coutu Subsidiary Guarantor did

not receive fair consideration for the delivery of the guarantee or the grant of the liens; or the Rite Aid Subsidiary Guarantor or Jean Coutu Subsidiary Guarantor was insolvent at the time it delivered the guarantee or granted a lien. We cannot assure you that a court would not reach one of these conclusions. In the event that a court declares these guarantees or liens to be void, or in the event that the guarantees or liens must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the secured notes would be effectively subordinated to the obligations of our subsidiaries, including trade payables and other liabilities that constitute indebtedness. Additionally, if we are unable to obtain amendments to our credit facilities, the secured notes will be substantially subordinated to all obligations of the Jean Coutu Subsidiary Guarantors until the Post-Closing Filing.

The unsecured notes will be effectively subordinated to our secured debt and the liabilities of our subsidiaries, and if a default occurs, we may not have sufficient funds to satisfy our obligations under the unsecured notes.

        The unsecured notes will be our general unsecured, unsubordinated obligations that rank equal in right of payment with all of our existing and future unsecured, unsubordinated debt. The unsecured notes will be effectively subordinate to all of our secured debt with respect to the right to be satisfied from the assets that secure such secured debt as collateral. Also, the unsecured notes will be structurally subordinated to all obligations of our subsidiaries unless and until any such subsidiaries guarantee the unsecured notes. As of December 2, 2006, the total outstanding debt of us and our subsidiaries was approximately $3.15 billion and would have been approximately $3.18 billion and $5.64 billion, respectively, giving pro forma effect to this offering and the application of the proceeds thereof and the proposed acquisition (taking into account this offering and the application of the proceeds thereof), respectively. As of December 2, 2006, the total outstanding debt of us and our subsidiaries that would be effectively senior to the unsecured notes was approximately $1.88 billion and would have been approximately $1.60 billion and $3.15 billion, respectively, giving pro forma effect to this offering and the application of the proceeds thereof and the proposed acquisition (taking into account this offering and the application of the proceeds thereof), respectively.

        Holders of the unsecured notes will be creditors of Rite Aid Corporation and not our subsidiaries. The ability of our creditors, including you, to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary's creditors, including trade creditors, and any prior or equal claim of any equity holder of that subsidiary. As a result, you may receive less, proportionately, than our secured creditors and the creditors of our subsidiaries.

The indenture governing the unsecured notes will require that certain of our subsidiaries provide guarantees of the unsecured notes, to the extent permitted under our existing senior secured credit facility. Any such guarantees could be held invalid or unenforceable or be limited by fraudulent conveyance or other laws.

        Following the completion of the proposed acquisition, we will be required by the indenture governing the unsecured notes to provide guarantees of our obligations under the unsecured notes by the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors, only to the extent permitted under our credit facilities. The provision of such guarantees is not currently permitted under the terms of our credit facilities. While we intend to request an amendment of our credit facilities to permit the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors to guarantee the unsecured notes, we cannot assure you that such amendment will be obtained. If we do not obtain an amendment of our credit facilities, the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors will not be required to provide guarantees of the unsecured notes.

        If the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors guarantee the unsecured notes, our creditors or the creditors of the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors could challenge these guarantees as fraudulent conveyances or on other grounds. The delivery of these guarantees could be found to be a fraudulent conveyance and declared void if a court determined that: the respective Rite Aid Subsidiary Guarantor or Jean Coutu Subsidiary Guarantor delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; the respective Rite Aid Subsidiary Guarantor or Jean Coutu Subsidiary Guarantor did not receive fair consideration for the delivery of the guarantee; or the respective Rite Aid Subsidiary Guarantor or Jean Coutu Subsidiary Guarantor was insolvent at the time it delivered the guarantee. We cannot assure you that a court would not reach one of these conclusions.

        In the event that a court declares these guarantees to be void, or in the event that the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the unsecured notes would be effectively subordinated to the obligations of our subsidiaries, including trade payables and other liabilities that constitute indebtedness. Additionally, if we are unable to obtain amendments to our credit facilities, the unsecured notes will be substantially subordinated to all obligations of the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors.

We may be unable to purchase the notes upon a change of control.

        Upon a change of control event, we would be required to offer to purchase each series of notes for cash at a price equal to 101% of their respective aggregate principal amounts, plus accrued and unpaid interest, if any. The change of control provisions of each series of notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction that may adversely affect you unless the transaction is included within the definition of a change of control.

        Our existing senior secured credit facility provides and the Tranche 2 Term Loan Facility will provide that the occurrence of certain events that would constitute a change in control for the purposes of the indentures governing each respective series of notes constitutes a default under such facility. Much of our other debt also requires us to repurchase such debt upon an event that would constitute a change in control for the purposes of the notes. Other future debt may contain prohibitions of events that would constitute a change in control or would require such debt to be repurchased upon a change in control. Moreover, the exercise by holders of each series of notes of their right to require us to repurchase their respective notes could cause a default under our existing or future debt, even if the change in control itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of each series of the notes upon a repurchase may be limited by our financial resources at the time of such repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase either series of the notes in connection with a change in control would result in a default under the indentures governing the respective series of notes. Such a default would, in turn, constitute a default under much of our existing debt, and may constitute a default under future debt as well.

An active trading market may not develop for the notes.

        There is no existing trading market for either series of notes. Although the underwriters have informed us that they currently intend to make a market in both series of notes, they have no obligation to do so and may discontinue making a market at any time without notice. Accordingly, we cannot assure you that a liquid market will develop for either series of notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

        We do not intend to apply for listing of either series of notes on any securities exchange.

        The liquidity of any market for each series of notes will depend on a number of factors, including:

  •
  the number of holders of the respective series of notes;

  •
  our operating performance and financial condition;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in such series of notes; and

  •
  prevailing interest rates.

An active market for either series of the notes may not develop and, if it develops, may not continue.

USE OF PROCEEDS

        The net proceeds from this offering will be approximately $977.3 million after deducting $21.3 million in underwriters' discounts and commissions and approximately $1.5 million of other fees and expenses. We intend to use the net proceeds of this offering to redeem our 9.5% Notes in accordance with their terms at a price equal to 104.750% of their outstanding principal amount plus any interest to, but not including, the date of redemption, to repay amounts outstanding under our existing senior secured credit facility (including borrowings used to pay at maturity our 4.75% convertible notes due December 2006 and our 7.125% senior notes due January 2007) and for working capital and general corporate purposes. For a description of interest rate and maturity of the indebtedness under our existing senior secured credit facility, see "Description of Other Indebtedness—Existing Credit Facility."

CAPITALIZATION

        The following table sets forth our unaudited consolidated cash and cash equivalents and our capitalization as of December 2, 2006 (i) on an actual basis, (ii) on a pro forma as adjusted basis to give effect to this offering and the application of the proceeds described herein and (iii) on a pro forma as adjusted basis to give effect to this offering, the application of the proceeds described herein and the proposed acquisition as if it had occurred on that date. You should read the data set forth in the table below in conjunction with "The Proposed Acquisition," "Unaudited Pro Forma Financial Information," "Selected Historical Consolidated Financial Data of Rite Aid," "Selected Historical Financial Data of Jean Coutu USA," "Rite Aid Management's Discussion and Analysis of Financial Condition and Results of Operations," "Jean Coutu USA Management's Discussion and Analysis of Financial Condition and Results of Operation," our audited and unaudited consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement, and Jean Coutu USA's audited consolidated financial statements and the accompanying notes contained in our Definitive Proxy Statement, which we filed with the SEC on November 30, 2006 and have incorporated by reference in this prospectus supplement, and Jean Coutu USA's unaudited consolidated condensed financial statements and the accompanying notes contained herein.

	December 2, 2006
	Actual	Pro Forma As Adjusted for this Offering	Pro Forma As Adjusted for the Proposed Acquisition
	(Dollars in thousands)
Cash and cash equivalents	$148,397	$148,397	$181,997

Secured Debt:
Existing senior secured credit facility	$875,000	$396,074	$396,074
Tranche 1 Term Loan	145,000	145,000	145,000
Tranche 2 Term Loan Facility(1)	—	—	680,000
8.125% senior secured notes due 2010	357,666	357,666	357,666
9.5% senior secured notes due 2011	300,000	—	—
7.5% senior secured notes due 2015	200,000	200,000	200,000
7.5% senior secured notes offered hereby due 2017	—	500,000	500,000
Acquisition Notes(2)	—	—	870,000
Other	1,719	1,719	1,719

	1,879,385	1,600,459	3,150,459
Lease Financing Obligations	177,539	177,539	200,890
Unsecured Debt:
7.125% senior notes due 2007(3)	184,074	—	—
6.125% fixed-rate senior notes due 2008	150,000	150,000	150,000
9.25% senior notes due 2013	148,439	148,439	148,439
6.875% senior debentures due 2013	184,773	184,773	184,773
7.7% notes due 2027	295,000	295,000	295,000
6.875% fixed-rate senior notes due 2028	128,000	128,000	128,000
8.5% senior subordinated notes due 2014(4)	—	—	884,000
8.625% senior notes offered hereby due 2015	—	500,000	500,000

	1,090,286	1,406,212	2,290,212
Total debt	3,147,210	3,184,210	5,641,561

Stockholders' equity	$1,625,275	$1,616,375	$2,698,275

Total capitalization	$4,772,485	$4,800,585	$8,339,836

(1)
Does not include approximately $228 million of the amount remaining under the Tranche 2 Term Loan Facility that we may draw on or after the time of our Post-Closing Filing.

(2)
We can provide no assurance that we will not alter the financing structure of the proposed acquisition described herein.

(3)
On January 16, 2007, we paid at maturity the remaining outstanding principal of $184,074 of our 7.125% senior notes due 2007. We funded this payment with borrowings under our existing senior secured credit facility.

(4)
On December 8, 2006, the Jean Coutu Group filed against the trustee under the Jean Coutu Notes a complaint for declaratory judgment in the United States District Court for the Southern District of New York. Among other things, the complaint seeks a declaratory judgment that the indenture permits Rite Aid's assumption of the Jean Coutu Notes. On December 20, 2006, the holders of the Jean Coutu Notes sought and subsequently were granted permission to intervene in the Action. The holders of the Jean Coutu Notes answered the complaint and filed counterclaims which seek, among other things, a judgment declaring (i) that the proposed acquisition is not a sale of all or substantially all of the Jean Coutu Group's assets and that the substitution of Rite Aid for the Jean Coutu Group as obligor on the Jean Coutu Notes would be a breach of the indenture and an event of default under it; or (ii) a judgment declaring a violation of Section 801 of the indenture for the Jean Coutu Notes if, in connection with the sale of "all or substantially all" of its assets the Jean Coutu Group dissolves guaranteeing subsidiaries that it is not selling rather than requiring those subsidiaries to reaffirm their guarantees. This Action is currently in discovery and briefing for summary judgment is scheduled to close on March 2, 2007 with a hearing on the motion for summary judgment scheduled for March 9, 2007.

RATIO OF EARNINGS TO FIXED CHARGES

        We have calculated the ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges before capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, preferred stock dividend requirement and that portion of rental expense which is representative of the interest factor in those rentals.

	Thirty-Nine Weeks Ended	Fiscal Year Ended
	December 2, 2006 (39 Weeks)	March 4, 2006 (53 Weeks)	February 26, 2005 (52 Weeks)		February 28, 2004 (52 weeks)	March 1, 2003 (52 weeks)	March 2, 2002 (52 weeks)
	(Dollars in thousands)
Fixed charges:
Interest expense	$205,703	$277,017	$294,871		$313,498	$330,020	$396,064
Interest portion of net rental expense(1)	145,250	189,756	185,313		184,391	189,528	181,493

Fixed charges before capitalized interest and preferred stock dividend requirements	350,953	466,773	480,184		497,889	519,548	577,557
Preferred stock dividend requirement(2)	46,988	65,446	54,194		37,074	49,540	42,354
Capitalized interest	1,027	934	250		133	301	806

Total fixed charges	$398,968	$533,153	$534,628		$535,096	$569,389	$620,717

Earnings:
Income (loss) before income taxes	$13,417	$43,254	$134,007		$34,584	$(154,482)	$(837,385)
Share of loss from equity method investees	—	—	—		—	—	12,092
Preferred stock dividend requirement	(46,988)	(65,446)	(54,194)		(37,074)	(49,540)	(42,354)

Fixed charges before capitalized interest	397,941	532,219	534,378		534,963	569,088	619,911
Total adjusted earnings (loss)	364,370	510,027	614,191		532,473	365,066	(247,736)

Earnings to fixed charges (deficiency) excess	$(34,598)	$(23,126)	$79,563		$(2,623)	$(204,323)	$(868,453)

Ratio of earnings to fixed charges(3)	—	—	1.15	x	—	—	—

(1)
The interest portion of net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2)
The preferred stock divided requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

(3)
For the years ended March 2, 2002, March 1, 2003, February 28, 2004, and March 4, 2006 and for the thirty-nine weeks period ended December 2, 2006 earnings were insufficient to cover fixed charges by approximately $868.5 million, $204.3 million, $2.6 million, $23.1 million and $34.6 million, respectively.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial statements were prepared using the historical consolidated financial statements of Rite Aid and Jean Coutu USA. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Rite Aid and Jean Coutu USA included in or incorporated by reference into this prospectus supplement.

        The accompanying unaudited pro forma combined financial statements give pro forma effect to:

  •
  the proposed offer and sale of $500 million aggregate principal amount of our senior secured notes and $500 million aggregate principal amount of our senior notes, including the expected application of the proceeds therefrom (collectively, the "proposed offering") and

  •
  the proposed acquisition, assuming a purchase price of $1.45 billion in cash, the assumption of Jean Coutu Group's 8.5% Senior Subordinated Notes due 2014 (the "Jean Coutu Notes"), and the issuance of Rite Aid common stock, using the purchase method of accounting.

        The pro forma adjustments related to the proposed acquisition are preliminary and do not reflect the final purchase price, final debt components or final allocation of the excess of the purchase price over the net book value of the assets of Jean Coutu USA, as the process to assign a fair value to the various tangible and intangible assets acquired has only just commenced. Final adjustments are likely to result in a materially different purchase price, debt components and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and amount of interest expense and depreciation and amortization expense recorded in the statement of operations. The effect of the changes to the statements of operations will depend on the final purchase price, the nature and amount of debt issued and assumed and the nature and amount of the final purchase price allocation and could be material. We can provide no assurance that we will not alter the financing structure of the proposed acquisition described herein.

        The pro forma financials do not reflect revenue opportunities and cost savings that we expect to realize after the completion of the proposed acquisition. The pro forma financial information also does not reflect non-recurring charges related to integration activity or exit costs that may be incurred by Rite Aid or Jean Coutu USA in connection with the proposed acquisition.

        The unaudited pro forma combined balance sheet assumes that the completion of this offering and the proposed acquisition took place on December 2, 2006 and combines Rite Aid's unaudited December 2, 2006 balance sheet, pro forma for the proposed offering, with the unaudited balance sheet of Jean Coutu USA as of November 25, 2006.

        The unaudited pro forma combined statements of operations for the 53-week year ended March 4, 2006 and the thirty-nine week period ended December 2, 2006 assume that this offering, and the proposed acquisition took place on the first day of the period presented (i.e., February 27, 2005 and March 5, 2006, respectively). The unaudited pro forma combined statement of operations for the 53-week fiscal year ended March 4, 2006 combines Rite Aid's audited consolidated statement of operations for the 53-week fiscal year ended March 4, 2006, pro forma for the proposed offering, with Jean Coutu USA's audited consolidated statement of operations for the 52-week fiscal year ended May 27, 2006. The unaudited pro forma combined statement of operations for the thirty-nine weeks ended December 2, 2006 combines Rite Aid's unaudited consolidated statement of operations for the thirty-nine week period ended December 2, 2006, pro forma for the proposed offering, with Jean Coutu USA's unaudited consolidated statement of operations for the thirty-nine week period ended November 25, 2006 (comprised of the thirteen week period ended May 27, 2006, and the twenty-six week period ended November 25, 2006). Reclassifications have been made to the statements of operations of Jean Coutu USA to conform it to Rite Aid's financial statement classifications. In order to prepare the accompanying pro forma combined statements of operations for the combined company, revenues of $2,428.1 million and a net loss of $31.7 million for the thirteen weeks ended May 27, 2006 for Jean Coutu USA were included in both the 52-week fiscal year ended May 27, 2006 and the thirty-nine weeks ended November 25, 2006.

        The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma financial information is preliminary and is being furnished solely for information purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

RITE AID CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(Dollar and share information in millions)

	Rite Aid Corporation December 2, 2006	Preliminary Pro Forma Adjustments for this Offering		Pro Forma for this Offering	Jean Coutu USA November 25, 2006	Preliminary Pro Forma Adjustments for the Proposed Acquisition		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$148.4	$—		$148.4	$33.6	$—		$182.0
Accounts receivable, net	321.8	—		321.8	405.3	—		727.1
Inventories, net	2,468.4	—		2,468.4	1,702.6	74.9	(1)	4,245.9
Prepaid expenses and other current assets	113.2	—		113.2	62.2	(15.3	)(2)	160.1

Total current assets	3,051.8	—		3,051.8	2,203.7	59.6		5,315.1
Property, plant and equipment, net	1,697.3	—		1,697.3	1,111.1	10.9	(3)	2,819.3
Goodwill	656.0	—		656.0	858.7	152.3	(4)	1,667.0
Other intangibles, net	185.3	—		185.3	667.4	(280.6	)(5)	572.1
Deferred tax assets	1,387.5	5.4		1,392.9	—	4.8		1,397.7
Other assets	154.3	22.8	(17)	177.1	234.2	(177.5	)(6)	233.8

Total assets	$7,132.2	$28.2		$7,160.4	$5,075.1	$(230.5)		$12,005.0

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of convertible notes, long term debt and lease financing obligations	$197.6	$(184.1	)(16)	$13.5	$173.9	$(161.4	)(7)	$26.0
Accounts payable	923.8	—		923.8	678.7	—		1,602.5
Accrued salaries, wages and other current liabilities	715.4	—		715.4	428.9	—		1,144.3

Total current liabilities	1,836.8	(184.1)		1,652.7	1,281.5	(161.4)		2,772.8
Long-term debt, less current maturities	2,785.0	221.2	(16)	3,006.2	3,020.2	(586.2	)(8)	5,440.2
Lease financing obligations, less current maturities	164.7	—		164.7	—	10.9	(9)	175.6
Other noncurrent liabilities	720.4	—		720.4	311.2	(113.5	)(10)	918.1

Total liabilities	$5,506.9	$37.1		$5,544.0	$4,612.9	$(850.2)		$9,306.7

Stockholders' equity:
Preferred stock	—	—		—	6.2	(6.2)		—
Preferred stock, Series E	120.0	—		120.0	—	—		120.0
Preferred stock, Series G	127.7	—		127.7	—	—		127.7
Preferred stock, Series H	125.5	—		125.5	—	—		125.5
Preferred stock, Series I	116.4	—		116.4	—	—		116.4
Common stock	532.3	—		532.3	—	250.0		782.3
Accumulated paid-in capital	3,104.7	—		3,104.7	607.4	232.6		3,944.7
Accumulated deficit	(2,477.3)	(8.9	)(18)	(2,486.2)	(151.4)	143.3		(2,494.3)
Accumulated other comprehensive loss	(24.0)	—		(24.0)	—	—		(24.0)

Total stockholders' equity	1,625.3	(8.9)		1,616.4	462.2	619.7	(11)	2,698.3

Total liabilities and stockholders equity	$7,132.2	$28.2		$7,160.4	$5,075.1	$(230.5)		$12,005.0

See accompanying notes to unaudited pro forma combined financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

RITE AID CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(Dollar and share information in millions)

	Rite Aid Corporation 53 weeks ended March 4, 2006	Preliminary Pro Forma Adjustments for this Offering		Pro Forma for this Offering	Jean Coutu USA 52 weeks ended May 27, 2006	Preliminary Pro Forma Adjustments for Proposed Acquisition		Pro Forma Combined
Revenues	$17,271.0	$—		$17,271.0	$9,495.9	$—		$26,766.9
Costs and expenses:
Cost of goods sold	12,571.9	—		12,571.9	7,172.4	13.3	(12)	19,757.6
Selling, general and administrative expenses	4,307.4	—		4,307.4	2,030.8	217.7	(12)	6,555.9
Store closing and impairment charges	68.7	—		68.7	—	28.2	(12)	96.9
Interest expense	277.0	8.0	(19)	285.0	274.7	(65.9	)(13)	493.8
Loss on debt modifications and retirements, net	9.2	—		9.2	—	—		9.2
Gain on sale of assets and investments, net	(6.5)	—		(6.5)	—	(8.0	)(12)	(14.5)
Depreciation and amortization	—	—		—	215.8	(215.8	)(12)	—
Interest income	—	—		—	(6.0)	6.0	(12)	—
Foreign currency loss	—	—		—	12.7	(12.7	)(14)	—

	17,227.7	8.0		17,235.7	9,700.4	(37.2)		26,898.9

Income (loss) before income taxes	43.3	(8.0)		35.3	(204.5)	37.2		(132.0)
Income tax (benefit) expense	(1,229.8)	(4.0	)(20)	(1,233.8)	(76.9)	13.9	(15)	(1,296.8)

Net income (loss)	$1,273.1	$(4.0)		$1,269.1	$(127.6)	$23.3		$1,164.8

See accompanying notes to unaudited pro forma combined financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

RITE AID CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(Dollar and share information in millions)

	Rite Aid Corporation 39 weeks ended December 2, 2006	Preliminary Pro Forma Adjustments for this Offering		Pro Forma for this Offering	Jean Coutu USA 39 weeks ended November 25, 2006	Preliminary Pro Forma Adjustments for the Proposed Acquisition		Pro Forma Combined
Revenues	$12,945.7	$—		$12,945.7	$7,128.4	$—		$20,074.1
Costs and expenses:
Cost of goods sold	9,456.6	—		9,456.6	5,403.3	12.4	(12)	14,872.3
Selling, general and administrative expenses	3,247.2	—		3,247.2	1,547.2	137.2	(12)	4,931.6
Store closing and impairment charges	24.2	—		24.2		22.8	(12)	47.0
Interest expense	205.7	7.1	(19)	212.8	212.2	(55.8	)(13)	369.2
Loss (gain) on sale of assets and investments, net	(1.4)	—		(1.4)	—	(1.6	)(12)	(3.0)
Depreciation and amortization	—	—		—	145.5	(145.5	)(12)	—
Interest income	—	—		—	(5.8)	5.8	(12)	—
Foreign currency loss	—	—		—	(4.2)	4.2	(14)	—

	12,932.3	7.1		12,939.4	7,298.2	(20.5)		20,217.1

Income (loss) before income taxes	13.4	(7.1)		6.3	(169.8)	20.5		(143.0)
Income tax (benefit) expense	1.7	(3.5	)(20)	(1.8)	(63.6)	7.7	(15)	(57.7)

Net income (loss)	$11.7	$(3.6)		$8.1	$(106.2)	$12.8		$(85.3)

See accompanying notes to unaudited pro forma combined financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

RITE AID CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

        The accompanying unaudited pro forma combined balance sheet assumes that this offering and the proposed acquisition took place on December 2, 2006 and combines Rite Aid's unaudited December 2, 2006 balance sheet with the unaudited balance sheet of Jean Coutu USA as of November 25, 2006.

        On August 23, 2006, Rite Aid Corporation entered into the stock purchase agreement with Jean Coutu Group. Pursuant to the terms of and subject to the conditions set forth in the stock purchase agreement, Rite Aid will acquire all of the outstanding capital stock of Jean Coutu USA, which is engaged in the business of operating a network of retail pharmacy stores conducting business under the Brooks and Eckerd banners.

        The aggregate purchase price for the proposed acquisition of Jean Coutu USA will consist of $1.45 billion in cash, subject to a working capital adjustment, 250 million shares of Rite Aid common stock and the assumption of $850 million of the Jean Coutu Notes (with the cash component increasing to $2.3 billion if the Jean Coutu Notes are not assumed).

        The accompanying unaudited pro forma combined statements of operations for the 53-week fiscal year ended March 4, 2006 and the thirty-nine week period ended December 2, 2006 assumes that this offering, the application of the proceeds thereof and the proposed acquisition took place on the first day of the period presented (i.e., February 27, 2005 and March 5, 2006, respectively). The unaudited pro forma combined statement of operations for the 53-week fiscal year ended March 4, 2006 combines Rite Aid's audited consolidated statement of operations for the 53-week fiscal year ended March 4, 2006, Pro Forma for the proposed offering, with Jean Coutu USA's audited consolidated statement of operations for the fiscal 52-week year ended May 27, 2006. The accompanying unaudited pro forma combined statement of operations for the thirty-nine weeks ended December 2, 2006 combines Rite Aid's unaudited consolidated statement of operations for the thirty-nine week period ended December 2, 2006, Pro Forma for the proposed offering, with Jean Coutu USA's unaudited consolidated statement of operations for the thirty-nine week period ended November 25, 2006 (comprised of the thirteen week period ended May 27, 2006, and the twenty-six week period ended November 25, 2006). Reclassifications have been made to the statement of operations of Jean Coutu USA to conform it to Rite Aid's financial statement classifications. In order to prepare the accompanying pro forma combined statements of operations, revenues of $2,428.1 million and net loss of $31.7 million for the thirteen weeks ended May 27, 2006 for Jean Coutu USA were included in both the 52-week fiscal year ended May 27, 2006 and the thirty-nine weeks ended November 25, 2006.

        You should be advised that the following pro forma combined financial statements have been prepared for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by us if this offering had already occurred or the combined company for the periods presented or that will be achieved by us or the combined company in the future.

Note 2—Unaudited Pro Forma Adjustments

        The pro forma adjustments included in the accompanying statements do not reflect the final purchase price, final debt components or final allocation of the excess of the purchase price over the net book value of the assets of Jean Coutu USA, as the process to assign a fair value to the various tangible and intangible assets acquired, including goodwill, has only just commenced. Jean Coutu USA purchased the Eckerd stores from J.C. Penney Company, Inc. in July of 2004 and at that time recorded the Eckerd fixed assets, prescription file intangibles and favorable lease intangibles at their fair value, based upon the results of a valuation prepared by an independent third party. For purposes of the preliminary purchase price allocation, it is assumed that the fair values that will be assigned to these assets are based on the fair values assigned at the time of Jean Coutu USA's purchase of the Eckerd stores. For the acquired stores representing Brooks stores which were not part of the July 2004 acquisition, the Company has assigned an estimated fair value to associated fixed assets, prescription file intangibles and favorable lease intangibles of the Brooks stores, assuming that the per store estimated fair value of these assets approximates the per store estimated fair value assigned to similar assets of the Eckerd stores as discussed above. Final adjustments are likely to result in a materially different purchase price, debt components and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and amount of interest expense and depreciation and amortization expense recorded in the statement of operations.

Adjustments for the Proposed Acquisition

Unaudited Pro Forma Combined Balance Sheet

(1)
Represents the elimination of the LIFO reserve for Jean Coutu USA, in order to record the inventory of Jean Coutu USA at its estimated fair value.

(2)
Represents an intercompany receivable of Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition.

(3)
Represents the component of the excess of the purchase price over the net book value of the assets of Jean Coutu USA allocated to property, plant and equipment of Jean Coutu USA.

(4)
Represents the addition of goodwill of $1,011.0 related to Rite Aid's acquisition of Jean Coutu USA less the elimination of $858.7 of goodwill related to Jean Coutu USA's acquisition of Eckerd. A preliminary calculation of the goodwill resulting from Rite Aid's acquisition of Jean Coutu USA is shown below. The final allocation of the purchase price will likely have a material impact on the pro forma balance sheet and therefore final goodwill recorded could be materially different than the amount calculated below (in millions).

Cash to be paid via new debt issuance	$1,450.0
Assumption of the Jean Coutu Notes	884.0	(a)
Issuance of Rite Aid common stock	1,090.0	(b)

Purchase price	3,424.0
Estimated transaction fees	36.3	(c)

Adjusted purchase price	3,460.3
Book value of Jean Coutu USA assets	(2,322.4	)(d)

Total purchase price adjustment	1,137.9
Purchase price adjustment allocated to tangible and identifiable intangible assets	(126.9	)(e)

Goodwill	$1,011.0

    (a)
    Represents the fair value of the Jean Coutu Notes at January 30, 2007. Cash to be paid via new debt issuance will increase by $850 million if the Jean Coutu Notes are not assumed.

    (b)
    Based on a stock price of $4.36 per share. This amount is calculated based upon the average closing price of Rite Aid stock beginning two days prior to the announcement of Rite Aid's proposed purchase of Jean Coutu USA on August 24, 2006 and ending two days after that announcement.

    (c)
    Represents transaction fees incurred that will be capitalized as part of the purchase price allocation. Fees incurred to issue the debt to finance the proposed acquisition will be capitalized and amortized over the term of the related debt instrument. See footnote 6 below.

    (d)
    Calculated by taking the book value of Jean Coutu USA at November 25, 2006 and adjusting for the elimination of intercompany assets and liabilities not acquired by Rite Aid and the elimination of goodwill, trade name intangible assets and related deferred tax liabilities related to Jean Coutu USA's acquisition of Eckerd.

    (e)
    Includes adjustments for the elimination of the LIFO reserve of Jean Coutu USA ($74.9 million), purchase price allocation to property, plant and equipment ($10.9 million), purchase price allocation to prescription file intangibles ($57.5 million) and purchase price allocation to favorable lease intangibles ($14.9 million), less additional deferred tax liabilities related to the purchase price allocation of $31.2 million. After taking into account these adjustments, along with the other adjustments described in this Note 2, the preliminary fair value of the inventory, property, plant and equipment and identifiable intangibles acquired from Jean Coutu USA is $1,627.6 million, $1,122.0 million and $386.8 million, respectively.

(5)
Represents the elimination of the Eckerd trade name intangible asset of $353.0 million, the allocation of $57.5 million of the purchase price of Jean Coutu USA to prescription file intangibles and the allocation of $14.9 million of the purchase price of Jean Coutu USA to favorable lease intangibles.

(6)
Represents the receivable of $228.3 million of Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition and the capitalization of an estimated $50.8 million of debt issue costs expected to be incurred by Rite Aid for debt issued to consummate the acquisition that will be amortized over the term of the related debt instruments.

(7)
Represents an intercompany payable of Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition.

(8)
Represents intercompany debt of $3,009.3 million from Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition, the reclassification of $10.9 million of the long term portion of capital leases to lease financing obligations and the incurrence of $2,434.0 million of debt by Rite Aid to finance the proposed acquisition.

(9)
Represents the reclassification of Jean Coutu USA lease financing obligations to conform to Rite Aid presentation.

(10)
Represents elimination of Jean Coutu USA deferred tax liabilities of $144.7 million related to the Eckerd trade name asset and the addition of deferred tax liabilities resulting from the assignment of a portion of the purchase price allocation to identifiable tangible and intangible assets.

(11)
Reflects the elimination of the historical equity of Jean Coutu USA (which results in a reduction to pro forma equity of $462.2 million), the addition of equity recorded for the issuance of 250 million shares of Rite Aid common stock (which results in an increase in pro forma equity of $1,090.0 million; see footnote (4), sub-footnote (2) above) and the tax effected impact of a non-recurring commitment fee of $12.9 million related to bridge financing for the proposed acquisition (which results in a reduction of pro forma equity of $8.1 million). The net effect of these adjustments to pro forma equity is an increase of $619.7 million.

Unaudited Pro Forma Combined Statements of Operations

(12)
Reflects the following pro forma adjustments (in millions):

	Pro forma Impact
	53 weeks ended March 4, 2006	39 weeks ended December 2, 2006
Additional amortization expense resulting from the adjustment of the amortization period of Eckerd prescription file intangibles from ten years to five years (increase in SG&A)	$28.7	$21.5
Additional depreciation and amortization expense resulting from an allocation of a portion of the purchase price of Jean Coutu USA representing the Brooks stores to:
—property plant and equipment (increase to cost of goods sold)	$0.5	$0.4
—prescription file intangibles, (increase in SG&A)	$11.5	$8.6
—favorable lease intangibles, (increase in SG&A)	$0.7	$0.6
Reclassification of depreciation and amortization of Jean Coutu USA to:
—costs of goods sold (increase in cost of goods sold)	$12.8	$12.0
—SG&A (increase in SG&A)	$203.0	133.5
Reclassification of interest income of Jean Coutu USA to SG&A (decrease in SG&A)	$6.0	$5.8
Reclassification of amounts from SG&A to conform with Rite Aid's presentation in the statement of operations.
—store closing and impairment charges (decrease in SG&A)	$28.2	$22.8
—gain on sale of fixed assets (increase in SG&A)	$8.0	$1.6

Depreciation expense related to the purchase price adjustment to property, plant and equipment is calculated as being depreciated over a 20 year period, as the Company's assumption in the purchase price allocation is that the majority of this allocation is related to the fair value of improvements to leased locations. Therefore, the period used is the minimum period of the majority of Jean Coutu USA's operating leases. Amortization expense related to the purchase price adjustment to favorable lease intangibles is calculated as being amortized over a 20 year period, which is the minimum period of the majority of Jean Coutu USA's operating leases. Amortization expense related to the purchase price adjustment to prescription file intangibles is calculated as being amortized over a five year period, as this is the life that has been assigned recent prescription file intangible additions of the Company. The useful lives assigned in the final purchase price allocation could differ from these lives, which could have a material impact on depreciation and amortization expense. A $10 million adjustment to the value assigned to property plant and equipment would have an impact on annual depreciation expense of $0.5 million. A $10 million adjustment to the value assigned to favorable lease intangibles would have an impact on annual amortization expense of $0.5 million. A $10 million adjustment to the value assigned to prescription file intangibles would have an impact on annual amortization expense of $2.0 million.

(13)
Reflects the impact of eliminating the historical interest expense incurred by Jean Coutu USA for intercompany debt to Jean Coutu Group and adding interest expense to be incurred for the debt issued and assumed by Rite Aid in this offering and for the proposed acquisition. A listing of this debt is detailed in the section of this prospectus supplement titled "Capitalization."

(14)
Reflects the elimination of loss on foreign currency exchange between Jean Coutu USA and Jean Coutu Group related to the Canadian dollar denominated intercompany debt that will not be acquired as a part of this acquisition.

(15)
Represents the tax effect of the pro forma adjustments, recorded at an estimated statutory rate of 37.5%.

Adjustments for the Proposed Offering

Unaudited Pro Forma Combined Balance Sheet

(16)
Represents the increase in indebtedness from the issuance of $1.0 billion aggregate principal amount of notes in the proposed offering, net of the redemption of $300 million principal amount of our 9.5% senior secured notes due 2011 and our repayment of approximately $478.9 million under our revolving credit facility; of which approximately $184.1 million was used to pay at maturity our 7.125% senior notes due January 2007. The net increase in indebtedness of $37.1 million represents amounts used to fund the costs of issuing the notes ($22.8 million) and to complete our early redemption of our 9.5% senior secured notes due 2011 ($14.3 million).

(17)
Represents the capitalization of the costs to issue the notes.

(18)
Represents the tax effected impact on stockholders equity of the loss incurred in the redemption of our 9.5% senior secured notes due 2011.

Unaudited Pro Forma Combined Statement of Operations

(19)
Represents the impact of the proposed offering on interest expense.

(20)
Represents the tax effect of the pro forma adjustments.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RITE AID

        We derived our following financial data from audited financial statements for fiscal years 2002 through 2006 and from unaudited financial statements for the thirty-nine weeks ended December 2, 2006 and November 26, 2005, which are incorporated by reference in this prospectus supplement. In the opinion of our management, this unaudited interim period information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the thirty-nine weeks ended December 2, 2006 and November 26, 2005. Results for interim periods should not be considered indicative of results for any other periods or for the year.

        This information is only a summary. You should read the data set forth in the table below in conjunction with "Rite Aid Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	Thirty-Nine Weeks Ended		Fiscal Year Ended
	Dec. 2, 2006	Nov. 26, 2005	Mar. 4, 2006 (53 weeks)	Feb. 26, 2005 (52 weeks)	Feb. 28, 2004 (52 weeks)	Mar. 1, 2003 (52 weeks)	Mar. 2, 2002 (52 weeks)
	(Dollars and share information in thousands)
Summary of Operations:
Revenues	$12,945,650	$12,499,642	$17,270,968	$16,816,439	$16,600,449	$15,791,278	$15,166,170
Costs and expenses:
Cost of goods sold(1)	9,456,572	9,075,083	12,571,860	12,202,894	12,163,735	11,611,829	11,252,229
Selling, general and administrative expenses(1)(2)	3,247,208	3,150,392	4,307,421	4,127,536	4,029,220	3,900,553	3,850,134
Goodwill amortization(3)	—	—	—	—	—	—	21,007
Store closing and impairment charges	24,153	26,305	68,692	35,655	22,074	135,328	251,617
Interest expense	205,703	205,273	277,017	294,871	313,498	330,020	396,064
Interest rate swap contracts	—	—	—	—	—	278	41,894
Loss (gain) on debt modifications and retirements, net	—	9,186	9,186	19,229	35,315	(13,628)	221,054
Share of loss from equity investments	—	—	—	—	—	—	12,092
Loss (gain) on sale of assets and investments, net	(1,403)	(3,865)	(6,462)	2,247	2,023	(18,620)	(42,536)

Total costs and expenses	12,932,233	12,462,374	17,227,714	16,682,432	16,565,865	15,945,760	16,003,555

Income (loss) before income taxes	13,417	37,268	43,254	134,007	34,584	(154,482)	(837,385)
Income tax expense (benefit)	1,688	10,635	(1,229,752)	(168,471)	(48,795)	(41,940)	(11,745)

Net income (loss)	$11,729	$26,633	$1,273,006	$302,478	$83,379	$(112,542)	$(825,640)

Financial Position:
Working capital	$1,214,993	$1,188,149	$741,488	$1,335,017	$1,894,247	$1,676,889	$1,580,218
Property, plant and equipment, net	1,697,347	1,678,357	1,717,022	1,733,694	1,882,763	1,867,830	2,095,552
Total assets	7,132,217	5,836,251	6,988,371	5,932,583	6,245,634	6,132,766	6,491,281
Total debt(4)	3,147,210	3,081,189	3,051,446	3,311,336	3,891,666	3,862,628	4,056,468
Redeemable preferred stock(5)	20,047	19,944	19,970	19,868	19,766	19,663	19,561
Stockholders' equity (deficit)	1,625,275	352,318	1,606,921	322,934	(8,277)	(129,938)	(7,527)

Other Data:
Cash flows from operations provided by (used in):
Operating activities	$182,745	$336,758	$417,165	$518,446	$227,515	$305,383	$16,343
Investing activities	(208,425)	(132,182)	(231,084)	(118,985)	(242,150)	(72,214)	342,531
Financing activities	98,010	(262,267)	(272,835)	(571,395)	(15,931)	(211,903)	(107,109)
Capital expenditures	247,821	225,783	341,349	222,417	267,373	116,154	187,383
Number of retail drug stores	3,322	3,333	3,323	3,356	3,382	3,404	3,497
Number of associates	70,100	71,200	70,200	71,200	72,500	72,000	75,000

(1)
Costs of goods sold and selling, general and administrative expenses for the fiscal years ended February 26, 2005, February 28, 2004, March 1, 2003, March 2, 2002 and for the thirty-nine week period ended November 26, 2005 have been reclassified to conform to current presentation of occupancy costs in selling, general and administrative expenses and warehousing and outbound freight costs in cost of goods sold.

(2)
Includes stock-based compensation expense (benefit). Stock-based compensation expense for the fiscal years ended March 4, 2006, February 26, 2005 and February 28, 2004 and for the thirty-nine week period ended November 26, 2005 was determined using the fair value method set forth in SFAS No. 123, "Accounting for Stock-Based Compensation." Stock-based compensation expense (benefit) for the fiscal years ended March 1, 2003 and March 2, 2002 was determined using the intrinsic method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Effective March 5, 2006, Rite Aid adopted the provisions of SFAS No. 123(R) "Share Based Payment." Stock-based compensation expense for the thirty-nine week period ended December 2, 2006 was determined using the fair value method set forth in SFAS 123(R).

(3)
Effective March 3, 2002 we adopted SFAS No. 142, "Goodwill and Intangible Assets", which specifies that goodwill and indefinite life intangibles shall no longer be amortized. Accordingly, no goodwill amortization expense was recorded for the fiscal years ended March 4, 2006, February 26, 2005, February 28, 2004, and March 1, 2003 and for the thirty-nine week periods ended December 2, 2006 and November 26, 2005.

(4)
Total debt included capital lease obligations of $178.2 million, $168.3 million, $183.2 million, $176.2 million, $182.6 million, $177.5 million and $174.7 million as of March 4, 2006, February 26, 2005, February 28, 2004, March 1, 2003, March 2, 2002, December 2, 2006 and November 26, 2005, respectively.

(5)
Redeemable preferred stock was included in "Other Non-current liabilities" as of March 4, 2006, February 26, 2005, February 28, 2004, December 2, 2006 and November 26, 2005, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JEAN COUTU USA

        We derived the following financial data of Jean Coutu USA from audited consolidated financial statements of Jean Coutu USA for fiscal years 2002 through 2006 and from unaudited consolidated condensed financial statements for the twenty-six weeks ended November 25, 2006 and November 26, 2005. In the opinion of Jean Coutu USA's management, this unaudited interim period information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results of operations and financial condition for the twenty-six weeks ended November 25, 2006 and November 26, 2005. Results for the interim periods should not be considered indicative of results for any other periods or for the year.

        This information is only a summary. You should read the data set forth in the table below in conjunction with "Jean Coutu USA Management's Discussion and Analysis of Financial Condition and Results of Operation" and Jean Coutu USA's historical audited consolidated financial statements as of May 27, 2006 and May 28, 2005 and for each of the three fiscal years in the period ended May 27, 2006 and related notes contained in our Definitive Proxy Statement, which we filed with the SEC on November 30, 2006 and have incorporated by reference in this prospectus supplement, and unaudited consolidated condensed financial statements and the accompanying notes contained herein.

	Twenty-Six Weeks Ended		Fiscal Year Ended
	Nov. 25, 2006	Nov. 26, 2005	May 27, 2006 (52 weeks)(5)	May 28, 2005 (52 weeks)(5)	May 29, 2004 (52 weeks)	May 31, 2003 (53 weeks)	May 25, 2002 (52 weeks)(6)
	(Dollars in thousands)
Summary of Operations:
Revenues	$4,700,311	$4,608,402	$9,495,858	$8,200,445	$1,802,585	$1,757,035	$1,301,720
Costs and expenses:
Cost of goods sold(1) &(2)	3,559,086	3,468,619	7,172,366	6,227,045	1,371,271	1,339,263	993,221
Selling, general and administration expenses(1)	1,029,187	1,002,314	2,030,766	1,686,458	318,726	311,736	233,489
Depreciation and amortization	104,118	116,084	215,804	184,854	31,148	29,892	22,241
Interest expense	141,416	133,104	274,692	208,648	31,926	34,341	22,614
Foreign currency losses (gains)	(5,440)	1,989	12,670	(18,208)	—	—	—
Interest income	(4,113)	(2,792)	(5,964)	(1,310)	(85)	(29)	(105)

Total costs and expenses	4,824,254	4,719,318	9,700,334	8,287,487	1,752,986	1,715,203	1,271,460

Income (loss) before income taxes	(123,943)	(110,916)	(204,476)	(87,042)	49,599	41,832	30,260
Income tax expense (benefit)	(49,342)	(42,535)	(76,893)	(32,616)	19,151	16,683	12,558

Net income (loss)	$(74,601)	$(68,381)	$(127,583)	$(54,426)	$30,448	$25,149	$17,702

Quarter and Year-End Financial Position:
Working capital(3)	$922,106	1,145,179	$1,009,563	$986,418	$209,515	$201,759	$233,624
Property and equipment, net	1,111,122	1,127,995	1,113,898	1,179,248	307,652	289,396	254,925
Total assets	5,075,123	5,232,983	5,105,925	5,084,895	878,518	812,019	752,387
Total debt(4)	3,128,337	3,063,033	3,118,912	2,803,392	554,022	522,463	509,220
Stockholders' equity	462,153	596,239	536,920	664,671	179,656	149,243	123,910
Other Data:
Cash flows from operations provided by (used in):
Operating activities	$(65,856)	$(132,822)	$(15,665)	$97,599	$24,281	$43,879	$2,131
Investing activities	(73,859)	(57,170)	(94,868)	(2,650,696)	(47,464)	(57,944)	(280,112)
Financing activities	62,559	179,730	130,586	2,625,972	31,901	15,871	280,738
Capital expenditures	72,636	58,698	124,064	162,272	42,931	56,176	37,444
Number of retail drugstores	1,859	1,853	1,858	1,922	336	332	331
Number of associates	46,000	49,400	46,266	48,745	8,508	8,297	8,699

(1)
Costs of goods sold and SG&A for the fiscal years ended May 31, 2003 and May 25, 2002 have been reclassified to conform to the 2006 fiscal year's presentation of co-op advertising income and advertising expense in SG&A and distribution center costs (excluding depreciation) in costs of goods sold.

(2)
Includes LIFO charges of $38,747 in 2006, $18,456 in 2005, $17,861 in the twenty-six weeks ended November 25, 2006 and $11,147 in the twenty-six weeks ended November 26, 2005. Jean Coutu USA changed from FIFO to LIFO in fiscal 2005.

(3)
Working capital is defined as total current assets less total current liabilities.

(4)
Total debt included capital lease obligations of $14,302 as of May 27, 2006, $16,335 as of May 28, 2005, $23,351 as of November 25, 2006 and $11,975 as of November 26, 2005.

(5)
Fiscal year ended May 27, 2006 included the operating results of the Eckerd stores for the full 52 week period. Fiscal year ended May 28, 2005 included the operating results of the 1,549 Eckerd stores for the 43 weeks beginning from the date of the acquisition of the Eckerd stores.

(6)
Fiscal year ended May 25, 2002 included the acquisition of 80 OSCO stores.

RITE AID MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains management's discussion and analysis of financial condition and results of operations for Rite Aid and should be read in conjunction with the consolidated financial statements of Rite Aid and the related notes incorporated by reference in this prospectus supplement.

Overview

        Net income for the thirteen week period ended December 2, 2006 was $1.1 million compared to a loss of $5.2 million for the thirteen week period ended November 26, 2005. The improvement in operating results was due primarily to an increase in revenues and the resulting gross profit and improvement in selling, general and administrative expenses ("SG&A") as a percent of revenue. These items are described in further detail in "—Results of Operations" below.

        Net income for the thirty-nine week period ended December 2, 2006 was $11.7 million compared to $26.6 million for the thirty-nine week period ended November 26, 2005. The decrease in operating results was caused by a decrease in gross margin rate and an increase in SG&A. These items were partially offset by an increase in revenues and resulting gross profit, the absence of a $9.2 million charge recorded in the thirty-nine week period ended November 26, 2005 related to the early redemption of our 11.25% senior notes due July 2008 and a decrease in income tax expenses. These items are described in further detail in "—Results of Operations" below.

        Net income for fiscal 2006 was $1,273.0 million, or $1.89 per diluted share, compared to $302.5 million, or $0.47 per diluted share in fiscal 2005, and $83.4 million, or $0.11 per diluted share in fiscal 2004. Our operating results are described in detail in "—Results of Operations" and "—Liquidity and Capital Resources" below. However, some of the key factors that impacted our results in fiscal 2006, 2005, and 2004 are summarized as follows:

        Income Tax Valuation Allowance Adjustment.    Net income included a benefit of $1,231.1 million, or $1.90 per diluted share during fiscal 2006 and $179.5 million, or $0.32 per diluted share during fiscal 2005 related to the recognition of net deferred tax assets as a result of the release of a tax valuation allowance. Based upon a review of a number of factors, including historical operating performance and our expectation that we can generate sustainable consolidated taxable income for the foreseeable future, we concluded at the end of fiscal 2006 that the majority of the net deferred tax assets would be utilized. Thus, pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, we recorded a tax benefit during fiscal 2006 releasing a majority of the remaining valuation allowance, resulting in a non-cash increase in net income of $1,231.1 million. Based upon the then available factors at the end of the fourth quarter of fiscal 2005, we recorded a tax benefit for a portion of our net deferred tax assets by releasing a portion of our valuation allowance, resulting in a non-cash increase in net income of $179.5 million during fiscal 2005. As of March 4, 2006, we maintain a valuation allowance of $259.6 million against remaining net deferred tax assets.

        Sales Trends.    Our revenue growth for fiscal 2006 compared to fiscal 2005 was 2.7% and for fiscal 2005 compared to fiscal 2004 was 1.3%. Factors affecting our growth are discussed more thoroughly in "—Results of Operations" below. Significant factors negatively impacting our revenue were customer concerns over the safety of certain categories of drugs, changes in various states' Medicaid coverages, a higher level of prescriptions using generic drugs and lower reimbursement rates, including the new Medicare Part D program. Another significant factor negatively effecting our revenue growth was the continuing penetration of mail order prescription programs, particularly the mandatory mail program that the United Auto Workers implemented beginning January 2004. Additionally, our revenue growth was negatively effected by difficult comparisons to prior year revenues for our stores in Southern California that benefited from the effects of a strike at several Southern California grocery chains that ended March 2004. As described in "Business—Strategy" below, we are taking steps to offset these negative factors by working to increase sales at our existing stores through improved customer service and developing new and relocated stores in our strongest markets. Compared to the prior year, our revenue declined by 0.5% in the first quarter and grew 0.2%, 0.9%, and 9.9% in the second, third and fourth quarters, respectively. Revenue growth in the fourth quarter of fiscal 2006 was impacted by an extra week, as fiscal 2006 was a fifty-three week year. The impact of this fifty-third week was 7.9%. However, we expect our revenue results to continue to face significant pressures from the existing competitive environment.

        Hurricane Katrina.    On August 29, 2005, Hurricane Katrina made landfall in Louisiana and proceeded to move through Mississippi and Alabama, causing one of the worst natural disasters in the history of the United States. As of March 4, 2006, we had 16 stores that remained closed. We have reopened two of these stores and do not expect the remaining stores to be reopened until sometime after fiscal 2007.

        During fiscal 2006, we incurred costs and damages related to Hurricane Katrina of $25.4 million. These costs and damages included the write-off of inventory and long-lived assets at net book value, relief and other payments to associates and other clean-up costs. In addition, we incurred $1.2 million of costs relating to the major remodeling and reconstruction of certain of the impacted stores. We maintain insurance coverage which provides for reimbursement from losses resulting from property damage, including flood, loss of product and business interruption. The insurance coverage is for current replacement value, less certain deductible amounts depending on the nature of the loss and number of occurrences.

        As of March 4, 2006, we received advance payments of $30.9 million from our insurance carriers. The excess of advance payments over the amounts written off of $5.5 million represents a deferred gain, and was included in other non-current liabilities. The $1.2 million of costs relating to the major remodeling and reconstruction of certain of the impacted stores was included in construction in progress.

        The impact of Hurricane Katrina on our sales and operating results for fiscal 2006 was not material.

        Debt Refinancing and Receivables Securitization.    In fiscal years 2006, 2005 and 2004, we took several steps to improve our leverage, extend the terms of a substantial amount of our debt, lower our interest rates and obtain more flexibility. In fiscal 2006, we amended our existing senior secured credit facility to consist solely of a $1.75 billion revolving credit facility, paid at maturity the remaining outstanding principal on two existing notes and completed the early redemption of another existing note. As a result of amending our existing senior secured credit facility and the early redemption of an existing note, we recorded a loss on debt modifications of $9.2 million. In fiscal 2005, we replaced our prior senior secured credit facility with a new credit facility, entered into receivable securitization agreements, issued new senior secured notes, and repurchased portions of several existing notes prior to maturity. As a result of entering into our existing senior secured credit facility and the receivables securitization agreements, we recorded a loss on debt modifications of $20.0 million, offset by net gains of $0.8 million related to the note repurchases described above. In fiscal 2004, we replaced our then existing senior secured credit facility with a new senior secured credit facility, issued new senior notes and repurchased portions of several existing notes prior to maturity. These activities resulted in a loss of $43.2 million related to the termination of the old senior secured credit facility, offset by net gains of $7.9 million related to the note repurchases described above. These steps and our operating cash flow have enabled us to reduce our debt from $3.9 billion as of March 1, 2003 to $3.1 billion as of March 4, 2006. These transactions are discussed in more detail in "—Liquidity and Capital Resources" below.

        Dilutive Equity Issuances.    At March 4, 2006, 527.7 million shares of common stock were outstanding and an additional 213.2 million shares of common stock were issuable related to outstanding stock options, convertible notes and preferred stock.

        Our 213.2 million shares of potentially issuable common stock consist of the following:

Strike Price	Outstanding Stock Options(a)	Convertible Notes(b)	Preferred Stock	Total
	(Shares in thousands)
$5.50 and under	55,111	—	112,054	167,165
$5.51 to $7.50	2,189	38,462	—	40,651
$7.51 and over	5,418	—	—	5,418

Total issuable shares	62,718	38,462	112,054	213,234

(a)
The exercise of these options would provide cash of $296.2 million

(b)
The conversion of these notes to equity would reduce the principal amount of debt by $250.0 million

Planned Acquisition

        On August 23, 2006, we entered into the stock purchase agreement with Jean Coutu Group. Under the terms of the agreement, we will acquire from Jean Coutu Group all of the membership interests of Jean Coutu USA, a wholly owned subsidiary of Jean Coutu Group, which is engaged in the business of owning and operating a network of retail pharmacy stores conducting business under the Eckerd and Brooks banners. As consideration for the proposed acquisition, we will issue 250 million shares of Rite Aid common stock, will pay $1.45 billion in cash, subject to a working capital adjustment, and intend to assume $850 million of the Jean Coutu Notes (with the cash component increasing to $2.3 billion if the Jean Coutu Notes are not assumed). Certain holders of the Jean Coutu Notes have claimed that the indenture governing the Jean Coutu Notes does not allow us to assume them and therefore the trustee of the Jean Coutu Notes has indicated to Jean Coutu Group that it is not currently willing to execute a supplemental indenture evidencing our assumption of the Jean Coutu Notes. Consequently, Jean Coutu Group has recently commenced an action seeking a declaration that our assumption of the Jean Coutu Notes is permitted under the indenture. We believe that Jean Coutu Group's claim is with merit. We anticipate the suit being resolved prior to the closing of the proposed acquisition. If it is determined that we cannot assume the Jean Coutu Notes, we believe we will be able to fund the remaining cash component of the purchase price via the issuance of new debt, which may be secured and/or unsecured.

        The shares of Rite Aid common stock issuable to Jean Coutu Group in the proposed acquisition will represent approximately 30.2% of our total voting power after giving effect to the proposed acquisition. Upon the closing of the proposed acquisition, we will expand our board of directors to 14 members, with four of the seats being held by members designated by Jean Coutu Group. In connection with entering into the stock purchase agreement, on August 23, 2006, we entered into a stockholder agreement with Jean Coutu Group and certain Coutu family members that will become effective upon consummation of the proposed acquisition and will govern Jean Coutu Group's ownership interest in Rite Aid. The stockholder agreement contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters. We also entered into a registration rights agreement with Jean Coutu Group giving Jean Coutu Group certain rights with respect to the registration under the Securities Act of the shares of our common stock to be issued to Jean Coutu Group pursuant to the stock purchase agreement or acquired by Jean Coutu Group pursuant to certain stock purchase rights or open market purchase rights under the stockholder agreement.

        We and Jean Coutu Group have each made customary representations, warranties and covenants in the stock purchase agreement, including, among others, Jean Coutu Group's covenant to cause Jean Coutu USA and its subsidiaries to conduct their business in the ordinary course between the execution of the agreement and the closing of the proposed acquisition and to refrain from certain types of transactions during that period. Consummation of the proposed acquisition is subject to customary conditions, including, among others, (i) stockholder approval of the issuance of our common stock to Jean Coutu Group, (ii) expiration or termination of the applicable antitrust waiting period, (iii) receipt of NYSE listing approval with respect to the shares of our common stock to be issued to Jean Coutu Group, (iv) absence of any law or order prohibiting the consummation of the proposed acquisition, (v) no threatened or pending litigation seeking to limit our ownership or operation of Rite Aid's or Jean Coutu USA's assets and (vi) subject to certain exceptions, the accuracy of the representations and warranties of the parties. Timing of the consummation of the proposed acquisition is dependent upon the timing of the above items.

        On September 18, 2006, each of Rite Aid and Jean Coutu Group filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC. On October 18, 2006, each of Rite Aid and Jean Coutu Group received a request for additional information from the FTC regarding the proposed acquisition. We and Jean Coutu Group are and intend to continue cooperating fully with the FTC in its review of the proposed acquisition under the HSR Act. The proposed acquisition is also subject to similar review by various state regulatory authorities. On January 18, 2007, our stockholders voted to approve the issuance of the common stock to Jean Coutu Group in connection with the proposed acquisition. Stockholders also approved an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of common stock to 1.5 billion, which amendment will be filed and made effective upon the closing of the proposed acquisition. We expect that the proposed acquisition will close shortly after the end of the fourth quarter of fiscal 2007.

Results of Operations

Revenues and Other Operating Data

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	December 2, 2006	November 26, 2005	December 2, 2006	November 26, 2005
	(Dollars in thousands except percentages)
Revenues	$4,320,208	$4,145,683	$12,945,650	$12,499,642
Revenue growth	4.2%	0.9%	3.6%	0.2%
Same store sales growth(1)	3.4%	1.7%	3.6%	0.6%
Pharmacy sales growth (decline)	5.0%	0.1%	4.4%	(0.8)%
Same store pharmacy sales growth (decline)(1)	4.3%	0.7%	4.5%	(0.5)%
Pharmacy sales as a % of total sales	64.3%	63.8%	64.1%	63.6%
Third party sales as a % of total pharmacy sales	95.5%	94.1%	95.3%	94.0%
Front-end sales growth	2.8%	2.4%	2.2%	1.9%
Same store front-end sales growth(1)	1.9%	3.4%	2.1%	2.6%
Front-end sales as a % of total sales	35.7%	36.2%	35.9%	36.4%
Store data:
Total stores (beginning of period)	3,315	3,345	3,323	3,356
New stores	10	8	21	10
Store acquisitions, net	0	2	2	5
Closed stores	(3)	(22)	(24)	(38)
Total stores (end of period)	3,322	3,333	3,322	3,333
Relocated stores	13	8	34	20
Remodeled stores	4	53	18	161

(1)
Same store sales for the thirteen and thirty-nine week periods ended December 2, 2006 are calculated by comparing the thirteen and thirty-nine weeks periods ended December 2, 2006 with the thirteen and thirty-nine week periods ended December 3, 2005.

	Year Ended
	March 4, 2006 (53 Weeks)	February 26, 2005 (52 Weeks)	February 28, 2004 (52 Weeks)
	(Dollars in thousands except percentages)
Revenues	$17,270,968	$16,816,439	$16,600,449
Revenue growth	2.7%	1.3%	5.1%
Same store sales growth(1)	1.1%	1.6%	5.7%
Pharmacy sales growth	2.0%	1.3%	5.8%
Same store pharmacy sales growth(1)	0.3%	1.6%	6.4%
Pharmacy sales as a percentage of total sales	63.2%	63.6%	63.6%
Third-party sales as a percentage of total pharmacy sales	93.9%	93.5%	93.3%
Front-end sales growth	3.8%	1.1%	3.9%
Same store front-end sales growth(1)	2.6%	1.6%	4.6%
Front-end sales as a percentage of total sales	36.8%	36.4%	36.4%
Store data:
Total stores (beginning of period)	3,356	3,382	3,404
New stores	17	7	2
Closed stores	(56)	(38)	(26)
Store acquisitions, net	6	5	2
Total stores (end of period)	3,323	3,356	3,382
Remodeled stores	173	169	170
Relocated stores	53	13	7

(1)
Same store sales for fiscal 2006 are calculated by comparing the 53 week period ended March 4, 2006 with the 53 week period ended March 5, 2005.

  Revenues

  Thirteen and Thirty-Nine Week Period Comparisons

        Revenue growth was 4.2% and 3.6% for the thirteen and thirty-nine week periods ended December 2, 2006, respectively. Pharmacy sales growth was 5.0% and 4.4% in the thirteen and thirty-nine week periods ended December 2, 2006, respectively and front-end sales growth was 2.8% and 2.2% in the thirteen and thirty-nine week periods ended December 2, 2006, respectively.

        Pharmacy same store sales increased by 4.3% and 4.5% in the thirteen and thirty-nine week periods ended December 2, 2006, respectively, primarily driven by an increase in price per prescription and by same store prescription growth of 2.3% and 2.1% in the thirteen and thirty-nine week periods ended December 2, 2006, respectively. In addition to favorable demographic trends, our script growth was positively impacted by Medicare Part D and by initiatives such as our focus on customer satisfaction, prescription file buys, our senior loyalty program and the new and relocated store program. Partially offsetting these items was an increase in generic sales and lower reimbursement rates, including the lower reimbursement rates from the new Medicare Part D program.

        Front-end same store sales increased by 1.9% and 2.1% in the thirteen and thirty-nine week periods ended December 2, 2006, respectively; this occurred primarily as a result of strong performance in core categories, such as over-the-counter and health and beauty and an increase in sales driven by promotional activities. These items were partially offset by a decrease in photo and film sales.

        We include in same store sales all stores that have been open at least one year. Relocated stores are not included in the same store sales for one year. Stores in liquidation are considered closed.

  Fiscal Year Comparisons

        Fiscal 2006 compared to Fiscal 2005: The 2.7% growth in revenues for fiscal 2006 was driven by front-end sales growth of 3.8% and pharmacy sales growth of 2.0%. Sales growth in front-end and pharmacy was driven by increases in same store sales, which are discussed in more detail in the paragraphs below, and by the additional week in fiscal 2006. We include in same store sales all stores that have been open at least one year. Stores in liquidation are considered closed. Relocated stores are not included in same store sales.

        Fiscal 2006 pharmacy same store sales increased by 0.3% due to an increase in price per prescription, which was offset by an increase in generic sales, lower reimbursement rates, including the lower reimbursement rates from the new Medicare Part D program, and a decrease in the number of prescriptions filled. The decrease in the number of prescriptions filled was due primarily to certain third party payors requiring or encouraging customers to use mail order, competitor growth in our markets, changes in Medicaid coverages, safety concerns in antiarthritic, psychotherapeutic and hormone therapy prescriptions and a milder cough, cold and flu season than the prior year.

        Fiscal 2006 front-end same store sales increased by 2.6%, primarily as a result of improvement in our core categories such as over-the-counter, health and beauty care and consumable and food products partially offset by a decrease in photo and film sales and the decrease in categories negatively impacted by a milder cough, cold and flu season.

        Fiscal 2005 compared to Fiscal 2004: The 1.3% growth in revenues for fiscal 2005 was driven by pharmacy sales growth of 1.3%, and front-end sales growth of 1.1%. Sales growth in both pharmacy and front end was driven by increases in same store sales, which are discussed in more detail below.

        Fiscal 2005 pharmacy same store sales increased by 1.6%, due to increases in price per prescription, offset by an increase in generic sales, lower reimbursement rates, and a decrease in the number of prescriptions filled. This reduction in prescriptions filled is due primarily to certain third party payors requiring or encouraging customers to use mail order, safety concerns in antiarthritic, psychotherapeutic and hormone therapy prescriptions, the movement of certain prescription drugs to over-the-counter and a milder cough, cold and flu season than in the prior year. The lower rate of increase in fiscal 2005 is also partially attributable to our Southern California stores benefiting from an increase in business in fiscal 2004 related to a union strike at several grocery store chains.

        Fiscal 2005 front-end same store sales increased 1.6%, primarily as a result of improvement in our consumable, over-the-counter and health and beauty care categories, partially offset by a decrease in photo and film sales, sales decreases in categories negatively impacted by a milder cough, cold and flu season and decreased traffic in stores that were negatively impacted by mail order programs. The lower rate of increase in fiscal 2005 is also partially attributable to our Southern California stores benefiting from an increase in business in fiscal 2004 related to a union strike at several grocery store chains.

Costs and Expenses

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	December 2, 2006	November 26, 2005	December 2, 2006	November 26, 2005
	(Dollars in thousands except percentages)
Cost of goods sold	$3,166,165	$3,023,739	$9,456,572	$9,075,083
Gross profit	1,154,043	1,121,944	3,489,078	3,424,559
Gross margin	26.7%	27.1%	27.0%	27.4%
Selling, general and administrative expense	1,079,509	1,060,054	3,247,208	3,150,392
Selling, general and administrative expenses as a percentage of revenues	25.0%	25.6%	25.1%	25.2%
Store closing and impairment charges	5,119	2,652	24,153	26,305
Interest expense	68,184	66,909	205,703	205,273
Loss on debt modifications and retirements, net	—	—	—	9,186
Gain on sale of assets and investments, net	(48)	(1,372)	(1,403)	(3,865)
	Year Ended
	March 4, 2006 (53 Weeks)	February 26, 2005 (53 Weeks)	February 28, 2004 (52 Weeks)
	(Dollars in thousands except percentages)
Costs of goods sold	$12,571,860	$12,202,894	$12,163,735
Gross profit	4,699,108	4,613,545	4,436,714
Gross margin	27.2%	27.4%	26.7%
Selling, general and administrative expenses	4,307,421	4,127,536	4,029,220
Selling, general and administrative expenses as a percentage of revenues	24.9%	24.5%	24.3%
Store closing and impairment charges	68,692	35,655	22,074
Interest expense	277,017	294,871	313,498
Loss on debt modifications and retirements, net	9,186	19,229	35,315
(Gain) loss on sale of assets and investments, net	(6,462)	2,247	2,023

  Cost of Goods Sold

  Thirteen and Thirty-Nine Week Period Comparisons

        Gross margin rate was 26.7% for the thirteen week period ended December 2, 2006 compared to 27.1% for the thirteen week period ended November 26, 2005. Gross margin rate was primarily impacted by a decline in front-end gross margin rate, which was caused by a higher mix of promotional sales, reduction in vendor income due to the expiration of exclusivity contracts and a reduction in photo and film gross profit. Also negatively impacting gross margin rate was an increase in last-in, first-out ("LIFO") charges. Pharmacy gross profit increased due to an increase in pharmacy sales, an increase in generic prescriptions and a reduction in pharmacy shrinkage. These positive pharmacy gross profit factors were somewhat offset by a reduction in reimbursement rates, particularly from Medicare Part D prescriptions and pharmacy inventory cost reductions. Pharmacy gross profit contribution to consolidated gross margin rate was flat. Also having a positive impact on gross margin rates was a decline in warehousing costs, driven primarily by good labor control.

        Gross margin rate was 27.0% for the thirty-nine week period ended December 2, 2006 compared to 27.4% for the thirty-nine week period ended November 26, 2005. Gross margin rate was primarily impacted by a decline in front-end gross margin rate, which was caused by a higher mix of promotional sales, a reduction in photo and film gross profit and an increase in freight expense, which is driven by increased fuel costs. Gross margin rate was also negatively impacted by a pharmacy gross margin rate decrease. Although pharmacy gross profit was higher due to an increase in pharmacy sales, an increase in generic prescriptions and a reduction in pharmacy shrinkage, these positive factors were offset by a reduction in reimbursement rates, particularly from Medicare Part D prescriptions. Also negatively impacting gross margin rate was an increase in LIFO charges.

        We use the LIFO method of inventory valuation, which is determined annually when inflation rates and inventory levels are finalized. Therefore, LIFO costs for interim period financial statements are estimated. Cost of sales includes LIFO charges of $8.9 million and $26.8 million for the thirteen and thirty-nine week periods ended December 2, 2006 versus LIFO charges of $7.6 million and $22.8 million for the thirteen and thirty-nine week periods ended November 26, 2005. At December 2, 2006, inventories were $530.4 million lower than the amounts that would have been reported using the first-in first-out ("FIFO") method.

  Fiscal Year Comparison

        Gross margin was 27.2% for fiscal 2006 compared to 27.4% in fiscal 2005. Gross margin was negatively impacted by the recording of a LIFO charge of $32.2 million in fiscal 2006, compared to a LIFO credit of $18.9 million in fiscal 2005. The LIFO credit in fiscal 2005 was caused by significant generic drug deflation. This difference in the LIFO charge from fiscal 2005 to fiscal 2006 decreased gross margin by 0.3%. Gross margin was positively impacted by improvements in pharmacy margin, which was driven by improved generic product mix and reduced inventory costs resulting from purchasing improvements. These items were partially offset by lower reimbursement rates. Gross margin was negatively impacted by a decrease in front-end margin, which was driven by an increase in markdowns.

        Gross margin was 27.4% for fiscal 2005 compared to 26.7% in fiscal 2004. Gross margin was positively impacted by improvements in pharmacy margin. Improvement in pharmacy margin was driven by improved generic product mix and reduced inventory costs resulting from purchasing improvements, partially offset by lower reimbursement rates. Gross margin was also positively impacted by the recording of a LIFO credit in fiscal 2005, as indicated above. Partially offsetting these items was a decrease in front-end margin, which was caused by increased markdowns and a decrease in one-hour photo margins.

        The LIFO charge (credit) was $32.2 million in fiscal 2006, ($18.9) million in fiscal 2005, and $19.9 million in fiscal 2004.

  Selling, General and Administrative Expenses

  Thirteen and Thirty-Nine Week Period Comparisons

        SG&A as a percentage of revenues was 25.0% in the thirteen week period ended December 2, 2006 compared to 25.6% in the thirteen week period ended November 26, 2005. SG&A was positively impacted primarily by good labor and benefit expense control. Partially offsetting this was an increase in rent and occupancy expense from new and relocated stores and the sale and leaseback of owned stores and an increase in depreciation and amortization expense resulting from capital expenditures related to prescription file buys and new and relocated stores.

        SG&A as a percentage of revenues was 25.1% in the thirty-nine week period ended December 2, 2006 compared to 25.2% in the thirty-nine week period ended November 26, 2005. SG&A was positively impacted primarily by good labor and benefit expense control. This was offset primarily by an increase in rent and occupancy expense from new and relocated stores and the sale and leaseback of owned stores, an increase in depreciation and amortization expense resulting from capital expenditures related to prescription file buys and new and relocated stores, and a decrease in income from litigation settlements.

  Fiscal Year Comparisons

        Total SG&A for fiscal 2006 was 24.9% as a percentage of revenues, compared to 24.5% for fiscal 2005. The increase in SG&A as a percent of revenues in fiscal 2006 was driven primarily by increases in pharmacy salaries, rent from new and relocated stores and the sale-leaseback of owned stores, securitization program fees, advertising expense, utility expense, and a decrease in income from litigation settlements. These items were partially offset by a decrease in self-insurance expense for general liability insurance and a $20.0 million accrual reversal resulting from the United States Attorney closing its investigation involving matters related to prior management's business practices.

        SG&A for fiscal 2005 was 24.5% as a percentage of revenues, compared to 24.3% for fiscal 2004. Increased costs for pharmacy labor, union sponsored benefits and increased advertising and bad debt expenses were partially offset by reductions in incentive compensation expense and professional fees, decreased self-insurance expense for general liability insurance, decreased depreciation and amortization costs resulting from certain store equipment and intangible assets becoming completely depreciated and amortized in the current year and a decrease in stock-based compensation expense, which was primarily due to awards granted becoming fully vested in the prior year.

  Store Closing and Impairment Charges

        Store closing and impairment charges consist of:

	Thirteen Week Period Ended		Thirty-Nine Week Period Ended
	December 2, 2006	November 26, 2005	December 2, 2006	November 26, 2005
	(Dollars in thousands)
Impairment charges	$689	$3,517	$12,081	$10,321
Store and equipment lease exit charges (credits)	4,430	(865)	12,072	15,984

	$5,119	$2,652	$24,153	$26,305

	Year Ended
	March 4, 2006 (53 Weeks)	February 26, 2005 (53 Weeks)	February 28, 2004 (52 Weeks)
	(Dollars in thousands)
Impairment charges	$46,114	$30,014	$24,914
Store and equipment lease exit charges (credits)	22,578	5,641	(2,840)

	$68,692	$35,655	$22,074

        Impairment Charges.    Impairment charges include non-cash charges of $0.7 million and $3.5 million in the thirteen week periods ended December 2, 2006 and November 26, 2005, respectively, for the impairment of long- lived assets at 11 and 28 stores, respectively. Impairment charges include non-cash charges of $12.1 million and $10.3 million for the thirty-nine week periods ended December 2, 2006 and November 26, 2005, respectively, for the impairment of long-lived assets at 30 and 62 stores, respectively. These amounts include the write-down of long-lived assets at stores that were assessed for impairment because of management's intention to relocate or close the store.

        In fiscal 2006, 2005, and 2004, store closing and impairment charges include non-cash charges of $46.1 million, $30.0 million and $24.9 million, respectively, for the impairment of long-lived assets at 414, 291, and 208 stores, respectively. These amounts include the write-down of long-lived assets to estimated fair value at stores that were identified for impairment as part of our on-going store performance review at all of our stores or management's intention to relocate or close the store.

        Store and Equipment Lease Exit Charges (Credits).    During the thirteen week periods ended December 2, 2006 and November 26, 2005, we recorded charges for 15 stores and 5 stores, respectively, to be closed or relocated under long-term leases. During the thirty-nine week periods ended December 2, 2006 and November 26, 2005, we recorded charges for 33 and 17 stores, respectively, to be closed or relocated under long-term leases. Charges to close a store, which principally consist of lease termination costs, are recorded at the time the store is closed and all inventory is liquidated, pursuant to the guidance set forth in SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." We calculate our liability for closed stores on a store-by-store basis. The calculation includes the future minimum lease payments and related ancillary costs, from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or favorable lease terminations. This liability is discounted using a risk free rate of interest. We evaluate these assumptions each quarter and adjust the liability accordingly.

        In fiscal 2006, 2005, and 2004, we recorded charges for 43, 13, and 5 stores, respectively, to be closed or relocated under long-term leases. We calculate our liability for closed stores on a store-by-store basis. The calculation includes the future minimum lease payments and related ancillary costs, from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations. This liability is discounted using a risk-free rate of interest. We evaluate these assumptions each quarter and adjust the liability accordingly. The effect of adjustments to the risk-free rate of interest and an increase in the number of stores for which a store closing charge was taken caused an increase in our store lease exit charge in fiscal 2006 over fiscal 2005. The effect of adjustments to the risk-free rate of interest and the reversal of reserves established for stores that were previously committed for closure by management, but ultimately were not closed, resulted in a net credit for fiscal 2004.

        As part of our ongoing business activities, we will continue to assess stores for potential closure. Decisions to close stores in future periods would result in charges for store lease exit costs, as well as impairment of assets at these stores. There can be no assurance that other such actions may not be required in the future, or that such actions would not have a material adverse effect on our operating results for the period in which we take those actions.

  Interest Expense

  Thirteen and Thirty-Nine Week Period Comparisons

        Interest expense was $68.2 million and $205.7 million for the thirteen and thirty-nine week periods ended December 2, 2006, compared to $66.9 million and $205.3 million for the thirteen and thirty-nine week periods ended November 26, 2005. The increase in interest expense for the thirteen week period ended December 2, 2006 was due to an increase in interest rates on the revolver in our existing senior secured credit facility and a slightly higher level of borrowings.

        The weighted average interest rates on our indebtedness for the thirty-nine week period ended December 2, 2006 and November 26, 2005 were 7.5% and 7.4%, respectively.

  Fiscal Year Comparisons

        In fiscal 2006, 2005, and 2004, interest expense was $277.0 million, $294.9 million, and $313.5 million, respectively. Interest expense for fiscal 2006 decreased from fiscal 2005 due to decreases in outstanding borrowings and a lower interest rate on our existing senior secured credit facility partially offset by an extra week in fiscal 2006. Interest expense for fiscal 2005 decreased from fiscal 2004 due to the lower outstanding balance and lower interest rate on our prior senior secured credit facility resulting from the fiscal 2005 refinancing.

        The annual weighted average interest rates on our indebtedness in fiscal 2006, fiscal 2005 and fiscal 2004 were 7.4%, 7.0%, and 6.8% respectively.

  Income Taxes

  Thirteen and Thirty-Nine Week Period Comparisons

        We recorded income tax expense of $0.2 million and $1.7 million for the thirteen and thirty-nine week periods ended December 2, 2006 and an income tax benefit of $1.1 million and income tax expense of $10.6 million for the thirteen and thirty-nine week periods ended November 26, 2005, respectively. The income tax expense for the thirty-nine week period ended December 2, 2006 was net of a reduction of a liability for state taxes of $7.5 million. The income tax expense for the thirty-nine week period ended November 26, 2005 was net of the results of the receipt of a federal refund claim of $7.8 million which related to the fiscal 2004 conclusion of the Internal Revenue Service ("IRS") examination for the fiscal years 1996 through 2000.

        We expect to pay minimal cash taxes as we have approximately $2.3 billion of federal net operating losses and $4.0 billion of state net operating losses available to offset future income.

        We regularly evaluate valuation allowances established for deferred tax assets for which future realization is uncertain. We will continue to monitor all available evidence related to the net deferred tax assets that may change the most recent assessment, including events that have occurred or are anticipated to occur. At the end of fiscal 2006, management concluded that the majority of the net deferred tax assets would be utilized. Thus, pursuant to SFAS No. 109, management released $1,231.1 million of the valuation allowance. We continue to maintain a valuation allowance against net deferred tax assets of $259.6 million, which relates primarily to state net operating loss carryforwards and federal capital loss carryforwards.

  Fiscal Year Comparisons

        Income tax benefits of $1,229.8 million, $168.5 million and $48.8 million have been recorded for fiscal 2006, fiscal 2005 and fiscal 2004, respectively. The fiscal 2006 benefit was primarily comprised of a federal and state tax benefit of $1,231.1 million for the release of valuation allowance for net deferred tax assets that have an expected future utilization. The fiscal 2005 benefit was comprised of a tax benefit of $179.5 million offset by tax expense of $11.0 million consisting primarily of state income taxes. The fiscal 2006 and 2005 benefits were principally the result of a reduction of the valuation allowance on federal and state net deferred tax assets that were previously fully reserved. The fiscal 2004 benefit was comprised of a federal tax benefit of $54.6 million and state tax expense of $5.8 million. The federal tax benefit was related to the conclusion of the IRS examination for fiscal years 1996 through 2000, representing recoverable federal and state income taxes and interest, as well as a reduction of previously recorded liabilities.

        Generally accepted accounting principles require that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. In determining whether a valuation allowance is required, we take into account all available positive and negative evidence with regard to the utilization of a deferred tax asset including our past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Significant judgment is required in making these assessments.

        Based upon a review of a number of factors, including historical operating performance and our expectation that we can generate sustainable consolidated taxable income for the foreseeable future, we concluded at the end of fiscal 2006 that the majority of the net deferred tax assets would be utilized. Thus, pursuant to SFAS No. 109, we recorded a tax benefit during fiscal 2006 releasing a majority of the remaining valuation allowance, resulting in a non-cash increase in net income of $1,231.1 million.

Based upon the then available factors at the fourth quarter of fiscal 2005, we recorded a tax benefit for a portion of our net deferred tax assets by releasing a portion of our valuation allowance, resulting in a non-cash increase in net income of $179.5 million during fiscal 2005. Until the fourth quarter of fiscal 2005, we provided a full valuation allowance against our net deferred tax assets. We will continue to monitor all available evidence related to our ability to utilize our remaining net deferred tax assets and continue to maintain a valuation allowance of $259.6 million against remaining net deferred tax assets at fiscal year end 2006. The majority of the valuation allowance relates to state net operating loss carryforwards.

        We underwent an ownership change for statutory tax purposes during fiscal 2002, which resulted in a limitation on the future use of net operating loss carryforwards. This limitation was considered when determining the required level for the valuation allowance.

Liquidity and Capital Resources

General

        We have five primary sources of liquidity: (i) cash and cash equivalents, (ii) cash provided by operating activities, (iii) cash provided by our accounts receivable securitization program, (iv) our existing senior secured credit facility and (v) sale-leasebacks of owned property. Our principal uses of cash are to provide working capital for operations, to service our obligations to pay interest and principal on debt, to provide funds for capital expenditures and to provide funds for payment and repurchase of our publicly traded debt.

Transactions During the Thirty-Nine Week Period Ended December 2, 2006

  Credit Facility

        In November 2006, we entered into an amendment of our existing senior secured credit facility to permit the closing of the proposed acquisition. Pursuant to the terms of the amendment to our existing senior secured credit facility, we established a new senior secured term loan facility (the "Tranche 1 Term Loan Facility") in the aggregate principal amount of $145.0 million and borrowed the full amount thereunder. Proceeds from the borrowings under the Tranche 1 Term Loan Facility (the "Tranche 1 Term Loans") were used to pay amounts outstanding under the revolver in our existing senior secured credit facility, which had been used to repay, at maturity, the outstanding principal and accrued interest payable under our 12.5% senior secured notes due September 2006.

        The Tranche 1 Term Loans currently bear interest at LIBOR plus 1.50% if we choose to make LIBOR borrowings or at Citibank, N.A.'s base rate plus 0.50%. The interest rate can fluctuate depending on the amount of availability under our revolving credit facility, as specified in our existing senior secured credit facility. The amounts outstanding under the Tranche 1 Term Loans become due and payable in September 2010, or earlier if there is a shortfall in our borrowing base under our revolving credit facility.

        In addition to the issuance of the Tranche 1 Term Loans, the lenders to our existing senior secured credit facility agreed to establish, in connection with the proposed acquisition, the Tranche 2 Term Loan Facility in an aggregate principal amount of $1.105 billion (the "Tranche 2 Term Loans") (which may be reduced depending on our financing structure following the proposed acquisition). On the closing date of the proposed acquisition, we expect to draw approximately $680.0 million of the Tranche 2 Term Loans and use the proceeds to pay a portion of the consideration for the proposed acquisition and other acquisition related costs. We may draw approximately $228.0 million of the amount remaining under the Tranche 2 Term Loans on the date of the Post-Closing Filing. These proceeds, if drawn, would be used to repay outstanding borrowings under the revolver in our existing senior secured credit facility.

        In addition to the Tranche 1 Term Loans described above, our existing senior secured credit facility consists of a $1.75 billion revolving credit facility. Borrowings under the revolving credit facility currently bear interest at LIBOR plus 1.50% if we choose to make LIBOR borrowings or at Citibank, N.A.'s base rate plus 0.50%. The interest rate can fluctuate depending on the amount of revolver availability, as specified in our existing senior secured credit facility. We are required to pay fees of 0.25% per annum on the daily unused amount of the revolving credit facility. The amounts drawn on the revolving credit facility become due and payable in September 2010.

        Our existing senior secured credit facility allows us to have outstanding, at any time, up to $1.8 billion in secured second priority debt in addition to our existing senior secured credit facility (which amount is reduced by any additional unsecured debt that matures prior to December 31, 2010, as described below). We have the ability to have outstanding unsecured debt of up to $750.0 million with a scheduled maturity date prior to December 31, 2010. The maximum amount of secured second priority debt and unsecured debt with a maturity prior to December 31, 2010 permitted to be outstanding at any time is $1.8 billion. At December 2, 2006, remaining additional permitted secured second priority debt under our existing senior secured credit facility was $940.0 million in addition to what is available under the revolver; however, other debentures do not permit additional secured debt if the revolver is fully drawn. The amendment of our existing senior secured credit facility that we expect will become effective at the closing of the proposed acquisition will permit the issuance of the Tranche 1 Term Loans and the Tranche 2 Term Loans without reducing our ability to incur additional secured or unsecured debt under our existing senior secured credit facility. Our existing senior secured credit facility also allows for the repurchase of any debt with a maturity on or before December 2010, and for the repurchase of debt with a maturity after December 2010, if we maintain availability on the revolving credit facility of at least $100.0 million.

        Our existing senior secured credit facility contains covenants, which place restrictions on the incurrence of debt beyond the restrictions described above, the payment of dividends, mergers and acquisitions and the granting of liens. Our existing senior secured credit facility also requires us to maintain a minimum fixed charge coverage ratio, but only if availability on the revolving credit facility is less than $100.0 million.

        Our existing senior secured credit facility provides for events of default including nonpayment, misrepresentation, breach of covenants and bankruptcy. It is also an event of default if we fail to make any required payment on debt having a principal amount in excess of $50.0 million or any event occurs that enables, or which with the giving of notice or the lapse of time would enable, the holder of such debt to accelerate the maturity of such debt.

        Our ability to borrow under the revolving credit facility is based upon a specified borrowing base consisting of inventory and prescription files. At December 2, 2006, we had $875.0 million of borrowings outstanding under the revolving credit facility. At December 2, 2006, we also had letters of credit outstanding against the revolving credit facility of $117.1 million, which gave us additional borrowing capacity of $757.9 million.

  Sale Leaseback Transactions

        During the thirty-nine week period ended December 2, 2006, we sold a total of 17 owned properties to independent third parties. Net proceeds from these sales were $42.8 million. Concurrent with these sales, we entered into agreements to lease the stores back from the purchasers over minimum lease terms of 20 years. We accounted for 13 of these leases as operating leases. A gain on the sale of these stores of $2.1 million was deferred and is being recorded over the minimum term of these leases. The remaining four leases were accounted for using the financing method, as these lease agreements contain a clause that allows the buyer to force us to repurchase the property under certain conditions. We recorded a capital lease obligation of $11.1 million related to these four leases. Losses of $0.4 million were recorded as losses on the sale of assets and investments for the period ended December 2, 2006. Future scheduled minimum lease payments under these leases for the remainder of fiscal 2007 and the succeeding four fiscal years are as follows: 2007—$0.9 million; 2008—$3.6 million; 2009—$3.6 million; 2010—$3.6 million; 2011—$3.6 million and $59.8 million in 2012 and thereafter.

        During the thirty-nine week period ended November 26, 2005, we sold a total of 28 owned properties to independent third parties. Proceeds from these sales were approximately $77.9 million. Concurrent with these sales, we entered into agreements to lease these stores back from the purchasers over minimum lease terms of 20 years. We account for 27 of these leases as operating leases. A gain of $14.6 million was deferred and is being recorded over the minimum lease term. We account for the remaining lease as a capital lease, as the lease agreement contains a clause that allows the buyer to force us to repurchase the property under certain conditions. We recorded a capital lease obligation of $2.3 million related to this lease.

  Other Transactions

        On December 1, 2006, we paid at maturity the remaining outstanding principal amount of $250.0 million of our 4.75% convertible notes due December 2006. We funded this payment with borrowings under our revolving credit facility.

        On September 15, 2006, we paid at maturity the remaining outstanding principal amount of $142.0 million of our 12.5% senior secured notes due September 2006. We funded this payment with borrowings under our revolving credit facility which were subsequently repaid with borrowings under the Tranche 1 Term Loan Facility.

        On July 15, 2005, we completed the early redemption of all of our outstanding $150.0 million aggregate principal amount of 11.25% notes due July 2008 at their contractually determined early redemption price of 105.625%. We funded this redemption with borrowings under our receivable securitization agreements. We recorded a loss on debt modification of $9.2 million in the thirty-nine week period ended November 26, 2005 related to this transaction.

        On April 15, 2005, we paid at maturity the remaining outstanding principal amount of $170.5 million of our 7.625% senior notes due April 2005.

  Other

        The aggregate annual principal payments of long-term debt for the remainder of fiscal 2007, and the succeeding five fiscal years are as follows: 2007—$184.3 million; 2008—$0.6 million; 2009—$150.3 million; 2010—$0.1 million; 2011—$1.7 billion and $956.5 million in 2012 and thereafter. We are in compliance with restrictions and limitations included in the provisions of our various loan and credit agreements.

        The Rite Aid Subsidiary Guarantors guarantee the obligations under our existing senior secured credit facility. The guarantees of the Rite Aid Subsidiary Guarantors are secured by a first priority lien on the Rite Aid Collateral. Rite Aid Corporation is a holding company with no direct operations and is dependent upon dividends, distributions and other payments from its subsidiaries to service payments due under our existing senior secured credit facility. Rite Aid Corporation's direct obligations under our existing senior secured credit facility are unsecured. The 9.5% Notes, the 8.125% Notes and the 7.5% Notes are also guaranteed by the Rite Aid Subsidiary Guarantors and are secured on a second priority basis by the Rite Aid Collateral.

        The guarantees of the Rite Aid Subsidiary Guarantors related to our existing senior secured credit facility and second priority bond issuances are full and unconditional and joint and several, and there are no restrictions on the ability of the parent to obtain funds from its subsidiaries. Also, the parent company has no independent assets or operations and subsidiaries not guaranteeing our existing senior secured credit facility and bond issuances are minor. Accordingly, condensed consolidating financial information for the parent and subsidiaries is not presented.

        The net proceeds from this offering will be approximately $977.3 million, after deducting $21.3 million in underwriters' discounts and commissions and approximately $1.5 million of other fees and expenses. We intend to use the net proceeds of this offering to redeem our 9.5% Notes in accordance with their terms at a price equal to 104.750% of their outstanding principal amount plus any interest to the date of repurchase or redemption, to repay amounts outstanding under our existing senior secured credit facility and for general corporate purposes.

  Financing for the Proposed Acquisition

        On the closing date of the proposed acquisition, we intend to: (i) assume the Jean Coutu Notes, (ii) issue and sell notes in an aggregate amount of $870 million, which may be increased by the $850 million aggregate principal amount of the Jean Coutu Notes if not assumed by us and (iii) borrow approximately $680 million of the $1.105 billion of Tranche 2 Term Loans available to us under the Tranche 2 Term Loan Facility (which may be reduced depending on our financing structure following the proposed acquisition). Depending on the timing of the proposed acquisition as well as the actual fees and expenses, we may also borrow additional amounts under our existing senior secured credit facility.

2006 Transactions

  Sale Leaseback Transactions

        During fiscal 2006, we sold the land and buildings on a total of 32 owned properties to independent third parties. Net proceeds from these sales were approximately $85.3 million. Concurrent with these sales, we entered into agreements to lease the stores back from the purchasers over minimum lease terms of 20 years. We accounted for 30 of these leases as operating leases and the remaining two leases were accounted for using the financing method, as these lease agreements contain a clause that allows the buyer to force us to repurchase the property under certain conditions. A gain on the sale of these properties of $15.9 million has been deferred and is being recorded over the minimum term of these leases. Losses of $1.0 million were recorded as losses on the sale of assets and investments in fiscal 2006.

  Preferred Stock Transactions

        In fiscal 2006, we issued 4.8 million shares of Series I mandatory convertible preferred stock (the "Series I preferred stock") at an offering price of $25 per share. Dividends on the Series I preferred stock are $1.38 per share per year, and are due and payable on a quarterly basis in either cash or common stock or a combination of both at our election. The Series I preferred stock will automatically convert into common stock on November 17, 2008 at a rate that is dependent upon the adjusted applicable market value of our common stock (as defined in the certificate of designations governing the terms of the Series I preferred stock (the "Series I Certificate of Designations")). If the adjusted applicable market value of our common stock is $5.30 a share or higher at the conversion date, then the Series I preferred stock is convertible at a rate of 4.7134 per share of our common stock for every share of Series I preferred stock outstanding. If the adjusted applicable market value of our common stock is less than or equal to $4.42 per share at the conversion date, then the Series I preferred stock is convertible at a rate of 5.6561 shares of our common stock for every share of Series I preferred stock outstanding. If the adjusted applicable market value of our common stock is between $4.42 per share and $5.30 per share at the conversion date, then the Series I preferred stock is convertible into common stock at a rate that is between 4.7134 and 5.6561 per share. The holder may convert shares of the Series I preferred stock into common stock at any time prior to the mandatory conversion date at the rate of 4.7134 per share. The Series I preferred stock is also convertible at our option, but only if the adjusted applicable market value of our common stock exceeds $9.55. If we are subject to a cash acquisition (as defined in the Series I Certificate of Designations) prior to the mandatory conversion date, the holder may elect to convert the shares of Series I preferred stock into shares of common stock using a conversion rate set forth in the Series I Certificate of Designations. The holder will also receive a payment equal to the present value of all scheduled dividends through the mandatory conversion date.

        Proceeds from the issuance of the Series I preferred stock, along with borrowings under our existing senior secured credit facility, were used to redeem all shares of our Series F cumulative convertible pay-in-kind preferred stock ("Series F preferred stock"), at 105% of the liquidation preference of $100 share. We paid a premium to redeem the Series F preferred stock of $5.9 million.

  Other Transactions

        On December 15, 2005, we paid at maturity the remaining outstanding principal amount of $38.0 million of our 6.0% fixed-rate senior notes due December 2005.

        On July 15, 2005, we completed the early redemption of all of our outstanding $150.0 million aggregate principal amount of 11.25% notes due July 2008 at their contractually determined early redemption price of 105.625% plus accrued interest. We funded this redemption with borrowings under our receivable securitization agreements. We recorded a loss on debt modification of $9.2 million related to this transaction.

        On April 15, 2005, we paid at maturity the remaining outstanding principal amount of $170.5 million of our 7.625% senior notes due April 2005.

2005 Transactions

  Credit Facility

        On September 22, 2004, we amended our then existing senior secured credit facility. The facility consisted of a $450.0 million term loan and a $950.0 million revolving credit facility, and had a maturity date of September, 2009. The proceeds of the loans made on the closing date of the credit facility along with available cash and proceeds from receivables securitization agreements were used to repay outstanding amounts under the old credit facility.

  Sale Leaseback Transactions

        During fiscal 2005, we sold the land and buildings on 36 owned properties to several outside entities. Proceeds from these sales totaled $94.2 million. We entered into agreements to lease these stores back from the purchasers over minimum lease terms of 20 years. The leases are being accounted for as operating leases. Gains on these transactions of $14.5 million have been deferred and are being recorded over the related minimum lease terms. Losses of $3.2 million, which related to certain stores in these transactions, were recorded as losses on the sale of assets and investments in the accompanying statement of operations for the year ended February 26, 2005.

  Preferred Stock Transactions

        In the thirteen week period ended February 26, 2005, we issued 2.5 million shares of Series E mandatory convertible preferred stock (the "Series E preferred stock") at an offering price of $49 per share. Dividends on the Series E preferred stock are $3.50 per share per year, and are due and payable on a quarterly basis. The dividends are payable in either cash or common stock or a combination thereof at our election. The Series E preferred stock will automatically convert into common stock on February 1, 2008 at a rate that is dependent upon the adjusted applicable market value of our common stock (as defined in the Series E preferred stock agreement). If the adjusted applicable market value of our common stock is $5.36 a share or higher at the conversion date, then the Series E preferred stock is convertible at a rate of 9.3284 shares (or higher) of our common stock for every share of Series E preferred stock outstanding. If the adjusted applicable market value of our common stock is less than or equal to $3.57 per share at the conversion date, then the Series E preferred stock is convertible at a rate of 14.0056 shares of our common stock for every share of Series E preferred stock outstanding. If the adjusted applicable market value of our common stock is between $3.57 per share and $5.36 per share at the conversion date, then the Series E preferred stock is convertible into common stock at a rate that is between 14.0056 per share and 9.3284 per share of common stock.

        Proceeds of $120.0 million, net of issuance costs of $2.5 million, from the offering of our Series E preferred stock were used to redeem 1.04 million shares of our Series D cumulative convertible pay-in-kind preferred stock (the "Series D preferred stock"). In accordance with the provisions of the certificate of designations governing the terms of the Series D preferred stock, we paid a premium of 105% of the liquidation preference of $100 per share. The total premium was $5.7 million and was recorded as a reduction to accumulated deficit in the year ended February 26, 2005. Subsequent to the issuance of our Series E preferred stock, we exchanged the remaining 3.5 million shares of our Series D preferred stock for equal amounts of Series F preferred stock, Series G cumulative convertible pay-in-kind preferred stock (the "Series G preferred stock"), and Series H cumulative convertible pay-in-kind preferred stock (the "Series H preferred stock"). The Series F, G and H preferred stock have substantially the same terms as our Series D preferred stock, except for differences in dividend rates and redemption features. The Series F preferred stock pays dividends at 8% of liquidation preference and was redeemable at our election at any point after issuance. We redeemed all of the outstanding shares of Series F preferred stock in fiscal 2006. The Series G preferred stock pays dividends at 7% of liquidation preference and can be redeemed at our election after January 2009. The Series H preferred stock pays dividends of 6% of liquidation preference and can be redeemed at our election after January 2010. All dividends can be paid in either cash or in additional shares of preferred stock, at our election. Any redemptions are at 105% of the liquidation preference of $100 per share, plus accrued and unpaid dividends.

  Other Transactions

        In January 2005, we issued $200.0 million aggregate principal amount of our 7.5% senior secured notes due 2015. The notes are unsecured, unsubordinated obligations of Rite Aid Corporation, and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. Our obligations under the notes are guaranteed, subject to certain limitations, by the Rite Aid Subsidiary Guarantors. The guarantees are secured, subject to the permitted liens, by shared second priority liens, with the holders of the 9.5% Notes and the 8.125% Notes, granted by the Rite Aid Subsidiary Guarantors on all of their assets that secure the obligations under our existing senior secured credit facility, subject to certain exceptions. The indenture governing the 7.5% Notes contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions.

        During fiscal 2005, we purchased the following securities:

Debt Redeemed	Principal Amount Repurchased	Amount Paid	Gain/ (loss)
	(Dollars in thousands)
7.625% notes due 2005	$27,500	$28,275	$(795)
7.125% notes due 2007	26,000	26,548	(605)
6.875% fixed rate senior notes due 2028	12,000	9,660	2,191

Total	$65,500	$64,483	$791

        The gain on the transactions listed above is recorded as part of the loss on debt modifications in the accompanying statement of operations for fiscal 2005.

2004 Transactions

  Credit Facility

        On May 28, 2003, we amended our then existing senior secured credit facility. The facility consisted of a $1.15 billion term loan and a $700.0 million revolving credit facility, which had a maturity date of April 30, 2008. The proceeds of the loans made on the closing of the credit facility were, among other things, used to repay the outstanding amounts under the old facility and to purchase the land and buildings at our Perryman, Maryland and Lancaster, California distribution centers, which had previously been leased through a synthetic lease arrangement.

  Other Transactions

        On October 1, 2003, we paid, at maturity, our remaining outstanding balance of $58.1 million on the 6.0% dealer remarketable securities.

        In May 2003, we issued $150.0 million aggregate principal amount of 9.25% senior notes due 2013. These notes are unsecured. The indenture governing the 9.25% senior notes contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale-leaseback transactions. The 9.25% senior notes do not have the benefit of subsidiary guarantees.

        In April 2003, we issued $360.0 million aggregate principal amount of the 8.125% Notes. The notes are unsecured, unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. Our obligations under the notes are guaranteed, subject to certain limitations, by the Rite Aid Subsidiary Guarantors. The guarantees are secured, subject to the permitted liens, by shared second priority liens, with holders, the 7.5% Notes and the 9.5% Notes, granted by the Rite Aid Subsidiary Guarantors on all their assets that secure the obligations under our existing senior secured credit facility, subject to certain exceptions. The indenture governing the 8.125% Notes contains covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell asset and enter into sale-leaseback transactions.

        During fiscal 2004 we repurchased the following securities:

Debt Redeemed	Principal Amount Repurchased	Amount Paid	Gain/ (loss)
	(Dollars in thousands)
6.0% fixed rate senior notes due 2005	$37,848	$36,853	$865
7.125% notes due 2007	124,926	120,216	4,314
6.875% senior debentures due 2013	15,227	13,144	1,981
7.7% notes due 2027	5,000	4,219	715
6.875% fixed rate senior notes due 2028	10,000	7,975	1,895
12.5% senior secured notes due 2006	10,000	11,275	(1,888)

Total	$203,001	$193,682	$7,882

        The gain on the transactions listed above is recorded as part of the loss on debt modifications in the accompanying statement of operations for fiscal 2004.

Off Balance Sheet Obligations

        We maintain receivables securitization agreements with several multi-seller asset-backed commercial paper vehicles ("CPVs"). Under the terms of the securitization agreements, we sell substantially all of our eligible third party pharmaceutical receivables to a bankruptcy remote Special Purpose Entity ("SPE") and retain servicing responsibility. The assets of the SPE are not available to satisfy the creditors of any other person, including any of our affiliates. These agreements provide for us to sell, and for the SPE to purchase, these receivables. The SPE then transfers an interest in these receivables to various CPVs. Transferred outstanding receivables can not exceed $400.0 million.

  Thirteen and Thirty-Nine Week Period Comparisons

        The amount of transferred receivables outstanding at any one time is dependent upon a formula that takes into account such factors as default history, obligor concentrations and potential dilution ("Securitization Formula"). Adjustments to this amount can occur on a weekly basis. At December 2, 2006 and March 4, 2006, the total of outstanding receivables that had been transferred to the CPVs were $370.0 million and $330.0 million, respectively. The average amount of outstanding receivables transferred during the thirteen week periods ended December 2, 2006 and November 26, 2005 was $345.5 million and $313.7 million, respectively. Total receivable transfers for the thirteen week periods ended December 2, 2006 and November 26, 2005 totaled approximately $1,242.0 million and $1,161.0 million, respectively. Collections made by us as part of the servicing arrangement on behalf of the CPVs, for the thirteen week periods ended December 2, 2006 and November 26, 2005 totaled approximately $1,197.0 million and $1,106.0 million, respectively. The average amount of outstanding receivables transferred during the thirty-nine week periods ended December 2, 2006 and November 26, 2005 was $333.4 million and $226.7 million, respectively. Total receivable transfers for the thirty-nine week periods ended December 2, 2006 and November 26, 2005 totaled approximately $3,473.0 million and $2,572.0 million, respectively. Collections made by us as part of the servicing agreements on behalf of the CPVs, for the thirty-nine week periods ended December 2, 2006 and November 26, 2005 totaled approximately $3,433.0 million and $2,377.0 million, respectively. At December 2, 2006 and March 4, 2006, we retained an interest in the third party pharmaceutical receivables not transferred to the CPVs of $210.8 million and $248.2 million, respectively, inclusive of the allowance for uncollectible accounts, which is included in accounts receivable, net, on the consolidated balance sheet at allocated cost, which approximates fair value.

        We are subject to an ongoing program fee of LIBOR plus 1.125% on the amount transferred to the CPVs under the securitization agreements and must pay a liquidity fee of 0.375% on the daily unused amount under the securitization agreements. The program and the liquidity fees are recorded as a component of SG&A. Program and liquidity fees for the thirteen and thirty-nine weeks ended December 2, 2006 were $5.6 million and $16.1 million, respectively. Program and liquidity fees for the thirteen and thirty-nine weeks ended November 26, 2005 were $4.0 million and $8.4 million, respectively. We guarantee certain performance obligations of our affiliates under the securitization agreements, which includes continued servicing of such receivables, but do not guarantee the collectibility of the receivables and obligor creditworthiness. The CPVs have a commitment to purchase that ends September 2007.

        Proceeds from the collections under the receivables securitization agreements are submitted to an independent trustee on a daily basis. The trustee withholds any cash necessary to (1) fund amounts owed to the CPVs as a result of such collections and (2) fund the CPVs when the Securitization Formula indicates a lesser amount of outstanding receivables transferred is warranted. The remaining collections are swept to our corporate concentration account. At December 2, 2006 and March 4, 2006, we had $3.0 million and $2.2 million of cash, respectively, that was restricted for the payment of trustee fees.

        We have determined that the transactions meet the criteria for sales treatment in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Additionally, we have determined that we do not hold a variable interest in the CPVs, pursuant to the guidance in Financial Accounting Standards Board ("FASB") Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities," and therefore have determined that the de-recognition of the transferred receivables is appropriate.

        As of December 2, 2006, we had no material off balance sheet arrangements, other than the receivables securitization agreements described above.

  Fiscal Year Comparisons

        The amount of transferred receivables outstanding at any one time is dependent upon a Securitization Formula. Adjustments to this amount can occur on a weekly basis. At March 4, 2006 and February 26, 2005, the total of outstanding receivables that had been transferred to the CPVs were $330.0 million and $150.0 million, respectively. The average amount of outstanding receivables transferred during fiscal 2006 and 2005 was $243.6 million and $263.3 million, respectively. Total receivable transfers for fiscal 2006 and 2005 totaled $3.7 billion and $1.9 billion, respectively. Collections made by us as part of the servicing arrangement on behalf of the CPVs, for fiscal 2006 and 2005 totaled $3.5 billion and $1.7 billion, respectively. At March 4, 2006 and February 26, 2005, we retained an interest in the third party pharmaceutical receivables not transferred to the CPVs of $274.5 million and $426.4 million, respectively, exclusive of the allowance for uncollectible accounts, which is included in accounts receivable, net, on the consolidated balance sheet at allocated cost, which approximates fair value.

        We are subject to an ongoing program fee of approximately LIBOR plus 1.125% on the amount transferred to the CPVs under the securitization agreements and must pay a liquidity fee of 0.375% on the daily unused amount under the securitization agreements. The program and the liquidity fees are recorded as a component of SG&A. Program and liquidity fees for fiscal 2006 and 2005 were $12.8 million and $4.0 million, respectively. We guarantee certain performance obligations of its affiliates under the securitization agreements, which includes the continued servicing of such receivables, but does not guarantee the collectibility of the receivables and obligor creditworthiness. The CPVs have a commitment to purchase that ends September 2006 with the option to annually extend the commitment to purchase. Should any of the CPVs fail to renew their commitment under these securitization agreements, we have access to a backstop credit facility, which is backed by the CPVs and which expires in September 2007, to continue to provide liquidity to us.

        Proceeds from the collections under the receivables securitization agreements are submitted to an independent trustee on a daily basis. The trustee withholds any cash necessary to (1) fund amounts owed to the CPVs as a result of such collections and (2) fund the CPVs when the Securitization Formula indicates a lesser amount of outstanding receivables transferred is warranted. The remaining collections are swept to our corporate concentration account. At March 4, 2006 and February 26, 2005, we had $2.2 million and $0.8 million of cash, respectively that was restricted for the payment of trustee fees.

        We have determined that the transactions meet the criteria for sales treatment in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Additionally, we have determined that we do not hold a variable interest in the CPVs, pursuant to the guidance in FIN 46R, "Consolidation of Variable Interest Entities," and therefore have determined that the de-recognition of the transferred receivables is appropriate.

        As of March 4, 2006, we had no material off balance sheet arrangements, other than the receivables securitization agreements described above and operating leases, which are included in the table below.

Contractual Obligations and Commitment

        The following table details the maturities of our indebtedness and lease financing obligations as of March 4, 2006, as well as other contractual cash obligations and commitments.

	Payment due by period
	Less Than 1 Year	1 to 3 Years	3 to 5 Years	After 5 Years	Total
	(Dollars in thousands)
Contractual Cash Obligations
Long term debt(1)	$790,111	$496,532	$1,503,871	$1,578,096	$4,368,610
Capital lease obligations(2)	25,215	47,638	44,393	179,110	296,356
Operating leases(3)	562,169	1,052,507	931,144	3,349,310	5,895,130
Open purchase orders	260,156	—	—	—	260,156
Other, primarily self insurance and retirement plan obligations(4)	128,636	115,563	28,128	58,036	330,363

Total contractual cash obligations	$1,766,287	$1,712,240	$2,507,536	$5,164,552	$11,150,615

Commitments
Lease guarantees	17,707	34,433	33,941	112,753	198,834
Outstanding letters of credit	115,703	—	—	—	115,703

Total commitments	$133,410	$34,433	$33,941	$112,753	$314,537

(1)
Includes principal and interest payments for all outstanding debt instruments. Interest was calculated on variable rate instruments using rates as of March 4, 2006.

(2)
Represents the minimum lease payments on non-cancelable leases, including interest, but net of sublease income.

(3)
Represents the minimum lease payments on non-cancelable leases, net of sublease income.

(4)
Includes the minimum 401(k) funding requirements, undiscounted payments for self-insured medical coverages, actuarially determined undiscounted payments for self-insured workers compensation and general liability, and actuarially determined obligations for defined benefit pension plans.

Net Cash Provided By (Used In) Operating, Investing and Financing Activities

  Thirteen and Thirty-Nine Week Period Comparisons

        Our operating activities provided $182.7 and $336.8 million of cash in the thirty-nine week periods ended December 2, 2006 and November 26, 2005. Operating cash flow for the thirty-nine week period ended December 2, 2006 was provided by net income of $11.7 million, proceeds of $40.0 million from the sale of certain of our third party receivables and increases in accounts payable, which partially offset increases in inventory. Operating cash flow for the thirty-nine week period ended November 26, 2005 was provided primarily by net income of $26.6 million, proceeds of $195.0 million from the sale of certain of our third party receivables and increases in accounts payable, which were partially offset by increases in inventory.

        Cash used in investing activities was $208.4 and $132.2 million for the thirty-nine week period ended December 2, 2006 and November 26, 2005 due to expenditures for property, plant and equipment and intangible assets, offset by proceeds from sale-leaseback transactions and proceeds from asset dispositions.

        Cash provided by financing activities was $98.0 million for the thirty-nine week period ended December 2, 2006 due to the impact of borrowings under our existing senior secured credit facility and issuance of our Tranche 1 Term Loans, offset by the payment at maturity of our 12.5% senior secured notes due September 2006 and our 4.75% convertible notes due December 2006 and by preferred stock cash dividend payments. Cash used in financing activities was $262.3 million for the thirty-nine week period ended November 26, 2005 due to the impact of scheduled debt payments, the early redemption of our 11.25% senior note due July 2008, and preferred stock cash dividend payments.

  Fiscal Year Comparisons

        Cash provided by operating activities was $417.2 million in fiscal 2006. Operating cash flow was positively impacted by net proceeds of $180.0 million from the sale of certain of our third party receivables and receipts of cash related to insured losses. These items were partially offset by an increase in inventory net of an increase in accounts payable and an increase in accounts receivable and prepaid expenses.

        Cash provided by operating activities was $518.4 million in fiscal 2005. Operating cash flow was positively impacted by income from operations and net proceeds of $150.0 million from the sale of certain of our third party receivables, partially offset by an increase in inventory and accounts payable.

        Cash provided by operating activities was $227.5 million in fiscal 2004. Cash was provided primarily through income from operations, which more than offset increases in accounts receivable and inventory.

        Cash used in investing activities was $231.1 million in fiscal 2006. Cash of $287.8 million was used for the purchase of property, plant and equipment and cash of $53.6 million was used for the purchase of prescription files. Cash of $77.3 million was provided by proceeds from our sale leaseback transactions and cash of $26.4 million was provided by proceeds from other asset dispositions.

        Cash used in investing activities was $119.0 million in fiscal 2005. Cash of $190.8 million was used for the purchase of property, plant and equipment and cash of $31.6 million was used for the purchase of prescription files. Cash of $94.2 million was provided by proceeds from our sale leaseback transactions and cash of $9.3 million was provided by proceeds from other asset dispositions.

        Cash used in investing activities was $242.2 million in fiscal 2004. Cash of $106.9 million was used to purchase land and buildings at our Perryman, Maryland and Lancaster, California distribution centers, which had previously been held under a synthetic lease arrangement. Cash of $143.8 million was used for the purchase of other fixed assets and cash of $16.7 million was used for the purchase of prescription files. Cash of $25.2 million was provided by the disposition of fixed assets and other investments.

        Cash used in financing activities was $272.8 million in fiscal 2006, due to the amending of our existing senior secured credit facility and principal payments on long term debt.

        Cash used in financing activities was $571.4 million in fiscal 2005, due to the amending of our prior senior secured credit facility and early redemption of several bonds.

        Cash used in financing activities was $15.9 million in fiscal 2004. Cash usage related to the amending of our then existing credit facility, the early redemption of several bonds and payments on certain bonds at maturity was largely offset by proceeds from bond issuances.

Capital Expenditures

  Thirteen and Thirty-Nine Week Period Comparisons

        During the thirty-nine week period ended December 2, 2006, we spent $247.8 million on capital expenditures, consisting of $134.7 million related to new store construction, store relocation and store remodel projects, $89.8 million related to technology enhancements, improvements to distribution centers and other corporate requirements and $23.8 million related to the purchase of prescription files from independent pharmacists. We plan to make total capital expenditures of approximately $450.0 to $500.0 million during fiscal 2007, consisting of approximately 65% related to new store construction, store relocation, store remodel and store improvement projects, 25% related to technology enhancements, improvements to distribution centers and other corporate requirements and approximately 10% related to the purchase of prescription files from independent pharmacies. These projected capital expenditures included expenditures for systems technology and distribution center enhancements at the stores and facilities to be acquired from Jean Coutu USA. We expect that these capital expenditures will be financed primarily with cash flow from operations and proceeds from sale-leaseback transactions.

        During the thirty-nine week period ended November 26, 2005, we spent $225.8 million on capital expenditures, consisting of $133.1 million related to new store construction, store relocation and store remodel projects, $58.2 million related to technology enhancements, improvements to distribution centers and other corporate requirements and $34.6 million related to the purchase of prescription files from independent pharmacists.

  Fiscal Year Comparisons

        We plan to make total capital expenditures of approximately $450 million to $500 million during fiscal 2007, consisting of approximately 75% related to new store construction, store relocation, store remodel and store improvement projects, 15% related to technology enhancements, improvements to distribution centers, and other corporate requirements, and approximately 10% related to the purchase of prescription files from independent pharmacies. Management expects that these capital expenditures will be financed primarily with cash flow from operating activities and proceeds from sale leaseback transactions.

        In fiscal 2005, we resumed our new store and store relocation program. In fiscal 2007, our goal is to open or relocate approximately 125 stores. Approximately 50% of the stores will be relocated or expanded stores and the remaining 50% will be new stores. The program is focused on our strongest existing markets. We also expect to continue remodeling stores in fiscal 2007.

Future Liquidity

        We are highly leveraged. Our high level of indebtedness: (i) limits our ability to obtain additional financing; (ii) limits our flexibility in planning for, or reacting to, changes in our business and the industry; (iii) places us at a competitive disadvantage relative to our competitors with less debt; (iv) renders us more vulnerable to general adverse economic and industry conditions; and (v) requires us to dedicate a substantial portion of our cash flow to service our debt. In addition, the proposed acquisition will require us to incur significantly more debt, as described elsewhere in this prospectus supplement. Based upon our current levels of operations, planned improvements in our operating performance and the opportunities that we believe the proposed acquisition provides, we believe that cash flow from operations together with available borrowings under our existing senior secured credit facility, sales of accounts receivable under our securitization agreements, borrowings that have been committed to by our lenders related to the proposed acquisition and other sources of liquidity will be adequate to fund the proposed acquisition and to meet our requirements for working capital, debt service and capital expenditures, including capital expenditures related to the proposed acquisition, for the next twelve months. We will continue to assess our liquidity position and potential sources of supplemental liquidity in light of our operating performance, funding requirements related to the proposed acquisition and other relevant circumstances. Should we determine, at any time, that it is necessary to obtain additional short-term liquidity, we will evaluate our alternatives and take appropriate steps to obtain sufficient additional funds. The restrictions on the incurrence of additional indebtedness in our existing senior secured credit facility and several of our bond indentures may limit our ability to obtain additional funds. There can be no assurance that any such supplemental funding, if sought, could be obtained or, if obtained, would be on terms acceptable to us.

Recent Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment." This standard requires companies to account for share-based payments to associates using the fair value method of expense recognition. Fair value for stock options can be calculated using either a closed form or open form calculation method. SFAS No. 123(R) requires companies to recognize option expense over the requisite service period of the award, net of an estimate for the impact of award forfeitures.

        We had previously adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" effective March 2, 2003 and had been recognizing expense on a ratable basis related to share-based payments to associates using the fair value method. We have adopted the provisions of SFAS 123(R) effective March 5, 2006 using the modified prospective transition method. The adoption of SFAS 123(R) did not have a material impact on our financial position or results of operations.

        SFAS No. 123(R) also requires us to change the classification of any tax benefits realized upon exercise of stock options in excess of that which is associated with the expense recognized for financial reporting purposes. These amounts are presented as a financing cash inflow rather than as a reduction of income taxes paid in our consolidated statement of cash flows.

        In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets." This standard is required to be adopted as of the first fiscal year beginning after September 15, 2006. We may be required to recognize a servicing asset or liability related to our securitization agreements. We have not quantified the impact of adopting SFAS No. 156, but do not expect the adoption to have a material impact on our financial position or results of operations.

        In July 2006, the FASB issued FASB Interpretation No. 48 ("FIN 48") "Accounting for Uncertainty in Income Taxes", which prescribes a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in a tax return. Additionally, FIN 48 provides guidance on the derecognition, classification, accounting in interim periods and disclosure requirements for uncertain tax positions. This standard is required to be adopted by us as of the first fiscal year beginning after December 15, 2006. We are in the process of determining the effect, if any, the adoption of FIN 48 will have on our financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This standard establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. We have not yet assessed the impact of adopting SFAS No. 157.

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R)." This standard requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur as a component of comprehensive income. The standard also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position.

        The requirement to recognize the funded status of a defined benefit postretirement plan is effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for the fiscal years ending after December 15, 2008. We have determined that the adoption of SFAS No. 158 will not have a material impact on our financial position or results of operations.

        In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." This SAB provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. This interpretation is effective for the first fiscal year ending after November 15, 2006. We do not expect the adoption of this interpretation to have a material impact on our financial position or results of operations.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which were prepared in accordance with accounting principles generally accepted in the United States of America and which are incorporated by reference in this prospectus supplement. The preparation of these financial statements required us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowance for uncollectible receivables, inventory shrink, impairment, self insurance liabilities, pension benefits, lease exit liabilities, income taxes and litigation. We base our estimates on historical experience, current and anticipated business conditions, the condition of the financial markets and various other assumptions that are believed to be reasonable under existing conditions. Actual results may differ from these estimates.

        The following critical accounting policies require the use of significant judgments and estimates by management:

        Allowance for uncollectible receivables:    The majority of our prescription sales are made to customers that are covered by third party payors, such as insurance companies, government agencies and employers. We carry receivables that represent the amount owed to us for sales made to customers or employees of those payors that have not yet been paid. We maintain a reserve for the amount of these receivables deemed to be uncollectible. This reserve is calculated based upon historical collection activity adjusted for current conditions. If the financial condition of the payors were to deteriorate, resulting in an inability to make payments, then an additional reserve would be recorded.

        Inventory:    Included in our valuation of inventory are estimates of the losses related to shrink, which occurs during periods between physical inventory counts. When estimating these losses, we consider historical loss results at specific locations as well as overall loss trends. Should actual shrink losses differ from the estimates that our reserves are based on, our operating results will be impacted.

        Impairment:    We evaluate long-lived assets, including stores and excluding goodwill, for impairment annually, or whenever events or changes in circumstances indicate that the assets may not be recoverable. The impairment is measured by calculating the estimated future cash flows expected to be generated by the store, and comparing this amount to the carrying value of the store's assets. Cash flows are calculated utilizing individual store forecasts and total company projections for the remaining estimated lease lives of the stores being analyzed. Should actual results differ from those forecasted and projected, we may incur future impairment charges related to these facilities.

        Goodwill Impairment:    As disclosed in our historical consolidated financial statements incorporated by reference in this prospectus supplement, as of March 4, 2006, we had unamortized goodwill in the amount of $656.0 million. In connection with the provisions of SFAS No. 142, we perform an annual impairment test of goodwill. Our test as of March 4, 2006 resulted in no impairment being identified. However, the process of evaluating goodwill for impairment involves the determination of the fair value of our company. Inherent in such fair value determinations are certain judgments and estimates, including the interpretation of economic indicators and market valuations and assumptions about our strategic plans. To the extent that our strategic plans change, or that economic and market conditions worsen, it is possible that our conclusion regarding goodwill impairment could change and result in a material effect on our financial position or results of operations.

        Self-insurance liabilities:    We record estimates for self-insured medical, dental, workers' compensation and general liability insurance coverage with assistance from actuaries. Should a greater amount of claims occur compared to what was estimated, or medical costs increase beyond what was anticipated, reserves recorded may not be sufficient, and additional expense may be recorded.

        Benefit plan accrual:    We have several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. We record expense related to these plans using actuarially determined amounts that are calculated under the provisions of SFAS No. 87, "Employer's Accounting for Pensions." Key assumptions used in the actuarial valuations include the discount rate, the expected rate of return on plan assets and the rate of increase in future compensation levels. These rates are based on market interest rates, and therefore fluctuations in market interest rates could impact the amount of pension expense recorded for these plans.

        The accumulated benefit obligation of the defined benefit plans is a discounted amount calculated using the discount rate from published high-quality long-term bond indices, the terms of which approximate the term of the cash flows to pay the accumulated benefit obligations when due. An increase in the market interest rates, assuming no other changes in the estimates, reduces the amount of the accumulated benefit obligation and the related required expense.

        Lease exit liabilities:    We record reserves for closed stores based on future lease commitments, that are present valued at current risk free interest rates, anticipated ancillary occupancy costs, and anticipated future subleases of properties. If interest rates or the real estate leasing markets change, reserves may be increased or decreased.

        Income taxes:    We currently have net operating loss carryforwards that can be utilized to offset future income for federal and state tax purposes. These net operating loss carryforwards generate a significant deferred tax asset. We regularly review the deferred tax assets for recoverability considering our historical profitability, projected taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. We will establish a valuation allowance against deferred tax assets when we determine that it is more likely than not that some portion of our deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the tax provision in the period of change. Significant judgment is required in making these assessments.

        Litigation reserves:    We are involved in litigation on an on-going basis. We accrue our best estimate of the probable loss related to legal claims. Such estimates are developed in consultation with in-house and outside counsel, and are based upon a combination of litigation and settlement strategies. To the extent additional information arises or our strategies change, it is possible that our best estimate of the probable liability may also change.

JEAN COUTU USA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains management's discussion and analysis of financial condition and results of operations for Jean Coutu USA and should be read in conjunction with the audited consolidated financial statements of Jean Coutu USA and the related notes contained in our Definitive Proxy Statement, which we filed with the SEC on November 30, 2006 and have incorporated by reference in this prospectus supplement, and the unaudited consolidated condensed financial statements of Jean Coutu USA and the accompanying notes contained herein.

Overview

        Jean Coutu USA, as of May 27, 2006, consisted of the Brooks-Eckerd network of 1,858 company-owned pharmacy stores (1,859 stores as of November 25, 2006) operating under the Brooks Pharmacy and Eckerd Pharmacy banners and six distribution centers in 18 states in the eastern United States. As of the fiscal year ended May 28, 2005, there were 1,922 pharmacy stores and six distribution centers. Jean Coutu USA's fiscal years are 52 week periods ending in the last week in May of each year.

        Jean Coutu USA sells prescription drugs in the pharmacy portion of its stores, and in the "front-end" section of its stores, a wide assortment of other merchandise, such as health and beauty products. In fiscal 2006, Jean Coutu USA filled more than 119.5 million prescriptions, with an average per store of 1,240 scripts per week. During this period, prescription drug sales accounted for approximately 73% of total sales.

        Jean Coutu USA believes that retail sales per square foot is a key performance indicator for its stores. It measures this by dividing total store sales for the last twelve months by the average selling square footage for such period. During the fourth quarter of fiscal 2006, the sales per square foot grew to $594 from $587 in the first quarter of fiscal 2006. Jean Coutu USA believes that approximately half its drugstores are the number one or two retail drugstores in their respective local markets based on sales volume.

        Jean Coutu USA acquired the Eckerd drugstores during fiscal 2005, referred to in this section as the Eckerd drugstore acquisition, which added 1,549 stores to the network. During fiscal 2006, Jean Coutu USA pursued the integration of the Eckerd and Brooks operations, including the migration of the former Eckerd information technology infrastructure from Kentucky and Florida to Rhode Island, and the beginning of the rollout of the RX Care system and new point-of-sale systems in the Eckerd stores. During fiscal 2007, the Eckerd drugstores continue to receive attention designed to continue to improve their financial performance.

Results of Operations

	Thirteen weeks ended		Twenty-six weeks ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
	(Dollars in thousands, except for drugstore count)
Sales	$2,352,052	$2,293,361	$4,700,311	$4,608,402
Cost and Expenses:
Cost of goods sold (exclusive of depreciation shown below)(1)	1,772,164	1,723,705	3,559,086	3,468,619
Selling, general and administration expenses (exclusive of depreciation shown below)	514,410	492,542	1,029,187	1,002,314
Depreciation and amortization	49,930	58,454	104,118	116,084

Operating income	15,548	18,660	7,920	21,385
Other expense (income), net	62,985	70,515	131,863	132,301

Loss before income taxes	(47,437)	(51,855)	(123,943)	(110,916)
Income tax benefit	(18,886)	(18,729)	(49,342)	(42,535)

Net Loss	$(28,551)	$(33,126)	$(74,601)	$(68,381)

As of fiscal quarter end
Total assets			5,075,123	5,232,983
Total debt(2)			3,128,337	3,063,033
Number of retail drugstores			1,859	1,853
	Thirteen weeks ended		Twenty-six weeks ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
	(In percentage)
Sales growth—same store(3)(4)
Total	2.7%	(0.4)%	2.5%	(0.2)%
Pharmacy	2.9%	0.4%	3.1%	0.7%
Front-end	1.9%	(2.8)%	0.9%	(2.6)%

(1)
Includes LIFO charges of $8,930 and $5,014 for the thirteen weeks ended November 25, 2006 and November 26, 2005 and $17,861 and $11,147 for the twenty-six weeks ended November 25, 2006 and November 26, 2005.

(2)
Total debt includes capital lease obligations of $23,351 as of November 25, 2006 and $11,975 as of November 26, 2005.

(3)
Growth is calculated based on the comparison of sales for same stores (stores that have been open or part of the Brooks-Eckerd network for at least 52 weeks) during comparable fiscal periods.

(4)
This measure includes same-store sales for the acquired Eckerd stores beginning August 1, 2005, the first anniversary of ownership of those stores by Jean Coutu USA.

	Fiscal year ended
	2006	2005	2004
	(Dollars in thousands, except for drugstore count)
Sales	$9,495,858	$8,200,445	$1,802,585
Cost and Expenses:
Cost of goods sold(1)(exclusive of depreciation shown below)	7,172,366	6,227,045	1,371,271
Selling, general and administration expenses (exclusive of depreciation shown below)	2,030,766	1,686,458	318,726
Depreciation and amortization	215,804	184,854	31,148

Operating income	76,922	102,088	81,440
Other expense, net	281,398	189,130	31,841

Income (loss) before income taxes	(204,476)	(87,042)	49,599
Income tax provision (benefit)	(76,893)	(32,616)	19,151

Net income (loss)	$(127,583)	$(54,426)	$30,448

As of fiscal year end
Total assets	5,105,925	5,084,895	878,518

Total debt(2)	3,118,912	2,803,392	554,022

Number of retail drugstores	1,858	1,922	336

	Fiscal year ended
	2006	2005	2004
	(In percentage)
Sales growth—same-store(3)
Brooks Eckerd network(4)
Total	1.2%	2.8%	4.3%
Pharmacy	2.0%	3.9%	5.3%
Front-end	(1.1)%	0.4%	2.1%

(1)
Includes LIFO charges of $38,747 in fiscal 2006 and $18,456 in fiscal 2005. Jean Coutu USA changed from FIFO to LIFO in fiscal 2005.

(2)
Total debt included capital lease obligations of $14,302 as of May 27, 2006 and $16,335 as of May 28, 2005.

(3)
Growth is calculated based on the comparison of sales for same stores (stores that have been open or part of the Brooks-Eckerd network for at least 52 weeks) during comparable fiscal year ended periods.

(4)
This measure includes same-store sales for the acquired Eckerd stores beginning August 1, 2005, the first anniversary of ownership of those stores by Jean Coutu USA.

Definition of Financial Data

        Cost of Goods Sold.    The cost of goods sold includes the cost of inventory sold during the period, including related vendor rebates and allowances, inventory shrinkage costs, and warehousing costs, which include distribution center payroll and related benefit costs, distribution center occupancy costs, and delivery expenses to the stores. Cost of goods sold excludes depreciation expense.

        Selling, general and administration expenses.    SG&A consist primarily of salaries and benefits, rent, advertising, repairs and maintenance, insurance, professional fees, utilities and other costs. SG&A excludes depreciation.

Overview

        For the second quarter ended November 25, 2006, the net loss was $28.6 million compared with $33.1 million for the quarter ended November 26, 2005. On August 23, 2006, Jean Coutu Group, entered into a definitive agreement with Rite Aid Corporation, whereby Jean Coutu Group would sell the shares of Jean Coutu USA to us in exchange for $1.45 billion in cash, subject to a working capital adjustment, 250 million shares of Rite Aid common stock and the assumption of $850 million of the Jean Coutu Notes (with the cash component increasing to $2.3 billion if the Jean Coutu Notes are not assumed). During the first quarter of fiscal 2007, Jean Coutu USA adopted a transition pay program comprised of retention and other related bonuses associated with the disposal transaction. The charges during the second quarter related to this program amount to $8.9 million ($5.3 million after-tax) for the quarter and are included in SG&A.

        For the twenty-six weeks ended November 25, 2006, the net loss was $74.6 million compared with $68.4 million for the twenty-six weeks ended November 26, 2005. The charges related to the transition pay program amount to $20.2 million ($12.2 million after-tax) for the twenty-six weeks and are included in SG&A.

        For the fiscal year ended May 27, 2006, the net loss was $127.6 million compared with a net loss of $54.4 million for the fiscal year ended May 28, 2005. Jean Coutu USA operated the acquired Eckerd drugstores during the full 52 weeks of fiscal 2006 compared with 43 weeks in fiscal 2005. There was a foreign exchange loss recorded during fiscal 2006 on monetary items and foreign currency forward contracts entered into with affiliates in the amount of $12.7 million included in other expense compared with foreign exchange gains of $18.2 million in fiscal 2005. There were variations in the U.S. versus Canadian dollar exchange rate which affected the Canadian dollar denominated debt in Jean Coutu USA's consolidated financial statements.

        For the fiscal year ended May 28, 2005, the net loss was $54.4 million compared with net earnings of $30.4 million for the fiscal year ended May 29, 2004, due principally to the operation of the acquired Eckerd drugstores for 43 weeks in fiscal 2005 versus none in fiscal 2004. There was a foreign exchange gain recorded during fiscal 2005 on monetary items and foreign currency forwards with affiliates of $18.2 million included in other expense (income) compared with nil in fiscal 2004.

Sales

  Thirteen and Twenty-Six Week Period Comparisons

        Sales increased by $58.7 million, or 2.6%, to $2.352 billion for the quarter ended November 25, 2006 compared with $2.293 billion for the quarter ended November 26, 2005. The increase is principally due to a year-over-year increase in pharmacy sales. During the second quarter of fiscal 2007 and on a same-store basis, total sales grew 2.7%, consisting of 2.9% growth in pharmacy sales and a 1.9% increase in front-end sales. During the second quarter of fiscal 2007, there were 3 new store openings, 1 store acquisition and 4 store closings, bringing Jean Coutu USA's network to 1,859 Brooks and Eckerd stores as of the fiscal quarter end.

        During the quarter, pharmacy sales were negatively impacted by 3.54% by the conversion of several popular branded drugs to generic or in some instances to over-the-counter status, with a positive effect on pharmacy margins. On an all stores basis, front-end sales increased 2.3% principally due to the increase in the consumables, health and beauty categories. Sales in these categories increased due to better execution on certain promotional activities and better-in-stock positions prior to the fall season.

        Sales increased by $91.9 million, or 2.0%, to $4.700 billion for the twenty-six weeks ended November 25, 2006 compared with $4.608 billion for the twenty-six weeks ended November 26, 2005. The increase is principally due to a year-over-year increase in pharmacy sales, partially offset by the loss of sales from the 78 Eckerd drugstores that closed during the first quarter of fiscal 2006. Total revenue from these closed stores was $21.2 million in twenty-six weeks of fiscal 2006. During the twenty-six weeks of fiscal 2007 and on a same-store basis, total sales grew 2.5%, consisting of 3.1% growth in pharmacy sales and a 0.9% increase in front-end sales. This measure includes same-store sales for the acquired Eckerd drugstores as of August 1, 2005, the first anniversary of ownership by Jean Coutu USA. During the twenty-six weeks of fiscal 2007, there were 8 new store openings, 4 store acquisitions and 8 store closings.

        During the twenty-six weeks ended November 25, 2006, pharmacy sales were negatively impacted by 3.14% by the conversion of several popular branded drugs to generic or in some instances to over-the-counter status, with a positive effect on pharmacy margins. On an all stores basis, front-end sales increased 0.5% principally due to the increase in the consumables, health and beauty categories. Sales in these categories increased for the same reasons discussed in the quarter. Front-end sales continue to be negatively affected by the decline in sales in the film and photo category.

  Fiscal Year Comparisons

        Sales increased by $1.296 billion or 15.8% to $9.496 billion for the fiscal year ended May 27, 2006 compared with $8.200 billion for the fiscal year ended May 28, 2005, due principally to additional revenues of $1.297 billion from the acquired Eckerd drugstores during the full 52 weeks of fiscal 2006 compared with 43 weeks in fiscal 2005. This was partially offset by the loss of sales from the 78 Eckerd drugstores closed during the first quarter of fiscal 2006. Total revenue from these closed stores was $156.8 million in fiscal 2005. Jean Coutu USA's sales trends have improved in both the pharmacy and front-end sections of its stores. On a same-store basis, total sales grew 1.2%, consisting of 2.0% growth in pharmacy sales, partially offset by a 1.1% decrease in front-end sales during fiscal 2006 compared to the prior fiscal year. This measure includes same-store sales for the acquired Eckerd drugstores as of August 1, 2005, the first anniversary of ownership by Jean Coutu USA. During fiscal 2006, there were 21 new store openings and 85 store closures, bringing the Brooks Eckerd network to 1,858 Brooks and Eckerd stores as of fiscal year end.

        During the last two fiscal years, generic prescriptions as a percentage of the total pharmacy script count increased from 53.8% for fiscal 2005 to 57.1% for fiscal year ended May 27, 2006. The generic substitution rate—that is the rate at which generics are substituted for branded prescription drugs—increased from 93.8% in May 2005 to 95.6% in May 2006. While overall pharmacy sales were negatively impacted by the conversion of branded drugs to generics, which generally have a lower selling price, generic prescriptions generally result in higher gross profits. Pharmacy sales were negatively impacted by 2.32% by the conversion of several popular branded drugs from prescription to generic or in some instances to over-the-counter status, with a positive effect on pharmacy margins. Third party health plans covered 95.6% of pharmacy sales in fiscal 2006.

        While overall front-end sales have experienced negative growth, the trends have improved, in consumables, core health and beauty categories and private label products. Front-end sales growth has been negatively impacted by the significant decline in the photo category.

        Sales less cost of goods sold amounted to $2.323 billion for the fiscal year ended May 27, 2006 compared with $1.973 billion for the previous corresponding fiscal year, principally attributable to the addition of the Eckerd stores for the full 2006 fiscal year. This measure was negatively impacted by recording a LIFO charge of $38.7 million in fiscal 2006, compared with a LIFO charge of $18.5 million in fiscal 2005. Jean Coutu USA's cost of goods sold as a percentage of sales improved to 75.5% during fiscal 2006 compared with 75.9% in fiscal 2005. The improvement stems from the increased use of generics with a positive effect on pharmacy margins year-over-year and from reduced inventory losses as a result of loss prevention programs implemented across the network.

        Sales rose $6.397 billion or 354.9% to $8.200 billion for the fiscal year ended May 28, 2005 compared with $1.803 billion for the fiscal year ended May 31, 2004, due principally to the additional revenue from the acquired Eckerd drugstores as of July 31, 2004. During fiscal 2005, Eckerd sales trends improved significantly in both the pharmacy and the front-end. On a same-store basis, total retail sales grew 2.8%, pharmacy sales gained 3.9% and front-end sales increased 0.4% year-over-year. This measure did not include same-store sales for the acquired Eckerd drugstores, which were included in same-store sales beginning in the first quarter of fiscal 2006. During fiscal 2005, in addition to the 1,549 newly acquired Eckerd drugstores, there were also 65 new store openings and 28 store closures.

        Pharmacy sales were negatively impacted by the conversion of branded drugs to generics, which generally have a lower selling price but higher gross profits for the drugstore retailer. Pharmacy sales improved in both fiscal years, but growth was negatively impacted by the conversion of Claritin and Prilosec from prescription to over-the-counter status, and to the continued health concerns over women's hormone replacement therapy drugs. Generics as a percentage of total Eckerd pharmacy script count increased from 49% at the time of purchase of the Eckerd network to 53% by the end of fiscal 2005, with the generic substitution rate increasing from 84% to 92%. Third party health plans covered approximately 95% of pharmacy sales in fiscal 2005 and 2004. Front-end sales trends improved, with strong growth in core health and beauty categories and private label products. Jean Coutu USA continued its shift towards the health and beauty and confectionery categories with a positive effect on gross margin, while Jean Coutu USA saw a decline in overall photography department sales due to the shift to digital photography.

        Sales less cost of goods sold amounted to $1.973 billion for the fiscal 2005, compared with $431.3 million for the previous corresponding fiscal year. This increase is attributable to the addition of the Eckerd business during fiscal 2005. This measure was negatively impacted by recording a LIFO charge of $18.5 million in fiscal 2005, compared with a LIFO charge of nil in fiscal 2004, as Jean Coutu USA adopted LIFO at the beginning of fiscal 2005. Cost of goods sold as a percentage of sales improved to 75.9% during fiscal 2005 compared with 76.1% in fiscal 2004. The improvement was due to management's focus on optimal merchandising, mix and pricing in the front-end.

Cost of goods sold

  Thirteen and Twenty-Six week Period Comparison

        Cost of goods sold increased by $48.5 million, or 2.8%, to $1.772 billion for the quarter ended November 25, 2006 compared with $1.724 billion for the quarter ended November 26, 2005. The increase in cost of good sold is largely due to an increase in pharmacy prescription sales and front-end sales during the quarter. Jean Coutu USA's cost of goods sold as a percentage of sales increased to 75.3% during the second quarter of fiscal 2007 compared with 75.2% in the second quarter of fiscal 2006. The increase in cost of goods sold as a percentage of sales was due to an increase in front-end promotional allowances and markdowns compared to the prior year.

        Cost of goods sold increased by $90.5 million, or 2.6%, to $3.559 billion for the twenty-six weeks ended November 25, 2006 compared with $3.469 billion for the twenty-six weeks ended November 26, 2005. Jean Coutu USA's cost of goods sold as a percentage of sales increased to 75.7% during the twenty-six weeks of fiscal 2007 compared with 75.3% in the twenty-six weeks of fiscal 2006. Cost of goods sold dollars and as a percentage of sales increased for the same reasons discussed in the description of the quarter over-quarter changes in the preceding paragraph.

  Fiscal Year Comparison

        Sales less cost of goods sold amounted to $2.323 billion for the fiscal year ended May 27, 2006 compared with $1.973 billion for the previous corresponding fiscal year, principally attributable to the addition of the Eckerd stores for the full 2006 fiscal year. This measure was negatively impacted by recording a LIFO charge of $38.7 million in fiscal 2006, compared with a LIFO charge of $18.5 million in fiscal 2005. The company's costs of goods sold as a percentage of sales improved to 75.5% during fiscal 2006 compared with 75.9% in fiscal 2005. The improvement stems from the increased use of generics with a positive effect on pharmacy margins year-over-year and from reduced inventory losses as a result of loss prevention programs implemented across the network.

Selling, general and administration expenses

  Thirteen and Twenty-Six Week Period Comparisons

        SG&A increased by $21.8 million, or 4.4%, to $514.4 million for the quarter ended November 25, 2006 compared with $492.5 million for the quarter ended November 26, 2005. The increase in SG&A was due primarily to charges associated with the transition pay program associated with the disposal transaction. The charges related to this program totaled $8.9 million ($5.3 million after-tax) for the quarter. Total expected charges under this program are estimated at $35.5 million. Total SG&A represent 21.9% of sales versus 21.5% for the same period a year earlier.

        SG&A increased by $26.9 million, or 2.7%, to $1.029 billion for the twenty-six weeks ended November 25, 2006 compared with $1.002 billion for the twenty-six weeks ended November 26, 2005. The increase in SG&A was due primarily to charges associated with the transition pay program. The charges related to the transition pay program totaled $20.2 million ($12.2 million after-tax) for the twenty-six weeks ended November 25, 2006. Total SG&A represent 21.9% of revenues versus 21.7% for the same period a year earlier.

  Fiscal Year Comparisons

        SG&A for the fiscal year ended May 27, 2006 were $2.031 billion, up from $1.686 billion in the previous fiscal year, mainly attributable to the addition of the Eckerd stores for the full 2006 fiscal year. These expenses represented 21.4% of revenues versus 20.6% a year earlier. Normal inflationary increases in these expenses were not covered by sales increases. In addition, due to the Medicare Part D Drug Benefit program rollout and sales growth initiatives, Jean Coutu USA experienced an increase in wage expense. Jean Coutu USA also incurred certain integration expenses with respect to the integration of the Eckerd stores, during both the 2006 and 2005 fiscal years.

        SG&A for fiscal 2005 were $1.686 billion, up from $318.7 million for the previous fiscal year. This increase is essentially attributable to the operation of the acquired Eckerd drugstores. These expenses represented 20.6% of revenues versus 17.7% a year earlier. Jean Coutu USA incurred certain non-recurring acquisition and integration expenses during fiscal 2005. Also, since the acquired Eckerd drugstores had lower average sales per store than the then existing Brooks network, these expenses increased during fiscal 2005 while Jean Coutu USA integrated and optimized headquarters, field staff and structure. In addition, the network undertook several store openings and other measures, which increased these expenses, while store sales were being built.

Depreciation and amortization

  Thirteen and Twenty-Six Week Period Comparisons

        Depreciation and amortization expense decreased by $8.5 million, or 14.6%, to $49.9 million for the quarter ended November 25, 2006 compared with $58.5 million for the quarter ended

November 26, 2005. The decrease is due to a change in estimates in fiscal 2006 following the finalization of the capital asset ledger with regard to the acquired Eckerd assets.

        Depreciation and amortization expense decreased by $12.0 million, or 10.3%, to $104.1 million for the twenty-six weeks ended November 25, 2006 compared with $116.1 million for the twenty-six weeks ended November 26, 2005. The decrease is due to a change in estimates in fiscal 2006 following the finalization of the capital asset ledger with regard to the acquired Eckerd assets.

  Fiscal Year Comparisons

        Depreciation and amortization charges increased to $215.8 million during fiscal 2006, up $30.9 million from $184.9 million for fiscal 2005, principally reflecting the operation of the acquired Eckerd drugstores for the full 2006 fiscal year.

        Depreciation and amortization charges increased to $184.9 million during fiscal 2005, up $153.8 million from $31.1 million in fiscal 2004. The increase in the charges during fiscal 2005 reflects the Eckerd drugstore acquisition.

Other expense

  Thirteen and Twenty-Six Week Period Comparisons

        Other expense decreased $7.5 million, or 10.7%, to $63.0 million for the quarter ended November 25, 2006 compared with $70.5 million for the quarter ended November 26, 2005. Interest expense increased $3.2 million to $71.1 million in the second quarter of fiscal 2007, as compared to $67.9 million in fiscal 2006, due principally to an increase in borrowings and interest rates year-over-year. The weighted average interest rate on Jean Coutu USA's long-term debt was 8.8% during the current fiscal quarter compared with 8.4% during the second quarter of fiscal 2006. Foreign currency gains amounted to $6.6 million in the second quarter of fiscal 2007 compared with foreign currency losses of $4.2 million in the second quarter of fiscal 2006. The foreign currency gains during the quarter were due to the remeasurement of Jean Coutu USA's Canadian dollar denominated debt. During the quarter, the U.S. dollar strengthened versus the Canadian dollar.

        Other expense increased $0.4 million, or 0.3%, to $131.9 million for the twenty-six weeks ended November 25, 2006 compared $132.3 million for the twenty-six weeks ended November 26, 2005. Interest expense increased $8.3 million to $141.4 million in the twenty-six weeks of fiscal 2007, as compared to $133.1 million in fiscal 2006, due principally to an increase in borrowings and interest rates year-over-year. The weighted average interest rate on Jean Coutu USA's long-term debt was 8.6% during the current twenty-six weeks compared with 8.4% during the twenty-six weeks of fiscal 2006. Foreign currency gains amounted to $5.4 million in the twenty-six weeks of fiscal 2007 compared with foreign currency losses of $2.0 million in the twenty-six weeks of fiscal 2006. The foreign currency gains were due to the remeasurement of Jean Coutu USA's Canadian dollar denominated debt. During the twenty-six weeks, the U.S. dollar strengthened versus the Canadian dollar.

  Fiscal Year Comparisons

        Other expense was $281.4 million in fiscal 2006, an increase of $92.3 million over $189.1 million in fiscal 2005. Interest expense increased $66.1 million to $274.7 million in fiscal 2006, as compared to $208.6 million in fiscal 2005, due principally to the additional indebtedness related to the Eckerd acquisition for the full 2006 fiscal year compared with 43 weeks in fiscal 2005. The weighted average interest rate on Jean Coutu USA's long-term debt was 8.5% during the current fiscal year and during fiscal 2005. Foreign currency losses amounted to $12.7 million in fiscal 2006 compared with foreign currency gains of $18.2 million in fiscal 2005.

        Other expense (income) was $189.1 million in fiscal 2005, an increase of $157.3 million over $31.8 million in fiscal 2004. Interest expense was $208.6 million in fiscal 2005, an increase of $176.7 million over $31.9 million in fiscal 2004, due principally to the financial expenses related to the Eckerd acquisition for 43 weeks in fiscal 2005 versus nil in fiscal 2004. The weighted average interest rate on Jean Coutu USA's long-term debt was 8.5% during fiscal 2005 compared with 6.5% for fiscal 2004. Foreign currency gains amounted to $18.2 million in fiscal 2005 compared with nil in fiscal 2004.

Income tax provision (benefit)

  Thirteen and Twenty-Six Week Period Comparisons

        There was an income tax benefit of $18.9 million in the second quarter of fiscal 2007 compared with $18.7 million in the second quarter of fiscal 2006. Jean Coutu USA's effective tax rate was 39.8% in the second quarter of fiscal 2007 compared with 36.1% in the second quarter of fiscal 2006.

        There was an income tax benefit of $49.3 million in the first twenty-six weeks of fiscal 2007 compared with $42.5 million in the first twenty-six weeks of fiscal 2006. Jean Coutu USA's effective tax rate was 39.8% in the first twenty-six weeks of fiscal 2007 compared with 38.3% in the first twenty-six weeks of fiscal 2006.

  Fiscal Year Comparisons

        There was an income tax benefit of $76.9 million in fiscal 2006 compared with $32.6 million in fiscal 2005. Jean Coutu USA's effective tax rate was 37.6% in fiscal 2006 compared with 37.5% in fiscal 2005.

        There was an income tax benefit of $32.6 million in fiscal 2005 compared with a provision of $19.2 million for fiscal 2004. Jean Coutu USA's effective tax rate was 37.5% in fiscal 2005 compared with 38.6% in fiscal 2004.

Liquidity and Capital Resources

        Jean Coutu USA's cash flows are generated principally by the sale of prescription drugs and other products by its drugstore network and from borrowings from the parent company. These cash flows are used: (i) to purchase products for resale, (ii) to finance operating expenses, (iii) for debt service, (iv) for real estate investments, and (v) to finance capital expenditures incurred to renovate and open stores, and replace equipment. Jean Coutu USA has typically financed capital expenditures and working capital requirements through cash flow from operating activities. The Eckerd acquisition was financed principally through long-term borrowings and the sale of common stock.

Cash flow from operating activities

  Thirteen and Twenty-Six Week Period Comparisons

        Cash used in operating activities was $65.9 million for the first twenty-six weeks of fiscal 2007 compared with cash used of $132.8 million in the first twenty-six weeks of fiscal 2006. During both periods, cash was used to fund operating expenses and the seasonal build of inventories. Cash from operations in the current quarter improved versus the same quarter last year due to improvements made to Jean Coutu USA's operating and inventory management systems.

  Fiscal Year Comparisons

        Cash used in operating activities was $15.7 million for fiscal 2006. Cash provided by operating activities was $97.6 million in fiscal 2005 and $24.3 million in fiscal 2004. In fiscal 2006, the net loss and working capital requirements were substantially offset by non-cash charges, principally depreciation and amortization. In fiscal 2005, non-cash charges more than offset the net loss. In fiscal 2004, net income and non-cash charges were partially offset by working capital requirements.

Cash flow from investing activities

  Thirteen and Twenty-Six Week Period Comparisons

        Cash used in investing activities was $73.9 million for the first twenty-six weeks of fiscal 2007 compared with $57.2 million in the first twenty-six weeks of fiscal 2006. Cash flow from investing activities consists primarily of capital expenditures. Capital expenditures totaled $72.6 million and $58.7 million for the twenty-six weeks ended November 25, 2006 and November 26, 2005, respectively.

  Fiscal Year Comparisons

        Cash used in investing activities was $94.9 million for fiscal 2006 compared with a use of $2.651 billion in fiscal 2005 and $47.5 million in fiscal 2004. During fiscal 2005, $2.492 billion was used to acquire the Eckerd network and related operations. $124.1 million was used to acquire property and equipment in fiscal 2006 compared with $162.3 million in fiscal 2005 and $42.9 million in fiscal 2004. During fiscal 2006, 21 new drugstores were opened and 85 drugstores were closed. During fiscal 2006, Jean Coutu USA purchased intangible assets in the amount of $10.9 million compared with purchases of $4.8 million during fiscal 2005 and $4.5 million in fiscal 2004. During fiscal 2006, Jean Coutu USA received proceeds of $40.1 million from the disposal of certain property, equipment and intangible assets, including the former Eckerd headquarters. During fiscal 2005, Jean Coutu, USA received $8.2 million of proceeds from the disposal of property, equipment and other assets.

Cash flow from financing activities

  Thirteen and Twenty-Six Week Period Comparisons

        Net cash from financing activities for the twenty-six weeks ended November 25, 2006 totaled $62.6 million compared to $179.7 million for the twenty-six weeks ended November 26, 2005. During the twenty-six week period ended November 25, 2006, Jean Coutu USA received $100.0 million in additional advances from affiliates and repaid $32.6 million on notes payable to affiliates. Cash from financing activities was used to fund operations and capital expenditures.

        Under the terms of the credit agreement, the maximum available outstanding under each of the revolving loan, the swingline loan and letters of credit is $325 million, $35 million and $130 million respectively, subject to a maximum of $325 million. At November 25, 2006, there were no amounts outstanding under the revolving loan and the swingline loan. Jean Coutu USA had outstanding letters of credit totaling $74.9 million at November 25, 2006 (November 26, 2005—$70.0 million).

  Fiscal Year Comparisons

        During fiscal 2006 and 2005, Jean Coutu USA received proceeds from notes issued to affiliates of Jean Coutu Group as part of the financing structure put into place for the Eckerd acquisition, which in turn issued debt to fund the Eckerd transaction. During fiscal 2006, $130.6 million was provided from financing activities compared with $2.626 billion in fiscal 2005 and $31.9 million in fiscal 2004. During fiscal 2005 and 2004, Jean Coutu USA repaid a line-of-credit agreement in the amounts of $15.0 million and $25.4 million respectively. During fiscal 2006, Jean Coutu USA had proceeds from advances from affiliates in the amount of $187.0 million compared with proceeds of $80.0 million in fiscal 2005. During fiscal 2005, Jean Coutu USA received proceeds from issuance of notes payable to affiliates in the amount of $1.023 billion to fund the Eckerd acquisition. Proceeds from issuance of notes payable to affiliates amounted to $65.0 million in fiscal 2004. During fiscal 2006, there was a net repayment of notes payable to affiliates in the amount of $48.1 million compared with $555.2 million in fiscal 2005 and $8.0 million in fiscal 2004. During fiscal 2006, Jean Coutu USA repaid capital lease obligations in the amount of $8.1 million compared with $19.6 million in fiscal 2005. During fiscal 2005, Jean Coutu USA issued common stock to its parent company in the amount of $539.2 million and issued redeemable preferred stock to its parent company in the amount of $1.574 billion to fund the Eckerd acquisition. Jean Coutu USA paid dividends in the amount of $0.2 million in fiscal 2006 compared with $0.1 million in fiscal 2005.

        Jean Coutu USA had $110.7 million of cash and cash equivalents as at May 27, 2006 compared with cash and cash equivalents of $90.6 million as at May 28, 2005 and $17.8 million at May 29, 2004. In addition, under the terms of the credit agreement, the maximum available outstanding under each of the revolving loan, the swingline loan and letters of credit is $325 million, $35 million and $130 million respectively, subject to a maximum of $325 million. At May 27, 2006, there were no amounts outstanding under the revolving loan and the swingline loan. Jean Coutu USA had outstanding letters of credit totaling $70.4 million as of May 27, 2006 (compared with $67.4 million as of May 28, 2005).

Contractual Obligations and Commercial Commitments

        The table below presents a summary of material contractual cash obligations as of May 27, 2006, for the periods indicated under the long-term debt, long-term leases, inventories, services and capital assets commitments:

	Payments due in fiscal years
	2007	2008 - 2009	2010 - 2011	2012 and thereafter	Total
	(Dollars in thousands)
Long-term debt due to affiliates	$87,426	$152,083	$753,776	$2,111,325	$3,104,610
Capital lease obligations	5,173	5,281	212	—	10,666
Operating lease obligations	345,622	655,129	584,074	2,394,981	3,979,806
Purchase commitments	40,649	15,715	—	—	56,364

Total	$478,870	$828,208	$1,338,062	$4,506,306	$7,151,446

        Changes in contractual obligations and commercial committments from May 27, 2006 to November 25, 2006 have not been significant.

Long-term debt due to affiliates

        On July 31, 2004, Jean Coutu USA completed the Eckerd acquisition. This acquisition was funded by a combination of long-term notes payable to affiliates. Long-term debt due to affiliates, including current portion, increased to $3.105 billion as at May 27, 2006 from $2.787 billion at May 28, 2005.

Capital lease obligations

        Jean Coutu USA has generally not used capital leases as a means of financing. However, during the second quarter of fiscal 2007 Jean Coutu USA entered into a new capital lease agreement for certain photo equipment. The obligation for this lease at November 25, 2006 was $13.1 million, and is not included on the table above. At the time of the Eckerd acquisition Jean Coutu USA assumed certain capital lease obligations for photo equipment and software.

Operating lease obligations

        Jean Coutu USA leases a substantial portion of its real estate using operating leases. Generally, Jean Coutu USA's real estate leases are for primary terms of up to 20 years with options to renew. At May 27, 2006, operating lease obligations through 2047 amounted to $3.980 billion, and are primarily related to leased properties. At May 27, 2006, Jean Coutu USA had also signed lease and sublease agreements under which it will receive minimum payments totaling $65.0 million until 2022; these payments are not included in the table of contractual commitments above.

Financial Instruments and Off-Balance Sheet Arrangements

        Other than the currency forward contracts with its parent company, Jean Coutu USA does not make use of any off-balance sheet arrangements that currently have, or that Jean Coutu USA expects are reasonably likely to have, a material effect on financial condition, results of operations or cash flow. Jean Coutu USA uses operating leases for many of its store locations, and, from time to time, engages in sale-leaseback transactions for financing purposes. Jean Coutu USA does not use special purpose entities in any of its leasing arrangements. In fiscal 2005, Jean Coutu USA entered into foreign currency forward contracts with the parent company. The fair value of these contracts is determined by reference to the exchange rate at period-end. These contracts do not qualify for hedge accounting.

        Jean Coutu USA has not taken any actions to cover its exposure to interest rate risk. Depending on the interest rate environment, Jean Coutu USA may make use of derivative financial instruments or other interest rate management vehicles in the future.

Guarantees

        On July 31, 2004, Jean Coutu USA acquired all of the stock of various indirect subsidiaries of J. C. Penney Company operating a portion of the Eckerd drugstore business. Jean Coutu USA has entered into an indemnification agreement that is described in Note 18 of Jean Coutu USA's audited consolidated financial statements incorporated by reference in this prospectus.

Related Party Transactions

        Transactions between Jean Coutu USA and its parent company are measured at the contractual amount. Jean Coutu USA activities are partially funded by the receivable from and liabilities due to affiliates as described in Note 13 to Jean Coutu USA's audited consolidated financial statements. Also, Jean Coutu USA was charged for software development activities and for management information systems maintenance and support provided by the parent company, as described in Note 19 to Jean Coutu USA's audited consolidated financial statements.

Critical Accounting Policies and Estimates

Estimates

        This Jean Coutu USA Management's Discussion and Analysis of Financial Condition and Results of Operations section is based on Jean Coutu USA's consolidated and consolidated condensed financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America for annual and interim financial information. The preparation of these consolidated and consolidated condensed financial statements and related notes requires Jean Coutu USA's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated and consolidated condensed financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

        For all sales, other than third party pharmacy sales, Jean Coutu USA recognizes revenue from the sales of merchandise at the time the merchandise is sold. For third party pharmacy sales, revenue is recognized at the time the prescription is filled, adjusted by an estimate for those prescriptions that have not been claimed by customers at the end of a period. Customer returns are immaterial.

Inventory

        Inventory consists primarily of products acquired for resale, including prescription drugs and over-the-counter medications, as well as household, cosmetics and photography products. In fiscal 2005, Jean Coutu USA changed its method of determining the cost of inventories from the FIFO method to the LIFO method, as described in the notes to Jean Coutu USA's audited consolidated financial statements incorporated by reference to this prospectus supplement.

Goodwill and other intangible assets

        Goodwill and intangible assets with indefinite lives are not amortized but are evaluated for impairment at least annually. No impairment was recorded in the twenty-six week period ended November 25, 2006 or for fiscal 2006, 2005 and 2004.

        Intangible assets with finite lives are amortized, principally on the straight-line method, over their useful lives. They are made up mainly of prescription files and leasehold interests. Prescription files are amortized over a period of five to ten years and leasehold interests are amortized over the remaining period of the lease terms.

Impairment of long-lived assets

        Jean Coutu USA reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows expected to be generated from utilizing these assets to their carrying amount. If the cash flows are not sufficient to recover the carrying amount of the assets, then impairment has occurred, and the long-lived assets are written down to their respective fair values.

Foreign exchange

        The gain or loss on foreign currency transactions includes those related to foreign currency contracts with the parent company and the Canadian dollar denominated term loans due to the parent company. All exchange gains and losses are included in other expense in the condensed statements of operations.

Derivative financial instruments

        Derivatives are recorded on the balance sheet as assets or liabilities and measured at fair value. Changes in fair value are recognized in earnings unless the derivative qualifies for hedge accounting.

New Accounting Pronouncements

        There were no changes in accounting policies that had a material impact on Jean Coutu USA's consolidated financial statements in fiscal 2006 and consolidated condensed financial statements during the twenty-six week period ended November 25, 2006. See the notes to Jean Coutu USA's audited consolidated financial statements incorporated by reference to this prospectus supplement for a full description of new accounting pronouncements.

Seasonal Nature of the Business

        The weather has an effect on the general population's health and, by extension, on Jean Coutu USA's retail sales. For example, in winter, Jean Coutu USA sells more cold and flu medicine, while in summer, allergy and sun protection products are in greater demand. Sales are affected by holidays such as Christmas, Easter, Thanksgiving, Valentine's Day, Mother's Day and Father's Day. The peak sales period is generally Jean Coutu USA's third quarter of Jean Coutu USA's fiscal year, which includes Christmas.

BUSINESS

Overview

        We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 27 states across the country and in the District of Columbia. As of December 2, 2006, we operated 3,322 stores and, upon consummation of the proposed acquisition, the combined company will operate over 5,000 stores nationally, making us the largest drug store retail chain in the eastern United States. We expect to obtain leading positions in various major metropolitan markets, including New York City, Washington DC, Philadelphia, Boston and Atlanta upon consummation of the proposed acquisition. We expect to realize significant cost savings as we integrate, and re-brand to the Rite Aid banner all of the Brooks and Eckerd stores that we acquire pursuant to the proposed acquisition. During fiscal 2006 and the thirty-nine week period ended December 2, 2006, we generated $17.3 billion and $12.9 billion in revenue, respectively, and after giving pro forma effect to the proposed acquisition, the combined company would have generated $26.8 billion and $20.1 billion in revenue, respectively.

        In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2006, prescription drug sales accounted for 63.2% of Rite Aid's total sales and approximately 67% of our total sales, giving pro forma effect to the proposed acquisition. We believe that our pharmacy operations, which will be strengthened by our proposed acquisition of the Brooks and Eckerd stores, will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, the federal government's adoption of a federally funded prescription drug benefit that began in January 2006 (Medicare Part D), which is part of the Medicare Prescription Drug Improvement and Modernization Act of 2003, the discovery of new and better drug therapies and our on-going program of purchasing prescription files from independent pharmacies. We currently offer approximately 25,000 front-end products, which in fiscal 2006 accounted for the remaining 36.8% of our total sales and the remaining approximately 33% of our total sales, giving pro forma effect to the proposed acquisition. Front end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We currently offer approximately 2,700 products under the Rite Aid private brand, which contributed approximately 11.8% of our front-end sales in the categories where private brand products were offered in fiscal 2006.

        The overall average size of each store in our chain is approximately 12,800 square feet and, after giving pro forma effect to the proposed acquisition, will be approximately 12,000 square feet. The average size of our stores is larger in the western United States. As of March 4, 2006, approximately 54% of our stores were freestanding, approximately 41% included a drive-thru pharmacy, approximately 78% included one-hour photo shops, and approximately 34% included a GNC store-within-Rite Aid-store. Initially upon consummation of the proposed acquisition, approximately 54% of our stores will be freestanding, approximately 43% of our stores will include a drive-thru pharmacy and approximately 70% will include one-hour photo shops. In addition, we intend to incorporate the GNC store-within-Rite Aid-store concept into certain Brooks and Eckerd drugstores where appropriate.

        We expect the FTC and other governmental authorities may require us to divest of some stores in overlapping geographic areas as a condition of approval of the proposed acquisition under antitrust laws. Notwithstanding anything to the contrary in the stock purchase agreement, neither we nor Jean Coutu USA will be required in order to resolve any objections asserted under antitrust laws by any governmental authority with respect to the proposed acquisition to divest any of its businesses or assets representing, or the imposition of conditions affecting, store-level Adjusted EBITDA (as defined in the stock purchase agreement) of in excess of an aggregate of $60 million before advertising and corporate administration expenses, for the most recently completed fiscal year. In addition, in connection with our plan to integrate the Brooks and Eckerd drugstore chains with Rite Aid's existing stores, following consummation of the proposed acquisition, we expect to close additional Brooks and Eckerd stores and Rite Aid stores, primarily to maximize efficiency in markets where we will, on a combined company basis, have multiple stores in close proximity. Because the majority of store closures required by the FTC or other governmental authorities or that we choose to make will be in markets where Rite Aid already had a presence, it is unclear what the impact of such closures will be on our overall sales and revenues. As stated above, the pro forma information provided herein, including the number of stores as well as revenue and income figures, do not account for these dispositions.

Industry Trends

        We believe pharmacy sales in the United States will grow between 5% and 8% each year over the next five years based upon studies published by a pharmaceutical market intelligence firm. This anticipated growth is expected to be driven by greater drug utilization, an aging population caused by the "baby boom" generation entering their sixties, the increasing life expectancy of the American population, the new Medicare Part D drug benefit program, the introduction of new drugs and the rate of inflation.

        Generic prescription drugs help lower overall costs for customers and third party payors. We believe the utilization of existing generic pharmaceuticals is expected to continue to increase for several years. Further, we believe a significant number of new generics are expected to be introduced in the next couple of years. This increase in generic prescriptions improves gross profits in the retail drugstore industry.

        The retail drugstore industry is highly competitive and has been experiencing consolidation. We believe that the continued consolidation of the drugstore industry, continued new store openings, increased mail order, increased competition from internet-based providers and drug importation will further increase competitive pressures in the industry. In addition, sales of potential generic pharmaceuticals continue to grow as a percentage of total prescription drug sales, which has a dampening effect on sales growth. The growth rate of prescription drug sales has also been impacted by slower introductions of successful new prescription drugs and safety concerns sometimes resulting in the recall of a drug, such as the antiarthritic drug recalls.

        The retail drugstore industry relies significantly on third party payors. Third party payors, including the Medicare Part D plans and the state sponsored Medicaid agencies, periodically evaluate and at times change the eligibility requirements to reduce the number of participants or reduce certain reimbursement rates. These evaluations and resulting changes and reductions are expected to continue. When third-party payors, including the Medicare Part D program and the state sponsored Medicaid agencies, reduce the number of participants or reduce their reimbursement rates, sales and margins in the industry could be reduced, and profitability of the industry could be adversely affected. These possible adverse effects can be partially or entirely offset by expense control, by dispensing more higher margin generics or dispensing more prescriptions, which could come from the anticipated growth opportunities mentioned above or from competitors.

Strategy

        Our strategy is to continue to focus on improving the productivity of our existing Rite Aid stores and developing new and relocated stores in our strongest existing markets as well as integrating the stores Rite Aid acquires from Jean Coutu Group under the Rite Aid banner. We believe that improving the sales of existing Rite Aid stores and growing our existing markets is critical to improving our profitability and cash flow. We believe the consummation of the proposed acquisition will broaden and accelerate the implementation of our strategy, however, our strategy will remain the same even if the proposed acquisition is not consummated.

        The following paragraphs describe in more detail the components of our strategy:

        Integrate Brooks and Eckerd Stores Under Rite Aid Banner and Develop Stores in Existing Markets.    We intend to convert all Brooks and Eckerd stores to the Rite Aid banner within 12 months following the completion of the proposed acquisition. We have assigned senior managers focused exclusively on and fully dedicated to ensuring the successful integration of the Brooks and Eckerd stores with oversight by our senior executives including our Chief Executive Officer and Chief Operating Officer. Initially, as part of the integration and conversion process, the banners and signs of the Brooks and Eckerd stores will be changed to Rite Aid and all Brooks and Eckerd store systems will be converted to the Rite Aid store systems, including our pharmacy management and dispensing system, Nexgen. Following the store system conversion, the stores will be re-set, re-merchandised and upgraded to the Rite Aid décor package. We expect that almost all Brooks and Eckerd stores will be remodeled over the next several years. To ensure successful integration and conversion with minimal disruption to our customers, we intend to launch a pilot store conversion program to test our integration and conversion process and then convert all Brooks and Eckerd stores gradually over a 12 month period. We also expect to continue our new and relocated store and store remodeling program that is currently under way and intend to incorporate the Brooks and Eckerd stores into the program. As part of the new and relocated store and store remodeling program, some of the Brooks or Eckerd and Rite Aid stores that are in close proximity to one another may be combined to improve overall productivity. Our integration plan includes approximately $87 million of integration-related non-recurring expenses and capital expenditures of approximately $450 million in the acquired stores and distribution centers in the first year. For several years thereafter, we will invest, as needed, up to a total of $500 million of capital expenditures in additional acquired store remodels and relocations and acquired distribution center upgrades.

        Rite Aid's new and relocated store program is focused on our strongest existing markets. Our goal, whether or not the proposed acquisition is consummated, is to open or relocate approximately 800 to 1,000 stores over the next five years, of which we expect that at least 50% will be relocated stores. As part of this program, we plan to continue remodeling stores, even if the proposed acquisition is not consummated. An integral part of the program is a new prototype store. Approximately 101 new or relocated stores have recently been constructed and opened utilizing the new prototype. We expect that almost all of the planned new and relocated stores will be the new prototype store. We believe that this program, over the longer term, along with the execution of our near term strategy of improving store productivity, will increase our sales and customer satisfaction.

        Grow our Pharmacy Sales and Attract More Customers.    We believe that customer service and convenience are key factors to growing pharmacy sales. To improve customer service, we are focused on our "With Us, It's Personal" program that is aimed at delivering more personalized service along with timely delivery to our customers. To help our pharmacists do this, we developed and implemented a new pharmacy management and dispensing system and expect to implement this system in the Brooks and Eckerd stores that we acquire in the proposed acquisition. This system, which we call "Nexgen," provides our pharmacists with better tools and information to meet our customers' needs. In addition, Nexgen provides management with important information about the performance of each pharmacy in critical operating areas that drive customer service. We provide our customers with an easy and convenient way to order refills over the telephone or the internet using our automatic refill program. To provide better value to our customers we recommend, when appropriate, the utilization of generic drugs. Generic drugs, which often cost our customers significantly less than a branded drug, are also more profitable for us. Our generic penetration continues to increase every year, and we are setting our goals even higher in future years to take advantage of the substantial number of new generics expected to come to market in the next couple of years.

        The implementation of the Medicare Part D Act in January of 2006 provides prescription drug coverage to numerous senior citizens who previously were not covered. We partnered with several third party health plans in programs that communicated information on the Medicare Part D Act to senior citizens. We also offer senior citizens newsletters and prescription discounts through our Living More program, a customer loyalty program. We have also expanded our home health category to target senior citizens with products like wheelchairs, canes, electric scooters and products that enhance bath safety. We believe that programs like these will help us to grow prescription sales in this important market.

        To help grow sales and script count, we acquire pharmacy files from other drug stores and have initiatives designed to attract and retain those customers. Other initiatives put in place in fiscal 2006 that we expect to grow our pharmacy sales include the opening of in-store health clinics in the Los Angeles, California and Sacramento, California areas, and the launch of a medication therapy management program, a fee for service arrangement, in conjunction with physicians and the University of Pittsburgh. We believe these initiatives have been effective at growing sales in their target markets and have scalable, replicable potential for future expansion.

        We also have the capability to provide PBM services to employers, health plans and insurance companies. We intend to offer, through our PBM capabilities, a 90 day at retail alternative to mail order. We believe that providing PBM services will create opportunities to direct customers to our stores.

        Grow Front-End Sales.    We intend to grow front-end sales through continued emphasis on core drugstore categories, a commitment to health and wellness products to enhance our pharmacy position, a focus on seasonal and cross-merchandising, offering a wider selection of products and services to our customers and effective promotions in our weekly advertising circulars. Our focus for expanding our products and services includes several fully integrated health condition marketing programs, e.g., diabetes, allergy, vitamins, heart health, skincare and weight management, a continued strengthening of our collaborative relationship with our suppliers, an emphasis on our Rite Aid private brand products, which provide better value for our customers and higher margins for us, offering ethnic products targeted to selected markets, expansion of the number of GNC store-within-Rite Aid-store, and utilizing digital technology in our one-hour photo development. We believe that the new store and relocation program described earlier will also contribute to an increase in our front-end sales.

        The average front-end sales per store for the Rite Aid stores are approximately 35% more than the average front-end sales per store for the Brooks and Eckerd stores located in the same markets, even though the average square footage of such Rite Aid stores is slightly less than the average square footage of such Brooks and Eckerd stores. We believe that following the consummation of the proposed acquisition, the implementation of the Rite Aid "best practices" described in the previous paragraph will increase the average Brooks and Eckerd front-end sales per store to a level similar to the average Rite Aid front-end sales per store. Our goal is to increase the average Brooks and Eckerd front-end sales per store to the level of the average Rite Aid front-end sales per store.

        Focus on Customers and Associates.    Our "With Us, It's Personal" commitment encourages associates to provide customers with a superior customer service experience. We obtain feedback on our customer service performance by utilizing an automated survey system that collects store specific information from customers shortly after the point of sale and from independent third party customer surveys. We also have several programs in place that are designed to enhance customer satisfaction, examples of which are the maintenance of a customer support center that centrally receives and processes all customer calls and our "never out of stock" program. We continue to develop and implement associate training programs to improve customer satisfaction and educate our associates about the products we offer. We have implemented programs that create compensatory and other incentives for associates to provide customers with excellent service. We believe that these steps further enable and motivate our associates to deliver superior customer service.

        Expense Control and Cost Savings Through Synergies.    In our existing stores, and in the combined company upon completion of the proposed acquisition, our goal is to either reduce costs, lower expense or contain expense in order to leverage the pharmacy and front end sales growth strategies described earlier, which will allow for more investment in the strategies important for our future. We budget and monitor all areas of expense and have also targeted areas of spending for improvement. Our targeted expense areas are subject to analysis of the processes involved, with an emphasis on collaboration between areas in the company and vendors, utilization of competition between vendors and consolidation of spending volumes to achieve economies of scale. Examples of targeted expense areas include: (i) inventory returns, (ii) utility expense and (iii) temporary labor. We plan to implement strategies to reduce the volume of merchandise returns and thereby reduce the labor expense and inventory valuation losses related to returns. We also intend to better control utility expense by focusing on improving the energy management practices and replacing certain equipment to lower consumption and accessing alternative energy sources for a lower cost. We plan to collaborate and consolidate the various temporary labor arrangements throughout our business to achieve economies of scale.

        In addition to the focus and activities described in the previous paragraph, following the consummation of the proposed acquisition, we estimate that net reductions in costs and expenses of approximately $150 million, which is net of an assumed loss of $60 million of store-level Adjusted EBITDA (as defined in the stock purchase agreement) and $40 million of additional labor and benefit expense will be realized after a one-year integration period, with approximately $35 million of net reductions realized during the first year. The general categories of anticipated cost and expense reduction opportunities are primarily cost of product, corporate administrative expenses, advertising expenses and other expense reduction opportunities. We estimate cost of product reductions of approximately $115 million, primarily from purchasing certain products for all stores under the current vendor contract with the best price and reduction in shrink. We also estimate corporate administrative expense reductions of approximately $55 million, related to the consolidation of the Brooks and Eckerd headquarter functions into the Rite Aid headquarter functions. We estimate advertising expense reductions of approximately $45 million, from eliminating advertising expense that is duplicated in common markets. We also expect other expense reduction opportunities of approximately $35 million in areas such as energy management, physical inventory processes and supply procurement processes. We also expect other benefits and synergies to result from additional operational efficiencies, greater economies of scale and revenue enhancement opportunities. However, the timing and size of these other benefits and synergies cannot be currently determined. We can provide no assurance that the anticipated benefits and synergies from the proposed acquisition described herein will be realized upon consummation of the proposed acquisition.

Products and Services

        In fiscal years 2006, 2005 and 2004, sales of prescription drugs represented approximately 63.2%, 63.6% and 63.6%, respectively, of our total sales. In fiscal years 2006, 2005 and 2004, our prescription drug sales were $10.9 billion, $10.7 billion and $10.5 billion, respectively.

        We sell approximately 25,000 different types of non-prescription, or front-end products. The types and number of front-end products in each store vary, and selections are based on customer needs and preferences and available space. No single front-end product category contributed significantly to our sales during fiscal 2006, although certain front-end product classes contributed in excess of 10% to our sales. Our principal classes of products in fiscal 2006 were the following:

Product Class	Percentage of Sales
Prescription drugs	63.2%
Over-the-counter medications and personal care	11.1%
Health and beauty aids	4.9%
General merchandise and other	20.8%

        We offer approximately 2,700 products under the Rite Aid private brand, which contributed approximately 11.8% of our front-end sales in the categories where private brand products were offered in fiscal 2006. During fiscal 2006, we added 389 products under the Rite Aid private brand. We intend to continue to increase the number of private brand products.

        We have a strategic alliance with GNC under which we have opened 1,226 GNC "stores-within-Rite Aid-stores." We intend to incorporate the GNC store- within-Rite Aid-store concept into the Brooks and Eckerd stores that we acquire where appropriate. GNC is a leading nationwide retailer of vitamin and mineral supplements and personal care, fitness and other health-related products.

Technology

        All of our existing Rite Aid stores are integrated into a common information system, which enables our customers to fill or refill prescriptions in any of our existing Rite Aid stores throughout the country, reduces chances of adverse drug interactions, and enables our pharmacists to fill prescriptions more accurately and efficiently. This system can be expanded to accommodate new stores. We expect to integrate all of the Brooks and Eckerd stores that we acquire into our information system following consummation of the proposed acquisition. Our customers may also order prescription refills over the Internet through www.riteaid.com powered by drugstore.com, or over the phone through our telephonic rapid automated refill systems, which we also expect to be made available at all of the Brooks and Eckerd stores that we acquire pursuant to the proposed acquisition. As of March 4, 2006, we had installed ScriptPro automated pharmacy dispensing units, which are linked to our pharmacists' computers and fill and label prescription drug orders, in 970 stores, and we expect to extend this technology to the Brooks and Eckerd stores that we acquire where appropriate. The efficiency of ScriptPro units allows our pharmacists to spend an increased amount of time consulting with our customers. Additionally, each of our existing Rite Aid stores employs, and following the consummation of the proposed acquisition, we expect all of the Brooks and Eckerd stores that we acquire to employ, point-of-sale technology that supports sales analysis and recognition of customer trends. This same point-of-sale technology facilitates the maintenance of perpetual inventory records which together are the basis for our automated inventory replenishment process.

        In fiscal 2005, we completed the roll-out of our next generation pharmacy dispensing system, and expanded e-prescribing services to all of our existing Rite Aid stores. We expect to integrate all of the Brooks and Eckerd stores that we acquire into our next generation pharmacy dispensing system and to extend e-prescribing services to all of the Brooks and Eckerd stores that we acquire. We believe our next generation pharmacy system is state of the art and has enhanced management of customers' prescription orders, assignment of responsibilities within the pharmacy, quality control and measurement and monitoring of each of our pharmacies' key performance indicators, which include timeliness, completeness, and backlog. Our next generation pharmacy system was designed with optimal ease of use in mind so as to further enable our pharmacists to work directly with customers and doctors.

Suppliers

        During fiscal 2006, we purchased approximately 94% of the dollar volume of its prescription drugs from a single supplier, McKesson. Under a contract which runs through March 2009, with limited exceptions, we are, and following the proposed acquisition, the combined company will be, required to purchase all of our branded pharmaceutical products from McKesson. If our relationship with McKesson was disrupted, we could temporarily have difficulty filling prescriptions until we executed a replacement strategy, which could negatively affect our business. We purchase generic (non-brand name) pharmaceuticals directly from manufacturers. We purchase our non-pharmaceutical merchandise from numerous manufacturers and wholesalers. We believe that competitive sources are readily available for substantially all of the non-pharmaceutical merchandise we carry and that the loss of any one supplier would not have a material effect on our business.

        We sell private brand and co-branded products that generally are supplied by numerous competitive sources. The Rite Aid and GNC co-branded PharmAssure vitamin and mineral supplement products and the GNC branded vitamin and mineral supplement products that we sell in our stores are developed by GNC, and along with our Rite Aid brand vitamin and mineral supplements, are manufactured by GNC.

Customers and Third Party Payors

        During fiscal 2006, our stores served an average of 1.7 million customers per day. The loss of any one customer would not have a material adverse impact on our results of operations.

        In fiscal 2006, 93.9% of our pharmacy sales and 94.6% of the pharmacy sales of the combined company pro forma for the proposed acquisition, were to customers covered by health plan contracts which typically contract with third parties payors (such as insurance companies, prescription benefit management companies, governmental agencies, private employers, health maintenance organizations or other managed care providers) that agree to pay for all or a portion of a customer's eligible prescription purchases and negotiate with us for reduced prescription rates. During fiscal 2006, the top five third party payors accounted for approximately 31.0% of our total sales and 29.6% of the total sales of the combined company pro forma for the proposed acquisition, the largest of which represented 8.9% of our total sales and 9.5% of the total sales of the combined company. During fiscal 2006, Medicaid related sales were approximately 11.4% of our sales and 10.8% of the total sales of the combined company pro forma for the proposed acquisition, of which the largest single Medicaid payor was less than 3% of our sales and 3% of the total sales of the combined company. Beginning January 2006, a significant amount of our Medicaid prescriptions moved to coverage under the new Medicare Part D plans. After considering this shift in payor we expect Medicaid related sales to represent approximately 8% of our total sales in fiscal 2007. Any significant loss of third-party payor business could have a material adverse effect on our business and results of operations.

Competition

        The retail drugstore industry is highly competitive. We currently compete with, and following the proposed acquisition, will continue to compete with, among others, retail drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores, mail order pharmacies and internet-based providers. We compete on the basis of store location and convenient access, customer service, product selection and price. We believe continued consolidation of the drugstore industry, continued new store openings, increased mail order, increased competition from internet-based providers, and drug importation will further increase competitive pressures in the industry.

Marketing and Advertising

        In fiscal 2006, our marketing and advertising expense was $293.5 million, which was spent primarily on nationwide weekly circular advertising. We have implemented various programs that are designed to support our health and wellness vision and improve our image with customers by delivering upon our "With Us, It's Personal" brand promise. These include health condition marketing platforms focused on specific health conditions, increased GNC presence through expanded locations and promotional activity, continuation of our Rite Aid Health and Beauty Expos, and marketing and merchandising strategies that capitalize on emerging beauty trends such as men's grooming, spa products, proprietary cosmetics and skincare. We continue to implement programs that are specifically directed to our pharmacy business. These include promotions that provide incentives for customers that transfer their prescriptions to us, a card-based loyalty program for senior citizens called "Living More" that provides meaningful discounts and targeted newsletters and offers, direct marketing programs, comprehensive health condition management programs, and other educational materials to help customers with their healthcare decisions. We are creating a more inviting store environment for our Hispanic customers through tailored product assortments and bi-lingual signing and advertising in stores with large Hispanic customer bases.

Associates

        We believe that our relationships with our associates are good. As of March 4, 2006, we had 70,200 associates, 12% of whom were pharmacists, 47% of whom were part-time and 38% of whom were unionized. As of March 4, 2006, on a combined company basis, we had 116,200 associates, 12% of whom are pharmacists, 35% of whom are part-time and 23% of whom are unionized. Associate satisfaction is critical to the success of our strategy. We have surveyed our associates to obtain feedback on various employment-related topics, including job satisfaction and their understanding of our core values and mission.

        There is a national shortage of pharmacists. We have implemented various associate incentive plans in order to attract and retain qualified pharmacists, have added an on-boarding survey to find out how newly hired pharmacists are doing and have an advisory board made up entirely of associates that are pharmacists. We have also expanded our efforts in recruitment of pharmacists through an increase in the number of recruiters, a successful pharmacist intern program, improved relations with pharmacy schools and the development of an international recruiting effort.

Research and Development

        We do not make, and following the proposed acquisition, do not expect to make, significant expenditures for research and development.

Licenses, Trademarks and Patents

        The Rite Aid name is our most significant trademark and the most important factor in marketing our stores and private brand products. We hold licenses to sell beer, wine and liquor, cigarettes and lottery tickets. As part of our strategic alliance with GNC we have a license to operate GNC stores-within-Rite Aid-stores. Additionally, we hold licenses granted to us by the Nevada Gaming Commission that allow us to place slot machines in our Nevada stores. We also hold licenses to operate our pharmacies and our distribution facilities. Together, these licenses are material to our operations.

Seasonality

        We experience moderate seasonal fluctuations in our results of operations concentrated in the first and fourth fiscal quarter as the result of the concentration of the cough, cold and flu season and the holidays. We tailor certain front-end merchandise to capitalize on holidays and seasons. We increase our inventory levels during our third fiscal quarter in anticipation of the seasonal fluctuations described above. Our results of operations in the fourth and first fiscal quarters may fluctuate based upon the timing and severity of the cough, cold and flu season, both of which are unpredictable.

Regulation

        Our business is subject to various federal and state regulations. For example, pursuant to the Omnibus Budget Reconciliation Act of 1990 ("OBRA") and comparable state regulations, our pharmacists are required to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists and may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effect.

        The appropriate state boards of pharmacy must license our pharmacies and pharmacists. Our pharmacies and distribution centers are also registered with the Federal Drug Enforcement Administration and are subject to Federal Drug Enforcement Agency regulations relative to our pharmacy operations, including regulations governing purchasing, storing and dispensing of controlled substances. Applicable licensing and registration requirements require our compliance with various state statutes, rules and/or regulations. If we were to violate any applicable statute, rule or regulation, our licenses and registrations could be suspended or revoked and we could be subject to fines or penalties.

        In recent years, an increasing number of legislative proposals have been enacted, introduced or proposed in Congress and in some state legislatures that effect or would effect major changes in the healthcare system, either nationally or at the state level. The legislative initiatives include drug importation, changes in qualified participants and changes in reimbursement levels. Although we believe we are well positioned to respond to these developments, we cannot predict the long-term outcome or effect of legislation from these efforts.

        Our pharmacy business is subject to patient privacy and other obligations, including corporate, pharmacy and associate responsibility imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted uses and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

        We are also subject to laws governing our relationship with our associates, including minimum wage requirements, overtime and working conditions. Increases in the federal minimum wage rate, associate benefit costs or other costs related to associates could adversely affect our results of operations.

        In addition, in connection with the ownership and operations of our stores, distribution centers and other sites, we are subject to laws and regulations relating to the protection of the environment and health and safety matters, including those governing the management and disposal of hazardous substances and the cleanup of contaminated sites. Violations of or liabilities under these laws and regulations as a result of our current or former operations or historical activities at our sites, such as gasoline service stations and dry cleaners, could result in significant costs.

Legal Proceedings

        We are subject from time to time to various claims and lawsuits and governmental investigations arising in the ordinary course of business. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. We believe these matters are adequately covered by insurance or, if not so covered, are without merit or are of such nature or involve amounts that would not have a material adverse effect on our financial conditions, results of operations or cash flows if decided adversely.

        On December 8, 2006, the Jean Coutu Group filed against the trustee under the Jean Coutu Notes a complaint for declaratory judgment in the United States District Court for the Southern District of New York. Among other things, the complaint seeks a declaratory judgment that the indenture permits Rite Aid's assumption of the Jean Coutu Notes. On December 20, 2006, the holders of the Jean Coutu Notes sought and subsequently were granted permission to intervene in the Action. The holders of the Jean Coutu Notes answered the complaint and filed counterclaims which seek, among other things, a judgment declaring (i) that the proposed acquisition is not a sale of all or substantially all of the Jean Coutu Group's assets and that the substitution of Rite Aid for the Jean Coutu Group as obligor on the Jean Coutu Notes would be a breach of the indenture and an event of default under it; or (ii) a judgment declaring a violation of Section 801 of the indenture for the Jean Coutu Notes if, in connection with the sale of "all or substantially all" of its assets the Jean Coutu Group dissolves guaranteeing subsidiaries that it is not selling rather than requiring those subsidiaries to reaffirm their guarantees. This Action is currently in discovery and briefing for summary judgment is scheduled to close on March 2, 2007 with a hearing on the motion for summary judgment scheduled for March 9, 2007. While Rite Aid believes that Jean Coutu Group's position has merit, if it is determined that we cannot assume the Jean Coutu Notes, we believe we will be able to fund the remaining cash component of the purchase price via the issuance of new debt, which may be secured and/or unsecured.

Corporate Governance and Internet Address

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, and the community. We have closely monitored and implemented relevant legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the rules of the SEC interpreting and implementing Sarbanes-Oxley, and the corporate governance listing standards of the NYSE.

        Our corporate governance information and materials, including our certificate of incorporation, bylaws, corporate governance guidelines, the charters of our Audit Committee, Compensation Committee and Nominating and Governance Committee, our Code of Ethics for the Chief Executive Officer and Senior Financial Officers and our Code of Ethics and Business Conduct are posted on the corporate governance section of our website at www.riteaid.com and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Corporate Secretary. Our board of directors will regularly review corporate governance developments and modify these materials and practices as warranted.

        Our website also provides information on how to contact us and other items of interest to investors. We make available on our website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to these reports, as soon as reasonably practicable after we file these reports with, or furnish to, the SEC.

MANAGEMENT

        The following table sets forth certain information regarding our directors, executive officers, certain other members of senior management and key employees as of February 8, 2007:

Name	Age	Office and Position
Robert G. Miller	62	Chairman of the Board of Directors
Mary F. Sammons	60	President and Chief Executive Officer
James P. Mastrian	64	Chief Operating Officer
Mark C. Panzer	50	Senior Executive Vice President, Chief Marketing Officer
Jerry Mark deBruin	48	Executive Vice President, Pharmacy
Robert B. Sari	50	Executive Vice President, General Counsel
Kevin Twomey	56	Executive Vice President, Chief Financial Officer
Joseph B. Anderson, Jr.	63	Director
John G. Danhakl	50	Director
Michael A. Friedman, MD	63	Director
Alfred M. Gleason	76	Director
George G. Golleher	58	Director
Robert A. Mariano	56	Director
Philip G. Satre	57	Director
Stuart M. Sloan	63	Director
Jonathan D. Sokoloff	49	Director
Marcy Syms	56	Director

        Upon consummation of the proposed acquisition, Mary F. Sammons will become Chairman of our board of directors, Robert G. Miller will step down as Chairman but will remain a director and John G. Danhakl and Alfred M. Gleason will resign from our board of directors. The following table sets forth certain information regarding persons who will also become our directors and executive officers upon consummation of the proposed acquisition:

Name	Age	Office and Position
Michel Coutu	53	Non-Executive Co-Chairman of the Board of Directors
Pierre Legault	46	Senior Executive Vice President, Chief Administrative Officer
André Belzile	45	Director
François J. Coutu	51	Director
Dennis Wood	68	Director

        Robert G. Miller.    Mr. Miller will step down as Chairman but will remain a member of our board of directors upon consummation of the proposed acquisition. Mr. Miller has been our Chairman since December 5, 1999. Mr. Miller was also the Chief Executive Officer from December 1999 until June 2003. Since June 2006, Mr. Miller has served as the Chief Executive Officer of Albertson's, Inc., a chain of grocery stores owned and operated by Cerberus Capital Management L.P. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger Company, a retail food company. Mr. Miller joined Kroger in March 1999, when The Kroger Company acquired Fred Meyer, Inc., a food, drug and general merchandise chain. From 1991 until the acquisition, he served as Chief Executive Officer of Fred Meyer, Inc. Mr. Miller also serves as a director of Harrah's Entertainment, Inc. and Nordstrom, Inc.

        Mary F. Sammons.    Ms. Sammons will become Chairman of our board of directors upon consummation of the proposed acquisition. Ms. Sammons has been President and a member of our board of directors since December 5, 1999 and Chief Executive Officer since June 2003. She was the Chief Operating Officer from December 1999 until June 2003. From April 1999 to December 1999,

Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Stores Inc., the last being that of Executive Vice President. Ms. Sammons is also a member of the board of the National Association of Chain Drugstores, and is a director of First Horizon National Corporation and of The Rite Aid Foundation.

        James P. Mastrian.    Mr. Mastrian was appointed Chief Operating Officer in October 2005. He has been Senior Executive Vice President, Marketing, Logistics and Pharmacy Services from November 2002 to October 2005, and was our Senior Executive Vice President, Marketing and Logistics from October 2000 until November 2002. Prior to that he was Executive Vice President, Marketing from November 1999 to October 2000. Mr. Mastrian was also our Executive Vice President, Category Management from July 1998 to November 1999. Mr. Mastrian was Senior Executive Vice President, Merchandising and Marketing of OfficeMax, Inc. from June 1997 to July 1998 and Executive Vice President, Marketing of Revco D.S., Inc. from July 1994 to June 1997.

        Mark C. Panzer.    Mr. Panzer was appointed Senior Executive Vice President, Chief Marketing Officer in October 2005. He had been Senior Executive Vice President, Store Operations from June 2002 to October 2005, and was Executive Vice President, Store Operations since June 2001. Prior to that, he served as Senior Vice President, Marketing & Sales, General Merchandise at Albertson's, Inc. from 1998 to 2001, when Albertson's, Inc. merged with his former employer American Stores Company. From 1989 to 1998, Mr. Panzer held several senior positions at American Stores Company including District Manager, Director of Sales and Marketing, Vice President of Sales, Marketing & Advertising and Senior Vice President of Marketing & Formats.

        Jerry Mark deBruin.    Mr. deBruin was appointed Executive Vice President, Pharmacy in October 2005. He had been Senior Vice President, Pharmacy Services from February 2003 to October 2005. Prior to that, he served as Vice President, Managed Health Care and Pharmacy at Albertson's from December 1999 to January 2003, when Albertson's, Inc. merged American Stores Company. From 1994 to 1999, Mr. de Bruin held several senior positions at American Stores Company including General Manager and Vice President of RxAmerica, a pharmacy benefits management company owned by American Stores Company and Long's Drug Stores Corporation.

        Robert B. Sari.    Mr. Sari was appointed Executive Vice President, General Counsel in October 2005. He had been Senior Vice President, General Counsel and Secretary from June 2002 to October 2005. Mr. Sari served as Senior Vice President, Deputy General Counsel and Secretary from October 2000 until May 2002. From May 2000 to October 2000, he served as Vice President, Law and Secretary. Mr. Sari served as Associate Counsel from May 1997 to May 2000. Prior to May 1997, Mr. Sari was Vice President, Legal Affairs for Thrifty PayLess, Inc.

        Kevin Twomey.    Mr. Twomey was appointed Executive Vice President, Chief Financial Officer in October 2005. He had been Senior Vice President and Chief Accounting Officer from December 2000 to October 2005. From September 1989 to November 2000, Mr. Twomey held several accounting and finance management positions at Fleming Companies, Inc., a food marketing and distribution company. He was Senior Vice President—Finance and Control at Fleming, a position he held from October 1999 to November 2000, when he left Fleming. Prior to joining Fleming, he was an audit partner at Deloitte & Touche.

        Joseph B. Anderson, Jr.    Mr. Anderson has served as a director since 2005. Mr. Anderson has been the Chairman of the board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business since January 2002. Mr. Anderson was Chairman of the board and

Chief Executive Officer of Chivas Industries, LLC from 1994 to 2002. Mr. Anderson also serves as a director of Quaker Chemical Corporation, ArvinMeritor, Inc. and Sierra Pacific Resources.

        John G. Danhakl.    Mr. Danhakl has served as a director since 2003 and will resign from the board effective and contingent upon the completion of the proposed acquisition. Mr. Danhakl has been a Managing Partner of Leonard Green & Partners, L.P. since 1995. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Prior to that, he served as a Managing Director in the Los Angeles office of Donaldson, Lufkin & Jenrette, which he joined in 1990. He presently serves on the boards of directors of Big 5 Sporting Goods Corporation, Diamond Triumph Auto Glass, Inc., Leslie's Poolmart, Inc., Liberty Group Publishing, Inc., MEMC Electronic Materials Inc., Petco Animal Supplies, Inc., VCA Antech, Inc., Arden Group, Inc. and several private companies. Mr. Danhakl previously was elected as a director pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between Rite Aid and Green Equity Investors with respect to the purchase of 3,000,000 shares of Rite Aid preferred stock.

        Michael A. Friedman, MD.    Dr. Friedman has served as a director since 2004. Dr. Friedman has been President and Chief Executive Officer of City of Hope, a National Cancer Institute-designated Comprehensive Cancer Center since May 2003. From October 2001 to April 2003, Dr. Friedman served as Chief Medical Officer for Biomedical Preparedness for the Pharmaceutical Research and Manufacturers of America, a pharmaceutical trade association. Additionally, he held the position of Senior Vice President of Research and Development, Medical and Public Policy for Pharmacia. He also has held executive positions in government and public health organizations. In addition to serving as Acting Commissioner of the U.S. Food and Drug Administration from 1997 to 1998, he was Associate Director of the Cancer Therapy Evaluation Program at the National Cancer Institute, National Institutes of Health from 1988 to 1995. He joined the National Cancer Institute in 1983 as Chief of the Clinical Investigations Branch of the Division of Cancer Treatment. Before that he spent nearly a decade at the University of California at San Francisco Medical Center in various positions, from Assistant Professor of Medicine in 1975 to Interim Director of the Cancer Research Institute from 1981 to 1983. Author of more than 150 scientific papers and books, Dr. Friedman has received commendations, including the Surgeon General's Medallion in 1999.

        Alfred M. Gleason.    Mr. Gleason has served as a director since 2000 and will resign from the board effective and contingent upon the completion of the proposed acquisition. Mr. Gleason is currently a self-employed consultant. Mr. Gleason served as President of the Port of Portland Commission in Portland, Oregon, from 1996 until June 1999. From 1985 until 1995, Mr. Gleason held several positions with PacifiCorp, including Chief Executive Officer, President and Director. PacifiCorp was the parent company of Pacific Power & Light, Utah Power & Light and Pacific Telecom, Inc.

        George G. Golleher.    Mr. Golleher has served as a director since 2002. Since June 1999, Mr. Golleher has worked as a self-employed business consultant and a private equity investor following his retirement after 28 years of experience in the Southern California food industry. Mr. Golleher was the Chief Executive Officer of Simon Worldwide Inc., a promotional marketing firm, from May 2003 to April 2006, and served as a director of Simon Worldwide from November 1999 to April 2006. From March 1998 to May 1999, Mr. Golleher served as President, Chief Operating Officer and director of Fred Meyer, Inc. Prior to joining Fred Meyer, Inc., Mr. Golleher served for 15 years with Ralphs Grocery Company and its predecessors and was Chief Executive Officer when Ralphs merged with Fred Meyer, Inc. in March 1998. Mr. Golleher serves as a director of General Nutrition Centers, Inc. and Linens 'N Things, Inc.

        Robert A. Mariano.    Mr. Mariano has served as a director since 2005. Mr. Mariano has been the Chairman of the board and Chief Executive Officer of Roundy's Supermarkets, Inc. since June 2002. Prior to joining Roundy's, Mr. Mariano served for 25 years with Dominick's Supermarkets in metropolitan Chicago and was President and Chief Executive Officer when Dominick's was acquired by Safeway in 1998. Mr. Mariano also serves as a director of the Roundy's Foundation.

        Philip G. Satre.    Mr. Satre has served as a director since 2005. Mr. Satre is currently a self-employed private equity investor. Mr. Satre served as Chief Executive Officer of Harrah's Entertainment, Inc. from 1993 to January 2003. Mr. Satre was a director of Harrah's from 1988 through 2004, serving as Chairman of the board of Harrah's since 1997. He presently serves on the boards of directors of the National Center for Responsible Gaming, the Nevada Cancer Institute, TABCORP Holdings Limited of Australia, Sierra Pacific Resources and Nordstrom, Inc. and is a trustee of Stanford University.

        Stuart M. Sloan.    Mr. Sloan has served as a director since 2000. Mr. Sloan has been a principal of Sloan Capital Companies, a private investment company, since 1984. Mr. Sloan was also the Chairman of the board from 1986 to 1998 and the Chief Executive Officer from 1991 to 1996 of Quality Food Centers, Inc., a supermarket chain. He currently serves on the boards of directors of Anixter International, Inc. and J. Crew Group, Inc.

        Jonathan D. Sokoloff.    Mr. Sokoloff has served as a director since 1999. Mr. Sokoloff has been a Managing Partner of Leonard Green & Partners, L.P. since 1994. Leonard Green & Partners, L.P. is an affiliate of Green Equity Investors III, L.P. and is a private equity firm based in Los Angeles, California. Since 1990, Mr. Sokoloff has also been a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff is also a director of Dollar Financial Group, Inc. and The Sports Authority, Inc. Mr. Sokoloff previously was elected pursuant to director nomination rights granted to Green Equity Investors III, L.P. under an October 27, 1999 agreement between us and Green Equity Investors III, L.P. with respect to the purchase of 3,000,000 shares of our preferred stock. Mr. Sokoloff was re-elected to our board of directors in 2005 pursuant to director nomination rights granted to Green Equity Investors III, L.P. as holders of all outstanding shares of our Series G and Series H preferred stock (such director elected by Green Equity Investors III, L.P. referred to herein as the "LGP Preferred Director"). Mr. Sokoloff continues to serve as the LGP Preferred Director.

        Marcy Syms.    Ms. Syms has served as a director since 2005. Ms. Syms has been Chief Executive Officer and a Director of Syms Corp., a chain of retail clothing stores, since 1983. She currently serves on the board of directors of American Materials Corporation, Manhattan Theatre Club, New York Chapter of the American Heart Association and the Women's Economic Roundtable. She is also chair of the Advisory Board for the Federal Reserve Bank of New York.

        Michel Coutu.    Mr. Michel Coutu will become Non-Executive Co-Chairman of our board of directors upon consummation of the proposed acquisition. Mr. Coutu is President of the U.S. operations of Jean Coutu Group and Chief Executive Officer of Jean Coutu USA and has held these positions since 1986. He has also been a member of the board of directors of Jean Coutu Group since December 1985. He also serves as a director of the National Association of Chain Drug Stores, a trade association.

        Pierre Legault.    Mr. Legault will become our Senior Executive Vice President, Chief Administrative Officer upon consummation of the proposed acquisition. Mr. Legault has been the Executive Vice-President of Jean Coutu Group since January 2006 and has been a director of Jean Coutu Group since August 2004. Prior to serving as Executive Vice President of Jean Coutu Group, Mr. Legault held several senior positions with Sanofi-Aventis and predecessor companies over a period of 16 years, last serving in the position of President and Chief Executive Officer of the Global Dermatology division of Sanofi-Aventis Group until December 2005. Some of the positions held by Mr. Legault were Senior Vice-President and Chief Financial Officer for the North American business of Aventis from 2000 to 2003, Global Senior Vice-President Finance and Treasury of Hoechst Marion Roussel, Inc. from 1998 to 2000, Vice-President & Chief Financial Officer/Chief Information Officer,

North America Finance, Information Services and Administration of Marion Merrell Dow, Inc. from 1997 to 1998 and Vice-President, Canada Finance, Information Services and Administration and Chief Financial Officer of Marion Laboratories Inc. from 1990 to 1996. Mr. Legault is a chartered accountant and a member of the Financial Executives Institute.

        André Belzile.    Mr. Belzile will become a member of our board of directors upon consummation of the proposed acquisition. Mr. Belzile has been the Senior Vice-President, Finance and Corporate Affairs of Jean Coutu Group since May 2004. Prior to serving in this position, from 1992 until May 2004 he served as Vice-President and Chief Financial Officer of Cascades Inc., a producer and marketer of packaging products. Mr. Belzile is a chartered accountant and also serves as a director and member of the audit committee of NB Capital Corporation, a U.S. subsidiary of the National Bank of Canada, and as a director of Radiologie Montérégie Inc., a private clinic.

        François J. Coutu.    Mr. François J. Coutu will become a member of our board of directors upon consummation of the proposed acquisition. Mr. Coutu has served as President of Canadian operations and Vice-Chairman of the board of directors of Jean Coutu Group since 2005. Previously, Mr. Coutu held the positions of President and Chief Executive Officer from 2002 to 2005 and President and Chief Operating Officer of Jean Coutu Group from 1992 to 2002. Mr. Coutu has been a member of the board of directors of Jean Coutu Group since December 1985. He is a pharmacist by profession and is a current director and former chair of the Canadian Association of Chain Drug Stores, a trade association, and previously served as a member of the board of directors of the National Bank of Canada, where he was a member of the human resources and credit committees. He also serves on the boards of directors of the following nonprofit organizations: the Fonds de développement du Collège Jean-de-Brébeuf, Radiologie Laënnec and the School of Pharmacy of Samford University.

        Dennis Wood, O.C.    Mr. Wood will become a member of our board of directors upon consummation of the proposed acquisition. Mr. Wood is Chairman of the Board, President and Chief Executive Officer of Dennis Wood Holdings Inc., a privately-owned portfolio company, a position he has held since 1973. Since April 2005, he has served as interim President and Chief Executive Officer of Groupe Bocenor Inc., a window and door manufacturer, and also serves as a director and chair of its executive committee. Between 1992 and 2001, Mr. Wood served as Chairman, President and Chief Executive Officer of C-MAC Industries Inc., a designer and manufacturer of integrated electronic manufacturing solutions. Mr. Wood has been a member of the board of Jean Coutu Group since March 2004. He currently is a member of the audit committee and chairs the liaison and strategic planning committee and the U.S. advisory board of Jean Coutu Group. He is also a member of the board of directors of the following public companies: Transat A.T. Inc., Victhom Human Bionics Inc. and Azimut Exploration Inc. Furthermore, Mr. Wood serves on the boards of Blue Mountain Wallcoverings Inc., a privately-held company, and the National Bank Trust.

Committees of the Board of Directors

        The board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Executive Committee.

        Audit Committee.    The Audit Committee currently consists of Alfred M. Gleason (Chairman), George G. Golleher, Robert A. Mariano, Philip G. Satre and Marcy Syms, each of whom, our board of directors has determined, is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the additional requirements of the NYSE listing standards for audit committee members. Our board has determined that George G. Golleher qualifies as an "audit committee financial expert" as that term is defined under applicable SEC rules. Following the completion of the proposed acquisition, the Audit Committee will consist of André Belzile, George G. Golleher, Robert A. Mariano, Philip G. Satre and Marcy Syms.

        The functions of the Audit Committee include the following:

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  Appointing, compensating and overseeing Rite Aid's independent registered public accounting firm;

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  Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

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  Overseeing the activities of Rite Aid's internal audit function.

        Rite Aid's independent registered public accounting firm and internal auditors meet with the Audit Committee with and without the presence of management representatives.

        Compensation Committee.    The Compensation Committee currently consists of Philip G. Satre (Chairman), Michael A. Friedman, MD and Stuart M. Sloan, each of whom, our board of directors has determined, is an independent director under the NYSE listing standards. Following the completion of the proposed acquisition, the Compensation Committee will consist of Philip G. Satre (Chairman), Michael A. Friedman, MD, Stuart M. Sloan and Dennis Wood. The functions of the Compensation Committee include the following:

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  Administering Rite Aid's stock option and other equity incentive plans;

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  Determining and approving the compensation levels for the Chief Executive Officer; and

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  Reviewing and recommending to the board of directors other senior officers' compensation levels.

        Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of Stuart M. Sloan (Chairman), Michael A. Friedman, MD and George G. Golleher, each of whom, our board has determined, is an independent director under the NYSE listing standards. Following the completion of the proposed acquisition, the Nominating and Governance Committee will consist of Stuart M. Sloan (Chairman), François J. Coutu, Michael A. Friedman, MD and George G. Golleher. The functions of the Nominating and Governance Committee include the following:

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  Identifying and recommending to our board individuals qualified to serve as directors of Rite Aid;

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  Recommending to our board directors to serve on committees of our board;

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  Advising our board with respect to matters of board composition and procedures;

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  Developing and recommending to our board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally; and

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  Overseeing the annual evaluation of our board and Rite Aid's management.

        Executive Committee.    The Executive Committee currently consists of Robert G. Miller (Chairman), Mary F. Sammons, Stuart M. Sloan and Jonathan D. Sokoloff. Following the completion of the proposed acquisition, the Executive Committee will consist of Robert G. Miller (Chairman), Mary F. Sammons, Michel Coutu, Stuart M. Sloan and Jonathan D. Sokoloff. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the board of directors.

Compensation Committee Interlocks and Insider Participation

        There are no compensation committee interlocks nor was there any insider participation in compensation decisions.

2006 Omnibus Equity Plan

        The compensation committee of our board of directors and our board of directors have determined, subject to the completion of the proposed acquisition, to adopt the Rite Aid Corporation 2006 Omnibus Equity Plan. The compensation committee believes that the new plan will help ensure that we have a reasonable number of additional shares available for future equity-based incentive awards to attract and retain our associates and key personnel and officers, as well as reward officers and non-employee directors for the attainment of long-term achievements. Following the proposed acquisition, the number of persons eligible to participate in the 2006 Omnibus Equity Plan will increase from approximately 10,000 to approximately 16,000. If the proposed acquisition is not completed, the 2006 Omnibus Equity Plan will not become effective.

Interests of Rite Aid's Executive Officers and Directors in the Proposed Acquisition

        Certain of our executive officers and directors have interests in the proposed acquisition other than their interests as Rite Aid stockholders generally, pursuant to individual agreements with certain officers and directors and Rite Aid's Supplemental Executive Retirement Plan.

        A "change in control" for purposes of the individual award agreements and employment agreements and Rite Aid plans discussed below is deemed to occur if, among other things, any person or entity becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of Rite Aid's outstanding voting securities. Upon the completion of the proposed acquisition, Jean Coutu Group will own approximately 30.2% of the voting power of Rite Aid, triggering a change in control for purposes of these agreements and plans. Although the proposed acquisition will result in a change in control of Rite Aid under the employment agreements of Mary Sammons, our President and Chief Executive Officer, and Robert Miller, our current Chairman of the board, Ms. Sammons and Mr. Miller have each waived any rights they would have pursuant to their employment agreements upon a change in control triggered by this proposed acquisition.

        Equity Awards.    Each of our non-employee directors holds stock options to acquire shares of Rite Aid common stock. Pursuant to their award agreements under Rite Aid's equity compensation plans, any stock options issued to the non-employee directors in their capacity as non-employee directors and that remain unvested as of the date of a change in control of Rite Aid will become fully vested and exercisable as of the date of the change in control. As of January 26, 2007, our non-employee directors held unvested stock options to purchase an aggregate of 1,016,660 shares of Rite Aid common stock, as follows: Mr. Anderson, 116,666 shares; Mr. Friedman, 116,666 shares; Mr. Gleason, 100,000 shares; Mr. Golleher, 100,000 shares; Mr. Mariano, 116,666 shares; Mr. Miller, 100,000 shares; Mr. Satre, 150,000 shares; Mr. Sloan, 100,000 shares; and Ms. Syms, 116,666 shares. The weighted average exercise price of these stock options is $4.26 per share. Similarly, pursuant to his employment agreement with Rite Aid, one of our executives holds stock options to acquire shares of Rite Aid common stock as well as restricted stock that will become fully vested upon a change in control of Rite Aid. As of January 26, 2007, the number of shares underlying unvested stock options to purchase Rite Aid common stock held by this executive is 297,393. The weighted average exercise price of these options is $4.53 per share. As of January 26, 2007, the number of unvested restricted shares held by this executive is 399,288.

        Supplemental Executive Retirement Plan.    Rite Aid maintains the Supplemental Executive Retirement Plan, which is a defined contribution plan for the benefit of a select group of management employees, including certain of our executive officers (the "Plan"). Ms. Sammons does not participate in the Plan. Under the Plan, Rite Aid credits a specific sum to an individual account established for Messrs. Mastrian, Panzer, Sari and Twomey, and other participating executive officers, on a monthly basis. The amount credited is equal to 2% of the participant's annual base compensation, up to a maximum of $15,000 per month. Participants vest in their accounts at the rate of 20% per year for each full year of participation in the Plan at a five-year rolling rate, provided that the entire account balance for each participant as of the date of a "change in control" of Rite Aid vests upon the occurrence of the change in control. Amounts credited to participant accounts after the change in control will continue to vest in accordance with the normal vesting schedule under the Plan. The change in control does not affect the participants' rights to receive distributions or make withdrawals under the Plan, and a participant must retire or otherwise terminate employment in order to receive Plan benefits.

        The table below shows, as of January 26, 2007, the unvested account balance under the Plan of each of Messrs. Mastrian, Panzer, Sari and Twomey, and two other executive officers who participate in the Plan as a group. Under the terms of the Plan, in the event that the proposed acquisition is completed, the unvested account balance of each participant in the Plan will become fully vested.

Name	Unvested Account Balance as of January 26, 2007 ($)
Mr. Mastrian	$0	(1)
Mr. Panzer	365,033
Mr. Sari	205,128
Mr. Twomey	196,954
All Other Executive Officers as a Group (2 persons)	393,983

(1)
Mr. Mastrian has satisfied the vesting requirements under the Plan and, accordingly, a change in control will have no effect on the vested status of his account balance.

        Employment Agreement with Pierre Legault.    We have entered into an employment agreement with Pierre Legault, effective and contingent upon completion of the proposed acquisition, pursuant to which Mr. Legault will serve as Senior Executive Vice President, Chief Administrative Officer of Rite Aid. The employment agreement will have an initial term of two years, commencing on the completion of the proposed acquisition, unless terminated earlier under the terms of the employment agreement. Thereafter, the employment term will automatically renew for an additional year on each anniversary of the effective date of the agreement, unless either Mr. Legault or Rite Aid provides the other with notice of non-renewal at least 180 days prior to the renewal date.

        The employment agreement will provide Mr. Legault with a base salary of $750,000 and the opportunity to earn an annual performance-based bonus, targeted at 110% of his annual base salary, under Rite Aid's annual bonus plan, which bonus opportunity will be pro-rated for the 2007 fiscal year for the partial year worked after the employment agreement becomes effective. Mr. Legault's annual cash compensation may be reviewed periodically for increase by the compensation committee of our board of directors. Under the employment agreement, subject to the approval of the compensation committee and our board of directors at the first meeting of the compensation committee following completion of the proposed acquisition, Mr. Legault will be granted an option to purchase 400,000 shares of Rite Aid common stock and will be awarded 100,000 shares of restricted common stock under the terms and conditions of Rite Aid's equity compensation plans. The stock option grant will vest in one-quarter increments on each of the first four anniversaries of the date of grant and the restricted stock grant will similarly vest over a three year period, generally subject to Mr. Legault's continued employment. Subject to the approval of the compensation committee, Mr. Legault will be granted an additional 100,000 shares of restricted common stock at the first meeting of the compensation committee of our board of directors following the first anniversary of the completion of the proposed acquisition under terms and conditions equivalent to the initial grant of restricted common stock. Mr. Legault will also be eligible to participate in Rite Aid's fringe benefit and perquisite programs, savings plans and supplemental executive retirement plan pursuant to the employment agreement.

        Upon written notice, the employment agreement will be terminable by either us or Mr. Legault. If Mr. Legault is terminated by Rite Aid "without cause" or if Mr. Legault terminates his employment for "good reason" (as such terms are defined in the employment agreement), then he shall be entitled to receive:

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  an amount equal to two times the sum of his annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that he is eligible to earn being pro-rated through the date of termination; and

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  all of his stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent his options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for two years following the termination.

        If Rite Aid terminates Mr. Legault "for cause," or if Mr. Legault terminates his employment without "good reason":

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  Rite Aid shall pay him all accrued but unpaid salary and benefits,

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  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination shall immediately terminate, and

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  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination shall be forfeited.

        Under the employment agreement, upon a "change in control" of Rite Aid, all of the inducement awards, if any, under the employment agreement will immediately vest and be exercisable and any restrictions on restricted stock will immediately lapse. The employment agreement provides that Mr. Legault will receive an additional payment to reimburse him for any excise taxes imposed pursuant to Section 4999 of the Internal Revenue Code, together with reimbursement for any additional taxes incurred by reason of such payments.

Recent Developments

        Green Equity Investors III, L.P., the holder of our Series G and Series H preferred stock, has advised us that it is considering exercising its registration rights following the completion of this offering. Holders of our Series G and Series H preferred stock, voting together as a single class, have the right to elect the LGP Preferred Director. If Green Equity Investors III, L.P. were to exercise its registration rights and subsequently sell some or all of such Series G or Series H preferred stock, Green Equity Investors III, L.P. may no longer control the election of the LGP Preferred Director. We do not know if or when Green Equity Investors III, L.P. will exercise its registration rights and sell Series G or Series H preferred stock or whether any such sales will result in Green Equity Investors III, L.P. no longer being in a position to control the election of the LGP Preferred Director.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Senior Secured Credit Facility

        In November 2006, we entered into an amendment of our existing senior secured credit facility to permit the closing of the proposed acquisition. Pursuant to the terms of the amendment to our existing senior secured credit facility, we established the Tranche 1 Term Loan Facility in the aggregate principal amount of $145.0 million and borrowed the full amount thereunder. Proceeds from the Tranche 1 Term Loans were used to pay amounts outstanding under the revolver in our existing senior secured credit facility, which had been used to repay, at maturity, the outstanding principal and accrued interest payable under our 12.5% senior secured notes due September 2006.

        The Tranche 1 Term Loans currently bear interest at LIBOR plus 1.50%, if we choose to make LIBOR borrowings, or at Citibank, N.A.'s base rate plus 0.50%. The interest rate can fluctuate depending on the amount of availability under our revolving credit facility, as specified in our existing senior secured credit facility. The amounts outstanding under the Tranche 1 Term Loans become due and payable in September 2010, or earlier, if there is a shortfall in our borrowing base under our revolving credit facility.

        In addition to the issuance of the Tranche 1 Term Loans, the lenders to our existing senior secured credit facility agreed to establish, in connection with the proposed acquisition, the Tranche 2 Term Loan Facility in an aggregate principal amount of $1.105 billion (which may be reduced depending on our financing structure following the proposed acquisition). On the closing date of the proposed acquisition, we may draw approximately $680.0 million of the Tranche 2 Term Loans and use the proceeds to pay a portion of the consideration for the proposed acquisition and other costs relating to the proposed acquisition. We may draw approximately $228.0 million of the amount remaining under the Tranche 2 Term Loans on the date of the Post-Closing Filing Date. We expect to use these proceeds, if drawn, to repay outstanding borrowings under the revolver under our existing senior secured credit facility.

        In addition to the Tranche 1 Term Loans described above, our existing senior secured credit facility consists of a $1.75 billion revolving credit facility. Borrowings under the revolving credit facility currently bear interest at LIBOR plus 1.50%, if we choose to make LIBOR borrowings, or at Citibank's, N.A.'s base rate plus 0.50%. The interest rate can fluctuate depending on the amount of revolver availability, as specified in our existing senior secured credit facility. We are required to pay fees of 0.25% per annum on the daily unused amount of the revolving credit facility. The amounts drawn on the revolving credit facility become due and payable in September 2010.

        Our existing senior secured credit facility allows us to have outstanding, at any time, up to $1.8 billion in secured second priority debt in addition to our existing senior secured credit facility (which amount is reduced by any additional unsecured debt that matures prior to December 31, 2010, as described below). We have the ability to have outstanding unsecured debt of up to $750.0 million with a scheduled maturity date prior to December 31, 2010. The maximum amount of secured second priority debt and unsecured debt with a maturity prior to December 31, 2010 permitted to be outstanding at any time is $1.8 billion. At December 2, 2006, remaining additional permitted secured second priority debt under our existing senior secured credit facility was $940.0 million in addition to what is available under the revolver; however, other debentures do not permit additional secured debt if the revolver is fully drawn. The amendment of our existing senior secured credit facility that will become effective at the closing of the proposed acquisition will permit the issuance of the Tranche 1 Term Loans and the Tranche 2 Term Loans without reducing our ability to incur additional secured or unsecured debt under our existing senior secured credit facility. Our existing senior secured credit facility also allows for the repurchase of any debt with a maturity on or before December 2010, and for the repurchase of debt with a maturity after December 2010, if we maintain availability on the revolving credit facility of at least $100.0 million.

        Our existing senior secured credit facility contains covenants, which place restrictions on the incurrence of debt beyond the restrictions described above, the payment of dividends, mergers and acquisitions and the granting of liens. Our existing senior secured credit facility also requires us to maintain a minimum fixed charge coverage ratio, but only if availability on the revolving credit facility is less than $100.0 million.

        Our existing senior secured credit facility provides for events of default including nonpayment, misrepresentation, breach of covenants and bankruptcy. It is also an event of default if we fail to make any required payment on debt having a principal amount in excess of $50.0 million or any event occurs that enables, or which with the giving of notice or the lapse of time would enable, the holder of such debt to accelerate the maturity of such debt.

        Our ability to borrow under the revolving credit facility is based upon a specified borrowing base consisting of accounts receivable, inventory and prescription files. At December 2, 2006, we had $875.0 million of borrowings outstanding under the revolving credit facility. At December 2, 2006, we also had letters of credit outstanding against the revolving credit facility of $117.1 million, which gave us additional borrowing capacity of $757.9 million. On January 16, 2007, we borrowed additional amounts under the revolving credit facility and applied the proceeds to pay at maturity the remaining outstanding principal amount of $184.1 million of our 7.125% senior notes due 2007. Giving pro forma effect to the application of the proceeds of this offering to reduce our borrowings under our existing senior secured credit facility, we would have additional borrowing capacity of $1,236.8 billion.

Accounts Receivable Securitization Program

        We maintain receivables securitization agreements with several multi-seller asset-backed CPVs. Under the terms of the securitization agreements, we sell substantially all of our eligible third party pharmaceutical receivables to a bankruptcy remote SPE and retain servicing responsibility. The assets of the SPE are not available to satisfy the creditors of any other person, including any of our affiliates. These agreements provide for us to sell, and for the SPE to purchase these receivables. The SPE then transfers an interest in these receivables to various CPVs. Transferred outstanding receivables can not exceed $400.0 million.

        The amount of transferred receivables outstanding at any one time is dependent upon the Securitization Formula. Adjustments to this amount can occur on a weekly basis. At December 2, 2006 and March 4, 2006, the total of outstanding receivables that had been transferred to the CPVs were $370.0 million and $330.0 million, respectively. At December 2, 2006 and March 4, 2006, we retained an interest in the third party pharmaceutical receivables not transferred to the CPVs of $210.8 million and $248.2 million, respectively, inclusive of the allowance for uncollectible accounts, which is included in accounts receivable, net, on the consolidated balance sheet at allocated cost, which approximates fair value.

        We are subject to an ongoing program fee of LIBOR plus 1.125% on the amount transferred to the CPVs under the securitization agreements and must pay a liquidity fee of 0.375% on the daily unused amount under the securitization agreements. The program and the liquidity fees are recorded as a component of SG&A. We guarantee certain performance obligations of our affiliates under the securitization agreements, which includes continued servicing of such receivables, but do not guarantee the collectibility of the receivables and obligor creditworthiness. The CPVs have a commitment to purchase that ends September 2007.

        Proceeds from the collections under the receivables securitization agreements are submitted to an independent trustee on a daily basis. The trustee withholds any cash necessary to (1) fund amounts owed to the CPVs as a result of such collections and (2) fund the CPVs when the Securitization Formula indicates a lesser amount of outstanding receivables transferred is warranted. The remaining collections are swept to our corporate concentration account. At December 2, 2006 and March 4, 2006, we had $3.0 million and $2.2 million of cash, respectively, that was restricted for the payment of trustee fees.

Financing Related to the Proposed Acquisition

        We entered into a commitment letter, dated August 23, 2006, with CNAI and Citigroup. Pursuant to the commitment letter, CNAI agreed to commit to the Tranche 1 Term Loan Facility, the Tranche 2 Term Loan Facility and a $1.720 billion senior secured bridge facility. We have obtained the requisite consents to amend the credit agreement governing our existing senior secured credit facility, dated as of June 27, 2001, and our receivables securitization agreements, dated as of September 21, 2004, to permit us to close the proposed acquisition.

  Tranche 1 Term Loan Facility

        On November 8, 2006, we borrowed $145 million under the Tranche 1 Term Loan Facility and used the proceeds (i) to repay revolving loans under our existing senior secured credit facility, the proceeds of which were used to repay approximately $142 million aggregate principal amount of our 12.5% senior secured notes due 2006 plus accrued interest and (ii) for general corporate purposes.

        At our option, the Tranche 1 Term Loans bear interest at a rate per annum equal to either (i) an "Adjusted LIBOR" plus between 1.25% and 1.75% (based on availability under our existing senior secured credit facility) or (ii) the "Alternate Base Rate" (which is the higher of (a) CNAI prime rate and (b) the Federal Funds Effective Rate plus 0.5%) plus between 0.25% and 0.75% (based on availability under our existing senior secured credit facility.) The Tranche 1 Term Loans are guaranteed by the Rite Aid Subsidiary Guarantors and, following the Post-Closing Filing, will also be guaranteed by the Jean Coutu Subsidiary Guarantors. The Tranche 1 Term Loans and the guarantees thereof are secured by a first priority security interest in the Rite Aid Collateral, and, following the Post-Closing Filing, the Jean Coutu Collateral. We must make mandatory prepayments of the Tranche 1 Term Loans and, after their incurrence, loans under the Tranche 2 Term Loan Facility (on a pro rata basis in accordance with principal amounts outstanding thereunder) if at any time there is a shortfall in our borrowing base (which is based on our accounts receivable, script lists and inventory) and no loans or uncollateralized letters of credit are outstanding under our existing senior secured credit facility. The Tranche 1 Term Loans will mature on September 30, 2010.

  Tranche 2 Term Loan Facility

        Pursuant to the commitment letter, CNAI agreed to provide to us the Tranche 2 Term Loan Facility. On the closing date of the proposed acquisition, we will draw approximately $680 million under the Tranche 2 Term Loan Facility and will use the proceeds to pay a portion of the acquisition consideration and for other costs related to the proposed acquisition. We may draw approximately $228 million of the amount remaining under the Tranche 2 Term Loan Facility on the date of our Post-Closing Filing which, if drawn, would be used to pay down loans outstanding under our existing senior secured credit facility by an identical amount.

        The Tranche 2 Term Loan Facility will mature on the seventh anniversary of the closing date of the proposed acquisition and will bear interest at a rate per annum equal to, at our option, either (i) an "Adjusted LIBOR" plus an interest rate spread to be determined based on market conditions or (ii) the "Alternate Base Rate" plus an interest rate spread to be determined based on market conditions. The Tranche 2 Term Loan Facility will be guaranteed by the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors. The Tranche 2 Term Loan Facility and the guarantees by the Jean Coutu Subsidiary Guarantors will initially be secured by a first priority lien on all the equity interests in the Jean Coutu Subsidiary Guarantors. Following our Post-Closing Filing, the liens on the equity interests will be released and the Tranche 2 Term Loan Facility will be secured by a first priority interest in the

Collateral. We must make mandatory prepayments of the Tranche 2 Term Loan Facility with the proceeds of the asset dispositions by us and our subsidiaries (subject to certain limitations, reinvestment rights), with a portion of any excess cash flow generated by us and our subsidiaries, with the proceeds of certain issuances of equity by us and our subsidiaries and with the proceeds of certain issuances of debt by us and our subsidiaries (subject to certain exceptions). If at any time there is a shortfall in our borrowing base (which is based on our accounts receivables, script lists and inventory), and no loans or uncollateralized letters of credit are outstanding under our existing senior secured credit facility, we must mandatorily prepay the Tranche 1 Term Loans and the Tranche 2 Term Loan Facility (on a pro rata basis in accordance with principal amounts outstanding thereunder) to eliminate such shortfall.

  Bridge Facility/Acquisition Notes

        We intend to issue up to $870 million aggregate principal amount of the Acquisition Notes to fund a portion of the acquisition. We are not offering the Acquisition Notes pursuant to this prospectus supplement. Pursuant to the commitment letter, CNAI agreed to provide us up to a $1.720 billion senior secured bridge facility. The bridge facility is available if we are unable to sell the full amount of notes required by the commitment letter and/or to assume all of the Jean Coutu Notes. Outstanding amounts under the bridge facility must be exchanged for "exchange notes" on the first anniversary of the closing date of the proposed acquisition. Any exchange notes would mature on the tenth anniversary of the closing date of the proposed acquisition.

  Assumption of the Jean Coutu Notes

        In connection with the proposed acquisition, we intend to assume $850.0 million aggregate principal amount of the Jean Coutu Notes. The Jean Coutu Notes mature on August 1, 2014 and interest is payable semi-annually on February 1 and August 1 of each year. The Jean Coutu Notes will be redeemable, in whole or in part, at any time on or after August 1, 2009. The indenture governing the Jean Coutu Notes contains certain covenants with respect to, among others, limitations on consolidated and subsidiary debt and preferred stock, limitations on restricted payments and investments, limitations on restrictions concerning distributions and transfers by subsidiaries, limitations on liens and guarantees, limitations on mergers, consolidations and certain sales and purchases of assets. The Jean Coutu Notes will be unsecured obligations of Rite Aid and will continue to be guaranteed by the Jean Coutu Subsidiary Guarantors. Additionally, the Jean Coutu Notes will be guaranteed by the Rite Aid Subsidiary Guarantors. These guarantees will be unsecured. The Jean Coutu Notes and the related guarantees will be subordinated to our senior debt and the senior debt of the Jean Coutu Subsidiary Guarantors and the Rite Aid Subsidiary Guarantors, respectively.

        On December 8, 2006, the Jean Coutu Group filed against the trustee under the Jean Coutu Notes a complaint for declaratory judgment in the United States District Court for the Southern District of New York. Among other things, the complaint seeks a declaratory judgment that the indenture permits Rite Aid's assumption of the Jean Coutu Notes. On December 20, 2006, the holders of the Jean Coutu Notes sought and subsequently were granted permission to intervene in the Action. The holders of the Jean Coutu Notes answered the complaint and filed counterclaims which seek, among other things, a judgment declaring (i) that the proposed acquisition is not a sale of all or substantially all of the Jean Coutu Group's assets and that the substitution of Rite Aid for the Jean Coutu Group as obligor on the Jean Coutu Notes would be a breach of the indenture and an event of default under it; or (ii) a judgment declaring a violation of Section 801 of the indenture for the Jean Coutu Notes if, in connection with the sale of "all or substantially all" of its assets the Jean Coutu Group dissolves guaranteeing subsidiaries that it is not selling rather than requiring those subsidiaries to reaffirm their guarantees. This Action is currently in discovery and briefing for summary judgment is scheduled to close on March 2, 2007 with a hearing on the motion for summary judgment scheduled for March 9, 2007. While Rite Aid believes that Jean Coutu Group's position has merit, if it is determined that we cannot assume the Jean Coutu Notes, we believe we will be able to fund the remaining cash component of the purchase price via the issuance of new debt, which may be secured and/or unsecured.

  Amendments of Our Credit Agreements

        We intend to seek an amendment to the documents governing the terms of our credit facilities to permit the Jean Coutu Subsidiary Guarantors to guarantee the secured notes following the completion of the proposed acquisition but prior to the Post-Closing Filing. If we are not able to obtain such amendments, the Jean Coutu Subsidiary Guarantors will not be permitted to guarantee the secured notes until after the Post-Closing Filing. We also intend to seek amendments to our credit facilities to permit the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors to guarantee the unsecured notes. If we are unable to obtain such amendments, the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors will not be permitted to guarantee the unsecured notes.

Debt Securities

Secured Debt

  8.125% Notes

        In April 2003, we issued $360.0 million aggregate principal amount of the 8.125% Notes. The 8.125% Notes are unsecured, unsubordinated obligations of Rite Aid Corporation and rank equally in right of payment with all other unsecured, unsubordinated indebtedness of Rite Aid Corporation. Our obligations under the 8.125% Notes are guaranteed, subject to certain limitations, by the Rite Aid Subsidiary Guarantors on a subordinated basis. The guarantees are secured, subject to the permitted liens, by shared second priority liens, with the holders of the 9.5% Notes and the 7.5% Notes, on the Rite Aid Collateral, subject to certain exceptions. Interest on the notes is payable semi-annually on May 1 and November 1 of each year. Prior to May 1, 2007, we may redeem some or all of the notes at any time at a specified "make-whole" premium. Beginning on May 1, 2007, we may redeem some or all of the notes at specified redemption prices. Under certain circumstances, holders of the notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        We currently have approximately $360.0 million in principal amount of these securities outstanding. The indenture governing the 8.125% Notes contains customary covenant provisions that, among other things, include limitations on our ability to pay dividends, make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sales lease-back transactions.

  9.5% Notes

        In February 2003, we issued $300.0 million aggregate principal amount of the 9.5% Notes. Our obligations under the 9.5% Notes are guaranteed, subject to certain limitations, by the Rite Aid Subsidiary Guarantors on a subordinated basis. The guarantees are secured, subject to the permitted liens, by shared second priority liens, with the holders of the 8.125% Notes and the 7.5% Notes, on the Rite Aid Collateral, subject to certain exceptions. Interest on the notes is payable semi-annually on February 15 and August 15 of each year. Prior to February 15, 2007, we may redeem some or all of the notes at any time at a specified "make-whole" premium. Beginning on February 15, 2007, we may redeem some or all of the notes at specified redemption prices. Under certain circumstances, holders of the notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        We currently have $300.0 million in principal amount of these securities outstanding. The indenture governing the 9.5% Notes contains customary covenant provisions that include limitations on our ability to pay dividends or make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale leaseback transactions. We intend to use a portion of the proceeds of this offering to redeem the 9.5% Notes in accordance with their terms at a price equal to 104.750% of their outstanding principal amount plus accrued interest to, but excluding, the date of redemption.

  7.5% Senior Secured Notes due 2015

        In January 2005, we issued $200.0 million aggregate principal amount of the 7.5% Notes. The 7.5% Notes are unsecured, unsubordinated obligations of Rite Aid Corporation, and rank equally in right of payment with all other unsecured, unsubordinated indebtedness. Our obligations under the notes are guaranteed, subject to certain limitations, by the Rite Aid Subsidiary Guarantors. The guarantees are secured, subject to the permitted liens, by shared second priority liens, with the holders of the 9.5% Notes and the 8.125% Notes, on the Rite Aid Collateral, subject to certain exceptions. Interest on the notes is payable semi-annually on January 15 and July 15 of each year. In addition at any time prior to January 15, 2008, we may redeem up to 35% of the notes with the net proceeds of certain offerings of our equity securities. Prior to January 15, 2010, we may redeem some or all of the notes at any time at a specified "make-whole" premium. Beginning on January 15, 2010, we may redeem some or all of the notes at specified redemption prices. Under certain circumstances, holders of the notes will have the right to require us to repurchase the notes. The securities do not have the benefit of any sinking fund.

        We currently have $200.0 million in principal amount of these securities outstanding. The indenture governing the 7.5% Notes contains customary covenant provisions include limitations on our ability to pay dividends or make investments or other restricted payments, incur debt, grant liens, sell assets and enter into sale leaseback transactions.

Unsecured Debt

  9.25% Senior Notes due 2013

        The 9.25% notes are our unsecured obligations in an aggregate principal amount of $150.0 million. The notes will mature on June 1, 2013. Interest is payable semi-annually on June 1 and December 1 of each year. The notes may be redeemed at our option in whole at any time or in part from time to time and do not have the benefit of any sinking fund.

        The 9.25% senior notes due 2013 will become guaranteed by the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors on an unsecured basis upon completion of the proposed acquisition.

        We currently have approximately $150.0 million of these securities outstanding. The indenture governing the 9.25% senior notes due 2013 contains customary covenant provisions that include a limitation on our ability to incur debt, grant liens and enter into sale leaseback transactions.

  6.875% Senior Debentures due 2013

        The 6.875% senior debentures are our unsecured obligations in the aggregate principal amount of $200.0 million. The debentures will mature on August 15, 2013. Interest is payable semi-annually on February 15 and August 15 of each year. The debentures may not be redeemed prior to maturity and do not have the benefit of any sinking fund.

        We currently have approximately $184.8 million of these securities outstanding. The indenture governing the 6.875% senior debentures due 2013 contains customary covenant provisions that include a limitation on our ability to incur debt, grant liens and enter into sale leaseback transactions.

  7.7% Notes due 2027

        The 7.7% notes are our unsecured obligations in an aggregate principal amount of $300.0 million. The notes will mature on February 15, 2027. Interest is payable semi-annually on August 15 and February 15 of each year. The notes may not be redeemed prior to maturity and do not have the benefit of any sinking fund.

        We currently have $295.0 million of these securities outstanding. The indenture governing the 7.7% notes due 2027 contains customary covenant provisions that include a limitation on our ability to incur debt, grant liens and enter into sale leaseback transactions.

  6.125% Notes due 2008 and 6.875% Senior Notes due 2028

        These notes and obligations were issued pursuant to the same indenture dated December 21, 1998. The 6.125% notes are our unsecured obligations in the aggregate principal amount of $150.0 million and the 6.875% senior notes are our unsecured obligations in the aggregate principal of $150.0 million. The 6.125% notes will mature on December 15, 2008 and the 6.875% notes will mature on December 15, 2028. Interest on the notes is payable semi-annually on June 15 and December 15 of each year. The notes may be redeemed at our option in whole at any time or in part from time to time and do not have the benefit of any sinking fund.

        We currently have $150.0 million of the 6.125% notes outstanding and $128.0 million of the 6.875% notes outstanding. The indenture governing the notes contains customary covenant provisions that include a limitation on our ability to incur debt, grant liens and enter into sale leaseback transactions.

DESCRIPTION OF COLLATERAL AND INTERCREDITOR AGREEMENTS

        The following summary of our collateral and intercreditor agreements is subject to and qualified in its entirety by reference to the detailed provisions of the security and guarantee agreements, the collateral trust and intercreditor agreement and the other agreements relating to the Collateral. We urge you to read those agreements and the indenture governing the secured notes because they, and not this description, define your rights as a holder of the secured notes. Copies of such agreements are available upon request to us or the underwriters. This summary should also be read in conjunction with the "Description of Secured Notes" contained in this prospectus supplement.

Collateral

        Our obligations under the secured notes will be fully and unconditionally guaranteed, jointly and severally, subject to certain limitations, by the Rite Aid Subsidiary Guarantors. Following the closing of the proposed acquisition, our obligations under the secured notes will be guaranteed by the Rite Aid Subsidiary Guarantors and, if we are able to amend our credit facilities, the Jean Coutu Subsidiary Guarantors. Following the Post-Closing Filing, the secured notes will be guaranteed by the Rite Aid Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors.

        Our direct obligations under the secured notes will not be secured. The subsidiary guarantees will be secured (subject to permitted liens) on a second priority basis by liens on substantially the same assets that secure borrowings under our existing senior secured credit facility and, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, on a first priority basis (other than cash or cash equivalents securing letter of credit obligations). The second priority liens on the Collateral will run in favor of a second priority collateral agent for the benefit of the holders of our second priority debt obligations, including for the holders of the secured notes, and will be subject to the terms of the collateral trust and intercreditor agreement described below. The second priority liens will be shared equally and ratably (subject to permitted liens) with guarantees of our other second priority debt obligations in the distribution of the Collateral, including the holders of our 9.5% Notes, 8.125% Notes, and 7.5% Notes. Following the proposed acquisition but prior to the Post-Closing Filing, the secured notes will be secured by second priority liens on the Rite Aid Collateral and the guarantees by the Jean Coutu Subsidiary Guarantors, if permitted, will be unsecured until after the Post-Closing Filing. Following the Post-Closing Filing, the guarantees of the secured notes will be secured by second priority liens on both the Rite Aid Collateral and the Jean Coutu Collateral. We may also incur additional debt that is secured by the Collateral on a senior priority basis and second priority basis. We may incur such debt without the consent of the holders of the secured notes.

        The Collateral securing guarantees of our existing senior secured credit facility and the secured notes will initially consist primarily of the following assets of the subsidiary guarantors:

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  inventory;

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  accounts receivable (to the extent not included in our off balance-sheet accounts receivable securitization program); and

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  intellectual property.

Exercise of Remedies and Application of Proceeds

        All rights against the Collateral are subject to the terms and provisions of the collateral trust and intercreditor agreement, among us, the Rite Aid Subsidiary Guarantors, the senior collateral agent, the second priority collateral trustee, which represents the holders of the 9.5% Notes, the 8.125% Notes, the 7.5% Notes and the secured notes offered hereby, and each other second priority debt representative that becomes a party thereto. Pursuant to the collateral trust and intercreditor agreement, the second priority collateral trustee has the authority to act as the exclusive agent for each of the parties to our second priority obligations, including for holders of the secured notes, with respect to the enforcement of any remedy against the Collateral.

        The decision of whether, and to what extent, to exercise remedies against the Collateral will be solely at the direction of the then controlling party under the collateral trust and intercreditor agreement. Initially, and for so long as our existing senior secured credit facility, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, or any refinancing of our existing senior secured credit facility or our Tranche 2 Term Loan Facility, is in effect, the controlling party under the collateral trust and intercreditor agreement will be the senior collateral agent and the lenders under the existing senior secured credit facility, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, or any such refinancings that hold, in the aggregate, a majority of the outstanding loans and unused commitments under the existing senior secured credit facility and following the Post-Closing Filing, our Tranche 2 Term Loan Facility, or any such refinancings (the "majority senior parties"). Following the date on which (i) all obligations under our existing senior secured credit facility, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, and any such refinancings, have been paid in full, including any hedging agreements, (ii) all lending commitments under our existing senior secured credit facility, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, and any such refinancings, have been terminated, and (iii) there are no outstanding letters of credit under our existing senior secured credit facility, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, and any such refinancings, other than any such letters of credit as have been fully cash collateralized pursuant to the terms of our existing senior secured credit facility (the "senior obligation payment date"), the second priority collateral trustee and the trustee or other representatives of the second priority obligations representing a majority of all of our second priority obligations (the "second priority instructing group") will have the exclusive right to exercise any right or remedy with respect to the Collateral. The terms of the secured notes provide that holders of secured notes are deemed to consent to an amendment to the collateral trust and intercreditor agreement that would extend such control rights to any other first priority debt, so long as any first priority debt obligations are outstanding, prior to the second priority obligations having any right to control actions.

        The second priority collateral trustee and the holders of the second priority obligations, including the holders of the secured notes, will not have any right to initiate or direct the exercise of remedies against the Collateral while our existing senior secured credit facility, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, and any such refinancings, or possibly other first priority debt, exists. As a result, even following an event of default, including a bankruptcy proceeding, under the indenture governing the secured notes and an acceleration of the debt evidenced by the secured notes, neither the trustee nor the holders of the secured notes will have any right or ability to exercise or cause the exercise of remedies against the Collateral while the existing senior secured credit facility, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, or any such refinancing, or any other first priority obligation, if any, exists. During any period after the senior obligation payment date, the controlling party will be the second priority collateral trustee and the second priority instructing group.

        If the second priority collateral trustee or any holder of any second priority obligation receives any cash proceeds or other monies in respect of the Collateral by exercise of any rights of set-off or otherwise at any time when the senior collateral agent or the majority senior parties would be entitled to direct the exercise of remedies against the Collateral, such proceeds or monies are required to be delivered to the senior collateral agent to be applied in accordance with the terms of the collateral trust and intercreditor agreement.

        The cash proceeds of any sales of, or collections on, any Collateral received upon the exercise of remedies, including pursuant to a bankruptcy proceeding, will be applied pursuant to the collateral trust and intercreditor agreement in the following order of priority:

        First, to the payment of all unpaid fees, expenses, reimbursements and indemnifications of the senior collateral agent and the second priority collateral trustee, on a pro-rata basis;

        Second, to the senior collateral agent to reimburse it for any advances;

        Third, to the payment of all obligations under our existing senior secured credit facility, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, or any such refinancings;

        Fourth, to the payment of all fees, expenses, reimbursements or indemnifications of the trustee, administrative agent, security agent or similar agent under each second priority obligation, including the secured notes, the 9.5% Notes, the 8.125% Notes, the 7.5% Notes and any additional second priority obligation incurred to refinance a second priority obligation, on a pro-rata basis;

        Fifth, to the trustee, administrative agent, security agent or similar agent under each second priority obligation, to reimburse such parties for any advances, pro rata based on the amounts so advances;

        Sixth, to the payment of all second priority obligations, including the secured notes (unless such proceeds are from Collateral pledged by the Jean Coutu Subsidiary Guarantors and the Jean Coutu Subsidiary Guarantors are not at such time guarantors of the secured notes), the 9.5% Notes (until such notes are redeemed), the 8.125% Notes, the 7.5% Notes and any additional second priority obligation incurred to refinance a second priority debt obligation, on a pro rata basis; and

        Seventh, to us and the subsidiary guarantors or to whomever else may be lawfully entitled to receive the proceeds.

        The terms of the secured notes provide that, without limiting the restrictions in the indenture governing the secured notes, holders of secured notes are deemed to consent to any amendment to the collateral trust and intercreditor agreement approved by the senior credit facility lenders that would change the amount, or any restrictions on the terms, of debt that may be secured by liens on the Collateral.

Releases of Collateral

        The majority of the senior secured parties may release the first priority lien on any Collateral, in whole or in part, by giving written instructions to the senior collateral agent. Notwithstanding the foregoing, the release of substantially all of the Collateral securing the secured obligations under our existing senior secured credit facility and, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, or any such refinancings requires the written consent of all the senior secured parties.

        The second priority lien on any Collateral may also, at any time, be released in part by the second priority collateral trustee pursuant to written instructions of the second priority instructing group. Notwithstanding the foregoing, the release of all or substantially all of the Collateral securing the second priority obligations requires the consent of all of the parties to the second priority debt obligations, including the consent of the holders of the secured notes. If the lenders under our existing senior secured credit facility, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, and any such refinancings, at any time release the first priority liens on Collateral, in whole or in part, securing our obligations under the senior credit facility, following the Post-Closing Filing, our Tranche 2 Term Loan Facility, and any such refinancings, then, under the terms of the indenture for the secured notes, the indenture for the 9.5% Notes, the indenture for the 8.125% Notes and the indenture for the 7.5% Notes, the holders of the secured notes, the 9.5% Notes, the 8.125% Notes and the 7.5% Notes will be deemed to have given approval (including for purposes of determining actions of the second priority instructing group) for the release of the liens securing the second priority debt, so long as (i) no lien securing any indebtedness remains on such Collateral, and (ii) after giving effect to any release of the second priority lien on such Collateral, at least $500.0 million aggregate principal amount of indebtedness remains outstanding under our existing senior secured credit facility (including any refinancing).

        The collateral trust and intercreditor agreement provides that in the event of a sale, transfer or other disposition of Collateral following certain events of default under the senior debt documents or the second priority debt documents, any security interest or lien of the second priority debt parties in such Collateral (but not the proceeds thereof to the extent that such proceeds are to be applied to second priority debt obligations) will terminate and be released automatically and without further action if the senior lien in such Collateral is released. In addition, the collateral trust and intercreditor agreement, our existing senior secured credit facility, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, the indenture governing the secured notes and the other agreements governing the first priority and second priority liens permit us to dispose of the Collateral, with a corresponding release of the lien on the Collateral, to the extent permitted by the senior debt documents and the second priority debt documents. As a result, a disposition that does not violate the asset disposition covenant in the indenture governing the secured notes may result in a release of the lien on those assets without the consent of the senior secured parties or the parties to the second priority debt obligations. See "Description of Notes—Security for Subsidiary Guarantees" for certain other circumstances under which liens on the Collateral securing guarantees of the secured notes may be released, including without the consent of holders of secured notes. Currently permitted dispositions pursuant to the senior debt documents and other second priority debt documents, any of which may be amended without the consent of holders of secured notes, include:

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  dispositions of inventory at retail, cash, cash equivalents and other cash managing investments and obsolete, unused, uneconomic or unnecessary equipment, in each case in the ordinary course of business;

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  certain sales of overdue accounts;

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  sales of accounts receivables relating to worker's compensation claims to collection agencies, pursuant to Rite Aid's customary cash management procedures; and

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  other sales or dispositions of real or personal property in the ordinary course of business, consistent with past practice and consistent with our five year business plan previously submitted to our lenders under our existing senior secured credit facility; provided that (a) the aggregate consideration received for such sales and dispositions do not exceed $200.0 million in any fiscal year and (b), subject to certain exceptions, at least 75% of such consideration shall consist of cash.

Amendment to Collateral Documents

        The majority senior parties and second priority instructing group may amend, supplement or waive any provision of the collateral trust and intercreditor agreement unless:

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  it requires our consent or increases our or any subsidiary guarantor's obligations or reduces our or any subsidiary guarantor's rights;

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  it requires the consent of the second priority collateral trustee or increases the obligations or reduces the rights of the second priority collateral trustee; or

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  it requires the consent of a particular second priority representative or it adversely affects the rights of the senior secured parties or the second priority debt parties under the existing senior secured credit facility, following the Post-Closing Filing, the Tranche 2 Term Loan Facility, and any such restatements or one of the second priority facilities.

        In any of the above cases, the party whose consent is required or which is adversely affected must give their consent. The terms of the secured notes and the terms of the 9.5% Notes, the 8.125% Notes and the 7.5% Notes deem the holders of secured notes, 9.5% Notes, 8.125% Notes and 7.5% Notes, respectively, to have consented (including for purposes of determining actions of the second priority instructing group) to various amendments, which could be adverse to holders of secured notes, being made to the second priority collateral documents, including the collateral trust and intercreditor agreement.

DESCRIPTION OF SECURED NOTES

        You can find the definitions of terms used in this description under the subheading "Definitions." In this description, the words "Company," "we," "us" and "our" refer only to Rite Aid Corporation and not to any of its subsidiaries.

        We will issue the Secured Notes under an indenture to be dated as of February 21, 2007 (the "Indenture"), among the Company, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee").

        We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these 7.5% senior secured notes due 2017 (the "Secured Notes"). We have filed a copy of the proposed form of Indenture with the SEC as an exhibit to the registration statement of which this prospectus supplement is a part, and you can access this information as described under "Where You Can Find More Information."

        We can issue up to $500 million of Secured Notes now (the "Offered Secured Notes") and an unlimited principal amount of additional Secured Notes at later dates under the same Indenture. We can issue additional Secured Notes as part of the same series or as an additional series. Any additional Secured Notes that we issue in the future will be identical in all respects to the Offered Secured Notes that we are issuing now, except that Secured Notes issued in the future will have different issuance prices and issuance dates. We will issue Secured Notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000.

Principal, Maturity and Interest

        The Secured Notes will mature on March 1, 2017. We are issuing $500 million aggregate principal amount of Offered Secured Notes.

        Interest on the Offered Secured Notes will accrue at a rate of 7.5% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2007. We will pay interest to those persons who were holders of record on the February 15 or August 15 immediately preceding each interest payment date.

        Interest on the Secured Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The Secured Notes will be:

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  unsubordinated, unsecured obligations of the Company;

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  equal in ranking ("pari passu") with all existing and future unsubordinated, unsecured debt of the Company; and

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  guaranteed on a subordinated basis by the Subsidiary Guarantors that guarantee the Senior Credit Facility including, following the Jean Coutu Acquisition, the new Subsidiary Guarantors that guarantee the Senior Credit Facility and these guarantees will be secured by second priority liens (subject to Permitted Liens) on the Collateral shared with Second Priority Debt that shares equally with the Secured Notes in distributions of Collateral, in each case, subject to provisions governing releases of those guarantees and the Collateral.

        As of December 2, 2006, after giving effect to this offering (including the offering of the unsecured notes), and the application of the net proceeds from this offering (including the offering of the unsecured notes):

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  the total outstanding debt of the Company and the Subsidiary Guarantors, including current maturities and capital lease obligations, but excluding unused commitments, undrawn letters of credit made by lenders and off balance sheet obligations under our accounts receivable securitization program, would have been approximately $3.18 billion;

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  none of our or any Subsidiary Guarantor's debt would have been subordinated to the Secured Notes or the Subsidiary Guarantees;

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  the total outstanding debt of the Company and the Subsidiary Guarantors that would be senior to the subordinated guarantees by the Subsidiary Guarantors and have the benefit of first priority liens on the Collateral would have been approximately $541.1 million (in each case not including $117.1 million of outstanding letters of credit); and

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  the total outstanding debt of the Company and the Subsidiary Guarantors that would have the benefit of pari passu subordinated guarantees from the Subsidiary Guarantors and share pari passu second priority liens (subject to Permitted Liens) on the Collateral would have been approximately $1.06 billion (including the notes offered hereby but excluding unamortized discount of $2.3 million).

        We only have a stockholder's claim in the assets of our Subsidiaries. This stockholder's claim is junior to the claims that creditors of our Subsidiaries have against our Subsidiaries. Holders of the Secured Notes will only be creditors of the Company and of those Subsidiaries that are Subsidiary Guarantors. In the case of Subsidiaries that are not Subsidiary Guarantors, all of the existing and future liabilities of these Subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the Secured Notes.

        As our Subsidiaries conduct substantially all of our operations, our ability to service our debt, including the Secured Notes, is dependent upon the earnings of our Subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our Subsidiaries to pay us dividends or make loans and advances to us. If these restrictions are applied to Subsidiaries that are not Subsidiary Guarantors, then we would not be able to use the earnings of those Subsidiaries to make payments on the Secured Notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guarantees or the liens securing them. If this were to occur, we would also be unable to use the earnings of these Subsidiary Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt.

        As of December 2, 2006, the total balance sheet liabilities of the Subsidiary Guarantors, excluding intercompany liabilities and unused commitments and undrawn letters of credit made by lenders, was approximately $2.5 billion. This represented approximately 98% of the liabilities held by our Subsidiaries.

        The Subsidiary Guarantors and our other Subsidiaries have other liabilities, including contingent liabilities, that may be significant. The Indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may incur. However, the amounts of this Debt could nevertheless be substantial and may be Incurred either by Subsidiary Guarantors or by our other Subsidiaries.

        The Secured Notes are unsecured obligations of the Company. Secured debt of the Company will be effectively senior to the Secured Notes to the extent of the value of the assets securing this debt. We anticipate incurring additional secured debt in connection with the closing of the Jean Coutu Acquisition. While the Subsidiary Guarantees are secured, other secured debt of the Subsidiary

Guarantors will be effectively senior to the Secured Notes to the extent that this debt has any of the following:

        (1)   a higher priority lien on the Collateral securing the Subsidiary Guarantees of the Secured Notes; or

        (2)   a lien on other Property that is not Collateral that secures the Subsidiary Guarantees of the Secured Notes.

In either of the above cases, the other secured debt will be effectively senior to the Secured Notes to the extent of either:

        (1)   the value of the assets securing the other secured Debt, or

        (2)   the amount of the other secured Debt, whichever is less.

        See "Risk Factors—Risks Related to the Notes."

Subsidiary Guarantees

        Our obligations under the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a subordinated basis, by our Subsidiaries that guarantee the Senior Credit Facility including, following the Jean Coutu Acquisition, the new Subsidiaries that guarantee the Senior Credit Facility to the extent permitted under the new Tranche 2 Term Loan Facility, and these guarantees will be secured by shared second priority liens (subject to Permitted Liens) on the Collateral, in each case subject to provisions governing releases of these guarantees and the Collateral.

        The Subsidiary Guarantors currently generate all of our revenue. As of December 2, 2006 (without giving effect to the Jean Coutu Acquisition), our Subsidiaries that were Subsidiary Guarantors represented the following approximate percentages of the assets and revenues of the Company, on a consolidated basis:

99%	of our consolidated assets were represented by Subsidiaries that were Subsidiary Guarantors
100%	of our consolidated total revenues were represented by Subsidiaries that were Subsidiary Guarantors

        The Guarantees of the Secured Notes will be full and unconditional and joint and several and there will be no restrictions on the ability of the Company to obtain funds from the Subsidiary Guarantors. Also, the Company has no independent assets or operations and the Subsidiaries that are not Guaranteeing the Secured Notes are insignificant. Accordingly, condensed consolidated financial information for the Company and its Subsidiaries is not presented in this prospectus supplement.

        If all of the Capital Stock of a Subsidiary Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the Second Priority Debt Documents, such Subsidiary Guarantor will be released from its obligations under the Second Priority Subsidiary Guarantee Agreement without further action.

        Subject to any other consent required under the terms of the applicable Second Priority Collateral Documents, the holders of Secured Notes will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to the release of a Subsidiary Guarantee of the Secured Notes provided by a Subsidiary Guarantor, without any action required on the part of the Trustee or any holder of the Secured Notes, upon such Subsidiary Guarantor ceasing to Guarantee or be an obligor in respect of, or to pledge any of its assets to secure, any Senior Obligations; provided, however, that after giving effect to such release (i) at least $300 million in aggregate principal amount of Senior Obligations under Credit Facilities will thereafter remain outstanding and (ii) such Subsidiary Guarantor ceases to Guarantee or be an obligor in respect of, or to pledge any of its assets to secure, any Secured Obligation.

        In addition, a Subsidiary Guarantee of the Secured Notes provided by a Subsidiary Guarantor may be released only in respect of the Secured Notes:

          (a)   upon request of the Company without consent of any holder of the Secured Notes unless, within 20 Business Days after written notice of the proposed release of such Subsidiary Guarantor is mailed to the Trustee and the holders of the Secured Notes, holders of 25% of the outstanding principal amount of Secured Notes deliver to the Company a written objection to such release; or

          (b)   with the written consent of the holders of at least a majority of the aggregate principal amount of the Secured Notes then outstanding.

        Under the circumstances described in clauses (a) and (b) above, holders of Secured Notes (and the holders of 9.5% Notes (until such notes are redeemed), 7.5% Notes and 8.125% Notes pursuant to the respective terms of those notes) will also be deemed to have consented to such release for purposes of any consent required under the Second Priority Collateral Documents (including for purposes of determining actions of the Second Priority Instructing Group), subject to any other consent required under the applicable Second Priority Collateral Document.

        At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders of the Secured Notes to any such release. The Indenture will also direct the Trustee, in its capacity as Second Priority Representative for holders of Secured Notes, to take such action under the Second Priority Collateral Documents or otherwise as may be requested by the Company to give effect to any such release.

        The Subsidiary Guarantee of any Subsidiary Guarantor may also be released as described under "—Defeasance."

        In addition, the Subsidiary Guarantees (a) will terminate when all the Second Priority Debt Obligations have been paid in full and (b) will continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Second Priority Debt Obligations is rescinded or must otherwise be restored by any Second Priority Debt Party or any Subsidiary Guarantor upon the bankruptcy or reorganization of the Company, any Subsidiary Guarantor or otherwise.

        The obligations of each Subsidiary Guarantor under the Second Priority Subsidiary Guarantee Agreements (the "Second Priority Guarantee Obligations") are limited (and subject to automatic reduction) to the extent necessary to prevent the guarantees by a Subsidiary Guarantor and the guarantee by that Subsidiary Guarantor of the Senior Obligations from constituting fraudulent conveyances. However, the guarantees of the Senior Obligations will only be limited (or reduced) after the subordinated guarantees for the Secured Notes and the other Second Priority Debt Obligations are extinguished.

        The Second Priority Subsidiary Guarantee Agreement may be amended or otherwise modified by agreement of each Subsidiary Guarantor affected thereby and the Second Priority Collateral Trustee, with the written consent of the Second Priority Instructing Group unless the amendment adversely affects the rights of the holders of any particular Second Priority Debt Facility, in a manner materially different from its effect on the other Second Priority Debt Facilities, in which case the amendment requires the consent of a majority in principal amount of the holders of the Second Priority Debt Facility so adversely affected. Accordingly, the Second Priority Subsidiary Guarantee Agreement may, if the Secured Notes do not represent a majority of the outstanding Second Priority Debt Obligations, be amended without the consent of the holders of Secured Notes or the Trustee, unless the holders of Secured Notes are adversely affected in a materially different manner. Upon issuance, the Secured

Notes will represent approximately 35% of the outstanding Second Priority Debt Obligations, assuming the redemption of the 9.5% Notes with the proceeds of this offering. This percentage can increase or decrease as Second Priority Debt Obligations are Repaid or Incurred. The consent of holders of Secured Notes to any such amendment or other modification will be deemed to have been given as described under "—Amendments and Waivers." The consent of holders of the 9.5% Notes (until such notes are redeemed), the 7.5% Notes and the 8.125% Notes will also be deemed to have been given under similar circumstances, and the Secured Notes, the 7.5% Notes and the 8.125% Notes together will represent approximately 100% of the outstanding Second Priority Debt Obligations (assuming the redemption of the 9.5% Notes).

Subordination of Subsidiary Guarantees

        The obligations of the Subsidiary Guarantors under the Second Priority Subsidiary Guarantee Agreement will be subordinated in right of payment to the prior payment when due of the guarantees by such Subsidiary Guarantors of the Senior Bank Obligations and may become subordinated to any Additional Senior Debt Obligations. The terms of the Senior Credit Facility and the Indenture permit us to Incur a substantial amount of Additional Senior Debt Obligations, and we anticipate Incurring additional Debt, some of which will constitute Additional Senior Debt Obligations, in connection with the closing of the Jean Coutu Acquisition.

        Subject to any other consent required under the terms of the applicable Second Priority Debt Document, the holders of Secured Notes will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to the amendment of the Second Priority Subsidiary Guarantee Agreement to subordinate, on comparable terms, the obligations of the Subsidiary Guarantors under the Second Priority Subsidiary Guarantee Agreement to the prior payment when due of the guarantees by such Subsidiary Guarantors of any Additional Senior Debt. If such an amendment is made, references to the Senior Bank Obligations and the Senior Credit Facility in the following description would include such Additional Senior Debt.

        As a result of this subordination, no payment will be made on account of the Second Priority Guarantee Obligations of any Subsidiary Guarantor until (i) the Senior Bank Obligations have been paid in full, (ii) all lending commitments under the Senior Credit Facility have been terminated, and (iii) there are no outstanding letters of credit under the Senior Credit Facility other than such as have been fully collateralized.

        Also:

          (a)   no direct or indirect payment or distribution on account of the Second Priority Guarantee Obligations may be made until the obligations of such Subsidiary Guarantors under the guarantees of the Senior Bank Obligations have been paid in full, and

          (b)   no payment or distribution of cash, properties or securities of any kind or character may be made in respect of the Second Priority Guarantee Obligations of a Subsidiary Guarantor unless payment in full or provision for payment in full in cash or cash equivalents is made in respect of the obligations of such Subsidiary Guarantors under the guarantees of the Senior Bank Obligations, including in any of the following situations or proceedings relating to such Subsidiary Guarantor:

  •
  liquidation, dissolution or winding up;

  •
  reorganization (whether in bankruptcy, insolvency, receivership or similar proceedings); or

  •
  assignments for the benefit of its creditors or otherwise.

        Until all of the obligations of a Subsidiary Guarantor under its guarantee of the Senior Bank Obligations are paid in full or provided for in cash or cash equivalents, if, notwithstanding the subordination provisions above, a payment or distribution is made to holders of Secured Notes that, due to such subordination provisions, should not have been made to them, such holders are required to hold it in trust for the parties under the Senior Bank Obligations and pay it over to them as their interests may appear.

        Following the payment in full in cash or cash equivalents or provision for payment in full in cash or cash equivalents of all obligations of any Subsidiary Guarantor under its guarantee in respect of the Senior Bank Obligations, the holders of the Secured Notes will be subrogated to the rights of the parties under the Senior Bank Obligations to receive payments or distributions of assets in respect of the guarantees of such Subsidiary Guarantor in respect of such obligations until all amounts owing in respect of such obligations of such Subsidiary Guarantor have been paid in full.

        Because of the subordination provisions contained in the Second Priority Subsidiary Guarantee Agreement, holders of Senior Bank Obligations and other creditors (including trade creditors) of the Company or the Subsidiary Guarantors may recover disproportionately more than the holders of the Secured Notes recover in a bankruptcy or similar proceeding relating to us or a Subsidiary Guarantor. This could apply even if the Secured Notes or the applicable Subsidiary Guarantee ranked pari passu with the other creditors' claims. In such a case, there may be insufficient assets, or no assets, remaining to pay the principal of or interest on the Secured Notes.

        See "Risk Factors—Risks Related to the Notes—The guarantees of the secured notes will be subordinated to the guarantees of our first priority debt, including our Tranche 2 Term Loan Facility and, our existing senior secured credit facility, and the guarantees of the secured notes will be secured only to the extent that the first priority debt is oversecured; the terms of the secured notes permit, without the consent of holders of secured notes, various releases of collateral securing the secured notes and subsidiary guarantees as well as various amendments to the second priority collateral documents that could be adverse to holders of secured notes" and "Risk Factors—Risks Related to the Notes—If the guarantees of the secured notes and the liens that secure these guarantees are held to be invalid or unenforceable or are limited in accordance with their terms, the secured notes would be unsecured and structurally subordinated to the debt of our subsidiaries."

Security for Subsidiary Guarantees

        The Subsidiary Guarantees of the Secured Notes will be secured by second priority liens (subject to Permitted Liens) granted by our Subsidiary Guarantors on the assets securing our Senior Credit Facility (other than any cash or cash equivalents collateralizing letter of credit obligations), including, following the Jean Coutu Acquisition, the acquired assets that will secure our Senior Credit Facility (other than any stock pledged to secure the Tranche 2 Term Loan Facility under our Senior Credit Facility), which currently includes substantially all of their inventory and intellectual property. The Senior Credit Facility is also secured by the accounts receivable of the Subsidiary Guarantors but only to the extent such accounts receivable are not included in our off balance sheet accounts receivable securitization program. As of December 2, 2006, proceeds from the sale of accounts receivable in connection with this program totaled $370.0 million.

        The second priority liens securing the Subsidiary Guarantees of the Secured Notes will be shared equally and ratably (subject to Permitted Liens) with the holders of Second Priority Debt Obligations, which includes the 9.5% Notes (until such notes are redeemed), the 7.5% Notes, the 8.125% Notes and any additional Second Priority Debt Obligations. In addition, other Second Priority Debt Documents may require the proceeds of Collateral Dispositions to be allocated to prepay, repurchase or provide for the prepayment or repurchase of other Second Priority Debt Obligations when no such prepayment, repurchase or provision is required with respect to the Secured Notes. The 9.5% Notes (until such notes are redeemed), the 7.5% Notes and the 8.125% Notes require such repurchase or provision for repurchase in certain circumstances. The guarantees of the Senior Credit Facility are secured by first priority liens on the Collateral, which liens will be senior to the liens securing the Secured Notes. The financing for the Jean Coutu Acquisition is expected to include a Tranche 2 Term Loan Facility under the Senior Credit Facility and secured notes. Guarantees by certain subsidiaries of the Tranche 2 Term Loan Facility are expected to initially be secured by, and guarantees of the secured notes are expected to be secured by, stock of the subsidiaries being acquired in the Jean Coutu Acquisition. These guarantees of the acquisition financing will be effectively senior to the guarantees of the Secured Notes with respect to claims on the stock pledged to support those guarantees, and the guarantee of the Secured Notes will be effectively senior to the guarantees of the acquisition financing with respect to claims on the Collateral. Pursuant to the Second Priority Collateral Documents, substantial additional Debt may have the benefit of first priority liens on the Collateral or may share the second priority liens securing the Subsidiary Guarantees of the Secured Notes without the consent of holders of Secured Notes. The lenders under the Senior Credit Facility will, at all times, control all remedies or other actions related to the Collateral so long as any Senior Bank Obligations remain outstanding. Subject to any other consent required under the terms of the applicable Second Priority Debt Documents, the holders of Secured Notes (and the holders of the 9.5% Notes (until such notes are redeemed), the 7.5% Notes and the 8.125% Notes pursuant to the terms of those notes) will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to an amendment of the Intercreditor Agreement to permit, on comparable terms, the lenders under any Senior Obligations to control all remedies or other actions related to the Collateral so long as any Senior Obligations remain outstanding.

        All Collateral used, sold, transferred or otherwise disposed of in accordance with the terms of the Second Priority Debt Documents, including any waiver or amendment of these documents, will automatically be released from the Lien securing Subsidiary Guarantees of the Secured Notes so that the use, sale, transfer or other disposition may be made free of such Lien. Accordingly, subject to the terms of the other Second Priority Debt Documents, any such sale, transfer or other disposition of Collateral in a transaction that does not violate the asset disposition covenant in the Indenture governing the Secured Notes may result in a release of the Lien on such Collateral securing Subsidiary Guarantees of the Secured Notes. Because the asset disposition covenant of the Indenture does not restrict transfers of assets by Subsidiaries of the Company to the Company, any transfer of Collateral to the Company could result in such assets ceasing to constitute Collateral and secure the Secured Notes. In addition, the Liens securing Subsidiary Guarantees of the Secured Notes may be released pursuant to directions from the Second Priority Instructing Group, unless the release involves all or substantially all the Collateral, in which case such release shall require the consent of the holders of the Secured Notes. Accordingly, unless all or substantially all the Collateral is being released, substantial Collateral may be released without the consent of the holders of Secured Notes or the Trustee. Furthermore, as described below, under certain circumstances the holders of Secured Notes may be deemed to consent to a release of all or substantially all of the Collateral. See "Description of Collateral and Intercreditor Arrangements."

        In addition, subject to any other consent required under the terms of the applicable Second Priority Debt Documents, the holders of Secured Notes will be deemed to have consented (including for purposes of determining actions of the Second Priority Instructing Group) to the release of assets included in the Collateral from the Liens securing Subsidiary Guarantees of the Secured Notes under any one or more of the following circumstances:

          (a)   if all other Liens on that asset securing the Senior Obligations (including all commitments thereunder) are released; provided, however, that after giving effect to the release (i) at least $300 million in aggregate principal amount of Senior Obligations under Credit Facilities will remain outstanding and (ii) there remains no Lien on such assets securing Secured Obligations;

          (b)   if we provide substitute collateral with at least an equivalent fair value, as determined in good faith by our Board of Directors (as evidenced by a resolution of the Board of Directors);

  provided, however, that after giving effect to such substitution there remains no Lien on the released assets securing Secured Obligations; or

          (c)   if all of the Capital Stock of any of the Company's Subsidiaries that is pledged as Collateral is released or if any Subsidiary that is a Subsidiary Guarantor is released from its Subsidiary Guarantee, such Subsidiary's assets will also be released from the Liens securing its Subsidiary Guarantee of the Secured Notes; provided, however, that after giving effect to the release there remains no Lien on such assets securing any Secured Obligations.

        In addition, assets securing a Subsidiary Guarantee of the Secured Notes may be released only in respect of the Secured Notes:

          (x)   upon request of the Company without consent of any holder of the Secured Notes unless, within 20 Business Days after written notice of the proposed release of such Collateral from the Liens securing Subsidiary Guarantees of the Secured Notes is mailed to the Trustee and the holders of Secured Notes, holders of 25% of the outstanding principal amount of Secured Notes deliver to the Company a written objection to such release; or

          (y)   with the written consent of the holders of at least a majority of the aggregate principal amount of the Secured Notes then outstanding.

        Under the circumstances described in clauses (x) and (y) above, holders of Secured Notes will also be deemed to have consented to such release for purposes of any consent required under the Second Priority Collateral Documents (including for purposes of determining actions of the Second Priority Instructing Group), subject to any other consent required under the Second Priority Collateral Documents.

        At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders of the Secured Notes to such release. The Indenture will also direct the Trustee, in its capacity as Second Priority Representative for holders of Secured Notes, to take such action under the Second Priority Collateral Documents or otherwise as may be requested by the Company to give effect to any such release.

        Liens on Collateral securing Subsidiary Guarantees of the Secured Notes may also be released as described under "—Defeasance". To the extent the Secured Notes are ever secured directly by Liens on Collateral, such Liens could be released on a comparable basis to the release of Liens on Collateral securing Subsidiary Guarantees of the Secured Notes.

        The terms of the 9.5% Notes (until such notes are redeemed), the 7.5% Notes and the 8.125% Notes contain similar deemed consents by holders of such notes (including for purposes of determining actions of the Second Priority Instructing Group).

Optional Redemption

        The Company may choose to redeem the Secured Notes at any time. If it does so, it may redeem all or any portion of the Secured Notes, at once or over time, after giving the required notice under the Indenture.

        To redeem the Secured Notes prior to March 1, 2012, the Company must pay a redemption price equal to 100% of the principal amount of the Secured Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any notice to holders of Secured Notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price must be set forth in an Officers' Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

        "Applicable Premium" means, with respect to any Note on any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (a) the present value at such redemption date of (1) the redemption price of such Note at March 1, 2012, (such redemption price being set forth in the table below) plus (2) all required interest payments due on such Note through March 1, 2012 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 75 basis points over (b) the principal amount of such Note.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2012; provided, however, that if the period from the redemption date to March 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Beginning on March 1, 2012, the Secured Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Secured Notes redeemed during the 12-month period commencing on March 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2012	103.750%
2013	102.500%
2014	101.250%
2015 and thereafter	100.000%

        In addition, at any time and from time to time, prior to March 1, 2010, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Secured Notes (including additional Secured Notes, if any) with the proceeds of one or more Equity Offerings, at a redemption price equal to 107.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Secured Notes (including additional Secured Notes, if any) remains outstanding. Any such redemption shall be made within 75 days of the completion of such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

        If the optional redemption date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose Secured Notes shall be subject to redemption.

Sinking Fund

        There will be no mandatory sinking fund payments for the Secured Notes.

Repurchase at the Option of Holders Upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of Secured Notes will have the right to require us to repurchase all or any part of such holder's Secured Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price")

equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the purchase date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose Secured Notes shall be subject to redemption.

        Within 30 days following any Change of Control, the Company shall:

          (a)   cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

          (b)   send, by first-class mail, with a copy to the Trustee, to each holder of Secured Notes, at such holder's address appearing in the register for the Secured Notes, a notice stating:

            (1)   that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Secured Notes timely tendered will be accepted for payment;

            (2)   the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

            (3)   the circumstances and relevant facts regarding the Change of Control (including, to the extent reasonably practicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

            (4)   the procedures that holders of Secured Notes must follow in order to tender their Secured Notes (or portions thereof) for payment, and the procedures that holders of Secured Notes must follow in order to withdraw an election to tender Secured Notes (or portions thereof) for payment.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Secured Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between us and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of Secured Notes to require the Company to repurchase its Secured Notes may be uncertain. In such a case, holders of the Secured Notes may not be able to resolve this uncertainty without resorting to legal action.

        The Senior Credit Facility provides that the occurrence of certain of the events that constitute a Change of Control will constitute a default under such facility.

        Other existing debt of the Company contains, and future debt of the Company may contain, prohibitions of events that would constitute a Change of Control or that would require such debt to be repurchased upon a Change of Control (including the 9.5% Notes (until such notes are redeemed), the 7.5% Notes, 8.125% Notes, the Company's 9.25% Senior Notes due 2013 and the unsecured notes being issued in this offering). Moreover, the exercise by holders of Secured Notes of their right to require us to repurchase their Secured Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of Secured Notes upon a repurchase may be limited by our financial resources at the time of such repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Secured Notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Secured Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in aggregate principal amount of the outstanding Secured Notes. See "—Amendments and Waivers."

Restrictive Covenants

        Covenant Suspension.    During any period of time that:

          (a)   the Secured Notes have Investment Grade Ratings from both Rating Agencies and

          (b)   no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

  •
  "—Limitation on Debt,"

  •
  "—Limitation on Restricted Payments,"

  •
  "—Limitation on Asset Sales and Specified Collateral Dispositions,"

  •
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries,"

  •
  "—Limitation on Transactions with Affiliates,"

  •
  clauses (a)(1) and (b) of "—Limitation on Sale and Leaseback Transactions,"

  •
  clause (x) of the fourth paragraph (and such clause (x) as referred to in the second paragraph) of "—Designation of Restricted and Unrestricted Subsidiaries," and

  •
  clause (e) of the first paragraph of "—Merger, Consolidation and Sale of Property"

(collectively, the "Suspended Covenants"). Solely for the purpose of determining the amount of Permitted Liens under the "—Limitation on Liens" covenant during any Suspension Period (as defined below) and without limiting the Company's or any Restricted Subsidiary's ability to Incur Debt during any Suspension Period, to the extent that calculations in the "—Limitation on Liens" covenant refer to the "—Limitation on Debt" covenant, such calculations shall be made as though the "—Limitation on Debt" covenant remains in effect during the Suspension Period. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentences and, on any subsequent date (the "Reversion Date"), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Secured Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt" (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt," such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (k) of the second paragraph of the covenant described under "—Limitation on Debt." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect during the entire period of time from February 12, 2003. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under "—Limitation on Restricted Payments" following any Reversion Date, and the items specified in clauses (c)(1) through (c)(4) of the first paragraph of the covenant described under "—Limitation on Restricted Payments" will increase the amount available to be made under the first paragraph thereof following any Reversion Date. For purposes of determining compliance with the first five paragraphs of the covenant described under "—Limitation on Asset Sales and Specified Collateral Dispositions," on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

        Limitation on Debt.    The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence and no Default or Event of Default would be continuing following such Incurrence and application of proceeds and either:

          (1)   such Debt is Debt of the Company or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00; or

          (2)   such Debt is Permitted Debt.

The term "Permitted Debt" is defined to include the following:

          (a)   the Offered Secured Notes issued on the Issue Date and Debt of Subsidiary Guarantors, including any future Guarantor, evidenced by guarantees relating to the Offered Secured Notes issued on the Issue Date;

          (b)   Debt of the Company or a Subsidiary Guarantor (including Guarantees thereof) (i) under any Credit Facilities, (ii) Incurred pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction or an Equipment Financing Transaction, (iii) Incurred in respect of Capital Lease Obligations, (iv) Incurred pursuant to Debt Issuances or (v) Incurred by a Receivables Entity, whether or not a Subsidiary Guarantor, in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all such Debt in clauses (i) through (v) hereof at any one time outstanding shall not exceed the greater of (1) $2,500 million (or following the Jean Coutu Acquisition, $3,500 million), which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase Secured Notes or Repay other Debt, pursuant to the covenant described under "—Limitation on Asset Sales and Specified Collateral Dispositions" and (2) the sum of the amount equal to (a) 60% of the book value of the inventory (determined using the first-in-first-out method of accounting) of the Company and the Restricted Subsidiaries and (b) 85% of the book value of the accounts receivables of the Company and the Restricted Subsidiaries, including any Receivables Entity that is a Restricted Subsidiary;

          (c)   [intentionally omitted]

          (d)   Debt of the Company outstanding on the Issue Date and evidenced by the 7.5% Notes and of Subsidiary Guarantors, including any future Guarantor, evidenced by guarantees relating to the 7.5% Notes;

          (e)   Debt Incurred after the Issue Date in respect of Purchase Money Debt, provided that the aggregate principal amount of such Debt does not exceed 80% of the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed, developed or leased, including additions and improvements thereto;

          (f)    Debt of the Company owing to and held by any consolidated Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any consolidated Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such consolidated Restricted Subsidiary ceasing to be a consolidated Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

          (g)   Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (h)   Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary and not for speculative purposes;

          (i)    Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

          (j)    Debt in connection with one or more standby letters of credit, banker's acceptance, performance or surety bonds or completion guarantees issued by the Company or a Restricted Subsidiary or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (k)   Debt outstanding on the Issue Date not otherwise described in clauses (a) through (j) above or clause (q) below;

          (l)    other Debt of the Company or a Subsidiary Guarantor (including Guarantees thereof) in an aggregate principal amount outstanding at any one time not to exceed $600 million;

          (m)  Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

          (n)   Debt arising from the honoring by a bank or other financial institution of a check or draft or other similar instrument inadvertently drawn against insufficient funds, provided that such Debt is extinguished within five Business Days of its Incurrence;

          (o)   endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (p)   [intentionally omitted]

          (q)   Debt in respect of Sale and Leaseback Transactions or Real Estate Financing Transactions involving only real property (and the related personal property) owned by the Company or a Subsidiary Guarantor on or after the Issue Date in an aggregate principal amount outstanding at any one time not to exceed $150.0 million, provided that such Sale and Leaseback Transactions or Real Estate Financing Transactions may involve Property other than real property (and the related personal property) owned on or after the Issue Date to the extent the portion of the Debt related to such Property is permitted by another provision of this covenant at the time of Incurrence;

          (r)   Debt in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations Incurred to finance the acquisition, construction and development of Property after the Issue Date, including additions and improvements thereto, provided that any reclassification of such Debt as a Capital Lease Obligation shall be deemed an Incurrence of such Debt;

          (s)   Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d), (e), (k), (m) and (q) above; and

          (t)    Debt arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (a) such Debt is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Debt will at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company or such Restricted Subsidiary in connection with such disposition.

        Notwithstanding anything to the contrary contained in this covenant, the Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Subsidiary Guarantor. In addition, the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur, directly or indirectly, any Senior Obligation that is subordinate or junior in right of payment (without regard to any security interest) to any other Debt of the Company or any Subsidiary Guarantor.

        For purposes of determining compliance with this covenant, (1) in the event that an item of Debt meets the criteria of more than one of the types of Debt described herein, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses, (2) the Company will be entitled at the time of such Incurrence to divide and classify an item of Debt in more than one of the types of Debt described herein and (3) with respect to Debt permitted under clause (k) in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations on the Issue Date, any reclassification of such Debt as a Capital Lease Obligation shall not be deemed an Incurrence of such Debt; provided, however, that (u) all outstanding Debt evidenced by the 8.125% Notes will be deemed to have been incurred pursuant to clause (b) of the second paragraph of this covenant, (v) all outstanding Debt evidenced by the Receivables Facility will be deemed to have been incurred pursuant to clause (b) of the second paragraph of this covenant, (w) [intentionally omitted], (x) all outstanding Debt under the Senior Credit Facility immediately following the Issue Date will be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant, (y) any Permitted Debt that is not Secured Debt may later be reclassified as having been Incurred pursuant to clause (1) of the first paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification, and (z) any Permitted Debt may later be reclassified as having been Incurred pursuant to any other clause of the second paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification.

        Limitation on Restricted Payments.    The Company will not make, and will not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

          (a)   a Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt;" or

          (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since February 12, 2003 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

            (1)   50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter that commences after February 12, 2003 occurs to the end of the most recent fiscal quarter for which financial statements have been filed with the SEC (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

            (2)   100% of Capital Stock Sale Proceeds; plus

            (3)   the sum of:

              (A)  the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after February 12, 2003 of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company; and

              (B)  the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet after February 12, 2003 upon the conversion or exchange of any Debt (other than convertible or exchangeable debt issued or sold after February 12, 2003) for Capital Stock (other than Disqualified Stock) of the Company;

excluding, in the case of clause (A) or (B):

              (x)   any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees; and

              (y)   the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange;

plus

            (4)   an amount equal to the sum of:

              (A)  the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after February 12, 2003 in each case to the Company or any Restricted Subsidiary from such Person less the cost of the disposition of such Investments; and

              (B)  the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after February 12, 2003);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

        Notwithstanding the foregoing limitation, the Company may:

          (a)   pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that, if declared on or after February 12, 2003, such dividend shall be included in the calculation of the amount of Restricted Payments;

          (b)   purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations on or after February 12, 2003 in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that:

            (1)   such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

            (2)   the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

          (c)   purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after February 12, 2003 in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d)   [intentionally omitted];

          (e)   so long as no Default or Event of Default has occurred and is continuing the repurchase or other acquisition on or after February 12, 2003 of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $15.0 million; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

          (f)    make payments not to exceed $2.5 million in the aggregate to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock on or after February 12, 2003; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

          (g)   make any other Restricted Payments on or after February 12, 2003 not to exceed an aggregate amount of $40.0 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom. If the Company or any Subsidiary Guarantor creates any additional Lien upon any Property to secure any Secured Obligations, it must concurrently grant a second priority Lien (subject to Permitted Liens) upon such Property as security for the Secured Notes or Subsidiary Guarantees of the Secured Notes such that the Property subject to such Lien becomes Second Priority Collateral subject to the Second Priority Liens, except to the extent such Property constitutes cash or cash equivalents required to secure only letter of credit obligations under Credit Facilities following a default under such Credit Facilities.

        Notwithstanding anything in the preceding paragraph, (a) the aggregate principal amount of Senior Obligations constituting Debt and any other Debt secured by a Lien on the Collateral that shares in the distribution of proceeds of Collateral prior to the Secured Notes, at any one time outstanding shall not exceed the sum of the aggregate amount of Debt that at such time may be outstanding at any one time under clause (b) of the covenant described under "—Limitation on Debt" and $200 million; and (b) the Company will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of the Collateral (including Collateral consisting of Capital Stock or Debt of any Subsidiary of the Company) now owned or hereafter acquired by it securing any Public Debt unless the holders of such Public Debt share in the distribution of proceeds from the foreclosure on Collateral either (a) on an equal and ratable basis with the holders of the Senior Obligations or (b) on an equal and ratable basis with the holders of the Secured Notes (and any other obligations that share on an equal and ratable basis with the holders of the Secured Notes).

        Limitation on Asset Sales and Specified Collateral Dispositions.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

          (a)   the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

          (b)   at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of Qualified Consideration; and

          (c)   the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        The Net Available Cash (or any portion thereof) from Asset Sales and Specified Collateral. Dispositions may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

          (a)   to Repay the Secured Obligations or any other Debt of the Company or any Restricted Subsidiary secured by a Lien on Property of the Company or any Restricted Subsidiary of the Company (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); provided, however, that to the extent the proceeds from a Specified Collateral Disposition will be allocated pursuant to the terms of any other Second Priority Debt Obligations to Repay or provide for the Repayment of such Second Priority Debt Obligations, a pro rata portion of such proceeds must, to the extent not inconsistent with the terms of such other Second Priority Debt Obligations, be allocated to Repay the Secured Notes pursuant to an Asset Sales Prepayment Offer and the full amount of such allocated portion (i) will be deemed Excess Proceeds and (ii) will, upon such Asset Sales Prepayment Offer, be deemed Allocable Excess Proceeds; or

          (b)   to reinvest in Additional Assets or Expansion Capital Expenditures (including by means of an Investment in Additional Assets or Expansion Capital Expenditures by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that (i) the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets or Expansion Capital Expenditures of the Company and (ii) if the assets that were the subject of such Asset Disposition constituted Collateral, then such Net Available Cash must be reinvested in Additional Assets that are pledged at the time as Collateral to secure the Secured Notes or Subsidiary Guarantees of the Secured Notes, subject to the Collateral Documents, or in Expansion Capital Expenditures to improve assets that constitute Collateral securing the Secured Notes or Subsidiary Guarantees of the Secured Notes at the time.

        Pending application of Net Available Cash pursuant to this covenant, which shall not be required in respect of an Asset Sale that is not a Specified Collateral Disposition if the Net Available Cash from such Asset Sale is less than $1 million, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness. If the Net Available Cash from an Asset Sale that is not a Specified Collateral Disposition equals or exceeds $1 million, any Net Available Cash from such Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds;" provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within 24 months from the date of the receipt of such Net Available Cash shall also constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds $50.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Asset Sales Prepayment Offer") the Secured Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Secured Notes have been given the opportunity to tender their Secured Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" will mean the product of:

          (a)   the Excess Proceeds; and

          (b)   a fraction,

            (1)   the numerator of which is the aggregate principal amount of the Secured Notes outstanding on the date of the Asset Sales Prepayment Offer; and

            (2)   the denominator of which is the sum of the aggregate principal amount of the Secured Notes outstanding on the date of the Asset Sales Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Asset Sales Prepayment Offer that is pari passu in right of payment with the Secured Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt or otherwise repay such Debt at substantially the same time as the Asset Sales Prepayment Offer.

        Within five Business Days after the Company is obligated to make an Asset Sales Prepayment Offer as described in the preceding paragraph, the Company will send a written notice, by first-class mail, to the holders of Secured Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Asset Sales Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Secured Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

          (a)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary;

          (b)   make any loans or advances to the Company or any other Restricted Subsidiary; or

          (c)   transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply:

            (1)   with respect to clauses (a), (b) and (c), to restrictions:

              (A)  in effect on the Issue Date;

              (B)  relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company;

              (C)  that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restriction is no less favorable to the holders of Secured Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), than those under the agreement evidencing the Debt so Refinanced;

              (D)  resulting from the Incurrence of any Debt permitted pursuant to the covenant described under "—Limitation on Debt," provided that (i) the restriction is no less favorable to the holders of Secured Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), than the restrictions of the same type contained in the Indenture and (ii) the Board of Directors determines (as evidenced by a resolution of the Board of Directors) in good faith that such restrictions will not impair the ability of the Company to make payments of principal and interest on the Secured Notes when due;

              (E)  existing by reason of applicable law; or

              (F)  any contractual requirements incurred with respect to Qualified Receivables Transactions relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Company, are customary for Qualified Receivables Transactions; and

            (2)   with respect to clause (c) only, to restrictions:

              (A)  relating to Debt that is permitted to be Incurred and secured pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt;

              (B)  encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

              (C)  resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; or

              (D)  customary restrictions contained in agreements relating to the sale or other disposition of Property limiting the transfer of such Property pending the closing of such sale.

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

          (a)   the terms of such Affiliate Transaction are:

            (1)   set forth in writing;

            (2)   in the best interest of the Company or such Restricted Subsidiary, as the case may be; and

            (3)   no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company;

          (b)   if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $25.0 million in any 12-month period, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a resolution of the Board of Directors promptly delivered to the Trustee; and

          (c)   if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $75.0 million in any 12-month period, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (a)   any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (b)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment (other than pursuant to clauses (a)(iii), (b), (g), (h), (i), (k) or (l) of the definition of "Permitted Investment");

          (c)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of and related indemnities provided to officers, directors, consultants and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

          (d)   loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $25.0 million in the aggregate at any one time outstanding;

          (e)   any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of "Credit Facilities" and permitted under clause (b) of the second paragraph of the covenant described under "—Limitation on Debt;"

          (f)    payments of customary fees by the Company or any of its Restricted Subsidiaries to Leonard Green & Partners L.P. or any of its Affiliates made for any corporate advisory services or financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which are approved by a majority of the Board of Directors in good faith;

          (g)   if such Affiliate Transaction is with any Person solely in its capacity as a holder of Debt or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Person is treated no more favorably than any other holder of such Debt or Capital Stock of the Company or any of its Restricted Subsidiaries; and

          (h)   any agreement as in effect on the Issue Date or any amendment thereto (so long as such amendment is not disadvantageous to the holders of the Secured Notes in any material respect) or any transaction contemplated thereby.

        Limitation on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

          (a)   the Company or such Restricted Subsidiary would be entitled to:

            (1)   Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt;" and

            (2)   create a Lien on such Property securing such Attributable Debt without also securing the Secured Notes or the applicable Subsidiary Guarantee pursuant to the covenant described under "—Limitation on Liens;" and

          (b)   such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales and Specified Collateral Dispositions," provided that such Sale and Leaseback Transaction constitutes an Asset Sale.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if

          (a)   the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary and is not required to be a Subsidiary Guarantor pursuant to the Indenture; and

          (b)   either:

            (1)   the Subsidiary to be so designated has total assets of $1,000 or less; or

            (2)   such designation is effective immediately upon such entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification as a Restricted Subsidiary or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt," and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate that:

          (a)   certifies that such designation or redesignation complies with the foregoing provisions; and

          (b)   gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Guarantees by Subsidiaries.    (a) The Company shall cause each Subsidiary that becomes or is a Collateral Subsidiary Guarantor or an obligor with respect to any of the Secured Obligations (except a Foreign Subsidiary that becomes an obligor solely in respect of Debt or other obligations of itself or another Foreign Subsidiary), in each case, to become a Subsidiary Guarantor by becoming a party to the Second Priority Subsidiary Guarantee Agreement and the Intercreditor Agreement, if such Subsidiary is not already a Subsidiary Guarantor party thereto, and delivering evidence thereof to the Trustee at the time such Person becomes a Collateral Subsidiary Guarantor or such an obligor.

          (b)   The Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Guarantee the payment of any Debt or Capital Stock of the Company (other than Guarantees permitted pursuant to clauses (j) or (o) of the second paragraph of the covenant described under "—Limitation on Debt"), except that a Restricted Subsidiary that is not a Subsidiary Guarantor may Guarantee Debt of the Company, provided that:

            (i)    such Debt and the Debt represented by such Guarantee is permitted by the covenant described under "—Limitation on Debt;"

            (ii)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Secured Notes by such Restricted Subsidiary and such Guarantee of Debt of the Company:

              (A)  unless such Debt is a Subordinated Obligation, shall be pari passu (or subordinate) in right of payment to and on substantially the same terms as (or less favorable to such Debt than) such Restricted Subsidiary's Guarantee with respect to the Secured Notes; and

              (B)  if such Debt is a Subordinated Obligation, shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Secured Notes.

          (c)   Upon any Subsidiary becoming a Subsidiary Guarantor as described above, such Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

            (i)    such Guarantee of the Secured Notes has been duly executed and authorized; and

            (ii)   such Guarantee of the Secured Notes constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

        The failure of any entity that becomes a Restricted Subsidiary pursuant to the Jean Coutu Acquisition to provide a Guarantee if then prohibited to do so by any Debt of the Company or a Restricted Subsidiary outstanding on the Issue Date shall not constitute a violation of clauses (a), (b) or (c) of this covenant; provided, however, that at the time such prohibition no longer exists if a Guarantee would then be required to comply with such clauses, such Restricted Subsidiary provides such Guarantee. In addition, no Subsidiary Guarantor shall Guarantee, directly or indirectly, (1) any Debt of the Company that is subordinate or junior in right of payment (without regard to any security interest) to any other Debt of the Company unless such Guarantee is expressly subordinate in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor or (2) any Debt of the Company other than Senior Obligations unless such Guarantee is expressly subordinate in right of payment (without regard to any security interest) to or ranks pari passu with, the Subsidiary Guarantee of such Subsidiary Guarantor.

        Additional Security Documents.    From and after the Issue Date, if the Company or any Subsidiary of the Company executes and delivers in respect of any Property of such Person any mortgages, deeds of trust, security agreements, pledge agreements or similar instruments to secure Debt or other obligations that at the time constitute Secured Obligations (except for a Foreign Subsidiary that does so solely in respect of Debt or other obligations of itself or another Foreign Subsidiary), then the Company will, or will cause such Subsidiary to, execute and deliver substantially identical mortgages, deeds of trust, security agreements, pledge agreements or similar instruments in order to vest in the Second Priority Collateral Trustee a perfected second priority security interest, subject only to Permitted Liens and the Intercreditor Agreement, in such Property for the benefit of the Second Priority Collateral Trustee on behalf of the holders of the Secured Notes, among others, and thereupon all provisions of the Indenture relating to the Collateral will be deemed to relate to such Property to the same extent and with the same force and effect.

Merger, Consolidation and Sale of Property

        The Company will not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   the Company will be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Secured Notes, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

          (c)   in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d)   immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the

  Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

          (e)   immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (i) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (l) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt" or (ii) the Surviving Person would have a Consolidated Interest Coverage Ratio which is not less than the Consolidated Interest Coverage Ratio of the Company immediately prior to such transaction or series of transactions; and

          (f)    the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor, or a merger of a Subsidiary Guarantor into the Company or another Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   such Subsidiary Guarantor will be the Surviving Person or the Surviving Person (if other than such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by a Subsidiary Guarantee or a supplement to the Second Priority Subsidiary Guarantee Agreement or a supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

          (c)   immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c), any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

          (d)   the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The foregoing provisions (other than clause (c)) shall not apply to (i) any transactions which do not constitute an Asset Sale if the Subsidiary Guarantor is otherwise being released from its Subsidiary Guarantee at the time of such transaction in accordance with the Indenture and the Second Priority Collateral Documents or (ii) any transactions which constitute an Asset Sale if the Company has complied with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions" and the Subsidiary Guarantor is released from its Subsidiary

Guarantee at the time of such transaction in accordance with the Indenture and the Second Priority Collateral Documents.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be) but the predecessor Company in the case of:

          (a)   a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety); or

          (b)   a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Secured Notes.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and provide the Trustee with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that the Company will be required to provide to holders of Secured Notes any such information, documents or reports that are not so filed.

        Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under "—Events of Default" until 120 days after the date any report hereunder is due.

Events of Default

        Events of Default in respect of the Secured Notes include:

          (1)   failure to make the payment of any interest on the Secured Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

          (2)   failure to make the payment of any principal of, or premium, if any, on, any of the Secured Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (3)   failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property;"

          (4)   failure to comply with any other covenant or agreement in the Secured Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

          (5)   a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the final maturity of such Debt, or failure to pay any such Debt at final maturity (giving effect to applicable grace periods), in an aggregate amount greater than $35.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

          (6)   any judgment or judgments for the payment of money in an aggregate amount in excess of $35.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

          (7)   certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions");

          (8)   any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) and such default continues for 20 days after notice or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee (the "guarantee provisions"); and

          (9)   the material impairment of the security interests under the Second Priority Collateral Documents (other than in accordance with the terms of the Second Priority Collateral Documents and the Indenture as each may be amended from time to time) for any reason other than the satisfaction in full of all obligations under the Indenture and discharge of the Second Priority Collateral Documents and the Indenture or any security interest created thereunder shall be declared invalid or unenforceable or the Company or any of its Subsidiaries asserting, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable (the "security default provisions").

        A Default under clause (4), (8) or (9) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Secured Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the Secured Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Secured Notes then outstanding may declare to be immediately due and payable the principal amount at maturity of all the Secured Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Secured Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Secured Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of the Secured Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Secured Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Secured Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Secured Notes.

        No holder of Secured Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

          (a)   such holder has previously given to the Trustee written notice of a continuing Event of Default;

          (b)   the holders of at least 25% in aggregate principal amount of the Secured Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

          (c)   the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Secured Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

        (a)   Subject to exceptions, the Indenture and, subject to any other consent required under the terms of the applicable Second Priority Collateral Documents, the Second Priority Collateral Documents may be amended with the consent of the holders of a majority in aggregate principal amount of the Secured Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Secured Notes) and (subject as aforesaid) any past default or compliance with any provisions may also be waived (except, in the case of the Indenture, a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Secured Note) with the consent of the holders of at least a majority in aggregate principal amount of the Secured Notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

          (1)   amend the Indenture to reduce the amount of Secured Notes whose holders are required to consent to an amendment or waiver;

          (2)   amend the Indenture to reduce the rate of or extend the time for payment of interest on any Secured Note;

          (3)   amend the Indenture to reduce the principal of or extend the Stated Maturity of any Secured Note;

          (4)   amend the Indenture to make any Note payable in money other than that stated in the Secured Note;

          (5)   amend the Indenture or any Subsidiary Guarantee to further impair the right of any holder of the Secured Notes to receive payment of principal of and interest on such holder's Secured Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Secured Notes or any Subsidiary Guarantee;

          (6)   amend the Indenture or any Subsidiary Guarantee to subordinate the Secured Notes or any Subsidiary Guarantee to any other obligation of the Company or the applicable Subsidiary Guarantor (except in the case of the Second Priority Subsidiary Guarantee Agreement, as permitted by paragraph (c) below);

          (7)   amend the Indenture to reduce the premium payable upon the redemption of any Secured Note or change the time at which any Secured Note may be redeemed, as described under "—Optional Redemption;"

          (8)   amend the Indenture to reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred amend the definition of Change of Control or change the time at which the Change of Control Offer relating thereto must be made or at which the Secured Notes must be repurchased pursuant to such Change of Control Offer, and

          (9)   at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, amend the Indenture to change the time at which such Prepayment Offer must be made or at which the Secured Notes must be repurchased pursuant thereto.

        (b)   Without the consent of any holder of the Secured Notes, the Company and the Trustee may amend the Indenture and, subject to any other consent required under the terms of the applicable Second Priority Collateral Documents, the Second Priority Collateral Documents to:

          (1)   cure any ambiguity, omission, defect or inconsistency;

          (2)   provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture or any Second Priority Collateral Documents;

          (3)   provide for uncertificated Secured Notes in addition to or in place of certificated Secured Notes (provided that the uncertificated Secured Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Secured Notes are described in section 163(f)(2)(b) of the Code);

          (4)   add additional Guarantees with respect to the Secured Notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the Indenture or the Subsidiary Guarantees;

          (5)   further secure the Secured Notes (and if such security interest includes Liens on Property of the Company, provide for releases of such Property on terms comparable to the terms on which Collateral constituting Property of Subsidiary Guarantors may be released), release all or any portion of the Collateral pursuant to the terms of the Second Priority Collateral Documents, add to the covenants of the Company or the Subsidiary Guarantors for the benefit of the holders of the Secured Notes or surrender any right or power conferred upon the Company;

          (6)   in the case of the Indenture, make any change that does not adversely affect the rights of any holder of the Secured Notes;

          (7)   make any change to the subordination provisions of a Subsidiary Guarantee or any Second Priority Collateral Documents that would limit or terminate the benefits available to any holder of Senior Obligations under such provisions; or

          (8)   make any change to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

        (c)   Without limiting the foregoing, the holders of Secured Notes will be deemed to have consented for purposes of the Second Priority Collateral Documents (including for purposes of determining actions of the Second Priority Instructing Group) to (i) any amendment, waiver or other modification (including any consent thereunder) of the Second Priority Collateral Documents (including without limitation, any annexes, exhibits or schedules thereto) that would not be adverse to the holders of Secured Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), and (ii) to any of the following amendments, waivers and other modifications to the Second Priority Collateral Documents:

          (1)   an amendment to the Intercreditor Agreement to modify the restriction on changes to Second Priority Collateral Documents and Second Priority Debt Documents without the consent of holders of Senior Obligations or their representatives (but without modifying any provisions relating to consent of holders of Secured Notes or other Second Priority Debt to various actions);

          (2)   to the extent such amendment, waiver or modification relates to the amount (including amounts of Senior Obligations and Second Priority Debt) or the terms of Debt (including as reflected in related definitions such as Replacement Second Priority Debt) that may be secured by Liens on the Collateral, as may be consented to by the Senior Collateral Agents or the Senior Banks in accordance with the terms of the Intercreditor Agreement or the applicable Second Priority Collateral Document (but without limiting any of the restrictive covenants and related definitions contained in the Indenture);

          (3)   an amendment to the Second Priority Subsidiary Guarantee Agreement to subordinate, on comparable terms to those provided therein with respect to Senior Bank Obligations, the obligations of the Subsidiary Guarantors under the Second Priority Subsidiary Guarantee Agreement to the prior payment when due of the guarantees by such Subsidiary Guarantor of any Additional Senior Debt, provided that such amendment applies equally with respect to all Second Priority Debt;

          (4)   an amendment to the Second Priority Collateral Documents to provide for a class of Secured Obligations having rights in respect of the Collateral that are subordinated to the Second Priority Debt Obligations to at least the same extent that the Second Priority Debt Obligations are subordinated to the Senior Obligations, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), provided that (a) such Debt is not secured by Liens on any assets other than Collateral and (b) to the extent such Secured Obligations represent Debt of a Subsidiary of the Company, such Subsidiary is a Subsidiary Guarantor and such Debt is subordinated to the prior payment of the Second Priority Debt Obligation to at least the same extent as the Subsidiary Guarantees are subordinated to the Senior Obligations (determined as aforesaid);

          (5)   an amendment to the Intercreditor Agreement to provide, on comparable terms to those provided therein with respect to Senior Bank Obligations, the lenders under any Senior Obligations (including Additional Senior Debt Obligations) with rights and remedies with respect to the Collateral, including rights to distributions of proceeds of Collateral and rights to control all remedies or other activities related to the Collateral so long as any Senior Obligations remain outstanding, comparable to those provided therein with respect to the Senior Bank Obligations, provided that (a) the holders of Senior Obligations and their representatives have obligations to holders of Second Priority Debt and their representatives comparable to the obligation of holders of Senior Bank Obligations and their representatives provided therein and (b) such amendment applies equally with respect to all Second Priority Debt;

          (6)   an amendment to the Intercreditor Agreement to change the conditions that must be satisfied in order for a representative of additional Debt to become a party to the Intercreditor Agreement, provided that (a) such amendment is consented to by the Senior Collateral Agents in accordance with the terms of the Intercreditor Agreement, (b) the conditions continue to require a representative of such holders on behalf of such holders to become a party to the Intercreditor Agreement, (c) such amendment applies equally with respect to all Second Priority Debt, (d) the ability of the Second Priority Collateral Trustee and the holders of Second Priority Debt and their representatives to enforce their rights under the Intercreditor Agreement are not adversely affected in any material respect by such amendment and (e) the Lien on the Collateral securing the Subsidiary Guarantees of the Secured Notes will not be impaired (other than the addition of new Secured Obligations that will be secured by the Collateral) as a result of implementation of such amendment;

          (7)   an amendment, waiver or modification to the Second Priority Collateral Documents to effectuate (i) (a) the release of assets included in the Collateral from the Liens securing the Secured Notes (i) if all other Liens on those assets securing the Senior Obligations (including all commitments thereunder) are released, (ii) if the Company or a Subsidiary of the Company provides substitute Collateral for all or a portion of those assets with at least an equivalent fair value, as determined in good faith by our Board of Directors (as evidenced by a resolution of the Board of Directors) or (iii) if those assets are owned by a Subsidiary that is a Subsidiary Guarantor and that Subsidiary Guarantor is released from it Subsidiary Guarantee, provided that in the case of each of (i)-(iii) after giving effect to the release there remains no Lien on such assets securing any Secured Obligations, or (b) the release of the Subsidiary Guarantee of a Subsidiary Guarantor of the Secured Notes upon such Subsidiary Guarantor ceasing to Guarantee or be an obligor in respect of, or to pledge any of its assets to secure, any Senior Obligations, provided that after giving effect to the release the Subsidiary Guarantor ceases to Guarantee or be an obligor in respect of, or to pledge its assets to secure, any Secured Obligations and provided, in the case of both (a) and (b), that after giving effect to the release, at least $300 million in aggregate principal amount of Senior Obligations under Credit Facilities will remain outstanding or (ii) a release of Collateral or a Subsidiary Guarantee of a Subsidiary Guarantor otherwise in accordance with the terms of the Indenture and the Second Priority Collateral Documents;

          (8)   with respect to any amendment, waiver or modification agreed to by the Senior Collateral Agents or the holders of the Senior Obligations under any provision of any Senior Collateral Documents, a comparable amendment, waiver or modification to the comparable provision of the comparable Second Priority Collateral Document, provided that such amendment, waiver or modification applies equally with respect to all Second Priority Debt;

          (9)   upon request of the Company without consent of any holders of the Secured Notes unless, within 20 Business Days after written notice of the proposed amendment, waiver or modification is mailed to the Trustee and holders of Secured Notes, 25% in interest of the holders of Secured Notes delivers to the Trustee written objection thereto;

          (10) with the written consent of the holders of at least a majority of the aggregate principal amount of the Secured Notes then outstanding pursuant to paragraph (a) above; or

          (11) an amendment, waiver or modification permitted pursuant to paragraph (b) above.

        At the request of the Company, the Trustee will execute and deliver any documents or instruments evidencing such deemed consent of the holders of Secured Notes. The Indenture will also direct the Trustee, in its capacity as Second Priority Representative to holders of Secured Notes, to take such action under the Second Priority Collateral Documents as may be requested by the Company to give effect to any such amendment, waiver or modification. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of the Indenture or the Secured Notes.

        The foregoing will not limit the right of the Company to amend, waive or otherwise modify the Second Priority Collateral Documents in accordance with their terms.

        The consent of the holders of the Secured Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each holder of the Secured Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Secured Notes, or any defect therein, will not impair or affect the validity of the amendment.

        The terms of the 9.5% Notes (until such notes are redeemed), the 7.5% Notes and the 8.125% Notes contain similar deemed consents by holders of such notes (including for purposes of determining actions of the Second Priority Instructing Group).

Defeasance

        The Company at any time may terminate all its obligations under the Secured Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Secured Notes, to replace mutilated, destroyed, lost or stolen Secured Notes and to maintain a registrar and paying agent in respect of the Secured Notes.

        The Company at any time may terminate:

          (1)   its obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control" and "—Restrictive Covenants;"

          (2)   the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the guarantee provisions and the security default provisions described under "—Events of Default" above; and

          (3)   the limitations contained in clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the Secured Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Secured Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "—Restrictive Covenants"), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "—Events of Default" above or because of the failure of the Company to comply with clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above. If the Company exercises its legal defeasance option or its covenant defeasance option, the Second Priority Lien, as they pertain to the Secured Notes, will be released and each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee, as it pertains to the Secured Notes.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

          (a)   the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Secured Notes to maturity or redemption, as the case may be;

          (b)   the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Secured Notes to maturity or redemption, as the case may be;

          (c)   123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under "—Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

          (d)   no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

          (e)   such deposit does not constitute a default under any other agreement or instrument binding on the Company;

          (f)    the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (g)   in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

            (1)   the Company has received from the Internal Revenue Service a ruling; or

            (2)   since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Secured Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

          (h)   in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Secured Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (i)    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Secured Notes have been complied with as required by the Indenture.

Governing Law

        The Indenture and the Secured Notes are governed by the laws of the State of New York without reference to principles of conflicts of law.

The Trustee

        The Bank of New York Trust Company, N.A. is the Trustee under the Indenture.

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Definitions

        Set forth below is a summary of the defined terms used in the Description of Secured Notes above. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "Additional Assets" means:

          (a)   any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

          (b)   Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company, provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Additional Senior Debt" means any other Debt of the Company Guaranteed by the Subsidiary Guarantors pursuant to the Senior Subsidiary Guarantee Agreement with such Guarantees secured by the Senior Collateral on a pari passu basis with the Senior Bank Obligations; provided, however, that such Debt is permitted to be incurred, secured and guaranteed on such basis by the Indenture and the Second Priority Collateral Documents.

        "Additional Senior Debt Documents" means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Additional Senior Debt Facility" means the indenture or other governing agreement with respect to any Additional Senior Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Additional Senior Debt Obligations" means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of and interest (including without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company, whether or not allowed or allowable as a claim in any such proceeding) on such Additional Senior Debt, (b) all other amounts payable by the Company to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (c) any renewals, extensions or Refinancings of the foregoing.

        "Additional Senior Debt Parties" means, with respect to any series, issue or class of Additional Senior Debt, the holders of such indebtedness from time to time, any trustee or agent therefore under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Obligor under any related Additional Senior Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof.

        "Affiliate" of any specified Person means:

          (a)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (b)   any other Person who is a director or executive officer of:

            (1)   such specified Person;

            (2)   any Subsidiary of such specified Person; or

            (3)   any Person described in clause (a) above.

        For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        For purposes of this definition, after the Jean Coutu Acquisition, The Jean Coutu Group (PJC), Inc. and its Affiliates shall be "Affiliates" of the Company so long as The Jean Coutu Group (PJC), Inc. beneficially owns more than 10% of the Voting Stock of the Company.

        "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (a)   any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares); or

          (b)   any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

in the case of either clause (a) or clause (b) above, whether in a single transaction or a series of related transactions, (i) that have a Fair Market Value in excess of $15 million or (ii) for aggregate consideration in excess of $15 million, other than, in the case of clause (a) or (b) above:

            (1)   any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

            (2)   any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Restrictive Covenants-Limitation on Restricted Payments;"

            (3)   any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property;"

            (4)   a sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

            (5)   a transfer of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction; or

            (6)   a sale by the Company or a Restricted Subsidiary of Property by way of a Sale and Leaseback Transaction but only if (a) such Property was owned by the Company or a Restricted Subsidiary on or after the Issue Date, (b) the requirements of clause (a) of the covenant described under "—Restrictive Covenants—Limitation on Sale and Leaseback Transactions" are satisfied with respect to such Sale and Leaseback Transaction, (c) the requirements of clauses (a), (b) and (c) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions" are satisfied as though such Sale and Leaseback Transaction constituted an Asset Sale and (d) the aggregate Fair Market Value of such Property, when added to the Fair Market Value of all other sales of Property pursuant to this clause (6) since the Issue Date, does not exceed $150 million.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination:

          (a)   if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation," and

          (b)   in all other instances, the greater of:

            (1)   the Fair Market Value of the Property subject to such Sale and Leaseback Transaction; and

            (2)   the present value (discounted at the interest rate borne by the Secured Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (in each case including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

          (a)   the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (b)   the sum of all such payments.

        "Board of Directors" means the board of directors of the Company or any duly authorized and constituted committee thereof.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York are authorized or obligated by law, regulation, executive order or governmental decree to close.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Restrictive Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after February 12, 2003, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Change of Control" means the occurrence of any of the following events:

          (a)   if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (other than one or more Permitted Holders), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

          (b)   the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

            (1)   the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation; and

            (2)   the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c)   during any period of two consecutive years commencing after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (d)   the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral" means all the collateral described in the Collateral Documents.

        "Collateral Disposition" means (a) any sale, transfer or other disposition of Collateral (including any property or assets that would constitute Collateral but for the release of the Senior Lien and the Second Priority Lien with respect thereto in connection with such sale, transfer or other disposition), or (b) any casualty or other insured damage or Condemnation with respect to Collateral.

        "Collateral Documents" means (a) the Senior Collateral Documents and (b) the Second Priority Collateral Documents.

        "Collateral Subsidiary Guarantor" means any Subsidiary of the Company that is a party to the Senior Subsidiary Guarantee Agreement or the Second Priority Subsidiary Guarantee Agreement.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Condemnation" means any action or proceeding for the taking of any assets of the Company or its Subsidiaries, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any similar public improvement or condemnation proceeding.

        "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

          (a)   the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to such determination date to

          (b)   Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

            (1)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt; or

              (B)  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

    Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

            (2)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

              (B)  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition; or

              (C)  since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries (excluding the non-cash interest expense related to (x) litigation reserves, (y) closed store liability reserves and (z) self-insurance reserves), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, and without duplication:

          (a)   interest expense attributable to Capital Lease Obligations;

          (b)   amortization of debt discount and debt issuance cost, including commitment fees;

          (c)   capitalized interest;

          (d)   non-cash interest expense other than expenses under clauses (x), (y) and (z) above;

          (e)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing;

          (f)    net costs associated with Hedging Obligations (including amortization of fees Any program but excluding costs associated with forward contracts for inventory in the ordinary course of business);

          (g)   Disqualified Stock Dividends;

          (h)   Preferred Stock Dividends;

          (i)    interest Incurred in connection with Investments in discontinued operations;

          (j)    interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary; and

          (k)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

        Any program fees or liquidity fees on unused amounts related to any Qualified Receivables Transaction shall not be included in Consolidated Interest Expense, unless otherwise required by GAAP.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (a)   any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

            (1)   subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below); and

            (2)   the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (b)   [intentionally omitted];

          (c)   any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

            (1)   subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

            (2)   the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (d)   any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

          (e)   any extraordinary gain or loss;

          (f)    the cumulative effect of a change in accounting principles;

          (g)   any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock);

          (h)   store closing costs;

          (i)    non-cash charges or credits that relate to use of the last-in-first-out method of accounting for inventory; and

          (j)    loss on debt modifications.

        Notwithstanding the foregoing, for purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Senior Credit Facilities), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), or trade letters of credit, in each case together with Refinancings thereof on any basis so long as such Refinancing constitutes Debt.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a)   the principal of and premium (if any) in respect of:

            (1)   debt of such Person for money borrowed; and

            (2)   debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c)   all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e)   the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

            (1)   zero if such Hedging Obligation has been Incurred pursuant to clause (g) or (h) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt;" or

            (2)   the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        "Debt Issuances" means, with respect to the Company or any Restricted Subsidiary, one or more issuances of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

          (a)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (b)   is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

          (c)   is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock;

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Secured Notes.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

          (a)   the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

            (1)   the provision for taxes based on income or profits or utilized in computing net loss;

            (2)   Consolidated Interest Expense and non-cash interest expense related to litigation reserves, closed store liability reserves and self-insurance reserves, to the extent excluded from Consolidated Interest Expense;

            (3)   depreciation;

            (4)   amortization of intangibles;

            (5)   non-cash impairment charges;

            (6)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Debt permitted to be Incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and other Debt and (ii) any amendment or other modification of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and, in each case, deducted (and not added back) in computing Consolidated Net Income;

            (7)   the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs (including costs related to the closure and/or consolidation of stores) incurred in connection with acquisitions after the Issue Date;

            (8)   the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken no later than 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (8) shall not exceed $150.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of "Consolidated Interest Coverage Ratio"); and

            (9)   any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

          (b)   all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "8.125% Notes" means the Company's 8.125% Senior Secured Notes due 2010 issued under the indenture dated as of April 22, 2003, among the Company, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee, and outstanding on the Issue Date.

        "Equipment Financing Transaction" means any arrangement (together with any Refinancing thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

        "Equity Offering" means (a) an underwritten offering of common stock of the Company by the Company pursuant to an effective registration statement under the Securities Act or (b) so long as the Company's common stock is, at the time, listed or quoted on a national securities exchange (as such term is defined in the Exchange Act), an offering of common stock by the Company in a transaction exempt from or not subject to the registration requirements of the Securities Act.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Expansion Capital Expenditure" means any capital expenditure incurred by the Company or any Restricted Subsidiary in developing, relocating, integrating, remodeling and refurbishing a warehouse, distribution center, store or other facility (other than ordinary course maintenance) for carrying on the business of the Company and its Restricted Subsidiaries that the Board of Directors determines in good faith will enhance the income generating ability of the warehouse, distribution center, store or other facility.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Pressure or compulsion shall not include sales of Property conducted in compliance with the requirements of a regulatory authority in connection with an acquisition or merger permitted by the Indenture. Fair Market Value shall be determined, except as otherwise provided:

          (a)   if such Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company; or

          (b)   if such Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a resolution of the Board of Directors, dated within 30 days of the relevant transaction, delivered to the Trustee.

        "Foreign Subsidiary" means any Subsidiary of the Company which (a) is organized under the laws of any jurisdiction outside of the United States, (b) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (c) has substantially all its operations outside of the United States, (d) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands, or (e) does not own any material assets other than Capital Stock of one or more Subsidiaries of the type described in (a) through (d) above.

        "GAAP" means United States generally accepted accounting principles as in effect on February 12, 2003, including those set forth:

          (a)   in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (b)   in the statements and pronouncements of the Financial Accounting Standards Board;

          (c)   in such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (d)   the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (b)   entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

        provided, however, that the term "Guarantee" shall not include:

            (1)   endorsements for collection or deposit in the ordinary course of business; or

            (2)   a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment."

        The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Restrictive Covenants—Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

        "Intercreditor Agreement" means the Amended and Restated Collateral Trust and Intercreditor Agreement, dated as of May 28, 2003, as amended as of September 22, 2004, among the Company, the Subsidiary Guarantors, the Second Priority Collateral Trustee, the Senior Collateral Agents and each Second Priority Representative, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments," "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

          (a)   the Company's "Investment" in such Subsidiary at the time of such redesignation; less

          (b)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

        In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB-(or the equivalent) by S&P, without regard to outlook.

        "Issue Date" means the date on which the Offered Secured Notes are initially issued.

        "Jean Coutu Acquisition" means the acquisition of Jean Coutu by the Company and the other transactions contemplated by the Acquisition Agreement.

        "Jean Coutu Acquisition Agreement" means the Stock Purchase Agreement, dated as of August 23, 2006, by and between the Company and The Jean Coutu Group (PJC) Inc., a Québec corporation, as it may be amended from time to time.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

          (a)   all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

          (b)   all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

          (c)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

          (d)   the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "9.5% Notes" means the Company's 9.5% Senior Secured Notes Due 2011 issued under the indenture dated as of February 12, 2003, among the Company, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee, and outstanding on the Issue Date.

        "Obligors" means the Company, the Subsidiary Guarantors and any other Person who is liable for any of the Secured Obligations.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, Chief Accounting Officer, Treasurer, Vice President of Financial Accounting or any Executive Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Paying Agent" means any Person authorized by the Company to pay the principal of or interest on any Secured Notes on behalf of the Company.

        "Permitted Holder" means (a) Leonard Green & Partners L.P. or any of its Affiliates and (b), if the Jean Coutu Acquisition occurs, The Jean Coutu Group (PJC) Inc. or any of its Affiliates.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

          (a)   (i) the Company, (ii) any Restricted Subsidiary or (iii) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

          (b)   any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

          (c)   cash and Temporary Cash Investments;

          (d)   receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

          (e)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (f)    loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $25.0 million at any one time outstanding;

          (g)   stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

          (h)   any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions;"

          (i)    Hedging Obligations permitted under clause (g), (h) or (i) of the covenant described under "—Restrictive Covenants—Limitation on Debt;"

          (j)    any Person if the Investments are outstanding on the Issue Date and not otherwise described in clauses (a) through (i) above;

          (k)   Investments in Unrestricted Subsidiaries or joint venture entities (including purchasing cooperatives) that do not exceed $15.0 million outstanding at any one time in the aggregate;

          (l)    other Investments that do not exceed $10.0 million outstanding at any one time in the aggregate;

          (m)  Investments in any entity, formed by the Company or a Restricted Subsidiary, organized under Section 501(c)(3) of the Code, that do not exceed an aggregate amount of $10.0 million in any fiscal year; and

          (n)   any assets, Capital Stock or other securities to the extent acquired in exchange for shares of Capital Stock of the Company (other than Disqualified Stock).

        "Permitted Liens" means:

          (a)   Liens to secure Debt permitted to be Incurred under clause (a), (b), (d), (l) or (s) (with respect to clause (d)) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt", provided, however, that:

            (i)    if such Debt is Incurred pursuant to such clause (b) (other than pursuant to a Sale and Leaseback Transaction, a Capital Lease Obligation or by a Receivables Entity in a Qualified Receivables Transaction) or clause (l), a second priority Lien (subject to Permitted Liens) upon the Property (if such Property does not otherwise constitute Second Priority Collateral at such time) subject to such Lien is concurrently granted as security for the Secured Notes such that such Property also constitutes Second Priority Collateral subject to the Second Priority Collateral Documents, except to the extent such Property constitutes cash or cash equivalents securing only letter of credit obligations under Credit Facilities following a default under such Credit Facilities, and

            (ii)   if such Debt is Incurred pursuant to such clause (d) or (s) (with respect to clause (d)), a second priority Lien (subject to Permitted Liens) upon the Property subject to such Lien is concurrently granted as security for the Secured Notes such that such Property constitutes Second Priority Collateral subject to the Second Priority Lien and the Secured Notes are secured by such Lien equally and ratably (or prior to) such Debt pursuant to the Second Priority Collateral Documents;

          (b)   Liens to secure Debt permitted to be Incurred under clause (e), (q) or (r) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt," provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, developed, constructed or leased with the proceeds of such Debt and any improvements or additions to such Property;

          (c)   Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (d)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (e)   Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (f)    Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

          (g)   Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (h)   pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (i)    utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (j)    Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review and which do not give rise to an Event of Default;

          (k)   leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

          (l)    licenses of intellectual property in the ordinary course of business;

          (m)  Liens existing on the Issue Date not otherwise described in clauses (a) through (l) above;

          (n)   Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a) (but only to the extent it relates to clause (a) or (d) referred to therein), (b) (other than Liens securing Debt Incurred pursuant to clause (r) referred to therein), (f), (g), or (m) above; provided, however, that (i) in the case of clause (a) or (b) above, the proviso to such clause remains satisfied and (ii) any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

            (A)  the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b) (except as referred to above), (f), (g), or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture; and

            (B)  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

          (o)   Liens not otherwise permitted by clauses (a) through (n) above encumbering assets that have an aggregate Fair Market Value not in excess of $5.0 million.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (a)   such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

            (1)   the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

            (2)   an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

          (b)   the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

          (c)   the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

          (d)   the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include: (x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor, or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, unless the context otherwise requires, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Public Debt" means obligations of the Company or of a Subsidiary Guarantor evidenced by bonds, debentures, notes and similar instruments issued in a manner and pursuant to documentation customary in the market for obligations publicly traded or traded in the high yield bond or other private placement or similar market primarily among financial institutions (other than any such obligations that are traded primarily among commercial banks).

        "Purchase Money Debt" means Debt Incurred to finance the acquisition, development, construction or lease by the Company or a Restricted Subsidiary of Property, including additions and improvements thereto, where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; provided, however, that such Debt is Incurred within 24 months after the completion of the acquisition, development, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Qualified Consideration" means, with respect to any Asset Sale (or any other transaction or series of related transactions required to comply with clause (b) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions"), any one or more of (a) cash or cash equivalents, (b) notes or obligations that are converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (c) equity securities listed on a national securities exchange (as such term is defined in the Exchange Act) and converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (d) the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Secured Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities, (e) Additional Assets or (f) other Property, provided that the aggregate Fair Market Value of all Property received since the Issue Date by the Company and its Restricted Subsidiaries pursuant to Asset Sales (or such other transactions) that is used to determine Qualified Consideration pursuant to this clause (t) does not exceed the greater of $100.0 million and 5% of Total Assets.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

          (a)   a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries); and

          (b)   any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

            (1)   if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity;

            (2)   all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value; and

            (3)   the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

        "Rating Agencies" means Moody's and S&P.

        "Real Estate Financing Transaction" means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

        "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and:

          (a)   no portion of the Debt or any other obligations (contingent or otherwise) of which:

            (1)   is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

            (2)   is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

            (3)   subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (b)   with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

          (c)   to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity's financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

        Any designation of this kind by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers' Certificate certifying that the designation complied with the foregoing conditions. For the avoidance of doubt, Rite Aid Funding I and Rite Aid Funding II are designated Receivables Entities without any further action on the part of the Company.

        "Receivables Facility" means the Receivables Financing Agreement dated as of September 21, 2004 (as such may be further amended, modified, supplemented or Refinanced from time to time), among Rite Aid Funding H, the Investors named therein, the Banks named therein, Citicorp North America Inc., as Program Agent, Rite Aid Headquarters Funding Inc., as Collection Agent, the Originators named therein and JPMorgan Chase Bank, as trustee.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Business" means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales and Specified Collateral Dispositions" and the definition of "Consolidated Interest Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Representatives" means each of the Senior Collateral Agents and the Second Priority Representatives.

        "Restricted Payment" means:

          (a)   any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

          (b)   the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary);

          (c)   the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

          (d)   any Investment (other than Permitted Investments) in any Person; or

          (e)   the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

Notwithstanding the foregoing, no payment or other transaction permitted by clause (c) or (f) of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" will be considered a Restricted Payment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Second Priority Collateral" means all the "Second Priority Collateral" as defined in any Second Priority Collateral Document and shall also include the mortgaged properties described in the Senior Credit Facility and the proceeds thereof.

        "Second Priority Collateral Documents" means the Second Priority Subsidiary Security Agreement, the Second Priority Subsidiary Guarantee Agreement, the Second Priority Indemnity, Subrogation and Contribution Agreement, the Intercreditor Agreement and each of the mortgages, security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing for purposes of providing collateral security or credit support for any Second Priority Debt Obligation or obligation under the Second Priority Subsidiary Guarantee Agreement (including, in each case, any schedules, exhibits or annexes thereto), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Second Priority Collateral Trustee" means Wilmington Trust Company, in its capacity as collateral trustee under the Intercreditor Agreement and the Second Priority Collateral Documents, and its successors.

        "Second Priority Debt" means the Secured Notes, the 9.5% Notes (until such notes are redeemed), the 7.5% Notes, the 8.125% Notes and any other Debt of the Company Guaranteed by the Subsidiary Guarantors pursuant to the Second Priority Subsidiary Guarantee Agreement with such Guarantee secured on a pari passu basis by the Second Priority Collateral; provided, however, that such Debt is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and each Second Priority Debt Document.

        "Second Priority Debt Documents" means (a) with respect to the Secured Notes, the Indenture and the Secured Notes and (b) with respect to any other series, issue or class of Second Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Debt, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Second Priority Debt Facility" means the indenture or other governing agreement with respect to any Second Priority Debt.

        "Second Priority Debt Obligations" means, with respect to any series, issue or class of Second Priority Debt, (a) all principal of and interest (including without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Second Priority Debt, (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (c) any renewals, extensions or Refinancings thereof of the foregoing.

        "Second Priority Debt Parties" means, with respect to any series, issue or class of Second Priority Debt, the holders of such indebtedness from time to time, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Obligor under any related Second Priority Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof (unless any such Obligors or controlled Affiliates is a holder of such Second Priority Debt, a trustee or agent therefor or beneficiary of such an indemnification obligation named as such in a Second Priority Debt Document).

        "Second Priority Indemnity, Subrogation and Contribution Agreement" means the Second Priority Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, among the Company, the Subsidiary Guarantors and the Second Priority Collateral Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Second Priority Instructing Group" means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

        "Second Priority Lien" means the liens on the Second Priority Collateral in favor of the Second Priority Debt Parties under the Second Priority Collateral Documents.

        "Second Priority Representative" means, in respect of a Second Priority Debt Facility, the Trustee, and the trustee, administrative agent, security agent or similar agent under each other Second Priority Debt Facility, as the case may be, and each of their successors in such capacities.

        "Second Priority Subsidiary Guarantee Agreement" means the Second Priority Subsidiary Guarantee Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after May 28, 2003) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Second Priority Subsidiary Security Agreement" means the Second Priority Subsidiary Security Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after May 28, 2003) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Secured Debt" means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on property of the Company or any Restricted Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

        "Secured Obligations" means the Senior Obligations, the Second Priority Debt Obligations and any other Debt or obligations related to such Debt that is secured by a Lien on any Collateral.

        "Securities Act" means the Securities Act of 1933.

        "Senior Bank" means a "Bank" as defined in the Senior Credit Facility.

        "Senior Bank Obligations" means (a) the principal of each loan made under the Senior Credit Facility, (b) all reimbursement and cash collateralization obligations in respect of letters of credit issued under the Senior Credit Facility, (c) all monetary obligations of the Company or any Subsidiary under each Senior Hedging Agreement (as defined in the Senior Credit Facility) entered into (x) prior to September 30, 2005 with any counterparty that was a Senior Bank (or an Affiliate thereof) on September 30, 2005 or (y) on or after September 30, 2005 with any counterparty that was a Senior Bank (or an Affiliate thereof) at the time such Senior Hedging Agreement was entered into, (d) all interest on the loans, letter of credit reimbursement and other obligations under the Senior Credit Facility or such Senior Hedging Agreements (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Company or any Subsidiary Guarantor, whether or not allowed or allowable as a claim in such proceeding), (e) all other amounts payable by the Company under the Senior Debt Documents and (f) all increases, renewals, extensions and refinancings of the foregoing; provided that, prior to the Borrowing Base Date (as defined in the Senior Credit Facility), the Senior Bank Obligations shall not include any amount included in the definition of the term Interim Obligations (as defined in the Senior Credit Facility).

        "Senior Bank Parties" means each party to the Senior Credit Facility from time to time other than any Obligor, each counterparty to a Senior Interest Rate Agreement, the beneficiaries of each indemnification obligation undertaken by the Company or any other Obligor under any Senior Debt Document, and the successors and permitted assigns of each of the foregoing.

        "Senior Collateral" means all the "Senior Collateral" as defined in any Senior Collateral Document and shall also include the mortgaged properties described in the Senior Credit Facility and the proceeds thereof.

        "Senior Collateral Agent" means Citicorp North America, Inc., in its capacity as senior collateral processing agent under the Senior Collateral Documents, and its successors.

        "Senior Collateral Documents" means the Senior Mortgages, the Senior Subsidiary Security Agreement, the Senior Subsidiary Guarantee Agreement, the Senior Indemnity, Subrogation and Contribution Agreement, the Intercreditor Agreement and each of the mortgages, security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing or pursuant to the Senior Credit Facility or any Additional Senior Debt Facility or for purposes of providing collateral security or credit support for any Senior Bank Obligation or Additional Senior Debt Obligation or obligation under the Senior Subsidiary Guarantee Agreement (including, in each case, any schedules, exhibits or annexes thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Senior Credit Facility" means the Senior Credit Agreement dated as of June 27, 2001, as amended and restated as of August 4, 2003, as further amended and restated as of September 22, 2004, as further amended and restated as of November 8, 2006, (as may be further amended, modified, supplemented or Refinanced from time to time), among the Company, the Lenders (as defined therein) from time to time party thereto, Citicorp North America, Inc., as administrative agent and collateral processing co-agent, JPMorgan Chase Bank, as syndication, agent and collateral processing co-agent, Fleet Retail Group, Inc., as co-documentation agent and collateral agent and The CIT Group/Business Credit, Inc. and General Electric Capital Corporation, as co-documentation agents.

        "Senior Debt Documents" means (a) the Senior Credit Facility, each "Loan Document" as defined in the Senior Credit Facility, each Senior Interest Rate Agreement and the Senior Collateral Documents and (b) any Additional Senior Debt Documents.

        "Senior Facilities" means the Senior Credit Facility and any Additional Senior Debt Facilities.

        "Senior Indemnity, Subrogation and Contribution Agreement" means the Senior Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001 as amended and restated as of May 28, 2003, as further amended and restated as of September 22, 2004 among the Company, the Subsidiary Guarantors (including Subsidiary Guarantors becoming party thereto after June 27, 2001) and the Senior Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Senior Lien" means the liens on the Senior Collateral in favor of the Senior Bank Parties under the Senior Collateral Documents.

        "Senior Mortgages" means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to the Senior Credit Facility.

        "Senior Obligations" means the Senior Bank Obligations and any Additional Senior Debt Obligations.

        "Senior Secured Parties" means the Senior Bank Parties and any Additional Senior Debt Parties.

        "Senior Subsidiary Guarantee Agreement" means the Senior Subsidiary Guarantee Agreement, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after June 27, 2001) in favor of the Senior Collateral Agents for the benefit of the Senior Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "Senior Subsidiary Security Agreement" means the Senior Subsidiary Security Agreement, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after June 27, 2001) in favor of the Senior Collateral Agents for the benefit of the Senior Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

        "7.5% Notes" means the Company's 7.5% Senior Secured Notes due 2015 issued under the indenture dated as of January 11, 2005, among the Company, the Subsidiary Guarantors, BNY Midwest Trust Company, as trustee, and outstanding on the Issue Date.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Specified Collateral Disposition" means any Collateral Disposition (other than a Collateral Disposition occurring following the occurrence of a Triggering Event) in respect of which all or a portion of the resulting proceeds are required by the terms of any Second Priority Debt Obligations to be used or allocated to Repay such Second Priority Debt Obligations.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Secured Notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (a)   such Person;

          (b)   such Person and one or more Subsidiaries of such Person; or

          (c)   one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Secured Notes pursuant to the Second Priority Subsidiary Guarantee Agreement or otherwise on the terms set forth in the Indenture.

        "Subsidiary Guarantor" means each Subsidiary that is a party to the Second Priority Subsidiary Guarantee Agreement as of the Issue Date and any other Person that Guarantees the Secured Notes pursuant to the covenant described under "—Restrictive Covenants—Guarantees by Subsidiaries".

        "Temporary Cash Investments" means any of the following:

          (a)   Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

          (b)   Investments in time deposit accounts, certificates of deposit, money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (c)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

            (1)   a bank meeting the qualifications described in clause (b) above; or

            (2)   any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

          (d)   Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (e)   direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that:

            (1)   the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and

            (2)   such obligations mature within 180 days of the date of acquisition thereof; and

          (f)    money market funds at least 95% of the assets of which constitute Temporary Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

        "Total Assets" means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP as shown on the most recent consolidated balance sheet of the Company.

        "Triggering Event" at any time has the meaning set forth in the Intercreditor Agreement.

        "Unrestricted Subsidiary" means:

          (a)   any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

          (b)   any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry System

        The Secured Notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

        Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Secured Notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the underwriters. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal of and interest on Secured Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Secured Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Secured Notes only if:

          (a)   DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

          (b)   the Company in its discretion at any time determines not to have all the Secured Notes represented by such Global Security; or

          (c)   there shall have occurred and be continuing a Default or an Event of Default with respect to the Secured Notes represented by such Global Security.

        Any Global Security that is exchangeable for certificated Secured Notes pursuant to the preceding sentence will be exchanged for certificated Secured Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Secured Notes,

          (a)   certificated Secured Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

          (b)   payment of principal of, and premium, if any, and interest on, the certificated Secured Notes will be payable, and the transfer of the certificated Secured Notes will be registerable, at the office or agency of the Company maintained for such purposes; and

          (c)   no service charge will be made for any registration of transfer or exchange of the certificated Secured Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Secured Notes represented by such Global Security for all purposes under the Indenture and the Secured Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Secured Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Secured Notes in definitive form and will not be considered to be the owners or holders of any Secured Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF UNSECURED NOTES

        You can find the definitions of terms used in this description under the subheading "Definitions." In this description, the words "Company" and "we," "us" and "our" refer only to Rite Aid Corporation and not to any of its subsidiaries.

        We will issue the Unsecured Notes under an indenture to be dated as of February 21, 2007 (the "Indenture"), among the Company, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee").

        We urge you to read the Indenture because it, and not this description, defines your rights as a holder of these 8.625% senior notes due 2015 (the "Unsecured Notes"). We have filed a copy of the proposed form of Indenture with the SEC as an exhibit to the registration statement of which this prospectus supplement is a part, and you can access this information as described under "Where You Can Find More Information."

        We can issue up to $500 million of Unsecured Notes now (the "Offered Unsecured Notes") and an unlimited principal amount of additional Unsecured Notes at later dates under the same Indenture. We can issue additional Unsecured Notes as part of the same series or as an additional series. Any additional Unsecured Notes that we issue in the future will be identical in all respects to the Offered Unsecured Notes that we are issuing now, except that Unsecured Notes issued in the future will have different issuance prices and issuance dates. We will issue Unsecured Notes only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000.

Principal, Maturity and Interest

        The Unsecured Notes will mature on March 1, 2015. We are issuing $500 million aggregate principal amount of Offered Unsecured Notes.

        Interest on the Offered Unsecured Notes will accrue at a rate of 8.625% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 2007. We will pay interest to those persons who were holders of record on the February 15 or August 15 immediately preceding each interest payment date.

        Interest on the Unsecured Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The Unsecured Notes will initially be:

  •
  unsubordinated, unsecured obligations of the Company; and

  •
  equal in ranking ("pari passu") with all existing and future unsubordinated, unsecured debt of the Company.

        As of December 2, 2006, after giving effect to this offering (including the offering of the secured notes), and the application of the net proceeds from this offering (including the offering of the secured notes):

  •
  the total outstanding debt of the Company and our Subsidiaries, including current maturities and capital lease obligations, but excluding unused commitments, undrawn letters of credit made by lenders and off balance sheet obligations under our accounts receivable securitization program, would have been approximately $3.18 billion, of which $1.6 billion is guaranteed by our Subsidiaries and those guarantees are secured by our Subsidiaries' assets;

  •
  none of our debt would have been subordinated to the Unsecured Notes.

        We only have a stockholder's claim in the assets of our Subsidiaries. This stockholder's claim is junior to the claims that creditors of our Subsidiaries have against our Subsidiaries. Holders of the Unsecured Notes will only be creditors of the Company. Our Subsidiaries conduct substantially all of our operations and own a substantial portion of our assets. All of the existing and future liabilities of these Subsidiaries, including any claims of trade creditors and preferred stockholders, will initially be effectively senior to the Unsecured Notes. Further, because a significant portion of our debt is guaranteed by our Subsidiaries and those guarantees are secured by the assets of our Subsidiaries, the holders of that debt, including the secured notes being issued pursuant to this prospectus supplement, will be effectively senior to the Unsecured Notes. Our subsidiaries have significant liabilities. As of December 2, 2006, after giving effect to this offering (including the offering of the secured notes), and the application of the net proceeds from this offering (including the offering of the secured notes), we had approximately $1.6 billion of indebtedness and liabilities to which the Unsecured Notes would have been structurally subordinated in right of payment. The Indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may Incur. However, the amounts of this additional Debt could nevertheless be substantial and it may be Incurred by our Subsidiaries.

        The Unsecured Notes are initially obligations exclusively of the Company. As our Subsidiaries conduct substantially all of our operations, our ability to service our debt, including the Unsecured Notes, is dependent upon the earnings of our Subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our Subsidiaries to pay us dividends or make loans and advances to us. This could make it more difficult for us to service our debt.

        The Unsecured Notes are unsecured obligations of the Company. Secured debt of the Company will be effectively senior to the Unsecured Notes to the extent of the value of the assets securing this debt. See "Risk Factors—Risks Related to the Notes."

Subsidiary Guarantees

        Our obligations under the Unsecured Notes will not be guaranteed initially. Following the Jean Coutu Acquisition, we will be required to provide guarantees of our obligations under the Unsecured Notes by (a) our Subsidiaries that guarantee the Senior Bank Obligations and our 9.5% Notes (until such notes are redeemed), 7.5% Notes, 8.125% Notes and the New 7.5% Notes (and that will, following the Jean Coutu Acquisition, guarantee the 9.25% Notes) and (b) JCG (PJC) USA, LLC and its subsidiaries, in each case if at such time the issuance of such guarantees is permitted by the Senior Credit Facility. Such guarantees, if granted, will be unsecured, unsubordinated obligations of the Subsidiary Guarantors. Any guarantees of the Unsecured Notes will be structurally subordinated to the substantial secured debt of the Subsidiary Guarantors, which includes guarantees of the 9.5% Notes (until such notes are redeemed), 7.5% Notes, 8.125% Notes and New 7.5% Notes.

Optional Redemption

        The Company may choose to redeem the Unsecured Notes at any time. If it does so, it may redeem all or any portion of the Unsecured Notes, at once or over time, after giving the required notice under the Indenture.

        To redeem the Unsecured Notes prior to March 1, 2011, the Company must pay a redemption price equal to 100% of the principal amount of the Unsecured Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any notice to holders of Unsecured Notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price must be set forth in an Officers' Certificate delivered to the Trustee no later than two Business Days prior to the redemption date.

        "Applicable Premium" means, with respect to any Unsecured Note on any redemption date, the greater of (i) 1.0% of the principal amount of such Unsecured Note and (ii) the excess of (a) the present value at such redemption date of (1) the redemption price of such Unsecured Note at March 1, 2011, (such redemption price being set forth in the table below) plus (2) all required interest payments due on such Unsecured Note through March 1, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 75 basis points over (b) the principal amount of such Unsecured Note.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 1, 2011; provided, however, that if the period from the redemption date to March 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Beginning on March 1, 2011, the Unsecured Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Unsecured Notes redeemed during the 12-month period commencing on March 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2011	104.313%
2012	102.156%
2013 and thereafter	100.000%

        In addition, at any time and from time to time, prior to March 1, 2010, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Unsecured Notes (including additional Unsecured Notes, if any) with the proceeds of one or more Equity Offerings, at a redemption price equal to 108.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Unsecured Notes (including additional Unsecured Notes, if any) remains outstanding. Any such redemption shall be made within 75 days of the completion of such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

        If the optional redemption date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Unsecured Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose Unsecured Notes shall be subject to redemption.

Sinking Fund

        There will be no mandatory sinking fund payments for the Unsecured Notes.

Repurchase at the Option of Holders Upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of Unsecured Notes will have the right to require us to repurchase all or any part of such holder's Unsecured Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the purchase date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose Unsecured Notes shall be subject to redemption.

        Within 30 days following any Change of Control, the Company shall:

          (a)   cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

          (b)   send, by first-class mail, with a copy to the Trustee, to each holder of Unsecured Notes, at such holder's address appearing in the register for the Unsecured Notes, a notice stating:

            (1)   that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Unsecured Notes timely tendered will be accepted for payment;

            (2)   the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

            (3)   the circumstances and relevant facts regarding the Change of Control (including, to the extent reasonably practicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

            (4)   the procedures that holders of Unsecured Notes must follow in order to tender their Unsecured Notes (or portions thereof) for payment, and the procedures that holders of Unsecured Notes must follow in order to withdraw an election to tender Unsecured Notes (or portions thereof) for payment.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Unsecured Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between us and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of Unsecured Notes to require the Company to repurchase its Unsecured Notes may be uncertain. In such a case, holders of the Unsecured Notes may not be able to resolve this uncertainty without resorting to legal action.

        The Senior Credit Facility provides that the occurrence of certain of the events that constitute a Change of Control will constitute a default under such facility.

        Other existing debt of the Company contains, and future debt of the Company may contain, prohibitions of events that would constitute a Change of Control or that would require such debt to be repurchased upon a Change of Control (including the 9.5% Notes (until such notes are redeemed), the 7.5% Notes, the 8.125% Notes, the 9.25% Notes and the New 7.5% Notes). Moreover, the exercise by holders of Unsecured Notes of their right to require us to repurchase their Unsecured Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of Unsecured Notes upon a repurchase may be limited by our financial resources at the time of such repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase Unsecured Notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the Unsecured Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in aggregate principal amount of the outstanding Unsecured Notes. See "—Amendments and Waivers."

Restrictive Covenants

        Covenant Suspension.    During any period of time that:

  (a)
  the Unsecured Notes have Investment Grade Ratings from both Rating Agencies and

  (b)
  no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

  •
  "—Limitation on Debt,"

  •
  "—Limitation on Restricted Payments,"

  •
  "—Limitation on Asset Sales,"

  •
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries,"

  •
  "—Limitation on Transactions with Affiliates,"

  •
  clauses (a)(1) and (b) of "—Limitation on Sale and Leaseback Transactions,"

  •
  clause (x) of the fourth paragraph (and such clause (x) as referred to in the second paragraph) of "—Designation of Restricted and Unrestricted Subsidiaries," and

  •
  clause (e) of the first paragraph of "—Merger, Consolidation and Sale of Property"

(collectively, the "Suspended Covenants"). Solely for the purpose of determining the amount of Permitted Liens under the "—Limitation on Liens" covenant during any Suspension Period (as defined below) and without limiting the Company's or any Restricted Subsidiary's ability to Incur Debt during any Suspension Period, to the extent that calculations in the "—Limitation on Liens" covenant refer to the "—Limitation on Debt" covenant, such calculations shall be made as though the "—Limitation on

Debt" covenant remains in effect during the Suspension Period. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentences and, on any subsequent date (the "Reversion Date"), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Unsecured Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt" (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt," such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (k) of the second paragraph of the covenant described under "—Limitation on Debt." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect during the entire period of time from February 12, 2003. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under "—Limitation on Restricted Payments" following any Reversion Date, and the items specified in clauses (c)(1) through (c)(4) of the first paragraph of the covenant described under "—Limitation on Restricted Payments" will increase the amount available to be made under the first paragraph thereof following any Reversion Date. For purposes of determining compliance with the first five paragraphs of the covenant described under "—Limitation on Asset Sales," on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

        Limitation on Debt.    The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence and no Default or Event of Default would be continuing following such Incurrence and application of proceeds and either:

            (1)   after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00; provided that, if such Debt is Debt of a Restricted Subsidiary then, simultaneously with the Incurrence of such Debt, the Restricted Subsidiary executes and delivers a supplemental indenture providing for a full and unconditional Guarantee of payment of the Notes by such Restricted Subsidiary; or

            (2)   such Debt is Permitted Debt.

        The term "Permitted Debt" is defined to include the following:

          (a)   Debt of the Company evidenced by the Offered Unsecured Notes and of Restricted Subsidiaries, including any future Restricted Subsidiaries, evidenced by guarantees relating to the Offered Unsecured Notes;

          (b)   Debt of the Company or a Restricted Subsidiary (including Guarantees thereof) (i) under any Credit Facilities, (ii) Incurred pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction or an Equipment Financing Transaction, (iii) Incurred in respect of Capital Lease Obligations, (iv) Incurred pursuant to Debt Issuances or (v) Incurred by a Receivables Entity, in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all such Debt in clauses (i) through (v) hereof at any one time outstanding shall not exceed the greater of (1) $2,500 million (or following the Jean Coutu Acquisition, $3,500 million), which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase Unsecured Notes or Repay other Debt, pursuant to the covenant described under "—Limitation on Asset Sales" and (2) the sum of the amount equal to (a) 60% of the book value of the inventory (determined using the first-in-first-out method of accounting) of the Company and the Restricted Subsidiaries and (b) 85% of the book value of the accounts receivables of the Company and the Restricted Subsidiaries, including any Receivables Entity that is a Restricted Subsidiary;

          (c)   Debt of the Company outstanding on the Issue Date and evidenced by the New 7.5% Notes and of Restricted Subsidiaries, including any future Restricted Subsidiary, evidenced by guarantees relating to the New 7.5% Notes;

          (d)   Debt of the Company outstanding on the Issue Date and evidenced by the 7.5% Notes and of Restricted Subsidiaries, including any future Restricted Subsidiary, evidenced by guarantees relating to the 7.5% Notes;

          (e)   Debt Incurred after the Issue Date in respect of Purchase Money Debt, provided that the aggregate principal amount of such Debt does not exceed 80% of the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed, developed or leased, including additions and improvements thereto;

          (f)    Debt of the Company owing to and held by any consolidated Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any consolidated Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such consolidated Restricted Subsidiary ceasing to be a consolidated Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

          (g)   Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (h)   Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary and not for speculative purposes;

          (i)    Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

          (j)    Debt in connection with one or more standby letters of credit, banker's acceptance, performance or surety bonds or completion guarantees issued by the Company or a Restricted

  Subsidiary or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (k)   Debt outstanding on the Issue Date not otherwise described in clauses (a) through (j) above or clause (q) below;

          (l)    other Debt of the Company or a Restricted Subsidiary (including Guarantees thereof) in an aggregate principal amount outstanding at any one time not to exceed $600 million;

          (m)  Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

          (n)   Debt arising from the honoring by a bank or other financial institution of a check or draft or other similar instrument inadvertently drawn against insufficient funds, provided that such Debt is extinguished within five Business Days of its Incurrence;

          (o)   endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (p)   [intentionally omitted]

          (q)   Debt in respect of Sale and Leaseback Transactions or Real Estate Financing Transactions involving only real property (and the related personal property) owned by the Company or a Restricted Subsidiary on or after the Issue Date in an aggregate principal amount outstanding at any one time not to exceed $150.0 million, provided that such Sale and Leaseback Transactions or Real Estate Financing Transactions may involve Property other than real property (and the related personal property) owned on or after the Issue Date to the extent the portion of the Debt related to such Property is permitted by another provision of this covenant at the time of Incurrence;

          (r)   Debt in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations Incurred to finance the acquisition, construction and development of Property after the Issue Date, including additions and improvements thereto, provided that any reclassification of such Debt as a Capital Lease Obligation shall be deemed an Incurrence of such Debt;

          (s)   Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c), (d), (e), (k), (m) and (q) above; and

          (t)    Debt arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (a) such Debt is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) the maximum assumable liability in respect of such Debt will at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company or such Restricted Subsidiary in connection with such disposition.

        For purposes of determining compliance with this covenant, (1) in the event that an item of Debt meets the criteria of more than one of the types of Debt described herein, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses, (2) the Company will be entitled at the time of such Incurrence to divide and classify an item of Debt in more than one of the types of Debt described herein and (3) with respect to Debt permitted under clause (k) in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations on the Issue Date, any reclassification of such Debt as a Capital Lease Obligation shall not be deemed an Incurrence of such Debt; provided, however, that (u) all outstanding Debt evidenced by the 8.125% Notes will be deemed to have been incurred pursuant to clause (b) of the second paragraph of this covenant, (v) all outstanding Debt evidenced by the Receivables Facility will be deemed to have been incurred pursuant to clause (b) of the second paragraph of this covenant, (w) [intentionally omitted], (x) all outstanding Debt under the Senior Credit Facility immediately following the Issue Date will be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant, (y) any Permitted Debt that is not Secured Debt may later be reclassified as having been Incurred pursuant to clause (1) of the first paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification, and (z) any Permitted Debt may later be reclassified as having been Incurred pursuant to any other clause of the second paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification.

        Limitation on Restricted Payments.    The Company will not make, and will not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

          (a)   a Default or Event of Default shall have occurred and be continuing;

          (b)   the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt;" or

          (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since February 12, 2003 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

            (1)   50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter that commences after February 12, 2003 occurs to the end of the most recent fiscal quarter for which financial statements have been filed with the SEC (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

            (2)   100% of Capital Stock Sale Proceeds; plus

            (3)   the sum of:

              (A)  the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after February 12, 2003 of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company; and

              (B)  the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet after February 12, 2003 upon the conversion or exchange of any Debt (other than convertible or exchangeable debt issued or sold after February 12, 2003) for Capital Stock (other than Disqualified Stock) of the Company;

excluding, in the case of clause (A) or (B):

             (x)  any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees; and

             (y)  the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange;

plus

          (4)   an amount equal to the sum of:

              (A)  the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after February 12, 2003 in each case to the Company or any Restricted Subsidiary from such Person less the cost of the disposition of such Investments; and

              (B)  the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after February 12, 2003);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

        Notwithstanding the foregoing limitation, the Company may:

          (a)   pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that, if declared on or after February 12, 2003, such dividend shall be included in the calculation of the amount of Restricted Payments;

          (b)   purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations on or after February 12, 2003 in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that:

            (1)   such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

            (2)   the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

          (c)   purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after February 12, 2003 in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d)   [intentionally omitted];

          (e)   so long as no Default or Event of Default has occurred and is continuing the repurchase or other acquisition on or after February 12, 2003 of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $15.0 million; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

          (f)    make payments not to exceed $2.5 million in the aggregate to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock on or after February 12, 2003; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

          (g)   make any other Restricted Payments on or after February 12, 2003 not to exceed an aggregate amount of $40.0 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by such Lien.

        Limitation on Asset Sales.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

  (a)
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

  (b)
  at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of Qualified Consideration; and

  (c)
  the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

  (a)
  to Repay the Credit Facilities, the 9.5% Notes, the 8.125% Notes, the 7.5% Notes, the New 7.5% Notes or any other Debt of the Company or any Restricted Subsidiary secured by a Lien on Property of the Company or any Restricted Subsidiary of the Company (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or

  (b)
  to reinvest in Additional Assets or Expansion Capital Expenditures (including by means of an Investment in Additional Assets or Expansion Capital Expenditures by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets or Expansion Capital Expenditures of the Company.

        Pending application of Net Available Cash pursuant to this covenant, which shall not be required in respect of an Asset Sale if the Net Available Cash from such Asset Sale is less than $1 million, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness. If the Net Available Cash from an Asset Sale equals or exceeds $1 million, any Net Available Cash from such Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds;" provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within 24 months from the date of the receipt of such Net Available Cash shall also constitute "Excess Proceeds."

        When the aggregate amount of Excess Proceeds exceeds $50.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Asset Sales Prepayment Offer") the Unsecured Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Unsecured Notes have been given the opportunity to tender their Unsecured Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" will mean the product of:

  (a)
  the Excess Proceeds; and

  (b)
  a fraction,

  (1)
  the numerator of which is the aggregate principal amount of the Unsecured Notes outstanding on the date of the Asset Sales Prepayment Offer; and

  (2)
  the denominator of which is the sum of the aggregate principal amount of the Unsecured Notes outstanding on the date of the Asset Sales Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Asset Sales Prepayment Offer that is pari passu in right of payment with the Unsecured Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt or otherwise repay such Debt at substantially the same time as the Asset Sales Prepayment Offer.

        Within five Business Days after the Company is obligated to make an Asset Sales Prepayment Offer as described in the preceding paragraph, the Company will send a written notice, by first-class mail, to the holders of Unsecured Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Asset Sales Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Unsecured Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

  (a)
  pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary;

  (b)
  make any loans or advances to the Company or any other Restricted Subsidiary; or

  (c)
  transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply:

  (1)
  with respect to clauses (a), (b) and (c), to restrictions:

  (A)
  in effect on the Issue Date;

  (B)
  relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company;

  (C)
  that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restriction is no less favorable to the holders of Unsecured Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), than those under the agreement evidencing the Debt so Refinanced;

  (D)
  resulting from the Incurrence of any Debt permitted pursuant to the covenant described under "—Limitation on Debt," provided that (i) the restriction is no less favorable to the holders of Unsecured Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), than the restrictions of the same type contained in the Indenture and (ii) the Board of Directors determines (as evidenced by a resolution of the Board of Directors) in good faith that such restrictions will not impair the ability of the Company to make payments of principal and interest on the Unsecured Notes when due;

  (E)
  existing by reason of applicable law; or

  (F)
  any contractual requirements incurred with respect to Qualified Receivables Transactions relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Company, are customary for Qualified Receivables Transactions; and

  (2)
  with respect to clause (c) only, to restrictions:

  (A)
  relating to Debt that is permitted to be Incurred and secured without also securing the Unsecured Notes pursuant to the covenants described under "—Limitation on

        Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt;

      (B)
      encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

      (C)
      resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; or

      (D)
      customary restrictions contained in agreements relating to the sale or other disposition of Property limiting the transfer of such Property pending the closing of such sale.

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

  (a)
  the terms of such Affiliate Transaction are:

  (1)
  set forth in writing;

  (2)
  in the best interest of the Company or such Restricted Subsidiary, as the case may be; and

  (3)
  no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company;

  (b)
  if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $25.0 million in any 12-month period, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a resolution of the Board of Directors promptly delivered to the Trustee; and

  (c)
  if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $75.0 million in any 12-month period, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

  (a)
  any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

  (b)
  any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment (other than pursuant to clauses (a)(iii), (b), (g), (h), (i), (k) or (l) of the definition of "Permitted Investment");

  (c)
  the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of and related indemnities provided to officers, directors, consultants and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of

    Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

  (d)
  loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $25.0 million in the aggregate at any one time outstanding;

  (e)
  any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of "Credit Facilities" and permitted under clause (b) of the second paragraph of the covenant described under "—Limitation on Debt;"

  (f)
  payments of customary fees by the Company or any of its Restricted Subsidiaries to Leonard Green & Partners L.P. or any of its Affiliates made for any corporate advisory services or financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which are approved by a majority of the Board of Directors in good faith;

  (g)
  if such Affiliate Transaction is with any Person solely in its capacity as a holder of Debt or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Person is treated no more favorably than any other holder of such Debt or Capital Stock of the Company or any of its Restricted Subsidiaries; and

  (h)
  any agreement as in effect on the Issue Date or any amendment thereto (so long as such amendment is not disadvantageous to the holders of the Unsecured Notes in any material respect).

        Limitation on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

  (a)
  the Company or such Restricted Subsidiary would be entitled to:

  (1)
  Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt;" and

  (2)
  create a Lien on such Property securing such Attributable Debt without also securing the Unsecured Notes pursuant to the covenant described under "—Limitation on Liens;" and

  (b)
  such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales," provided that such Sale and Leaseback Transaction constitutes an Asset Sale.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if

  (a)
  the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary; and

  (b)
  either:

  (1)
  the Subsidiary to be so designated has total assets of $1,000 or less; or

  (2)
  such designation is effective immediately upon such entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification as a Restricted Subsidiary or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt," and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate that:

  (a)
  certifies that such designation or redesignation complies with the foregoing provisions; and

  (b)
  gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Limitation on Guarantees by Restricted Subsidiaries.    The Company shall not permit any Restricted Subsidiary to Guarantee the payment of any Debt or Capital Stock of the Company (other than Guarantees of Debt incurred under clause (a), (b), (c), (d) or (l) of the second paragraph of the covenant described under "Restrictive Covenants—Limitation on Debt" or Guarantees permitted pursuant to clause (j) of such second paragraph or Guarantees permitted by clause (s) of such second paragraph as it relates to clause (c) or (d) of such second paragraph), except that a Restricted Subsidiary may Guarantee Debt of the Company provided that:

  (a)
  such Debt and the Debt represented by such Guarantee is permitted by the covenant described under "—Limitation on Debt;"

  (b)
  such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Unsecured Notes by such Restricted Subsidiary and such Guarantee of Debt of the Company:

  (1)
  unless such Debt is a Subordinated Obligation, shall be pari passu (or subordinate) in right of payment to and on substantially the same terms as (or less favorable to such Debt than) such Restricted Subsidiary's Guarantee with respect to the Unsecured Notes; and

  (2)
  if such Debt is a Subordinated Obligation, shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the Unsecured Notes to at least the same extent as such Debt is subordinated to the Unsecured Notes; and

  (c)
  such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

  (1)
  such Guarantee of the Unsecured Notes has been duly executed and authorized; and

    (2)
    such Guarantee of the Unsecured Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

        The failure of any Restricted Subsidiary to provide a Guarantee if then prohibited to do so by any Debt of the Company or a Restricted Subsidiary shall not constitute a violation of clauses (a), (b) or (c) of this covenant; provided, however, that at the time such prohibition no longer exists if a Guarantee would then be required to comply with such clauses, such Restricted Subsidiary provides such Guarantee.

Merger, Consolidation and Sale of Property

        The Company will not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

  (a)
  the Company will be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

  (b)
  the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Unsecured Notes, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

  (c)
  in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

  (d)
  immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

  (e)
  immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (i) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt" or (ii) the Surviving Person would have a Consolidated Interest Coverage Ratio which is not less than the Consolidated Interest Coverage Ratio of the Company immediately prior to such transaction or series of transactions; and

  (f)
  the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture but the predecessor Company in the case of:

  (a)
  a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety); or

  (b)
  a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the Unsecured Notes.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and provide the Trustee with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that the Company will be required to provide to holders of Unsecured Notes any such information, documents or reports that are not so filed.

        Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under "—Events of Default" until 120 days after the date any report hereunder is due.

Events of Default

        Events of Default in respect of the Unsecured Notes include:

    (1)
    failure to make the payment of any interest on the Unsecured Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

    (2)
    failure to make the payment of any principal of, or premium, if any, on, any of the Unsecured Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

    (3)
    failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property;"

    (4)
    failure to comply with any other covenant or agreement in the Unsecured Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

    (5)
    a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the final maturity of such Debt, or failure to pay any such Debt at final maturity (giving effect to applicable grace periods), in an aggregate amount greater than $35.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

    (6)
    any judgment or judgments for the payment of money in an aggregate amount in excess of $35.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and

    (7)
    certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions").

        A Default under clause (4) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Unsecured Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the Unsecured Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Unsecured Notes then outstanding may declare to be immediately due and payable the principal amount at maturity of all the Unsecured Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Unsecured Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Unsecured Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of the Unsecured Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Unsecured Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Unsecured Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Unsecured Notes.

        No holder of Unsecured Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

  (a)
  such holder has previously given to the Trustee written notice of a continuing Event of Default;

  (b)
  the holders of at least 25% in aggregate principal amount of the Unsecured Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

  (c)
  the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Unsecured Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

  (a)
  Subject to exceptions, the Indenture may be amended with the consent of the holders of a majority in aggregate principal amount of the Unsecured Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Unsecured Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of each holder of an outstanding Unsecured Note) with the consent of the holders of at least a majority in aggregate principal amount of the Unsecured Notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

  (1)
  amend the Indenture to reduce the amount of Unsecured Notes whose holders are required to consent to an amendment or waiver;

  (2)
  amend the Indenture to reduce the rate of or extend the time for payment of interest on any Unsecured Note;

  (3)
  amend the Indenture to reduce the principal of or extend the Stated Maturity of any Unsecured Note;

  (4)
  amend the Indenture to make any Unsecured Note payable in money other than that stated in the Unsecured Note;

  (5)
  amend the Indenture or any Subsidiary Guarantee to further impair the right of any holder of the Unsecured Notes to receive payment of principal of and interest on such holder's Unsecured Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Unsecured Notes;

  (6)
  amend the Indenture to subordinate the Unsecured Notes to any other obligation of the Company;

  (7)
  amend the Indenture to reduce the premium payable upon the redemption of any Unsecured Note or change the time at which any Unsecured Note may be redeemed, as described under "—Optional Redemption;"

  (8)
  amend the Indenture to reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred amend the definition of Change of Control or change the time at which the Change of Control Offer relating thereto must be made or at which the Unsecured Notes must be repurchased pursuant to such Change of Control Offer, and

  (9)
  at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, amend the Indenture to change the time at which such Prepayment Offer must be made or at which the Unsecured Notes must be repurchased pursuant thereto.

  (b)
  Without the consent of any holder of the Unsecured Notes, the Company and the Trustee may amend the Indenture to:

  (1)
  cure any ambiguity, omission, defect or inconsistency;

  (2)
  provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

  (3)
  provide for uncertificated Unsecured Notes in addition to or in place of certificated Unsecured Notes (provided that the uncertificated Unsecured Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Unsecured Notes are described in section 163(f)(2)(b) of the Code);

  (4)
  add additional Guarantees with respect to the Unsecured Notes;

    (5)
    secure the Unsecured Notes, add to the covenants of the Company for the benefit of the holder of the Unsecured Notes or surrender any right or power conferred upon the Company;

    (6)
    make any change that does not adversely affect the rights of any holder of the Unsecured Notes; or

    (7)
    make any change to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

        The consent of the holders of the Unsecured Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each holder of the Unsecured Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Unsecured Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        The Company at any time may terminate all its obligations under the Unsecured Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Unsecured Notes, to replace mutilated, destroyed, lost or stolen Unsecured Notes and to maintain a registrar and paying agent in respect of the Unsecured Notes.

        The Company at any time may terminate:

    (1)
    its obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control" and "—Restrictive Covenants;"

    (2)
    the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries, described under "—Events of Default" above; and

    (3)
    the limitations contained in clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance").

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the Unsecured Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Unsecured Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "—Restrictive Covenants"), (5), (6), (7) (with respect only to Significant Subsidiaries) under "—Events of Default" above or because of the failure of the Company to comply with clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

  (a)
  the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Unsecured Notes to maturity or redemption, as the case may be;

  (b)
  the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Unsecured Notes to maturity or redemption, as the case may be;

  (c)
  123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under "—Events of Default" occurs with respect to the Company or any other Person making such deposit which is continuing at the end of the period;

  (d)
  no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

  (e)
  such deposit does not constitute a default under any other agreement or instrument binding on the Company;

  (f)
  the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

  (g)
  in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that:

  (1)
  the Company has received from the Internal Revenue Service a ruling; or

  (2)
  since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Unsecured Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

  (h)
  in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Unsecured Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

  (i)
  the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Unsecured Notes have been complied with as required by the Indenture.

Governing Law

        The Indenture and the Unsecured Notes are governed by the laws of the State of New York without reference to principles of conflicts of law.

The Trustee

        The Bank of New York Trust Company, N.A. is the Trustee under the Indenture.

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Definitions

        Set forth below is a summary of the defined terms used in the Description of Unsecured Notes above. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP

        "Additional Assets" means:

          (a)   any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

          (b)   Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company, provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means:

          (a)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (b)   any other Person who is a director or executive officer of:

            (1)   such specified Person;

            (2)   any Subsidiary of such specified Person; or

            (3)   any Person described in clause (a) above.

        For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        For purposes of this definition, after the Jean Coutu Acquisition, The Jean Coutu Group (PJC), Inc. and its Affiliates shall be "Affiliates" of the Company so long as The Jean Coutu Group (PJC), Inc. beneficially owns more than 10% of the Voting Stock of the Company.

        "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (a)   any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares); or

          (b)   any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

in the case of either clause (a) or clause (b) above, whether in a single transaction or a series of related transactions, (i) that have a Fair Market Value in excess of $15 million or (ii) for aggregate consideration in excess of $15 million, other than, in the case of clause (a) or (b) above:

            (1)   any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

            (2)   any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments;"

            (3)   any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property;"

            (4)   a sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

            (5)   a transfer of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction; or

            (6)   a sale by the Company or a Restricted Subsidiary of Property by way of a Sale and Leaseback Transaction but only if (a) such Property was owned by the Company or a Restricted Subsidiary on or after the Issue Date, (b) the requirements of clause (a) of the covenant described under "—Restrictive Covenants—Limitation on Sale and Leaseback Transactions" are satisfied with respect to such Sale and Leaseback Transaction, (c) the requirements of clauses (a), (b) and (c) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales" are satisfied as though such Sale and Leaseback Transaction constituted an Asset Sale and (d) the aggregate Fair Market Value of such Property, when added to the Fair Market Value of all other sales of Property pursuant to this clause (6) since the Issue Date, does not exceed $150 million.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination:

          (a)   if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation," and

          (b)   in all other instances, the greater of:

            (1)   the Fair Market Value of the Property subject to such Sale and Leaseback Transaction; and

            (2)   the present value (discounted at the interest rate borne by the Unsecured Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (in each case including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

          (a)   the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (b)   the sum of all such payments.

        "Board of Directors" means the board of directors of the Company or any duly authorized and constituted committee thereof.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York are authorized or obligated by law, regulation, executive order or governmental decree to close.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Restrictive Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after February 12, 2003, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Change of Control" means the occurrence of any of the following events:

          (a)   if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (other than one or more Permitted Holders), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

          (b)   the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

            (1)   the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation; and

            (2)   the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c)   during any period of two consecutive years commencing after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (d)   the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

          (a)   the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to such determination date to

          (b)   Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

            (1)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt; or

              (B)  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

            (2)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

              (B)  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition; or

              (C)  since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries (excluding the non-cash interest expense related to (x) litigation reserves, (y) closed store liability reserves and (z) self-insurance reserves), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, and without duplication:

          (a)   interest expense attributable to Capital Lease Obligations;

          (b)   amortization of debt discount and debt issuance cost, including commitment fees;

          (c)   capitalized interest;

          (d)   non-cash interest expense other than expenses under clauses (x), (y) and (z) above;

          (e)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing;

          (f)    net costs associated with Hedging Obligations (including amortization of fees but excluding costs associated with forward contracts for inventory in the ordinary course of business);

          (g)   Disqualified Stock Dividends;

          (h)   Preferred Stock Dividends;

          (i)    interest Incurred in connection with Investments in discontinued operations;

          (j)    interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary; and

          (k)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust;

        Any program fees or liquidity fees on unused amounts related to any Qualified Receivables Transaction shall not be included in Consolidated Interest Expense, unless otherwise required by GAAP.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (a)   any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

            (1)   subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below); and

            (2)   the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (b)   [intentionally omitted];

          (c)   any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

            (1)   subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

            (2)   the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (d)   any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

          (e)   any extraordinary gain or loss;

          (f)    the cumulative effect of a change in accounting principles;

          (g)   any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock);

          (h)   store closing costs;

          (i)    non-cash charges or credits that relate to use of the last-in-first-out method of accounting for inventory; and

          (j)    loss on debt modifications.

        Notwithstanding the foregoing, for purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Senior Credit Facilities), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), or trade letters of credit, in each case together with Refinancings thereof on any basis so long as such Refinancing constitutes Debt.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a)   the principal of and premium (if any) in respect of:

            (1)   debt of such Person for money borrowed; and

            (2)   debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c)   all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e)   the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

            (1)   zero if such Hedging Obligation has been Incurred pursuant to clause (g) or (h) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt;" or

            (2)   the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        "Debt Issuances" means, with respect to the Company or any Restricted Subsidiary, one or more issuances of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

          (a)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (b)   is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

          (c)   is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock;

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Unsecured Notes.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

          (a)   the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

            (1)   the provision for taxes based on income or profits or utilized in computing net loss;

            (2)   Consolidated Interest Expense and non-cash interest expense related to litigation reserves, closed store liability reserves and self-insurance reserves, to the extent excluded from Consolidated Interest Expense;

            (3)   depreciation;

            (4)   amortization of intangibles;

            (5)   non-cash impairment charges;

            (6)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Debt permitted to be Incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and other Debt and (ii) any amendment or other modification of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and, in each case, deducted (and not added back) in computing Consolidated Net Income;

            (7)   the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs (including costs related to the closure and/or consolidation of stores) incurred in connection with acquisitions after the Issue Date;

            (8)   the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable,

    (y) such actions are taken no later than 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (8) shall not exceed $150.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of "Consolidated Interest Coverage Ratio"); and

            (9)   any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

          (b)   all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "8.125% Notes" means the Company's 8.125% Senior Secured Notes due 2010 issued under the indenture dated as of April 22, 2003, among the Company, the subsidiary guarantors party thereto and BNY Midwest Trust Company, as trustee, and outstanding on the Issue Date.

        "Equipment Financing Transaction" means any arrangement (together with any Refinancing thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

        "Equity Offering" means (a) an underwritten offering of common stock of the Company by the Company pursuant to an effective registration statement under the Securities Act or (b) so long as the Company's common stock is, at the time, listed or quoted on a national securities exchange (as such term is defined in the Exchange Act), an offering of common stock by the Company in a transaction exempt from or not subject to the registration requirements of the Securities Act.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Expansion Capital Expenditure" means any capital expenditure incurred by the Company or any Restricted Subsidiary in developing, relocating, integrating, remodeling and refurbishing a warehouse, distribution center, store or other facility (other than ordinary course maintenance) for carrying on the business of the Company and its Restricted Subsidiaries that the Board of Directors determines in good faith will enhance the income generating ability of the warehouse, distribution center, store or other facility.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Pressure or compulsion shall not include sales of Property conducted in compliance with the requirements of a regulatory authority in connection with an acquisition or merger permitted by the Indenture. Fair Market Value shall be determined, except as otherwise provided:

          (a)   if such Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company; or

          (b)   if such Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a resolution of the Board of Directors, dated within 30 days of the relevant transaction, delivered to the Trustee.

        "Foreign Subsidiary" means any Subsidiary of the Company which (a) is organized under the laws of any jurisdiction outside of the United States, (b) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (c) has substantially all its operations outside of the United States, (d) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands, or (e) does not own any material assets other than Capital Stock of one or more Subsidiaries of the type described in (a) through (d) above.

        "GAAP" means United States generally accepted accounting principles as in effect on February 12, 2003, including those set forth:

          (a)   in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (b)   in the statements and pronouncements of the Financial Accounting Standards Board;

          (c)   in such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (d)   the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (b)   entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

            (1)   endorsements for collection or deposit in the ordinary course of business; or

            (2)   a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment."

The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Restrictive Covenants—Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments," "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

          (a)   the Company's "Investment" in such Subsidiary at the time of such redesignation; less

          (b)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB-(or the equivalent) by S&P, without regard to outlook.

        "Issue Date" means the date on which the Offered Unsecured Notes are initially issued.

        "Jean Coutu Acquisition" means the acquisition of Jean Coutu by the Company and the other transactions contemplated by the Acquisition Agreement.

        "Jean Coutu Acquisition Agreement" means the Stock Purchase Agreement, dated as of August 23, 2006, by and between the Company and The Jean Coutu Group (PJC) Inc., a Québec corporation, as it may be amended from time to time.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

        (a)   all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

        (b)   all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

        (c)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

        (d)   the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "New 7.5% Notes" means the Company's 7.5% Senior Secured Notes due 2017 issued under the Indenture dated as of February 21, 2007, among the Company, the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, and outstanding on the Issue Date.

        "9.25% Notes" means the Company's 9.25% Senior Notes due 2013 issued under the indenture dated as of May 20, 2003 between the Company and BNY Midwest Trust Company, as trustee, and outstanding on the Issue Date.

        "9.5% Notes" means the Company's 9.5% Senior Secured Notes Due 2011 issued under the indenture dated as of February 12, 2003, among the Company, the subsidiary guarantors party thereto and BNY Midwest Trust Company, as trustee, and outstanding on the Issue Date.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, Chief Accounting Officer, Treasurer, Vice President of Financial Accounting or any Executive Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Paying Agent" means any Person authorized by the Company to pay the principal of or interest on any Unsecured Notes on behalf of the Company.

        "Permitted Holder" means (a) Leonard Green & Partners L.P. or any of its Affiliates and (b), if the Jean Coutu Acquisition occurs, The Jean Coutu Group (PJC) Inc. or any of its Affiliates.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

        (a)   (i) the Company, (ii) any Restricted Subsidiary or (iii) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

        (b)   any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

        (c)   cash and Temporary Cash Investments;

        (d)   receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

        (e)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

        (f)    loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $25.0 million at any one time outstanding;

        (g)   stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

        (h)   any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales;"

        (i)    Hedging Obligations permitted under clause (g), (h) or (i) of the covenant described under "—Restrictive Covenants—Limitation on Debt;"

        (j)    any Person if the Investments are outstanding on the Issue Date and not otherwise described in clauses (a) through (i) above;

        (k)   Investments in Unrestricted Subsidiaries or joint venture entities (including purchasing cooperatives) that do not exceed $15.0 million outstanding at any one time in the aggregate;

        (l)    other Investments that do not exceed $10.0 million outstanding at any one time in the aggregate;

        (m)  Investments in any entity, formed by the Company or a Restricted Subsidiary, organized under Section 501(c)(3) of the Code, that do not exceed an aggregate amount of $10.0 million in any fiscal year; and

        (n)   any assets, Capital Stock or other securities to the extent acquired in exchange for shares of Capital Stock of the Company (other than Disqualified Stock).

        "Permitted Liens" means:

        (a)   Liens to secure Debt permitted to be Incurred under clause (b), (c), (d), (l) or (s) (in respect of clauses (c) or (d)) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt";

        (b)   Liens to secure Debt permitted to be Incurred under clause (e), (q) or (r) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt," provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, developed, constructed or leased with the proceeds of such Debt and any improvements or additions to such Property;

        (c)   Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

        (d)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

        (e)   Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

        (f)    Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

        (g)   Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

        (h)   pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

        (i)    utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

        (j)    Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review and which do not give rise to an Event of Default;

        (k)   leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

        (l)    licenses of intellectual property in the ordinary course of business;

        (m)  Liens existing on the Issue Date not otherwise described in clauses (a) through (1) above;

        (n)   Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a) (but only to the extent it relates to clause (c) or (d) referred to therein), (b) (other than Liens securing Debt Incurred pursuant to clause (r) referred to therein), (f), (g), or (m) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

    (A)
    the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b) (except as referred to above), (f), (g), or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture; and

    (B)
    an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

        (o)   Liens not otherwise permitted by clauses (a) through (n) above encumbering assets that have an aggregate Fair Market Value not in excess of $5.0 million.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

        (a)   such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

    (1)
    the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

    (2)
    an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

        (b)   the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

        (c)   the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

        (d)   the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include: (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, unless the context otherwise requires, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Purchase Money Debt" means Debt Incurred to finance the acquisition, development, construction or lease by the Company or a Restricted Subsidiary of Property, including additions and improvements thereto, where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; provided, however, that such Debt is Incurred within 24 months after the completion of the acquisition, development, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Qualified Consideration" means, with respect to any Asset Sale (or any other transaction or series of related transactions required to comply with clause (b) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales"), any one or more of (a) cash or cash equivalents, (b) notes or obligations that are converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (c) equity securities listed on a national securities exchange (as such term is defined in the Exchange Act) and converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (d) the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Unsecured Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities, (e) Additional Assets or (f) other Property, provided that the aggregate Fair Market Value of all Property received since the Issue Date by the Company and its Restricted Subsidiaries pursuant to Asset Sales (or such other transactions) that is used to determine Qualified Consideration pursuant to this clause (f) does not exceed the greater of $100.0 million and 5% of Total Assets.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

        (a)   a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries); and

        (b)   any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

    (1)
    if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity;

    (2)
    all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value; and

    (3)
    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

        "Rating Agencies" means Moody's and S&P.

        "Real Estate Financing Transaction" means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

        "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and:

        (a)   no portion of the Debt or any other obligations (contingent or otherwise) of which:

    (1)
    is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

    (2)
    is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

    (3)
    subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

        (b)   with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

        (c)   to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity's financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

        Any designation of this kind by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers' Certificate certifying that the designation complied with the foregoing conditions. For the avoidance of doubt, Rite Aid Funding I and Rite Aid Funding II are designated Receivables Entities without any further action on the part of the Company.

        "Receivables Facility" means the Receivables Financing Agreement dated as of September 21, 2004 (as such may be further amended, modified, supplemented or Refinanced from time to time), among Rite Aid Funding II, the Investors named therein, the Banks named therein, Citicorp North America Inc., as Program Agent, Rite Aid Headquarters Funding Inc., as Collection Agent, the Originators named therein and JPMorgan Chase Bank, as trustee.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Business" means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales" and the definition of "Consolidated Interest Coverage Ratio," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Restricted Payment" means:

        (a)   any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

        (b)   the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary);

        (c)   the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

        (d)   any Investment (other than Permitted Investments) in any Person; or

        (e)   the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

Notwithstanding the foregoing, no payment or other transaction permitted by clause (c) or (f) of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates" will be considered a Restricted Payment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Secured Debt" means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on property of the Company or any Restricted Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

        "Securities Act" means the Securities Act of 1933.

        "Senior Credit Facility" means the Senior Credit Agreement dated as of June 27, 2001, as amended and restated as of August 4, 2003, as further amended and restated as of September 22, 2004, as further amended and restated as of November 8, 2006, (as may be further amended, modified, supplemented or Refinanced from time to time), among the Company, the Lenders (as defined therein) from time to time Party thereto, Citicorp North America, Inc., as administrative agent and collateral processing co-agent, JPMorgan Chase Bank, as syndication, agent and collateral processing co-agent, Fleet Retail Group, Inc., as co-documentation agent and collateral agent and The CTT Group/Business Credit, Inc. and General Electric Capital Corporation, as co-documentation agents.

        "7.5% Notes" means the Company's 7.5% Senior Secured Notes due 2015 issued under the indenture dated as of January 11, 2005, among the Company, the subsidiary guarantors party thereto, BNY Midwest Trust Company, as trustee, and outstanding on the Issue Date.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Unsecured Notes pursuant to a written agreement to that effect.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

        (a)   such Person;

        (b)   such Person and one or more Subsidiaries of such Person; or

        (c)   one or more Subsidiaries of such Person.

        "Temporary Cash Investments" means any of the following:

        (a)   Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

        (b)   Investments in time deposit accounts, certificates of deposit, money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

        (c)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

    (1)
    a bank meeting the qualifications described in clause (b) above; or

    (2)
    any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

        (d)   Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

        (e)   direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that:

    (1)
    the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and

    (2)
    such obligations mature within 180 days of the date of acquisition thereof; and

        (f)    money market funds at least 95% of the assets of which constitute Temporary Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

        "Total Assets" means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP as shown on the most recent consolidated balance sheet of the Company.

        "Unrestricted Subsidiary" means:

        (a)   any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

        (b)   any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry System

        The Unsecured Notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

        Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Unsecured Notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the underwriters. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal of and interest on Unsecured Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Unsecured Notes represented thereby for all purposes under the Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Unsecured Notes only if:

        (a)   DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

        (b)   the Company in its discretion at any time determines not to have all the Unsecured Notes represented by such Global Security; or

        (c)   there shall have occurred and be continuing a Default or an Event of Default with respect to the Unsecured Notes represented by such Global Security.

        Any Global Security that is exchangeable for certificated Unsecured Notes pursuant to the preceding sentence will be exchanged for certificated Unsecured Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Unsecured Notes,

        (a)   certificated Unsecured Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof;

        (b)   payment of principal of, and premium, if any, and interest on, the certificated Unsecured Notes will be payable, and the transfer of the certificated Unsecured Notes will be registerable, at the office or agency of the Company maintained for such purposes; and

        (c)   no service charge will be made for any registration of transfer or exchange of the certificated Unsecured Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Unsecured Notes represented by such Global Security for all purposes under the Indenture and the Unsecured Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Unsecured Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Unsecured Notes in definitive form and will not be considered to be the owners or holders of any Unsecured Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the underwriters will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

        The following is a general discussion of the anticipated material United States federal income tax consequences to a Non-U.S. Holder (as defined below) of the acquisition, ownership and disposition of the notes, as of the date hereof. This discussion does not address specific tax consequences that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for United States federal income tax purposes or partners or members therein, banks or other financial institutions, broker dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold notes as part of a straddle, hedge, synthetic security, conversion transaction, or other integrated investment comprised of notes and one or more other investments). Unless otherwise stated, this discussion is limited to the tax consequences to those Non-U.S. Holders that purchase the notes in the initial offering at their issue price and that hold such notes as capital assets (generally, property held for investment) for United States federal income tax purposes. In addition, this discussion does not describe any tax consequences arising under United States federal gift or estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations (the "Treasury Regulations") promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect.

        You are urged to consult your tax advisor concerning the United States federal income tax consequences to you of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws.

        For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of notes (other than a partnership) that is not for U.S. federal income tax purposes any of the following: (i) a citizen or individual resident of the United States; (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions or (B) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

        Payments of interest on the notes to a Non-U.S. Holder generally will not be subject to United States federal withholding tax, provided that:

  •
  the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-U.S. Holder is not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; and

  •
  either (i) the beneficial owner of the notes certifies on the appropriate IRS form, under penalties of perjury, that it is not a U.S. person and provides its name and address, or (ii) the notes are held through certain foreign intermediaries and the beneficial owner of the notes satisfies certain certification requirements of the applicable Treasury Regulations, and, in either case, neither we nor our agent has actual knowledge or reason to know that the beneficial owner of the note is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities other than individuals.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will generally be subject to a 30% withholding tax or a lower rate as may be specified by an applicable tax treaty, unless the interest is effectively connected with the conduct of a U.S. trade or business as described below. A Non-U.S. holder who claims the benefit of an applicable tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under the relevant tax treaty.

        Generally, if interest on the note is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder and, if required by an applicable tax treaty, attributable to a permanent establishment in the United States, the Non-U.S. Holder will not be subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate IRS form with the payor. Instead, such interest will be subject to U.S. federal income tax on a net income basis at the applicable graduated United States federal income tax rates. In addition, a Non-U.S. Holder that is a foreign corporation receiving effectively connected interest may be subject to an additional "branch profits tax" which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits, subject to certain adjustments. This tax is imposed at a 30% or a lower rate as may be specified by an applicable tax treaty.

Disposition of Notes

        Generally, the 30% withholding tax described above is not applicable to any gain realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a note.

        A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a note unless (i) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (ii) such gain is effectively connected with the Non-U.S. Holder's U.S. trade or business and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States.

Information Reporting and Backup Withholding

        Payments of Interest.    Generally, the amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments and certain other information must be reported to the IRS. Such information may also be provided to the authorities of the country in which a Non-U.S. Holder resides pursuant to the terms of an applicable tax treaty.

        In general, backup withholding will not be required with respect to payments that we make to a Non-U.S. Holder if the Non-U.S. Holder has furnished the requisite documentation described above or otherwise establishes an exemption; provided that neither we nor our agent has actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the notes are held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

        Disposition of Notes.    Information reporting and backup withholding will not apply to the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries by a Non-U.S. Holder, if the payor receives the requisite documentation described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

        Any amount paid as backup withholding will be creditable against the Non-U.S. Holder's United States federal income tax liability or, in the absence thereof, eligible for refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption for backup withholding and the procedure for obtaining such an exemption.

UNDERWRITING

        Citigroup Global Markets Inc. is acting as the sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement between us and the underwriters, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of each series of notes set forth opposite the underwriter's name.

Underwriter	Principal amount of secured notes	Principal amount of unsecured notes
Citigroup Global Markets Inc.	$446,470,588.24	$446,470,588.24
Wachovia Capital Markets, LLC	50,000,000.00	50,000,000.00
Barclays Capital Inc.	3,529,411.76	3,529,411.76

Total	$500,000,000.00	$500,000,000.00

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters initially propose to offer some of the notes directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the applicable public offering price less a concession not to exceed 0.5% of the principal amount of the secured notes (in the case of the secured notes) and 0.5% of the principal amount of the unsecured notes (in the case of the unsecured notes). The underwriters may allow, and dealers may reallow, a concession not to exceed 0.3% of the principal amount of the secured notes (in the case of the secured notes) and 0.3% of the principal amount of the unsecured notes (in the case of the unsecured notes) on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to such notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be made to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of the notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of each series of notes).

Paid by Rite Aid
Per secured note	2.00%
Per unsecured note	2.25%

        In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of the notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses for this offering will be $1.5 million.

        The underwriters or their affiliates have in the past engaged, and may in the future engage in transactions with us, and perform services for us, including commercial banking, financial advisory and investment banking services in the ordinary course of business for which they have received or will receive customary fees and expenses. In connection with the proposed acquisition of Jean Coutu USA, Citigroup Global Markets Inc. is acting as a financial advisor to us. In addition, an affiliate of Citigroup Global Markets Inc. is the sole administrative agent and collateral agent under our existing senior secured credit facilities, and affiliates of Citigroup Global Markets Inc. and Wachovia Securities are lenders under our existing senior secured credit facilities. Pursuant to the commitment letter, it is contemplated that an affiliate of Citigroup Global Markets Inc. will serve as the administrative agent and collateral agent for the Tranche 2 Term Loan Facility.

        Because, as described under "Use of Proceeds," we expect that more than 10% of the net proceeds of this offering will be used to reduce outstanding indebtedness under our existing senior secured credit facilities, and the underwriters or affiliates of the underwriters are lenders under those facilities, this offering is being conducted in accordance with the applicable requirements of Conduct Rule 2710(h)(1) and Conduct Rule 2720 of the National Association of Securities Dealers, Inc. regarding the underwriting of securities of a company with a member that has a conflict of interest within the meaning of those rules. Conduct Rule 2720(c)(3) requires that the yield at which a debt issue is to be distributed to the public must be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence in connection with that preparation. Barclays Capital Inc. has agreed to act as the qualified independent underwriter with respect to this offering. We have agreed to indemnify Barclays Capital Inc. in its capacity as qualified independent underwriter against certain liabilities under the Securities Act.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of the notes and the related guarantees offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The underwriters are being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The consolidated financial statements as of March 4, 2006 and February 26, 2005, and for each of the three years in the period ended March 4, 2006, and management's report on the effectiveness of internal control over financial reporting as of March 4, 2006, and the related financial statement schedule, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the fiscal year ended March 4, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation," effective March 2, 2003, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. as of May 27, 2006 and May 28, 2005, and for each of the three years the period ended May 27, 2006, incorporated by reference in this Prospectus from our Definitive Proxy Statement filed with the SEC on November 30, 2006, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to significant transactions with the parent company and a change in the method of accounting for inventory in 2005), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investor Information" on our corporate website at www.riteaid.com. Our common stock is listed on the NYSE under the trading symbol of "RAD." Our reports, proxy statements and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

        The SEC allows "incorporation by reference" into this prospectus supplement of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and any information filed by us with the SEC subsequent to the date of this prospectus supplement automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended March 4, 2006, which we filed with the SEC on April 28, 2006;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended June 3, 2006, September 2, 2006 and December 2, 2006, which we filed with the SEC on July 3, 2006, October 10, 2006 and January 10, 2007, respectively;

  •
  our Current Reports on Form 8-K, which we filed with the SEC on April 7, 2006, April 10, 2006, June 26, 2006, August 24, 2006, August 28, 2006, October 19, 2006, November 15, 2006, January 22, 2007 and February 15, 2007;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under the Exchange Act; and

  •
  our Definitive Proxy Statement, which we filed with the SEC on November 30, 2006.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering.

        We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You should direct requests for documents to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 170115
Attention: Investor Relations
Phone: (717) 761-2633

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED NOVEMBER 25, 2006

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES

Page
Consolidated Condensed Balance Sheets (Unaudited)—
As of November 25, 2006 and May 27, 2006	F-2
Consolidated Condensed Statements of Operations (Unaudited)—
For the thirteen and twenty-six weeks ended November 25, 2006 and November 26, 2005	F-3
Consolidated Condensed Statements of Cash Flows (Unaudited)—
For the twenty-six weeks ended November 25, 2006 and November 26, 2005	F-4
Notes to Consolidated Condensed Financial Statements	F-5 - F-7

F-1

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except share amounts)

(UNAUDITED)

	November 25, 2006	May 27, 2006
	$	$
Assets
Current assets:
Cash and cash equivalents	33,546	110,702
Accounts receivable, net	405,294	415,869
Merchandise inventory	1,702,626	1,561,092
Current receivable from affiliates	15,279	55,629
Assets held for sale	2,869	2,869
Prepaid expenses	44,045	38,391

Total current assets	2,203,659	2,184,552
Receivable from affiliates	228,292	254,989
Property and equipment, net	1,111,122	1,113,898
Intangible assets, net	667,364	689,438
Goodwill	858,690	858,690
Other long-term assets	5,996	4,358

Total assets	5,075,123	5,105,925

Liabilities and shareholder's equity
Current liabilities:
Accounts payable	678,666	572,502
Accrued liabilities	313,169	319,367
Income taxes payable	3,442	1,708
Deferred income taxes	112,402	117,168
Current liabilities due to affiliates	161,381	155,204
Current portion of long-term debt	12,493	9,040

Total current liabilities	1,281,553	1,174,989
Long-term debt due to affiliates	3,009,323	3,017,184
Long-term debt	10,858	5,262
Deferred income taxes	114,109	161,943
Other long-term liabilities	197,127	209,627
Shareholder's equity:
Preferred stock, $1.00 par value—authorized, issued and outstanding, 3,000 shares (liquidation preference of $6,150)	6,150	6,150
Common stock, $1.00 par value—authorized, 147,000 shares; issued and outstanding, 236 shares	1	1
Additional paid-in capital	607,352	607,352
Accumulated deficit	(151,203)	(76,436)
Treasury stock, at cost (50 shares)	(147)	(147)

Total shareholder's equity	462,153	536,920

Total liabilities and shareholder's equity	5,075,123	5,105,925

The accompanying notes are an integral part of these consolidated condensed financial statements.

F-2

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

FOR THE QUARTER ENDED NOVEMBER 25, 2006

(UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
	$	$	$	$
Sales	2,352,052	2,293,361	4,700,311	4,608,402
Costs and expenses:
Cost of goods sold (exclusive of depreciation shown below)	1,772,164	1,723,705	3,559,086	3,468,619
Selling, general and administration (exclusive of depreciation shown below)	514,410	492,542	1,029,187	1,002,314
Depreciation and amortization	49,930	58,454	104,118	116,084

Operating income	15,548	18,660	7,920	21,385
Other expense (income), net:
Interest expense	71,072	67,855	141,416	133,104
Foreign currency losses (gains)	(6,565)	4,164	(5,440)	1,989
Interest income	(1,522)	(1,504)	(4,113)	(2,792)

	62,985	70,515	131,863	132,301

Loss before income taxes	(47,437)	(51,855)	(123,943)	(110,916)
Income tax benefit	(18,886)	(18,729)	(49,342)	(42,535)

Net loss	(28,551)	(33,126)	(74,601)	(68,381)

The accompanying notes are an integral part of these consolidated condensed financial statements.

F-3

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(UNAUDITED)

	Twenty-Six Weeks Ended
	November 25, 2006	November 26, 2005
	$	$
Operating activities
Net loss	(74,601)	(68,381)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	104,118	116,084
Loss on impairment and disposal of property and equipment	300	556
Gain on sale of prescription files	(300)	(6,147)
Deferred income taxes	(52,600)	(71,147)
Unrealized foreign exchange losses	(232)	2,710
Tax benefit on Parent Company options	—	64
Other non-cash items	91	526
Changes in operating assets and liabilities:
Accounts receivable, net	10,575	(4,002)
Intercompany receivable and payable	(1,848)	(1,604)
Merchandise inventory	(141,534)	(145,999)
Prepaid expenses	(5,654)	(66)
Income taxes payable	1,734	(20,434)
Accounts payable and accrued liabilities	110,689	82,635
Other assets and liabilities	(16,594)	(17,617)

Net cash from operating activities	(65,856)	(132,822)

Investing activities
Purchase of property and equipment	(72,636)	(58,698)
Proceeds from sale of property and equipment	282	738
Purchase of intangible assets	(2,070)	(7,059)
Proceeds from sale of intangible assets	565	7,849

Net cash from investing activities	(73,859)	(57,170)

Financing activities
Proceeds from advances from affiliates, net	100,000	207,000
Repayment of notes payable to affiliates	(32,557)	(22,551)
Payment on capital lease obligations	(4,884)	(4,719)

Net cash from financing activities	62,559	179,730

Net increase in cash and cash equivalents	(77,156)	(10,262)
Cash and cash equivalents, beginning of period	110,702	90,649

Cash and cash equivalents, end of period	33,546	80,387

The accompanying notes are an integral part of these consolidated condensed financial statements.

F-4

1. Description of business

        The Jean Coutu Group (PJC) USA, Inc. (the "Company") is a wholly owned subsidiary of The Jean Coutu Group (PJC) Inc. (the "Parent Company").

        The Company operates a network comprising 1,859 drugstores as of November 25, 2006 (May 27, 2006—1,858; November 26, 2005—1,853), located in 18 states of the northeastern, mid-Atlantic and southeastern United States. The Company conducts business under the trade names Brooks Pharmacy and Eckerd Pharmacy.

        The Company's long-term financing since the fiscal 2005 Eckerd acquisition has been provided in the form of borrowings from the Parent Company.

        On August 23, 2006, the Parent Company entered into a definitive agreement with Rite Aid Corporation, whereby the Parent Company would sell the shares of the Company to Rite Aid Corporation in exchange for total consideration of $1.45 billion in cash, the assumption of Parent Company debt of $850 million and 250 million shares of Rite Aid Corporation common stock.

2. Basis of presentation

        The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information, and therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. The accompanying financial information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. The results of operations for the thirteen week and twenty-six week periods ended November 25, 2006 and November 26, 2005 are not necessarily indicative of the results to be expected for the full fiscal year. The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements as of May 27, 2006 and May 28, 2005 and for each of the three fiscal years in the period ended May 27, 2006.

        The consolidated condensed financial statements include the accounts of the Company and all its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

        These consolidated condensed financial statements were prepared from the separate records maintained by the Company, which include significant financing transactions with the Parent Company and certain allocations of expenses and may not be indicative of the financial position, results of operations, or cash flows that would have resulted if the Company had been operated as an unaffiliated company.

3. New accounting pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements". This statement establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of determining the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.

F-5

4. Store closings

        The reserve for store lease exit costs includes the following activity:

	Thirteen weeks ended		Twenty-six weeks ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
Balance, beginning of period	$89,700	$132,789	$114,788	$143,468
Provision for present value of noncancellable lease payments	287	1,280	718	2,164
Changes in assumptions	—	—	—	(1,797)
Interest accretion	1,970	2,785	4,059	4,065
Cash payments, net of sublease income, and settlements	(7,962)	(14,561)	(35,570)	(25,607)

Balance, end of period	$83,995	$122,293	$83,995	$122,293

        The provision for stores to be closed or relocated under long term leases includes the present value of noncancellable lease payments less sublease income and is recorded in selling, general and administrative expenses in the consolidated condensed statements of operations.

        During the fourth quarter of fiscal year 2006, the Company agreed to settle certain lease obligations with the same lessor with whom the Company was in litigation. The total agreed upon settlement was $20,000, of which $1,000 was paid in fiscal year 2006 and the remaining $19,000 was paid in the twenty-six week period ended November 25, 2006.

        During the twenty-six week period ended November 26, 2005, the Company changed its assumptions regarding the cost to terminate certain lease obligations resulting in a reduction in the reserve for store lease exit costs of $1,797.

5. Intangible assets

        The following is a summary of the Company's intangible assets:

	November 25, 2006	May 27, 2006
Indefinite-lived:
Trade Name	$353,000	$353,000
Definite-lived:
Prescription files	339,341	337,818
Non-compete agreements	6,836	6,619
Leasehold interests	113,046	113,210

Total cost	812,223	810,647

Accumulated amortization—Prescription files	(104,802)	(87,930)
Accumulated amortization—Non-compete agreements	(4,858)	(4,548)
Accumulated amortization—Leasehold interests	(35,199)	(28,731)

Total accumulated amortization	(144,859)	(121,209)

Total intangible assets—net	$667,364	$689,438

        Amortization expense for the thirteen week periods ended November 25, 2006 and November 26, 2005 was $11,865 and $12,405, respectively. Amortization expense for the twenty-six week periods ended November 25, 2006 and November 26, 2005 was $23,874 and $23,656, respectively.

F-6

        Estimated amortization expense for intangible assets subject to amortization for the five fiscal years succeeding May 27, 2006 is as follows: 2007—$47,244; 2008—$44,750; 2009—$42,666; 2010—$39,992; 2011—$37,256.

6. Accrued liabilities

        Accrued liabilities consists of the following:

	November 25, 2006	May 27, 2006
Accrued wages, benefits and other personnel costs	$110,840	$89,416
Workers' compensation and general liability	31,201	27,764
Sales, payroll and other taxes payable	44,457	46,467
Accrued interest	2,947	1,663
Deferred income	6,997	9,109
Liabilities for store closures	19,393	42,427
Accrued advertising expenses	16,677	9,652
Accrued rent	24,749	23,364
Other	55,908	69,505

	$313,169	$319,367

7. Significant Non-Cash Transaction

        During the thirteen week period ended November 25, 2006, the Company acquired digital photo equipment under a capital lease. The non-cash amount capitalized into fixed assets and recorded as a capital lease obligation was $15,111. Capital lease obligations are included in long-term debt and current portion of long-term debt on the consolidated condensed balance sheet.

        The Company has accrued but not paid a dividend to the parent company of $166 as of November 25, 2006.

F-7

Prospectus

RITE AID CORPORATION

        The following are types of securities that we may offer, issue and sell from time to time, together or separately:

  •
  debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or non-convertible, as well as secured or unsecured;

  •
  shares of our preferred stock;

  •
  shares of our common stock;

  •
  warrants to purchase debt or equity securities; and

  •
  guarantees of debt securities by some of our subsidiaries.

        In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, our securities, including the outstanding Series G Cumulative Convertible Pay-In-Kind Preferred Stock and Series H Cumulative Convertible Pay-In-Kind Preferred Stock, and the common stock issuable upon conversion of such preferred stock.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you make your investment decision.

        We may offer and sell these securities through one or more underwriters, dealers and agents, underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

        The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2007

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities, preferred stock, common stock, warrants and guarantees of debt securities by some of our subsidiaries, as described in this prospectus, in one or more offerings and selling stockholders to be named in a prospectus supplement may, from time to time, sell our securities in one or more offerings, including the outstanding Series G Cumulative Convertible Pay-In-Kind Preferred Stock and Series H Cumulative Convertible Pay-In-Kind Preferred Stock, and the common stock issuable upon conversion of such preferred stock.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise stated or the context otherwise requires, references in this prospectus to "Rite Aid Corporation," "Rite Aid," "we," "our," or "us" refer to Rite Aid Corporation and its direct and indirect subsidiaries.

        References to "Jean Coutu Group" mean The Jean Coutu Group (PJC) Inc. and its subsidiaries and references to "Jean Coutu USA" mean JCG (PJC) USA, LLC, and its subsidiaries, unless the context otherwise requires. References to Jean Coutu USA herein assume the consummation of a reorganization by Jean Coutu Group whereby JCG (PJC) USA, LLC, a Delaware limited liability company and wholly-owned subsidiary of Jean Coutu Group, will become the record owner of all of the capital stock of The Jean Coutu Group (PJC) USA, Inc., the current owner of all of the Brooks and Eckerd drugstore chains.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investor Information" on our corporate website at www.riteaid.com. Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." Our reports, proxy statements and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended March 4, 2006, which we filed with the SEC on April 28, 2006;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended June 3, 2006, September 2, 2006 and December 2, 2006, which we filed with the SEC on July 3, 2006, October 10, 2006 and January 10, 2007, respectively;

  •
  our Current Reports on Form 8-K, which we filed with the SEC on April 7, 2006, April 10, 2006, June 26, 2006, August 24, 2006, August 28, 2006, October 19, 2006, November 15, 2006, and January 22, 2007;

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under the Exchange Act; and

  •
  our Definitive Proxy Statement, which we filed with the SEC on November 30, 2006.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 170115
Attention: Secretary
Phone: (717) 761-2633

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This registration statement, as well as our other public filings incorporated by reference herein, includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

  •
  our high level of indebtedness;

  •
  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our existing senior secured credit facility and other debt agreements;

  •
  our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

  •
  our ability to hire and retain pharmacists and other store personnel;

  •
  our ability to open or relocate stores according to our real estate development program;

  •
  the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

  •
  competitive pricing pressures and continued consolidation of the drugstore industry;

  •
  changes in state or federal legislation or regulations;

  •
  the outcome of lawsuits and governmental investigations;

  •
  general economic conditions and inflation, interest rate movements and access to capital;

  •
  our ability to consummate the proposed acquisition of JCG (PJC) USA, LLC and subsidiaries ("Jean Coutu USA") and the related transactions and realize the benefits of the proposed acquisition;

  •
  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the "SEC").

        We undertake no obligation to update or revise the forward-looking statements included in this registration statement, whether as a result of new information, future events or otherwise, after the date of this registration statement. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" included in our reports that we file with the SEC.

RITE AID CORPORATION

        We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 27 states across the country and in the District of Columbia. As of December 2, 2006, we operated 3,322 stores. During fiscal 2006 and the thirty-nine week period ended December 2, 2006, we generated $17.3 billion and $12.9 billion in revenue, respectively.

        In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2006, prescription drug sales accounted for 63.2% of our total sales. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, the federal government's adoption of a federally funded prescription drug benefit that began in January 2006 (Medicare Part D), which is part of the Medicare Prescription Drug Improvement and Modernization Act of 2003, the discovery of new and better drug therapies and our on-going program of purchasing prescription files from independent pharmacies. We offer approximately 25,000 front-end products, which accounted for the remaining 36.8% of our total sales in fiscal 2006. Front end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We offer approximately 2,700 products under the Rite Aid private brand, which contributed approximately 11.8% of our front-end sales in the categories where private brand products were offered in fiscal 2006.

        The overall average size of each store in our chain is approximately 12,800 square feet. The average size of our stores is larger in the western United States. As of March 4, 2006, approximately 54% of our stores were freestanding; approximately 41% of our stores included a drive-thru pharmacy; approximately 78% included one-hour photo shops; and approximately 34% included a GNC store-within-Rite Aid-store.

        On August 23, 2006, we entered into a stock purchase agreement with the Jean Coutu Group, to acquire all of the capital stock of Jean Coutu USA, a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains.

        Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." We were incorporated in 1968 and are a Delaware corporation.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, repayment or refinancing of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

        The unaudited pro forma financial statements included in this prospectus give effect to the following:

  •
  The proposed offer and sale of $300 million aggregate principal amount of senior secured notes. The Company intends to utilize the net proceeds from the proposed offering to redeem its 9.5% senior secured notes due 2011 at a price equal to 104.750% of their outstanding principal amount plus received interest to, but not including, the redemption date.

  •
  The proposed offer and sale of $500 million aggregate principal amount of senior notes. The Company intends to use the net proceeds of the proposed offering to repay amounts outstanding under its existing senior secured credit facility (including borrowings used to pay at maturity its 4.75% convertible notes due December 2006 and its 7.125% senior notes due January 2007).

        The terms of these offerings will be described in further detail in a related prospectus supplement. This registration statement is not limited solely to the offerings of these securities.

RATIO OF EARNINGS TO FIXED CHARGES

        We have calculated the ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges before capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense, preferred stock dividend requirement and that portion of rental expense which is representative of the interest factor in those rentals.

	Thirty-Nine Weeks Ended	Year Ended
	December 2, 2006 (39 Weeks)	March 4, 2006 (53 Weeks)	February 26, 2005 (52 Weeks)		February 28, 2004 (52 weeks)	March 1, 2003 (52 weeks)	March 2, 2002 (52 weeks)
	(Dollars in thousands)
Fixed charges:
Interest expense	$205,703	$277,017	$294,871		$313,498	$330,020	$396,064
Interest portion of net rental expense(1)	145,250	189,756	185,313		184,391	189,528	181,493

Fixed charges before capitalized interest and preferred stock dividend requirements	350,953	466,773	480,184		497,889	519,548	577,557
Preferred stock dividend requirement(2)	46,988	65,446	54,194		37,074	49,540	42,354
Capitalized interest	1,027	934	250		133	301	806

Total fixed charges	$398,968	$533,153	$534,628		$535,096	$569,389	$620,717

Earnings:
Income (loss) before income taxes	$13,417	$43,254	$134,007		$34,584	$(154,482)	$(837,385)
Share of loss from equity method investees	—	—	—		—	—	12,092
Preferred stock dividend requirement	(46,988)	(65,446)	(54,194)		(37,074)	(49,540)	(42,354)

Fixed charges before capitalized interest	397,941	532,219	534,378		534,963	569,088	619,911
Total adjusted earnings (loss)	364,370	510,027	614,191		532,473	365,066	(247,736)

Earnings to fixed charges (deficiency) excess	$(34,598)	$(23,126)	$79,563		$(2,623)	$(204,323)	$(868,453)

Ratio of earnings to fixed charges	—	—	1.15	x	—	—	—

(1)
The interest portion of net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2)
The preferred stock divided requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

(3)
For the years ended March 2, 2002, March 1, 2003, February 28, 2004 and March 4, 2006 and for the thirty-nine week period ended December 2, 2006 earnings were insufficient to cover fixed charges by approximately $868.5 million, $204.3 million, $2.6 million, $23.1 million and $34.6 million, respectively.

DESCRIPTION OF SECURITIES

        This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants and guarantees of debt securities by some of our subsidiaries that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Debt securities may be secured or unsecured. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be BNY Midwest Trust Company. The forms of indentures are filed as exhibits to the registration statement of which this prospectus forms a part. To the extent that debt securities or related guarantees are secured, the security interest will be granted under and subject to the indenture or supplements thereto, security agreements, pledge agreements, mortgages, intercreditor agreements, lien subordination agreements and other documents as may be necessary. The terms of any security interest will be described in a supplement to this prospectus. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct obligations of Rite Aid Corporation. The senior debt securities will rank equally with any of our other unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any unsubordinated indebtedness. In the event of our bankruptcy or insolvency, our secured creditors would have a prior secured claim to any collateral securing the debt owed to them. Certain of the indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES

        If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. Guarantees may be secured or unsecured, senior or subordinated. The particular terms of any guarantee will be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

        As of the date of this prospectus, we are authorized to issue up to 1 billion shares of common stock, par value of $1.00 per share.

        On January 18, 2007, our stockholders voted to approve the issuance of 250 million shares of our common stock to Jean Coutu Group in connection with the proposed acquisition. Our stockholders also approved an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 1 billion to 1.5 billion, which amendment will be filed and made effective only upon the closing of the proposed acquisition. As of January 5, 2007, approximately 533 million shares of common stock were issued and outstanding and approximately 159 million shares of common stock were issuable upon conversion of convertible preferred stock or upon exercise of stock options. Approval of the amendment to the restated certificate of incorporation is not a condition to completion of the acquisition of Jean Coutu USA. If the acquisition is not completed, the amendment to the restated certificate of incorporation to increase the authorized number of shares of our common stock, even though approved by stockholders at the special meeting, will be abandoned and will not become effective.

        Our common stock is listed on the New York Stock Exchange under the trading symbol of "RAD." American Stock Transfer & Trust Company serves as the transfer agent and registrar of our common stock.

        The following summary is not complete. You should refer to the applicable provisions of our charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

Dividends

        The holders of our common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of our board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock.

Voting Rights

        Each holder of our common stock is entitled to one vote for each share held on record on all matters submitted to a vote of our security holders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights of the holders of any shares of our preferred stock, the holders of our common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected in a particular year if they choose to do so. In such event, the holders of the remaining common stock voting for the election of directors will not be able to elect any persons to our board of directors.

Rights Upon Liquidation

        In the event of our liquidation or dissolution, holders of our common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference of any outstanding series of preferred stock.

Other Rights

        Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are, and any shares of common stock that we sell in any offering will be, duly authorized, validly issued, fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Anti-Takeover Effects of Delaware Laws and Our Charter and Bylaw Provisions

        Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

  •
  acquisition of us by means of a tender offer;

  •
  acquisition of control of us by means of a proxy contest or otherwise; or

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  removal of our incumbent officers and directors.

        These provisions are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Charter and By-Law Provisions

        The Rite Aid certificate of incorporation specifies that our board of directors shall be divided into three classes, as nearly equal in number as possible, and shall consist of not less than three nor more than 15 directors elected for three-year staggered terms. The term of one class of directors expires at each annual meeting of security holders. Our bylaws provide that the number of directors on our board may be fixed by our board only. The number of directors may be increased or decreased by our board only. In the interim period between annual meetings of security holders or of special meetings of security holders, vacancies and newly created directorships may be filled by our board. Any directors so elected will hold office until the next election of the class to which such directors have been elected. Our certificate of incorporation requires that any mergers, consolidations, asset dispositions and other transactions involving a beneficial owner of more than 10% of the voting power of the then-outstanding classes of stock entitled to vote in the election of directors be approved, unless certain conditions are satisfied, by the affirmative vote of the holders of shares representing not less than 75% of the outstanding shares of stock entitled to vote. These special voting requirements do not apply if the transaction is approved by a majority of the Continuing Directors (as defined below) or the consideration offered to our security holders meets specified fair price standards (including related procedural requirements as to the form of consideration and continued payment of dividends). "Continuing Director" as defined in our certificate of incorporation means a member of our board who was not affiliated with a Related Person (as defined below) and was a member of our board prior to the time that the Related Person acquired the last shares of common stock entitling such Related Person to exercise, in the aggregate, in excess of 10% of the total voting power of all classes of voting stock, or any individual, corporation, partnership, person or other entity ("Person") recommended to succeed a Continuing Director by a majority of Continuing Directors. "Related Person," as defined in our certificate of incorporation, means any Person or affiliate or associate of such Person, who has beneficial ownership directly or indirectly of shares of stock of Rite Aid entitling such Person to exercise more than 10% of the total voting power of all classes of voting stock. Under our certificate of incorporation and bylaws, security holders may consent to any action required or permitted to be taken at any meeting of security holders without prior notice or a vote if a written consent or consents, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Other Limitations on Stockholder Actions

        Our certificate of incorporation also provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

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  any breach of the director's duty of loyalty to our company or our stockholders;

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  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

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  unlawful payments of dividends or unlawful stock repurchases or redemptions; and

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  any transaction from which the director derived an improper personal benefit.

        Our bylaws also provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) arising out of the fact that such person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests.

Delaware Anti-Takeover Law

        We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price.

Stockholder Agreement

        On August 23, 2006, we entered into a stock purchase agreement with Jean Coutu Group to acquire all of the capital stock of Jean Coutu USA. Concurrently with entering into the stock purchase agreement, we, Jean Coutu Group and certain Coutu family members entered into a stockholder agreement. The stockholder agreement will become effective upon completion of the acquisition and contains provisions relating to board and board committee composition, corporate governance, stock ownership, stock purchase rights, transfer restrictions, voting arrangements and other matters.

        Board and Board Committee Representation.    The stockholder agreement provides that following consummation of the acquisition of Jean Coutu USA, the board of directors of Rite Aid will consist of 14 members, four of whom will be designated by Jean Coutu Group. Thereafter, Jean Coutu Group will have the right to designate a certain number of director nominees for election to Rite Aid's board of directors, taking into account Jean Coutu Group designees then serving in a class or classes of directors whose terms are not yet expiring, subject to Jean Coutu Group's maintenance of specified percentage thresholds of Rite Aid total voting power.

Percentage of Total Voting Power	Number of Directors/Director Nominees
25% and above	4
17.9%–24.9%	3
10.7%–17.8%	2
5%–10.6%	1

        For so long as Jean Coutu Group is entitled to designate at least two directors and subject to NYSE independence requirements for directors, Jean Coutu Group will have the right to designate one of its designees to each of the audit, compensation and nominating and governance committees of the Rite Aid board. In the event that only one of Jean Coutu Group's designees qualifies as an independent director of Rite Aid, that designee will be appointed to one of the three committees and other Jean Coutu Group designees will be provided "observer status" to attend committee meetings (subject to the committees meeting in executive session) of the other two committees.

        Chairman; Non-Executive Co-Chairman.    Upon the closing of the proposed acquisition, Mary F. Sammons, current Rite Aid chief executive officer, also will be elected to serve as chairman of the board. A Jean Coutu Group designated director, Michel Coutu, will be elected to serve as non-executive co-chairman of the board of directors and to serve on the executive committee of the board. The terms of both the chairman and the non-executive co-chairman will be two years commencing from the closing of the proposed acquisition. After the second anniversary of the closing, the full board will elect a chairman of the board as it determines in its discretion.

        Rite Aid Management.    Mary F. Sammons, the current Rite Aid chief executive officer, will remain chief executive officer after the closing of the proposed acqusition. Pierre Legault, currently executive vice president of Jean Coutu Group, will become senior executive vice president, chief administrative officer of Rite Aid effective as of the closing of the proposed acquisition.

        Voting Arrangements.    For a period of five years after the closing date, Jean Coutu Group has agreed to vote its shares for each Rite Aid director nominee recommended by the board. Thereafter, Jean Coutu Group will vote its shares for each Rite Aid director nominee it designated and, in its discretion, either for each other Rite Aid director nominee recommended by the board or for each other Rite Aid director nominee recommended by the board and for nominees recommended by other persons in the same proportion as votes cast by all other Rite Aid stockholders for those nominees.

        Right to Purchase Securities.    For so long as Jean Coutu Group owns at least 20% of the total Rite Aid voting power, Jean Coutu Group will have the right to purchase securities in future issuances of Rite Aid voting securities (other than in certain types of issuances described below) to permit Jean Coutu Group to maintain the same percentage of total voting power it held prior to the issuance. These purchase rights will not apply to issuances of Rite Aid stock in connection with conversions of convertible preferred stock, equity compensation plan awards, acquisitions by Rite Aid, equity-for-debt exchanges and certain other types of issuances. Subject to certain conditions, under circumstances in which Jean Coutu Group is not permitted to purchase voting securities in a Rite Aid issuance of voting securities, Jean Coutu Group will be permitted to make open market purchases of Rite Aid common stock in order to maintain the same percentage of total voting power it held prior to the issuance.

        Standstill Restrictions.    For so long as Jean Coutu Group (or any Coutu family stockholder or group of Coutu family stockholders) owns at least 5% of the total voting power of Rite Aid and for nine months thereafter, Jean Coutu Group or such Coutu family stockholders or group of Coutu family stockholders will be subject to certain standstill restrictions on the acquisition of additional Rite Aid voting securities, other than with Rite Aid's consent or through the stock purchase rights discussed above, as well as restrictions on taking certain actions relating to Rite Aid.

        Transfer Restrictions.    The stockholder agreement includes restrictions on transfers of Rite Aid voting securities, other than transfers in accordance with Rule 144, in a registered public offering, in connection with a pro rata dividend, spinoff or distribution to Jean Coutu Group stockholders and certain other permitted transfers. In addition, subject to the foregoing, Jean Coutu Group may not transfer shares to someone who, as a result of the transfer, would own more than 5% of the outstanding shares of Rite Aid common stock.

        Supermajority Board Approval.    For so long as Jean Coutu Group owns at least 25% of the total voting power of Rite Aid, certain matters will require the approval of two-thirds of all of the Rite Aid board of directors, including increases in the number of authorized shares, significant issuances of Rite Aid equity securities, mergers, reorganizations, consolidations or similar business combinations involving Rite Aid, significant asset sales and certain other actions specified in the stockholder agreement.

DESCRIPTION OF PREFERRED STOCK

        Under our amended and restated certificate of incorporation we are authorized to issue up to 20,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. As of December 2, 2006, 2,500,000 shares of our Series E preferred stock, approximately 1,277,000 shares of our Series G preferred stock, approximately 1,255,000 shares of our Series H preferred stock, and 4,820,000 shares of our Series I preferred stock, were outstanding, respectively.

        Our board of directors has the authority, without further action by our shareholders, to issue shares of our preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

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  the number of shares to constitute such series and the designations thereof;

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  the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

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  the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, whether dividends shall be cumulative or non-cumulative, and whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

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  whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

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  the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

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  the rights, if any, of such series, in the event of our dissolution, liquidation, winding up of our affairs or upon any distribution of our assets; and

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  whether or not the shares of such series shall be convertible (including any mandatory conversion provisions), and, if so, the terms and conditions upon which shares of such series shall be convertible.

        You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

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  the title of the series and the number of shares in the series;

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  the price at which the preferred stock will be offered;

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  the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate, whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

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  the voting rights, if any, of the holders of shares of the preferred stock being offered;

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  the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

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  the liquidation preference per share;

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  the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock (including any mandatory conversion provisions), or other securities, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

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  the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

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  any listing of the preferred stock being offered on any securities exchange;

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  a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

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  the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

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  any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

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  any limitations on our ability to take certain actions without the consent of a specified number of holders of preferred stock; and

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  any additional rights, preferences, qualifications, limitations and restrictions of the series.

        Upon issuance, the shares of preferred stock will be fully paid and nonassessable. Holders of preferred stock will not have any preemptive rights.

Series E Mandatory Convertible Preferred Stock

        As of December 2, 2006, there were 2,500,000 shares of Series E Mandatory Convertible Preferred Stock (the "Series E Preferred Stock"), par value $1.00 per share, issued and outstanding. We have authorized 2,500,000 shares of Series E Preferred Stock, which have a liquidation preference of $50.00 per share, plus an amount equal to the sum of all accumulated and unpaid dividends subject to certain adjustments. The outstanding shares of Series E Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

        Dividends on the Series E Preferred Stock are payable at the annual rate of 7.0%, and are due and payable on a quarterly basis in either cash or common stock or a combination of both at our election.

        The Series E Preferred Stock ranks, with respect to dividend rights and distributions upon dissolution, liquidation or winding up, (i) senior to all of our common stock and any other stock of Rite Aid, the terms of which do not expressly provide that such stock ranks senior or on parity with the Series E Preferred Stock, (ii) on parity with any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks on parity with the Series E Preferred Stock, including our Series G Preferred Stock, Series H Preferred Stock and Series I Preferred Stock, and (iii) junior to any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks senior to the Series E Preferred Stock.

        The Series E Preferred Stock will automatically convert into common stock on February 1, 2008 at a rate that is dependent upon the adjusted applicable market value (as defined in the Certificate of Designations for the Series E Preferred Stock) of our common stock. If the adjusted applicable market value of our common stock is $5.36 a share or higher at the conversion date, then the Series E Preferred Stock is convertible at a rate of 9.3284 shares (or higher) of our common stock for every share of Series E Preferred Stock outstanding. If the adjusted applicable market value of our common stock is less than or equal to $3.57 per share at the conversion date, then the Series E Preferred Stock is convertible at a rate of 14.0056 shares of our common stock for every share of Series E Preferred Stock outstanding. If the adjusted applicable market value of our common stock is between $3.57 per share and $5.36 per share at the conversion date, then the Series E Preferred Stock is convertible into common stock at a rate that is between 14.0056 per share and 9.3284 per share of common stock. If we are subject to a cash acquisition prior to the mandatory conversion date, the holder may elect to convert the shares of Series E Preferred Stock into shares of common stock using a conversion rate set forth in the Certificate of Designations for the Series E Preferred Stock.

        The holders of shares of Series E Preferred Stock are not entitled to any voting rights, except as required by applicable state law. However, we will not, without the approval of the holders of at least a majority of the shares of Series E Preferred Stock then outstanding, (1) amend our restated certificate of incorporation, as amended, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of Series E Preferred Stock so as to materially and adversely affect them or (2) make certain other adjustments with respect to our stock which ranks senior to the Series E Preferred Stock.

        If we do not pay a dividend on a dividend payment date, then, subject to certain exceptions, (1) until all accumulated and unpaid dividends on Series E Preferred Stock for all prior dividend periods are declared and paid, we may not take certain actions with respect to any of our capital stock that ranks junior to the Series E Preferred Stock and (2) we may not redeem, purchase or otherwise acquire any of our capital stock that ranks equally with the Series E Preferred Stock. If and whenever six full quarterly dividends, whether or not consecutive, payable on the Series E Preferred Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the Series E Preferred Stock then outstanding will have a right to elect those additional directors to the board of directors until all accumulated and unpaid dividends on the Series E Preferred Stock have been paid in full, after which time the term of office of each director so elected will terminate and the number of directors will be reduced by two.

Series G Cumulative Convertible Pay-In-Kind Preferred Stock and Series H Cumulative Convertible Pay-In-Kind Preferred Stock

        As of December 2, 2006, there were approximately 1,277,000 shares of our Series G Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series G Preferred Stock"), par value $1.00 per share, and approximately 1,255,000 shares of our Series H Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series H Preferred Stock" and together with the Series G Preferred Stock, the "Pay-In-Kind Preferred Stock"), par value $1.00 per share, issued and outstanding. We have authorized 2,000,000 shares of Series G Preferred Stock and 2,000,000 shares of Series H Preferred Stock, both of which have a liquidation preference of $100.00 per share, plus an amount equal to the sum of all accumulated and unpaid dividends subject to certain adjustments. The outstanding shares of Series G Preferred Stock and Series H Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. The terms of the Series G Preferred Stock and Series H Preferred Stock are identical in all material respects, except with respect to the dividend rate and the optional redemption provisions. Selling stockholders to be named in a prospectus supplement may offer, from time to time, our securities, including the outstanding Series G Preferred Stock and Series H Preferred Stock, and the common stock issuable upon conversion of such preferred stock.

        Dividends on the Pay-In-Kind Preferred Stock are payable at the annual rate of 7.0% on the Series G Preferred Stock and 6.0% on the Series H Preferred Stock, and are due and payable on a quarterly basis in either cash or additional shares of the same series of preferred stock with an aggregate liquidation preference equal to the amount of the dividend, or a combination of both at our election.

        Each series of Pay-In-Kind Preferred Stock ranks, with respect to dividend rights and distributions upon dissolution, liquidation or winding up, (i) senior to all of our common stock and any other stock of Rite Aid, the terms of which do not expressly provide that such stock ranks senior or on parity with the Pay-In-Kind Preferred Stock, (ii) on parity with the other series of Pay-In-Kind Preferred Stock now outstanding or to be issued in the future, including shares of Pay-In-Kind Preferred Stock issued as dividends, Series E Preferred Stock, Series I Preferred Stock and any other stock of Rite Aid, the terms of which expressly provide that such stock ranks on parity with the Pay-In-Kind Preferred Stock and (iii) junior to any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks senior to the Pay-In-Kind Preferred Stock.

        We have the right to redeem all or any part of shares of any series of Pay-In-Kind Preferred Stock at a price of 105% of the liquidation preference, plus accrued dividends for the current dividend period. The Series G Preferred Stock may be redeemed at any time and from time to time on and after January 31, 2009 and the Series H Preferred Stock may be redeemed at any time and from time to time on and after January 31, 2010. Any holder of shares of any series of Pay-In-Kind Preferred Stock may convert any such shares which have not been redeemed by us, into shares of our common stock. The number of shares of our common stock issuable upon conversion of each share of Pay-In-Kind Preferred Stock will be determined by dividing the liquidation preference then in effect by 5.50, subject to certain anti-dilution adjustments.

        The holders of shares of Pay-In-Kind Preferred Stock are entitled to vote, together with the holders of our common stock and any other series of preferred stock entitled to vote, as a single class, on all matters submitted to the stockholders of Rite Aid for a vote. The holders of shares of Pay-In-Kind Preferred Stock are entitled to one vote per share of Rite Aid's common stock which is issuable upon conversion of such Pay-In-Kind Preferred Stock, as of the record date for the vote. Additionally, the holders of outstanding shares of each series of Pay-In-Kind Preferred Stock, voting together as a single class, have the right to elect one director to our board of directors.

        We will not, without the approval of the holders of at least a majority of the shares of a particular series of Pay-In-Kind Preferred Stock then outstanding, (1) amend or otherwise alter our restated certificate of incorporation, as amended, or take any action requiring a vote of stockholders, which adversely affects the rights, privileges and preferences of that particular series of Pay-In-Kind Preferred Stock, (2) authorize, create or issue any securities that rank senior to that particular series of Pay-In-Kind Preferred Stock or any security convertible into such a senior security or (3) issue or obligate Rite Aid to issue additional shares of that particular series of Pay-In-Kind Preferred Stock, except as dividends.

        Unless full cumulative dividends on all outstanding shares of a particular series of Pay-In-Kind Preferred Stock for all past dividend periods have been declared and paid or declared and a sufficient sum for the payment thereof set apart, we, or in certain cases, certain subsidiaries of us, may not, subject to certain exceptions, (1) declare or pay dividends on any stock of Rite Aid that ranks junior to that particular series of Pay-In-Kind Preferred Stock, (2) declare or make any distribution on any stock of Rite Aid that ranks junior to that particular series of Pay-In-Kind Preferred Stock or (3) purchase, redeem, acquire or retire for value (including setting apart any monies for such purposes), any stock of Rite Aid that ranks junior to that particular series of Pay-In-Kind Preferred Stock. If and whenever two full quarterly dividends, whether or not consecutive, payable on any series of Pay-In-Kind Preferred Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of shares of each of the series of Pay-In-Kind Preferred Stock then outstanding, voting together as a single class, will have the right to elect those additional directors to the board of directors until all accumulated and unpaid dividends on the Pay-In-Kind Preferred Stock total less than two full quarterly dividends payable on such preferred stock, after which time the term of office of each director so elected will terminate and the number of directors will be reduced by two.

Series I Mandatory Convertible Preferred Stock

        As of December 2, 2006, there were 4,820,000 shares of Series I Mandatory Convertible Preferred Stock (the "Series I Preferred Stock"), par value $1.00 per share, issued and outstanding. We have authorized 5,200,000 shares of Series I Preferred Stock, which have a liquidation preference of $25.00 per share, plus an amount equal to the sum of all accumulated and unpaid dividends subject to certain adjustments. The outstanding shares of Series I Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

        Dividends on the Series I Preferred Stock are payable at the annual rate of 5.5%, and are due and payable on a quarterly basis in either cash or common stock or a combination of both at our election.

        The Series I Preferred Stock ranks, with respect to dividend rights and distributions upon dissolution, liquidation or winding up, (i) senior to all of our common stock and any other stock of Rite Aid, the terms of which do not expressly provide that such stock ranks senior or on parity with the Series I Preferred Stock, (ii) on parity with any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks on parity with the Series I Preferred Stock, including our Series E Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, and (iii) junior to any class of stock of Rite Aid, the terms of which expressly provide that such stock ranks senior to the Series I Preferred Stock.

        The Series I Preferred Stock will automatically convert into common stock on November 17, 2008 at a rate that is dependent upon the adjusted applicable market value (as defined in the Certificate of Designations for the Series I Preferred Stock)of our common stock. If the adjusted applicable market value of our common stock is $5.30 a share or higher at the conversion date, then the Series I Preferred Stock is convertible at a rate of 4.7134 per share of our common stock for every share of Series I Preferred Stock outstanding. If the adjusted applicable market value of our common stock is less than or equal to $4.42 per share at the conversion date, then the Series I Preferred Stock is convertible at a rate of 5.6561 shares of our common stock for every share of Series I Preferred Stock outstanding. If the adjusted applicable market value of our common stock is between $4.42 per share and $5.30 per share at the conversion date, then the Series I Preferred Stock is convertible into common stock at a rate that is between 4.7134 and 5.6561 per share. The holder may convert shares of the Series I Preferred Stock into common stock at any time prior to the mandatory conversion date at the rate of 4.7134 per share. The Series I Preferred Stock is also convertible at our option, but only if the adjusted applicable market value of our common stock exceeds $9.55. If we are subject to a cash acquisition prior to the mandatory conversion date, the holder may elect to convert the shares of Series I Preferred Stock into shares of common stock using a conversion rate set forth in the Certificate of Designations for the Series I Preferred Stock. The holder will also receive a payment equal to the present value of all scheduled dividends through the mandatory conversion date.

        The holders of shares of Series I Preferred Stock are not entitled to any voting rights, except as required by applicable state law. However, we will not, without the approval of the holders of at least a majority of the shares of Series E Preferred Stock then outstanding, (1) amend our restated certificate of incorporation, as amended, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of Series I Preferred Stock so as to materially and adversely affect them or (2) make certain other adjustments with respect to our stock which ranks senior to the Series I Preferred Stock.

        If we do not pay a dividend on a dividend payment date, then, subject to certain exceptions, (1) until all accumulated and unpaid dividends on Series I Preferred Stock for all prior dividend periods are declared and paid, we may not take certain actions with respect to any of our capital stock that ranks junior to the Series I Preferred Stock and (2) we may not redeem, purchase or otherwise acquire any of our capital stock that ranks equally with the Series I Preferred Stock. If and whenever six full quarterly dividends, whether or not consecutive, payable on the Series I Preferred Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the Series I Preferred Stock then outstanding will have a right to elect those additional directors to the board of directors until all accumulated and unpaid dividends on the Series I Preferred Stock have been paid in full, after which time the term of office of each director so elected will terminate and the number of directors will be reduced by two.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

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  the title of the warrants;

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  the price or prices at which the warrants will be issued;

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  the designation, amount and terms of the securities for which the warrants are exercisable;

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  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

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  the aggregate number of warrants;

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  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

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  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

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  the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

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  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

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  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

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  the maximum or minimum number of warrants that may be exercised at any time;

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  information with respect to book-entry procedures, if any; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for Rite Aid Corporation by Robert B. Sari, our general counsel, or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mr. Sari owns shares of our common stock and options exercisable for our common stock.

EXPERTS

        The consolidated financial statements as of March 4, 2006 and February 26, 2005, and for each of the three years in the period ended March 4, 2006, and management's report on the effectiveness of internal control over financial reporting as of March 4, 2006; and the related financial statement schedule, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the fiscal year ended March 4, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123, "Accounting For Stock-Based Compensation," effective March 2, 2003, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. as of May 27, 2006 and May 28, 2005, and for each of the three years in the period ended May 27, 2006, incorporated by reference in this Prospectus from our Definitive Proxy Statement filed with the SEC on November 30, 2006, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to significant transactions with the parent company and a change in the method of accounting for inventory in 2005), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page
Rite Aid Corporation Unaudited Pro Forma Financial Statements	F-2
The Jean Coutu Group (PJC) USA, Inc. and Subsidiaries Consolidated Condensed Balance Sheets (Unaudited)—As of November 25, 2006 and May 27, 2006	F-12
The Jean Coutu Group (PJC) USA, Inc. and Subsidiaries Consolidated Condensed Statements of Operations (Unaudited)—For the thirteen and twenty-six weeks ended November 25, 2006 and November 26, 2005	F-13
The Jean Coutu Group (PJC) USA, Inc. and Subsidiaries Consolidated Condensed Statements of Cash Flows (Unaudited)—For the twenty-six weeks ended November 25, 2006 and November 26, 2005	F-14
The Jean Coutu Group (PJC) USA, Inc. and Subsidiaries Notes to Consolidated Condensed Financial Statements (Unaudited)	F-15

RITE AID CORPORATION
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        On August 23, 2006, we entered into a stock purchase agreement with The Jean Coutu Group (PJC) Inc., a Québec corporation ("Jean Coutu Group"), to acquire Jean Coutu USA, a wholly-owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains, for cash, assumption of debt, and stock consideration (the "proposed acquisition"). The following unaudited pro forma combined financial statements were prepared using the historical consolidated financial statements of Rite Aid and Jean Coutu USA. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Rite Aid and Jean Coutu USA included in or incorporated by reference into this prospectus.

        The accompanying unaudited pro forma combined financial statements give pro forma effect to:

  •
  the proposed offer and sale of $300 million aggregate principal amount of our senior secured notes and $500 million aggregate principal amount of our senior notes, including the expected application of the proceeds therefrom (collectively, the "proposed offering") and

  •
  the proposed acquisition, assuming a purchase price of $1.45 billion in cash, the assumption of Jean Coutu Group's 8.5% Senior Subordinated Notes due 2014 (the "Jean Coutu Notes"), and the issuance of Rite Aid common stock, using the purchase method of accounting.

        The pro forma adjustments related to the proposed acquisition are preliminary and do not reflect the final purchase price, final debt components or final allocation of the excess of the purchase price over the net book value of the assets of Jean Coutu USA, as the process to assign a fair value to the various tangible and intangible assets acquired has only just commenced. Final adjustments are likely to result in a materially different purchase price, debt components and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and amount of interest expense and depreciation and amortization expense recorded in the statement of operations. The effect of the changes to the statements of operations will depend on the final purchase price, the nature and amount of debt issued and assumed and the nature and amount of the final purchase price allocation and could be material. We can provide no assurance that we will not alter the financing structure of the proposed acquisition.

        The pro forma financials do not reflect revenue opportunities and cost savings that we expect to realize after the completion of the proposed acquisition. The pro forma financial information also does not reflect non-recurring charges related to integration activity or exit costs that may be incurred by Rite Aid or Jean Coutu USA in connection with the proposed acquisition.

        The unaudited pro forma combined balance sheet assumes that the completion of the proposed offering and the proposed acquisition took place on December 2, 2006 and combines Rite Aid's unaudited December 2, 2006 balance sheet, pro forma for the proposed offering, with the unaudited balance sheet of Jean Coutu USA as of November 25, 2006.

        The unaudited pro forma combined statements of operations for the 53-week year ended March 4, 2006 and the thirty-nine week period ended December 2, 2006 assume that the proposed offering and the proposed acquisition took place on the first day of the period presented (i.e., February 27, 2005 and March 5, 2006, respectively). The unaudited pro forma combined statement of operations for the 53-week fiscal year ended March 4, 2006 combines Rite Aid's audited consolidated statement of operations for the 53-week fiscal year ended March 4, 2006, pro forma for the proposed offering, with Jean Coutu USA's audited consolidated statement of operations for the 52-week fiscal year ended May 27, 2006. The unaudited pro forma combined statement of operations for the thirty-nine weeks ended December 2, 2006 combines Rite Aid's unaudited consolidated statement of operations for the thirty-nine week period ended December 2, 2006, pro forma for the proposed offering, with Jean Coutu USA's unaudited consolidated statement of operations for the thirty-nine week period ended

November 25, 2006 (comprised of the thirteen week period ended May 27, 2006, and the twenty-six week period ended November 25, 2006). Reclassifications have been made to the statements of operations of Jean Coutu USA to conform it to Rite Aid's financial statement classifications. In order to prepare the accompanying pro forma combined statements of operations for the combined company, revenues of $2,428.1 million and a net loss of $31.7 million for the thirteen weeks ended May 27, 2006 for Jean Coutu USA were included in both the 52-week fiscal year ended May 27, 2006 and the thirty-nine weeks ended November 25, 2006.

        The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma financial information is preliminary and is being furnished solely for information purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

RITE AID CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(Dollar and share information in millions)

	Rite Aid Corporation December 2, 2006	Preliminary Pro Forma Adjustments for the Proposed Offering		Pro Forma for the Proposed Offering	Jean Coutu USA November 25, 2006	Preliminary Pro Forma Adjustments for the Proposed Acquisition		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$148.4	—		$148.4	$33.6	$—		$182.0
Accounts receivable, net	321.8	—		321.8	405.3	—		727.1
Inventories, net	2,468.4	—		2,468.4	1,702.6	74.9	(1)	4,245.9
Prepaid expenses and other current assets	113.2	—		113.2	62.2	(15.3	)(2)	160.1

Total current assets	3,051.8	—		3,051.8	2,203.7	59.6		5,315.1
Property, plant and equipment, net	1,697.3	—		1,697.3	1,111.1	10.9	(3)	2,819.3
Goodwill	656.0	—		656.0	858.7	152.3	(4)	1,667.0
Other intangibles, net	185.3	—		185.3	667.4	(280.6	)(5)	572.1
Deferred tax assets	1,387.5	5.4		1,392.9	—	4.8		1,397.7
Other assets	154.3	19.5	(17)	173.8	234.2	(177.5	)(6)	230.5

Total assets	$7,132.2	$24.9		$7,157.1	$5,075.1	$(230.5)		$12,001.7

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of convertible notes, long term debt and lease financing obligations	$197.6	(184.1	)(16)	$13.5	$173.9	$(161.4	)(7)	$26.0
Accounts payable	923.8	—		923.8	678.7	—		1,602.5
Accrued salaries, wages and other current liabilities	715.4	—		715.4	428.9	—		1,144.3

Total current liabilities	1,836.8	(184.1)		1,652.7	1,281.5	(161.4)		2,772.8
Long-term debt, less current maturities	2,785.0	217.9	(16)	3,002.9	3,020.2	(586.2	)(8)	5,436.9
Lease financing obligations, less current maturities	164.7	—		164.7	—	10.9	(9)	175.6
Other noncurrent liabilities	720.4	—		720.4	311.2	(113.5	)(10)	918.1

Total liabilities	$5,506.9	$33.8		$5,540.7	$4,612.9	$(850.2)		$9,303.4

Stockholders' equity:
Preferred stock	—	—		—	6.2	(6.2)		—
Preferred stock, Series E	120.0	—		120.0	—	—		120.0
Preferred stock, Series G	127.7	—		127.7	—	—		127.7
Preferred stock, Series H	125.5	—		125.5	—	—		125.5
Preferred stock, Series I	116.4	—		116.4	—	—		116.4
Common stock	532.3	—		532.3	—	250.0		782.3
Accumulated paid-in capital	3,104.7	—		3,104.7	607.4	232.6		3,944.7
Accumulated deficit	(2,477.3)	(8.9	)(18)	(2,486.2)	(151.4)	143.3		(2,494.3)
Accumulated other comprehensive loss	(24.0)	—		(24.0)	—	—		(24.0)

Total stockholders' equity	1,625.3	(8.9)		1,616.4	462.2	619.7	(11)	2,698.3

Total liabilities and stockholders equity	$7,132.2	$24.9		$7,157.1	$5,075.1	$(230.5)		$12,001.7

See accompanying notes to unaudited pro forma combined financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

RITE AID CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Dollar and share information in millions)

	Rite Aid Corporation 53 weeks ended March 4, 2006	Preliminary Pro Forma Adjustments for the Proposed Offering		Pro Forma for the Proposed Offering	Jean Coutu USA 52 weeks ended May 27, 2006	Preliminary Pro Forma Adjustments for Proposed Acquisition		Pro Forma Combined
Revenues	$17,271.0	—		$17,271.0	$9,495.9	$—		$26,766.9
Costs and expenses:
Cost of goods sold	12,571.9	—		12,571.9	7,172.4	13.3	(12)	19,757.6
Selling, general and administrative expenses	4,307.4	—		4,307.4	2,030.8	217.7	(12)	6,555.9
Store closing and impairment charges	68.7	—		68.7	—	28.2	(12)	96.9
Interest expense	277.0	9.1	(19)	286.1	274.7	(65.9	)(13)	494.9
Loss on debt modifications and retirements, net	9.2	—		9.2	—	—		9.2
Gain on sale of assets and investments, net	(6.5)	—		(6.5)	—	(8.0	)(12)	(14.5)
Depreciation and amortization	—	—		—	215.8	(215.8	)(12)	—
Interest income	—	—		—	(6.0)	6.0	(12)	—
Foreign currency loss	—	—		—	12.7	(12.7	)(14)	—

	17,227.7	9.1		17,236.8	9,700.4	(37.2)		26,900.0

Income (loss) before income taxes	43.3	(9.1)		34.2	(204.5)	37.2		(133.1)
Income tax (benefit) expense	(1,229.8)	(4.5	)(20)	(1,234.3)	(76.9)	13.9	(15)	(1,297.3)

Net income (loss)	$1,273.1	(4.6)		1,268.5	$(127.6)	$23.3		$1,164.2

See accompanying notes to unaudited pro forma combined financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

RITE AID CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Dollar and share information in millions)

	Rite Aid Corporation 39 weeks ended December 2, 2006	Preliminary Pro Forma Adjustments for the Proposed Offering		Pro Forma for the Proposed Offering	Jean Coutu USA 39 weeks ended November 25, 2006	Preliminary Pro Forma Adjustments for the Proposed Acquisition		Pro Forma Combined
Revenues	$12,945.7	$—		$12,945.7	$7,128.4	$—		$20,074.1
Costs and expenses:
Cost of goods sold	9,456.6	—		9,456.6	5,403.3	12.4	(12)	14,872.3
Selling, general and administrative expenses	3,247.2	—		3,247.2	1,547.2	137.2	(12)	4,931.6
Store closing and impairment charges	24.2	—		24.2	—	22.8	(12)	47.0
Interest expense	205.7	7.9	(19)	213.6	212.2	(55.8	)(13)	370.0
Loss (gain) on sale of assets and investments, net	(1.4)	—		(1.4)	—	(1.6	)(12)	(3.0)
Depreciation and amortization	—	—		—	145.5	(145.5	)(12)	—
Interest income	—	—		—	(5.8)	5.8	(12)	—
Foreign currency loss	—	—		—	(4.2)	4.2	(14)	—

	12,932.3	7.9		12,940.2	7,298.2	(20.5)		20,217.9

Income (loss) before income taxes	13.4	(7.9)		5.5	(169.8)	20.5		(143.8)
Income tax (benefit) expense	1.7	(3.9	)(20)	(2.2)	(63.6)	7.7	(15)	(58.1)

Net income (loss)	$11.7	(4.0)		$7.7	$(106.2)	$12.8		$(85.7)

See accompanying notes to unaudited pro forma combined financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

RITE AID CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

        The accompanying unaudited pro forma combined balance sheet assumes that the proposed offering and the proposed acquisition took place on December 2, 2006 and combines Rite Aid's unaudited December 2, 2006 balance sheet with the unaudited balance sheet of Jean Coutu USA as of November 25, 2006.

        On August 23, 2006, Rite Aid Corporation entered into the stock purchase agreement with Jean Coutu Group. Pursuant to the terms of and subject to the conditions set forth in the stock purchase agreement, Rite Aid will acquire all of the outstanding capital stock of Jean Coutu USA, which is engaged in the business of operating a network of retail pharmacy stores conducting business under the Brooks and Eckerd banners.

        The aggregate purchase price for the proposed acquisition of Jean Coutu USA will consist of $1.45 billion in cash, subject to a working capital adjustment, 250 million shares of Rite Aid common stock and the assumption of $850 million of the Jean Coutu Notes (with the cash component increasing to $2.3 billion if the Jean Coutu Notes are not assumed).

        The accompanying unaudited pro forma combined statements of operations for the 53-week fiscal year ended March 4, 2006 and the thirty-nine week period ended December 2, 2006 assumes that the proposed offering, the application of the proceeds thereof and the proposed acquisition took place on the first day of the period presented (i.e., February 27, 2005 and March 5, 2006, respectively). The unaudited pro forma combined statement of operations for the 53-week fiscal year ended March 4, 2006 combines Rite Aid's audited consolidated statement of operations for the 53-week fiscal year ended March 4, 2006, pro forma for the proposed offering, with Jean Coutu USA's audited consolidated statement of operations for the fiscal 52-week year ended May 27, 2006. The accompanying unaudited pro forma combined statement of operations for the thirty-nine weeks ended December 2, 2006 combines Rite Aid's unaudited consolidated statement of operations for the thirty-nine week period ended December 2, 2006, pro forma for the proposed offering, with Jean Coutu USA's unaudited consolidated statement of operations for the thirty-nine week period ended November 25, 2006 (comprised of the thirteen week period ended May 27, 2006, and the twenty-six week period ended November 25, 2006). Reclassifications have been made to the statement of operations of Jean Coutu USA to conform it to Rite Aid's financial statement classifications. In order to prepare the accompanying pro forma combined statements of operations, revenues of $2,428.1 million and net loss of $31.7 million for the thirteen weeks ended May 27, 2006 for Jean Coutu USA were included in both the 52-week fiscal year ended May 27, 2006 and the thirty-nine weeks ended November 25, 2006.

        You should be advised that the following pro forma combined financial statements have been prepared for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by us if the proposed offering had already occurred or the combined company for the periods presented or that will be achieved by us or the combined company in the future.

Note 2—Unaudited Pro Forma Adjustments

        The pro forma adjustments included in the accompanying statements do not reflect the final purchase price, final debt components or final allocation of the excess of the purchase price over the net book value of the assets of Jean Coutu USA, as the process to assign a fair value to the various tangible and intangible assets acquired, including goodwill, has only just commenced. Jean Coutu USA purchased the Eckerd stores from J.C. Penney Company, Inc. in July of 2004 and at that time recorded the Eckerd fixed assets, prescription file intangibles and favorable lease intangibles at their fair value, based upon the results of a valuation prepared by an independent third party. For purposes of the preliminary purchase price allocation, it is assumed that the fair values that will be assigned to these assets are based on the fair values assigned at the time of Jean Coutu USA's purchase of the Eckerd stores. For the acquired stores representing Brooks stores which were not part of the July 2004 acquisition, the Company has assigned an estimated fair value to associated fixed assets, prescription file intangibles and favorable lease intangibles of the Brooks stores, assuming that the per store estimated fair value of these assets approximates the per store estimated fair value assigned to similar assets of the Eckerd stores as discussed above. Final adjustments are likely to result in a materially different purchase price, debt components and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and amount of interest expense and depreciation and amortization expense recorded in the statement of operations.

Adjustments for the Proposed Acquisition

Unaudited Pro Forma Combined Balance Sheet

(1)
Represents the elimination of the last in, first out ("LIFO") reserve for Jean Coutu USA, in order to record the inventory of Jean Coutu USA at its estimated fair value.

(2)
Represents an intercompany receivable of Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition.

(3)
Represents the component of the excess of the purchase price over the net book value of the assets of Jean Coutu USA allocated to property, plant and equipment of Jean Coutu USA.

(4)
Represents the addition of goodwill of $1,011.0 related to Rite Aid's acquisition of Jean Coutu USA less the elimination of $858.7 of goodwill related to Jean Coutu USA's acquisition of Eckerd. A preliminary calculation of the goodwill resulting from Rite Aid's acquisition of Jean Coutu USA is shown below. The final allocation of the purchase price will likely have a material impact on the pro forma balance sheet and therefore final goodwill recorded could be materially different than the amount calculated below (in millions).

Cash to be paid via new debt issuance	$1,450.0
Assumption of the Jean Coutu Notes	884.0	(a)
Issuance of Rite Aid common stock	1,090.0	(b)

Purchase price	3,424.0
Estimated transaction fees	36.3	(c)

Adjusted purchase price	3,460.3
Book value of Jean Coutu USA assets	(2,322.4	)(d)

Total purchase price adjustment	1,137.9
Purchase price adjustment allocated to tangible and identifiable intangible assets	(126.9	)(e)

Goodwill	$1,011.0

(a)
Represents the fair value of the Jean Coutu Notes at January 30, 2007. Cash to be paid via new debt issuance will increase by $850 million if the Jean Coutu Notes are not assumed.

(b)
Based on a stock price of $4.36 per share. This amount is calculated based upon the average closing price of Rite Aid stock beginning two days prior to the announcement of Rite Aid's proposed purchase of Jean Coutu USA on August 24, 2006 and ending two days after that announcement.

(c)
Represents transaction fees incurred that will be capitalized as part of the purchase price allocation. Fees incurred to issue the debt to finance the proposed acquisition will be capitalized and amortized over the term of the related debt instrument. See footnote 6 below.

(d)
Calculated by taking the book value of Jean Coutu USA at November 25, 2006 and adjusting for the elimination of intercompany assets and liabilities not acquired by Rite Aid and the elimination of goodwill, trade name intangible assets and related deferred tax liabilities related to Jean Coutu USA's acquisition of Eckerd.

(e)
Includes adjustments for the elimination of the LIFO reserve of Jean Coutu USA ($74.9 million), purchase price allocation to property, plant and equipment ($10.9 million), purchase price allocation to prescription file intangibles ($57.5 million) and purchase price allocation to favorable lease intangibles ($14.9 million), less additional deferred tax liabilities related to the purchase price allocation of $31.2 million. After taking into account these adjustments, along with the other adjustments described in this Note 2, the preliminary fair value of the inventory, property, plant and equipment and identifiable intangibles acquired from Jean Coutu USA is $1,627.6 million, $1,122.0 million and $386.8 million, respectively.

(5)
Represents the elimination of the Eckerd trade name intangible asset of $353.0 million, the allocation of $57.5 million of the purchase price of Jean Coutu USA to prescription file intangibles and the allocation of $14.9 million of the purchase price of Jean Coutu USA to favorable lease intangibles.

(6)
Represents the receivable of $228.3 million of Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition and the capitalization of an estimated $50.8 million of debt issue costs expected to be incurred by Rite Aid for debt issued to consummate the acquisition that will be amortized over the term of the related debt instruments.

(7)
Represents an intercompany payable of Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition.

(8)
Represents intercompany debt of $3,009.3 million from Jean Coutu USA to Jean Coutu Group that will not be acquired as part of the proposed acquisition, the reclassification of $10.9 million of the long term portion of capital leases to lease financing obligations and the incurrence of $2,434.0 million of debt by Rite Aid to finance the proposed acquisition.

(9)
Represents the reclassification of Jean Coutu USA lease financing obligations to conform to Rite Aid presentation.

(10)
Represents elimination of Jean Coutu USA deferred tax liabilities of $144.7 million related to the Eckerd trade name asset and the addition of deferred tax liabilities resulting from the assignment of a portion of the purchase price allocation to identifiable tangible and intangible assets.

(11)
Reflects the elimination of the historical equity of Jean Coutu USA (which results in a reduction to pro forma equity of $462.2 million), the addition of equity recorded for the issuance of 250 million shares of Rite Aid common stock (which results in an increase in pro forma equity of $1,090.0 million; see footnote (4), sub-footnote (2) above) and the tax effected impact of a non-recurring commitment fee of $12.9 million related to bridge financing for the proposed acquisition (which results in a reduction of pro forma equity of $8.1 million). The net effect of these adjustments to pro forma equity is an increase of $619.7 million.

Unaudited Pro Forma Combined Statements of Operations

(12)
Reflects the following pro forma adjustments (in millions):

	Pro forma Impact
	53 weeks ended March 4, 2006	39 weeks ended December 2, 2006
Additional amortization expense resulting from the adjustment of the amortization period of Eckerd prescription file intangibles from ten years to five years (increase in selling, general and administrative expenses ("SG&A")	$28.7	$21.5
Additional depreciation and amortization expense resulting from an allocation of a portion of the purchase price of Jean Coutu USA representing the Brooks stores to:
—property plant and equipment (increase to cost of goods sold)	$0.5	$0.4
—prescription file intangibles, (increase in SG&A)	$11.5	$8.6
—favorable lease intangibles, (increase in SG&A)	$0.7	$0.6
Reclassification of depreciation and amortization of Jean Coutu USA to:
—costs of goods sold (increase in cost of goods sold)	$12.8	$12.0
—SG&A (increase in SG&A)	$203.0	133.5
Reclassification of interest income of Jean Coutu USA to SG&A (decrease in SG&A)	$6.0	$5.8
Reclassification of amounts from SG&A to conform with Rite Aid's presentation in the statement of operations.
—store closing and impairment charges (decrease in SG&A)	$28.2	$22.8
—gain on sale of fixed assets (increase in SG&A)	$8.0	$1.6

        Depreciation expense related to the purchase price adjustment to property, plant and equipment is calculated as being depreciated over a 20 year period, as the Company's assumption in the purchase price allocation is that the majority of this allocation is related to the fair value of improvements to leased locations. Therefore, the period used is the minimum period of the majority of Jean Coutu USA's operating leases. Amortization expense related to the purchase price adjustment to favorable lease intangibles is calculated as being amortized over a 20 year period, which is the minimum period of the majority of Jean Coutu USA's operating leases. Amortization expense related to the purchase price adjustment to prescription file intangibles is calculated as being amortized over a five year period, as this is the life that has been assigned recent prescription file intangible additions of the Company. The useful lives assigned in the final purchase price allocation could differ from these lives, which could have a material impact on depreciation and amortization expense. A $10 million adjustment to the value assigned to property plant and equipment would have an impact on annual depreciation expense of $0.5 million. A $10 million adjustment to the value assigned to favorable lease intangibles would have an impact on annual amortization expense of $0.5 million. A $10 million adjustment to the value assigned to prescription file intangibles would have an impact on annual amortization expense of $2.0 million.

(13)
Reflects the impact of eliminating the historical interest expense incurred by Jean Coutu USA for intercompany debt to Jean Coutu Group and adding interest expense to be incurred for the debt issued and assumed by Rite Aid in the proposed offering and for the proposed acquisition.

(14)
Reflects the elimination of loss on foreign currency exchange between Jean Coutu USA and Jean Coutu Group related to the Canadian dollar denominated intercompany debt that will not be acquired as a part of this acquisition.

(15)
Represents the tax effect of the pro forma adjustments, recorded at an estimated statutory rate of 37.5%

Adjustments for the Proposed Offering

Unaudited Pro Forma Combined Balance Sheet

(16)
Represents the increase in indebtedness from the issuance of $800 million aggregate principal amount of notes in the proposed offering, net of the redemption of $300 million principal amount of our 9.5% senior secured notes due 2011 and our repayment of approximately $466.2 million under our revolving credit facility, of which approximately $184.1 million was used to pay at maturity our 7.125% senior notes due January 2007. The net increase in indebtedness of $33.8 million represents amounts used to fund the costs of issuing our new senior secured and unsecured notes ($19.5 million) and to complete our early tender of our 9.5% senior secured notes due 2011 ($14.3 million).

(17)
Represents the capitalization of the costs to issue the notes in the proposed offering.

(18)
Represents the tax effected impact on stockholders equity of the loss incurred in the redemption of our 9.5% senior secured notes due 2011.

Unaudited Pro Forma Combined Statements of Operations

(19)
Represents the impact of the proposed offering on interest expense.

(20)
Represents the tax effect of the pro forma adjustments.

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, except share amounts)

(UNAUDITED)

	November 25, 2006	May 27, 2006
Assets
Current assets:
Cash and cash equivalents	$33,546	$110,702
Accounts receivable, net	405,294	415,869
Merchandise inventory	1,702,626	1,561,092
Current receivable from affiliates	15,279	55,629
Assets held for sale	2,869	2,869
Prepaid expenses	44,045	38,391

Total current assets	2,203,659	2,184,552
Receivable from affiliates	228,292	254,989
Property and equipment, net	1,111,122	1,113,898
Intangible assets, net	667,364	689,438
Goodwill	858,690	858,690
Other long-term assets	5,996	4,358

Total assets	5,075,123	5,105,925

Liabilities and shareholder's equity
Current liabilities:
Accounts payable	678,666	572,502
Accrued liabilities	313,169	319,367
Income taxes payable	3,442	1,708
Deferred income taxes	112,402	117,168
Current liabilities due to affiliates	161,381	155,204
Current portion of long-term debt	12,493	9,040

Total current liabilities	1,281,553	1,174,989
Long-term debt due to affiliates	3,009,323	3,017,184
Long-term debt	10,858	5,262
Deferred income taxes	114,109	161,943
Other long-term liabilities	197,127	209,627
Shareholder's equity:
Preferred stock, $1.00 par value—authorized, issued and outstanding, 3,000 shares (liquidation preference of $6,150)	6,150	6,150
Common stock, $1.00 par value—authorized, 147,000 shares; issued and outstanding, 236 shares	1	1
Additional paid-in capital	607,352	607,352
Accumulated deficit	(151,203)	(76,436)
Treasury stock, at cost (50 shares)	(147)	(147)

Total shareholder's equity	462,153	536,920

Total liabilities and shareholder's equity	5,075,123	5,105,925

The accompanying notes are an integral part of these consolidated condensed financial statements.

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands)

(UNAUDITED)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
Sales	$2,352,052	$2,293,361	$4,700,311	$4,608,402
Costs and expenses:
Cost of goods sold (exclusive of depreciation shown below)	1,772,164	1,723,705	3,559,086	3,468,619
Selling, general and administration (exclusive of depreciation shown below)	514,410	492,542	1,029,187	1,002,314
Depreciation and amortization	49,930	58,454	104,118	116,084

Operating income	15,548	18,660	7,920	21,385
Other expense (income), net:
Interest expense	71,072	67,855	141,416	133,104
Foreign currency losses (gains)	(6,565)	4,164	(5,440)	1,989
Interest income	(1,522)	(1,504)	(4,113)	(2,792)

	62,985	70,515	131,863	132,301

Loss before income taxes	(47,437)	(51,855)	(123,943)	(110,916)
Income tax benefit	(18,886)	(18,729)	(49,342)	(42,535)

Net loss	(28,551)	(33,126)	(74,601)	(68,381)

The accompanying notes are an integral part of these consolidated condensed financial statements.

THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

(UNAUDITED)

	Twenty-Six Weeks Ended
	November 25, 2006	November 26, 2005
Operating activities
Net loss	$(74,601)	$(68,381)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	104,118	116,084
Loss on impairment and disposal of property and equipment	300	556
Gain on sale of prescription files	(300)	(6,147)
Deferred income taxes	(52,600)	(71,147)
Unrealized foreign exchange losses	(232)	2,710
Tax benefit on Parent Company options	—	64
Other non-cash items	91	526
Changes in operating assets and liabilities:
Accounts receivable, net	10,575	(4,002)
Intercompany receivable and payable	(1,848)	(1,604)
Merchandise inventory	(141,534)	(145,999)
Prepaid expenses	(5,654)	(66)
Income taxes payable	1,734	(20,434)
Accounts payable and accrued liabilities	110,689	82,635
Other assets and liabilities	(16,594)	(17,617)

Net cash from operating activities	(65,856)	(132,822)

Investing activities
Purchase of property and equipment	(72,636)	(58,698)
Proceeds from sale of property and equipment	282	738
Purchase of intangible assets	(2,070)	(7,059)
Proceeds from sale of intangible assets	565	7,849

Net cash from investing activities	(73,859)	(57,170)

Financing activities
Proceeds from advances from affiliates, net	100,000	207,000
Repayment of notes payable to affiliates	(32,557)	(22,551)
Payment on capital lease obligations	(4,884)	(4,719)

Net cash from financing activities	62,559	179,730

Net increase in cash and cash equivalents	(77,156)	(10,262)
Cash and cash equivalents, beginning of period	110,702	90,649

Cash and cash equivalents, end of period	33,546	80,387

The accompanying notes are an integral part of these consolidated condensed financial statements.

1.    Description of business

        The Jean Coutu Group (PJC) USA, Inc. (the "Company") is a wholly owned subsidiary of The Jean Coutu Group (PJC) Inc. (the "Parent Company").

        The Company operates a network comprising 1,859 drugstores as of November 25, 2006 (May 27, 2006—1,858; November 26, 2005—1,853), located in 18 states of the northeastern, mid-Atlantic and southeastern United States. The Company conducts business under the trade names Brooks Pharmacy and Eckerd Pharmacy.

        The Company's long-term financing since the fiscal 2005 Eckerd acquisition has been provided in the form of borrowings from the Parent Company.

        On August 23, 2006, the Parent Company entered into a definitive agreement with Rite Aid Corporation, whereby the Parent Company would sell the shares of the Company to Rite Aid Corporation in exchange for total consideration of 1.45 billion in cash, the assumption of Parent Company debt of $850 million and 250 million shares of Rite Aid Corporation common stock.

2.    Basis of presentation

        The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information, and therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete annual financial statements. The accompanying financial information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. The results of operations for the thirteen week and twenty-six week periods ended November 25, 2006 and November 26, 2005 are not necessarily indicative of the results to be expected for the full fiscal year. The consolidated condensed financial statements should be read in conjunction with the consolidated financial statements as of May 27, 2006 and May 28, 2005 and for each of the three fiscal years in the period ended May 27, 2006.

        The consolidated condensed financial statements include the accounts of the Company and all its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

        These consolidated condensed financial statements were prepared from the separate records maintained by the Company, which include significant financing transactions with the Parent Company and certain allocations of expenses and may not be indicative of the financial position, results of operations, or cash flows that would have resulted if the Company had been operated as an unaffiliated company.

3.    New accounting pronouncements

        In September 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements". This statement establishes a standard definition for fair value, establishes a framework under generally accepted accounting principles for measuring fair value and expands disclosure requirements for fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is in the process of determining the effect, if any, the adoption of SFAS No. 157 will have on its financial statements.

4.    Store closings

        The reserve for store lease exit costs includes the following activity:

	Thirteen weeks ended		Twenty-six weeks ended
	November 25, 2006	November 26, 2005	November 25, 2006	November 26, 2005
Balance, beginning of period	$89,700	$132,789	$114,788	$143,468
Provision for present value of noncancellable lease payments	287	1,280	718	2,164
Changes in assumptions	—	—	—	(1,797)
Interest accretion	1,970	2,785	4,059	4,065
Cash payments, net of sublease income, and settlements	(7,962)	(14,561)	(35,570)	(25,607)

Balance, end of period	$83,995	$122,293	$83,995	$122,293

        The provision for stores to be closed or relocated under long term leases includes the present value of noncancellable lease payments less sublease income and is recorded in selling, general and administrative expenses in the consolidated condensed statements of operations.

        During the fourth quarter of fiscal year 2006, the Company agreed to settle certain lease obligations with the same lessor with whom the Company was in litigation. The total agreed upon settlement was $20,000, of which $1,000 was paid in fiscal year 2006 and the remaining $19,000 was paid in the twenty-six week period ended November 25, 2006.

        During the twenty-six week period ended November 26, 2005, the Company changed its assumptions regarding the cost to terminate certain lease obligations resulting in a reduction in the reserve for store lease exit costs of $1,797.

5.    Intangible assets

        The following is a summary of the Company's intangible assets:

	November 25, 2006	May 27, 2006
Indefinite-lived:
Trade Name	$353,000	$353,000
Definite-lived:
Prescription files	339,341	337,818
Non-compete agreements	6,836	6,619
Leasehold interests	113,046	113,210

Total cost	812,223	810,647

Accumulated amortization—Prescription files	(104,802)	(87,930)
Accumulated amortization—Non-compete agreements	(4,858)	(4,548)
Accumulated amortization—Leasehold interests	(35,199)	(28,731)

Total accumulated amortization	(144,859)	(121,209)

Total intangible assets—net	$667,364	$689,438

        Amortization expense for the thirteen week periods ended November 25, 2006 and November 26, 2005 was $11,865 and $12,405, respectively. Amortization expense for the twenty-six week periods ended November 25, 2006 and November 26, 2005 was $23,874 and $23,656, respectively.

        Estimated amortization expense for intangible assets subject to amortization for the five fiscal years succeeding May 27, 2006 is as follows: 2007—$47,244; 2008—$44,750; 2009—$42,666; 2010—$39,992; 2011—$37,256.

6.    Accrued liabilities

        Accrued liabilities consists of the following:

	November 25, 2006	May 27, 2006
Accrued wages, benefits and other personnel costs	$110,840	$89,416
Workers' compensation and general liability	31,201	27,764
Sales, payroll and other taxes payable	44,457	46,467
Accrued interest	2,947	1,663
Deferred income	6,997	9,109
Liabilities for store closures	19,393	42,427
Accrued advertising expenses	16,677	9,652
Accrued rent	24,749	23,364
Other	55,908	69,505

	$313,169	$319,367

7.    Significant Non-Cash Transaction

        During the thirteen week period ended November 25, 2006, the Company acquired digital photo equipment under a capital lease. The non-cash amount capitalized into fixed assets and recorded as a capital lease obligation was $15,111. Capital lease obligations are included in long-term debt and current portion of long-term debt on the consolidated condensed balance sheet.

        The Company has accrued but not paid a dividend to the Parent Company of $166 as of November 25, 2006.

Rite Aid Corporation

$500,000,000 7.5% Senior Secured Notes due 2017

$500,000,000 8.625% Senior Notes due 2015

P R O S P E C T U S    S U P P L E M E N T

February 15, 2007

Citigroup

Wachovia Securities

Barclays Capital

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Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF RITE AID
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF JEAN COUTU USA
THE PROPOSED ACQUISITION
RISK FACTORS
Risks Related to Our Financial Condition
Risks Related to Our Operations
Risks Related to Our Industry
Risks Related to the Proposed Acquisition
Risks Related to the Notes
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
RITE AID CORPORATION UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (Dollar and share information in millions)
RITE AID CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Dollar and share information in millions)
RITE AID CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Dollar and share information in millions)
RITE AID CORPORATION NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RITE AID
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JEAN COUTU USA
RITE AID MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
JEAN COUTU USA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF COLLATERAL AND INTERCREDITOR AGREEMENTS
DESCRIPTION OF SECURED NOTES
DESCRIPTION OF UNSECURED NOTES
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED FINANCIAL STATEMENTS FOR THE QUARTER ENDED NOVEMBER 25, 2006
THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (in thousands, except share amounts) (UNAUDITED)
THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS FOR THE QUARTER ENDED NOVEMBER 25, 2006 (UNAUDITED)
THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (UNAUDITED)

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
RITE AID CORPORATION
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF WARRANTS
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
RITE AID CORPORATION UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
RITE AID CORPORATION UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET (Dollar and share information in millions)
RITE AID CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Dollar and share information in millions)
RITE AID CORPORATION UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Dollar and share information in millions)
RITE AID CORPORATION NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (in thousands, except share amounts) (UNAUDITED)
THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (in thousands) (UNAUDITED)
THE JEAN COUTU GROUP (PJC) USA, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (UNAUDITED)